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As filed with the Securities and Exchange Commission on September 11, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENTERPRISE FINANCIAL SERVICES CORP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	43-1706259 (IRS Employer Identification Number)

150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Keene S. Turner
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Paul Jaskot, Esq. Shawn M. Turner, Esq. Holland & Knight LLP Cira Centre, Suite 800 2929 Arch Street Philadelphia, PA 19104 (215) 252-9539	William T. Roche, III Chief Financial Officer Seacoast Commerce Banc Holdings 11939 Rancho Bernardo Road Suite 200 San Diego, CA 92128 (858) 432-7000	Josh Dean, Esq. Sheppard Mullin Richter & Hampton LLP 650 Town Center Drive, 10th Floor Costa Mesa, CA 92626 (714) 424-8292

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)

Common Stock, par value $0.01 per share	5,196,981 shares	N/A	$151,976,523	$19,726.55

(1)
Based upon an estimate of the maximum number of shares of common stock, par value $0.01 per share, of Enterprise Financial Services Corp, or Enterprise, to be issued pursuant to the Agreement and Plan of Merger, dated as of August 20, 2020, or the merger agreement, by and among Enterprise, Enterprise Bank & Trust, Seacoast Commerce Banc Holdings, or Seacoast, and Seacoast Commerce Bank, based on 10,268,684 shares of Seacoast common stock, no par value per share, or Seacoast common stock, that may be outstanding at the effective time of the merger of Seacoast with and into Enterprise, with Enterprise surviving, which we refer to as the merger. The estimated number of shares of Seacoast common stock outstanding at the time of the merger includes (a) 113,736 shares of Seacoast common stock issuable upon vesting or settlement of Seacoast restricted stock units and other stock-based awards other than options to acquire shares of Seacoast common stock, and (b) 508,832 shares of Seacoast common stock that may be issued to the holders of options to acquire shares of Seacoast common stock. The estimated maximum number of shares of Enterprise common stock to be issued in the merger is based on the exchange ratio of 0.5061 of a share of Enterprise common stock for each share of Seacoast common stock being converted into, and canceled in exchange for the right to receive shares of Enterprise common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, or the Securities Act, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is (a) $14.80, the average high and low prices reported for Seacoast common stock on the OTCPK Market on September 9, 2020, which was within five business days prior to the date of filing of this registration statement/the last trading day prior to the filing of this registration statement on which a trade of Seacoast common stock was reported on the OTCPK Market, multiplied by (b) 10,268,684, the estimated maximum number of shares of Seacoast common stock to be exchanged for shares of Enterprise common stock in the merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate of $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO
COMPLETION—DATED SEPTEMBER 11, 2020

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Seacoast Commerce Banc Holdings:

         On August 20, 2020, Seacoast Commerce Banc Holdings, or Seacoast, and its wholly-owned subsidiary bank, Seacoast Commerce Bank, or SCB, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Enterprise Financial Services Corp, or Enterprise, and its wholly-owned subsidiary bank, Enterprise Bank & Trust, or EB&T, which provides for the merger of Seacoast with and into Enterprise, with Enterprise surviving the merger, referred to as the merger.

         In connection with the merger, Seacoast will hold a special meeting of its shareholders, or the Seacoast special meeting, on                                    , 2020, at                        , local time, at                         . At the Seacoast special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby, or the merger proposal, and a proposal to approve the adjournment or postponement of the Seacoast special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, or the adjournment proposal.

         If the merger is completed, each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5061 shares of Enterprise common stock, together with cash in lieu of a fractional share of Enterprise common stock. The shares of Enterprise common stock issuable and the cash in lieu of fractional shares is referred to as the stock consideration.

         Enterprise's common stock is listed for trading on the Nasdaq Global Select Market, or Nasdaq, under the symbol "EFSC." Based on the number of shares of Seacoast common stock and restricted stock awards outstanding and the following closing prices of Enterprise's common stock on Nasdaq: (i) $30.63 on August 20, 2020, the last trading day before public announcement of the merger agreement and (ii)  $            on                        , 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $15.50 and $            , respectively, and the implied value of the aggregate stock consideration would be approximately $151.3 million and $             million, respectively. The implied value of the stock consideration will fluctuate as the market price of Enterprise's common stock fluctuates. You should obtain current market quotations for Enterprise's common stock before deciding how to vote with respect to the merger proposal.

         Seacoast will have a right to terminate the merger agreement if the volume weighted average price of Enterprise common stock during a specified period before the effective time of the merger both (i) is less than $24.5712 per share and (ii) underperforms a specified index of financial institution stocks during such period by more than 20%. If Seacoast elects to terminate the merger agreement in that instance, Enterprise may elect to reinstate the merger by adjusting the exchange ratio to increase the stock consideration. If Enterprise elects to reinstate the merger, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted).

         Your vote is important regardless of the number of shares of Seacoast common stock that you own. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Seacoast common stock entitled to vote on the merger proposal at the Seacoast special meeting. Accordingly, whether or not you plan to attend the Seacoast special meeting, please take time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the Seacoast special meeting.

         After careful consideration, the Seacoast board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The Seacoast board of directors recommends that you vote: "FOR" the merger proposal and "FOR" the adjournment proposal.

         The accompanying document is a proxy statement of Seacoast and a prospectus of Enterprise, and provides you with information about Seacoast, Enterprise, the Seacoast special meeting, the merger proposal, the merger, the documents related to the merger and other related matters. Seacoast encourages you to read the entire proxy statement/prospectus, including any documents it refers you to, and its appendices carefully and in their entirety. For a discussion of risk factors you should consider in evaluating the merger agreement you are being asked to approve, see "Risk Factors" beginning on page 26 of the accompanying proxy statement/prospectus.

         We look forward to seeing you at the Seacoast special meeting.

Sincerely,

/s/ Richard M. Sanborn
Richard M. Sanborn
 President and Chief Executive Officer

         Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the shares of Enterprise common stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         This proxy statement/prospectus is dated                        , 2020 and is being first mailed to Seacoast shareholders on or about                        , 2020.

SEACOAST COMMERCE BANC HOLDINGS
11939 Rancho Bernardo Road, Suite 200
San Diego, CA 92128

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2020

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Seacoast Commerce Banc Holdings, or Seacoast, will be held on                        , 2020, at            , local time, at            .

        The special meeting of shareholders of Seacoast Commerce Banc Holdings, or the Seacoast special meeting, is for the purpose of considering and acting upon:

        1.     A proposal to approve the Agreement and Plan of Merger, or the merger agreement, dated as of August 20, 2020, by and among Enterprise Financial Services Corp, or Enterprise, Enterprise Bank & Trust, Enterprise's wholly-owned subsidiary bank, or EB&T, Seacoast and Seacoast Commerce Bank, Seacoast's wholly-owned subsidiary bank, or SCB, a copy of which is included in this proxy statement/prospectus as Appendix A pursuant to which Seacoast will merge with and into Enterprise, with Enterprise surviving the merger, which is referred to as the merger, and the transactions contemplated thereby. We refer to this proposal as the merger proposal; and

        2.     A proposal to adjourn or postpone the Seacoast special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. We refer to this proposal as the adjournment proposal.

        Any action may be taken on the foregoing proposals at the Seacoast special meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Seacoast special meeting may be adjourned. Only Seacoast shareholders of record as of the close of business on                        , 2020 are entitled to notice of and to vote at the Seacoast special meeting and any adjournments or postponements thereof.

        We expect to hold the Seacoast special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Seacoast special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Seacoast shareholders will be admitted to the special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the Seacoast special meeting in person. To do so, please make your request by mail to Seacoast at 11939 Rancho Bernardo Road, Suite 200, San Diego, CA 92128, Attention: Chief Financial Officer, by email at wroche@sccombank.com or by phone at (858) 432-7000. Seacoast must receive your request for pre-authorization on or before                        , 2020.

        THE BOARD OF DIRECTORS OF SEACOAST AND ENTERPRISE HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF THEIR RESPECTIVE SHAREHOLDERS. THE SEACOAST BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL AND "FOR" THE ADJOURNMENT PROPOSAL.

        Your vote is very important. Whether or not you intend to attend the Seacoast special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card. You may also vote in person at the Seacoast special meeting. The proxy will not be used if you attend and vote at the Seacoast special meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS
Richard S. Levenson Secretary

 HOW TO OBTAIN MORE INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Enterprise from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Enterprise at no cost from the SEC's website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Enterprise in writing at the address or by telephone as specified below:

Enterprise Financial Services Corp
Keene S. Turner, Chief Financial Officer
150 North Meramec
Clayton, MO 63105
(314) 725-5500

        In order for you to receive timely delivery of the documents, you must request them no later than five business days before the date of the Seacoast special meeting. This means that Seacoast shareholders requesting documents must do so by                        , 2020 in order to receive them before the Seacoast special meeting.

        You should only rely on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide shareholders of Seacoast with different information. This proxy statement/prospectus is dated                        , 2020; you should not assume that information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Seacoast shareholders nor the issuance by Enterprise of shares of its common stock in connection with the merger will create any implications to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

        See "Where You Can Find More Information" beginning on page     of this proxy statement/prospectus for further information.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	9
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENTERPRISE	20
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SEACOAST	23
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA	25
RISK FACTORS	26
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	32
SPECIAL MEETING OF SEACOAST SHAREHOLDERS	34
SEACOAST PROPOSALS	38
THE MERGER	39
Terms of the Merger	39
Background of the Merger	39
Enterprise's Reasons for the Merger	45
Seacoast's Reasons for the Merger	46
Recommendation of the Seacoast Board of Directors	49
Opinion of Seacoast's Financial Advisor	49
Dissenters' Rights for Holders of Seacoast Common Stock	63
Regulatory Approvals Required for the Mergers	66
Interests of Seacoast's Directors and Executive Officers in the Merger	67
THE MERGER AGREEMENT	72
Structure of the Merger	72
The Merger Consideration	72
Procedures for Exchanging Seacoast Common Stock	74
Closing and Effective Time	74
Management after the Merger	75
Representations and Warranties of the Parties	75
Seacoast's Conduct Pending the Merger	75
Enterprise's Conduct Pending the Merger	78
No Solicitation	79
Seacoast Board's Covenant to Recommend the Merger Agreement	80
Conditions to Completion of the Merger	81
Amendment of the Merger Agreement	82
Termination of the Merger Agreement	82
Termination Fee; Effect of Termination	84
Certain Employee Matters	84
Expenses of the Merger	85
Stock Exchange Listing	85
Restrictions on Resales by Affiliates	85
Accounting Treatment	85
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	86
INFORMATION ABOUT THE COMPANIES	90
COMPARISON OF SHAREHOLDER RIGHTS	92
SECURITY OWNERSHIP OF SEACOAST DIRECTORS, CERTAIN OFFICERS AND CERTAIN BENEFICIAL OWNERS	103
LEGAL MATTERS	106
EXPERTS	106
WHERE YOU CAN FIND MORE INFORMATION	106
APPENDICES	108

Appendix A—Agreement and Plan of Merger, dated as of August 20, 2020, by and among Enterprise Financial Services Corp, Enterprise Bank & Trust, Seacoast Commerce Banc Holdings and Seacoast Commerce Bank

A-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following are answers to certain questions that you may have regarding the merger and the Seacoast special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional information is also contained in the appendices to this proxy statement/prospectus.

Q:    Why am I receiving these materials?

  A: Enterprise and Seacoast have entered into the merger agreement, pursuant to which, among other things, Enterprise would acquire Seacoast by merger. If the required Seacoast shareholder and regulatory approvals are obtained and the merger is subsequently completed, Seacoast will be merged with and into Enterprise, with Enterprise surviving the merger. Immediately after the merger is effective, Seacoast's wholly-owned bank subsidiary, SCB, will merge with and into EB&T, the wholly-owned bank subsidiary of Enterprise, with EB&T surviving, which we refer to as the bank merger.

  If you are a Seacoast shareholder, you are being asked to vote to approve (i) the merger agreement and the merger (which we refer to as the merger proposal), and (ii) to adjourn the Seacoast special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Seacoast special meeting to approve the merger proposal (which we refer to as the adjournment proposal).

  The merger cannot be completed unless Seacoast's shareholders approve the merger proposal. Therefore, Seacoast is holding the Seacoast special meeting to vote on the merger proposal. Information about the Seacoast special meeting is contained in this proxy statement/prospectus. This proxy statement/prospectus contains important information about the merger, the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and the Seacoast proxy solicitation. You should read this information carefully and in its entirety.

  This document serves as a proxy statement being used by the Seacoast board of directors to solicit proxies of Seacoast shareholders for use at the Seacoast special meeting. This document also serves as a prospectus of Enterprise being delivered to Seacoast shareholders because Enterprise is offering to issue shares of its common stock to Seacoast shareholders in connection with the merger.

Q:    What items of business will Seacoast shareholders consider at the Seacoast special meeting?

  A: At the Seacoast special meeting, Seacoast shareholders will be asked to vote in favor of the merger proposal and the adjournment proposal.

Q:    What will Seacoast shareholders receive in the merger?

  A: If the merger proposal is approved and the merger is completed, each share of Seacoast common stock will be converted into the right to receive 0.5061 shares of Enterprise common stock. Each holder of shares of Seacoast common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fractional share of Enterprise's common stock (after taking into account all certificates and book-entry shares delivered by such holder) will receive, in lieu of a fractional share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying such fractional interest by the daily volume weighted average price of Enterprise's common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger. See "The Merger Agreement—The Merger Consideration" beginning on page     . We refer to the shares of Enterprise

  common stock issuable to Seacoast shareholders upon the effective time of the merger, together with any cash payable in lieu of fractional shares of Enterprise common stock, collectively as the stock consideration.

  Based on the number of shares of Seacoast common stock and restricted stock awards outstanding and the following closing prices of Enterprise common stock on Nasdaq: (i) $30.63 on August 20, 2020, the last trading day before public announcement of the merger agreement and (ii)  $            on                        , 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $15.50 and $            , respectively, and the implied value of the aggregate stock consideration would be approximately $151.3 million and $             million, respectively.

  Upon consummation of the merger, each award of Seacoast restricted stock units and other stock-based awards (other than options exercisable for shares of Seacoast common stock, which are referred to as Seacoast options and are discussed immediately below) granted by Seacoast that is unsettled or unvested immediately prior to the effective time of the merger will vest at the effective time of the merger and be exchanged for the stock consideration.

Q:    What will holders of Seacoast options receive in the merger?

  A: At the effective time of the merger, each Seacoast option which is outstanding and unexercised will be canceled, extinguished and exchanged for the right to receive (without interest) an amount of cash equal to the product of (i) the aggregate number of shares of Seacoast common stock issuable upon exercise of each such Seacoast option and (ii) the excess, if any, of (A) the daily volume weighted average price of Enterprise's common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger multiplied by the exchange ratio over (B) the per-share exercise price of such Seacoast option, less any applicable taxes required to be withheld with respect to such cash payment. If the exercise price per share of any such Seacoast option is equal to or greater than the Enterprise average share price multiplied by the exchange ratio, the Seacoast option will be canceled without any cash payment being made in respect thereof. For Seacoast options that are exercised before the closing, the underlying shares of Seacoast common stock received upon exercise will be exchanged for the stock consideration.

Q:
Will the value of the stock consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

  A: The value of Enterprise's common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Enterprise common stock. Any fluctuation in the market price of Enterprise common stock after the date of this proxy statement/prospectus will change the value of the stock consideration received by Seacoast shareholders. The total value of the stock consideration issued to Seacoast shareholders upon completion of the merger will fluctuate based on the share price of Enterprise common stock and the number of shares of Seacoast common stock and restricted stock units and other Seacoast stock-based awards, other than Seacoast options, outstanding on the date of the merger, and is subject to adjustment pursuant to the merger agreement.

Q:    Will Seacoast shareholders be able to trade the Enterprise common stock that they receive in the merger?

  A: Yes. The Enterprise common stock to be issued to Seacoast shareholders will be listed on Nasdaq under the symbol "EFSC." Unless you are deemed an "affiliate" of Enterprise after the merger is completed, you may sell the shares of Enterprise common stock you receive without restriction.

Q:    How do Seacoast shareholders receive the stock consideration?

  A: After the merger is completed, Enterprise's exchange agent will mail each Seacoast shareholder of record in a separate mailing (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to your certificates and book-entry shares shall pass, only upon proper delivery of the certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal, and (ii) instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares, for payment of the stock consideration. Any portion of the stock consideration not claimed by a Seacoast shareholder by surrender of his, her or its certificates or book-entry shares to the exchange agent prior to the first anniversary of the closing date of the merger will be delivered by the exchange agent to Enterprise. Any Seacoast shareholder that has not complied with the instructions by the exchange agent shall thereafter only look to Enterprise for payment of the stock consideration (which includes any cash in lieu of fractional shares). You should not send in your certificates until you receive instructions to do so. See "The Merger Agreement—The Merger Consideration" beginning on page     .

Q:    What are the material U.S. federal income tax consequences of the merger to each Seacoast shareholder?

  A: The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that Enterprise and Seacoast each receive a legal opinion to that effect. These opinions will not bind the Internal Revenue Service, or the IRS, which could take a different view. Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "Material United States Federal Income Tax Considerations" beginning on page     , a Seacoast shareholder that is a U.S. holder generally will not recognize gain or loss on the exchange of Seacoast common stock for Enterprise common stock in the merger, other than with respect to cash received in lieu of fractional shares of Enterprise common stock.

  Tax matters are complicated, and the tax consequences of the merger to a particular Seacoast shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each Seacoast shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:    Do Seacoast shareholders have rights to dissent from the merger?

  A: Yes, Seacoast shareholders have the right under California law to demand appraisal of their shares of Seacoast common stock in connection with the merger and to receive, in lieu of the stock consideration, payment in cash based on the fair value of their shares of Seacoast common stock immediately prior to the announcement of the merger. Any Seacoast shareholder electing to exercise dissenters' rights must not have voted his, her or its shares of Seacoast common stock "FOR" the merger proposal and must specifically comply with the applicable provisions of the California General Corporation Law, or CGCL, in order to perfect the rights of dissent and appraisal. The merger agreement requires as a condition to consummation, subject to waiver by Enterprise and Seacoast, that the number of shares held by dissenting Seacoast shareholders is no more than 10% of the number of shares of Seacoast common stock issued and outstanding immediately prior to the closing date of the merger. See "The Merger—Dissenters' Rights for Holders of Seacoast Common Stock," beginning on page     .

Q:    Are there regulatory or other conditions to the completion of the merger?

  A: Yes. The merger and related transactions require approval from or notice to the Federal Deposit Insurance Corporation, or FDIC, the Missouri Division of Finance, or the Division, the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Federal Reserve Bank of St. Louis, or the Reserve Bank, acting under delegated authority from the Federal Reserve. As of the date of this proxy statement/prospectus, appropriate filings, submissions, or notices have been made with the FDIC, the Federal Reserve and the Reserve Bank and further filings are expected to be made to the Division. A copy of the regulatory approval application has also been submitted to the California Department of Business Oversight. Additionally, the approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Seacoast common stock entitled to vote on the merger proposal at the Seacoast special meeting. Completion of the merger is also subject to other specified conditions. See "The Merger Agreement—Conditions to Completion of the Merger," beginning on page     .

Q:    What does the Seacoast board of directors recommend?

  A: The Seacoast board of directors has unanimously approved the merger agreement and unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Q:    Why is my vote important?

  A: The merger cannot be completed unless the Seacoast shareholders approve the merger proposal. Information about the Seacoast special meeting, the merger and other matters to be considered by Seacoast's shareholders is contained in this document.

  Each Seacoast director and executive officer, who collectively own in the aggregate approximately 31.7% of the outstanding shares of Seacoast common stock, and a Seacoast shareholder that beneficially owns approximately 9.5% of the outstanding shares of Seacoast common stock, have entered into agreements with Enterprise, which we refer to as the voting agreements. Subject to the terms of the voting agreements, these Seacoast shareholders have agreed, among other things, to vote all of their shares of Seacoast common stock in favor of the merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. These Seacoast shareholders also agreed to certain restrictions on their ability to transfer their shares of Seacoast common stock or their voting rights of such shares while the voting agreement remains in effect. The voting agreement is substantially in the form attached to the proxy statement/prospectus as Appendix B.

Q:    How many votes do Seacoast shareholders have?

  A: Seacoast shareholders are entitled to one vote for each share of Seacoast common stock held as of the record date for the Seacoast special meeting. As of the close of business on the record date for the Seacoast special meeting, there were            outstanding shares of Seacoast common stock.

Q:    What constitutes a quorum for the Seacoast special meeting?

  A: The presence in person or by proxy of the holders of a majority of the shares of Seacoast common stock entitled to vote on the merger proposal at the Seacoast special meeting will constitute a quorum. If you submit valid proxy instructions or attend the Seacoast special meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.

Q:    What vote is required to approve each proposal at the Seacoast special meeting?

  A: Proposal 1—The Merger Proposal. Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Seacoast common stock entitled to vote on the merger proposal at the Seacoast special meeting. If you fail to submit a proxy or to vote in person at the Seacoast special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

  Proposal 2—The Adjournment Proposal. Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Seacoast common stock entitled to vote on the adjournment proposal and represented in person or by proxy at the Seacoast special meeting. If you fail to submit a proxy or vote in person at the Seacoast special meeting, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy with respect to the adjournment proposal, it will have the same effect as a vote "AGAINST" the adjournment proposal.

Q:
If my shares of Seacoast common stock are held in street name by my broker, will my broker automatically vote my shares for me?

  A: No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q:    What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?

  A: A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a "non-routine" matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Seacoast special meeting will be "non-routine" matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Seacoast special meeting. If your bank, broker, trustee or other nominee holds your shares of Seacoast common stock in "street name," such entity will vote your shares of Seacoast common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

  With respect to the merger proposal, if you fail to submit a proxy or vote in person at the Seacoast special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

  With respect to the adjournment proposal, if you fail to submit a proxy or vote in person at the Seacoast special meeting, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy with respect to the adjournment proposal, it will have the same effect as a vote "AGAINST" the adjournment proposal.

  Abstentions will be considered for purposes of determining whether a quorum is present at the Seacoast special meeting. However, abstentions are not counted as affirmative votes in favor of the merger proposal or adjournment proposal.

Q:    When and where is the Seacoast special meeting?

  A: The Seacoast special meeting will be held on                        , 2020, at            , local time, at            .

  We expect to hold the Seacoast special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Seacoast special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Seacoast shareholders will be admitted to the special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the Seacoast special meeting in person. To do so, please make your request by mail to Seacoast at 11939 Rancho Bernardo Road, Suite 200, San Diego, CA 92128, Attention: Chief Financial Officer, by email at wroche@sccombank.com or by phone at (858) 432-7000. Seacoast must receive your request for pre-authorization on or before                        , 2020.

Q:    What do I need to do now?

  After carefully reading these materials, Seacoast shareholders should vote their shares of Seacoast common stock (i) via telephone or the Internet pursuant to the instructions provided on the enclosed proxy card, (ii) by completing and mailing the enclosed proxy card or (iii) by voting in person at the Seacoast special meeting. Please refer to the specific instructions set forth in the enclosed proxy card. To ensure their votes are represented at the Seacoast special meeting, Seacoast recommends that its shareholders vote by proxy (either via telephone or the Internet or by proxy card) even if they plan to attend the Seacoast special meeting. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Q.    Should I send in my Seacoast stock certificates now?

  A: No. Please do not send in your certificates if you hold Seacoast common stock in certificated form until you receive instructions to do so. You are not required to take any special additional actions if your shares of Seacoast common stock are held in book-entry form. After the completion of the merger, an exchange agent will send you instructions for exchanging your shares.

  If you hold your shares of Seacoast common stock in certificated form, and do not know where your stock certificates are located, you may want to find them now so you do not experience delays receiving your stock consideration. If you are unable to locate your original stock certificate(s), you should contact the exchange agent,                         , at (      )       -        . See "The Merger Agreement—Procedures for Exchanging Seacoast Common Stock" beginning on page     .

Q.    What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

  A: Seacoast shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Seacoast common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Seacoast common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Seacoast common stock that you own.

Q:    Can I change my vote after I have mailed my signed proxy card?

  A: Yes. There are five ways for Seacoast shareholders to revoke their proxy and change their vote. Seacoast shareholders that hold shares in their name as a shareholder of record as of the record date for the Seacoast special meeting may change their vote or revoke any proxy at any time before the Seacoast special meeting is called to order by (i) delivering a written notice of revocation to Seacoast, (ii) completing, signing and returning a new proxy card with a later date than such shareholder's original proxy card prior to such time that the proxy card for any such shareholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on such shareholder's proxy card in the same manner such shareholder would to submit their proxy electronically and following the instructions indicated on the proxy card, (iv) calling the toll free number listed on such shareholder's proxy card in the same manner such shareholder would to submit their proxy electronically and following the instructions indicated on the proxy card or (v) attending the Seacoast special meeting in person and voting by ballot at the Seacoast special meeting. Attendance at the Seacoast special meeting will not, in and of itself, constitute a revocation of a proxy.

Q:    What happens if I sell my shares of Seacoast common stock before the Seacoast special meeting?

  A: The record date for determining which Seacoast shareholders are eligible to vote at the Seacoast special meeting is earlier than both the date of the Seacoast special meeting and the completion of the merger. If you transfer your shares of Seacoast common stock after the record date for the Seacoast special meeting but before the Seacoast special meeting you will, unless special arrangements are made, retain the right to vote the shares at the Seacoast special meeting but will transfer the right to receive the stock consideration to the person to whom you transfer the shares.

Q:    Are there any risks that should be considered in deciding whether to vote for the matters required to be voted on by the Seacoast shareholders?

  A: Yes. Set forth under the heading of "Risk Factors," beginning on page 26, are a number of risk factors that the Seacoast shareholders should consider carefully.

Q:    When do you expect the merger to be completed?

  A: We expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of Seacoast shareholders and the approval of the applicable regulatory agencies. We anticipate this will occur in the fourth quarter of 2020 or the first quarter of 2021; however, delays may occur. We cannot assure you that we will obtain the necessary shareholder approvals and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Q.    How will my rights as a Seacoast shareholder differ following the merger?

  A: Upon completion of the merger, holders of Seacoast common stock will become Enterprise stockholders and their rights as stockholders will be governed by Enterprise's certificate of incorporation, as amended, and amended and restated bylaws, as well as the Delaware General Corporation Law, or DGCL. The rights associated with Seacoast common stock are different from the rights associated with Enterprise common stock. See "Comparison of Shareholder Rights" beginning on page     .

Q:    What happens if the merger is not completed?

  A: If the merger is not completed, holders of Seacoast common stock will not receive any consideration for their shares in connection with the merger. Instead, Seacoast will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Seacoast may be required to pay a termination fee in the amount of $7,000,000. If the merger agreement is terminated by either party as a result of the other party's breaches of its representations, warranties or material breaches of its covenants set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $1,250,000 as liquidated damages. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page     .

Q:    Who can help answer my questions?

  A: If you have any questions about the merger or the Seacoast special meeting, or if you need additional copies of this proxy statement/prospectus or the proxy card, you should contact Richard M. Sanborn, President and Chief Executive Officer of Seacoast, at (725) 465-1919.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the merger between Enterprise and Seacoast. In addition, we incorporate by reference into this document important business and financial information about Enterprise. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled "Where You Can Find More Information." Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, references in this proxy statement/prospectus to "Enterprise" refer to Enterprise Financial Services Corp, a Delaware corporation; references to "EB&T" refer to Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise; references to "Seacoast" refer to Seacoast Commerce Banc Holdings, a California corporation; references to "SCB" refer to Seacoast Commerce Bank, a California-chartered commercial bank and a wholly-owned subsidiary of Seacoast; references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of August 20, 2020, among Enterprise, Seacoast, EB&T and SCB; and references to "we," "our" or "us" refer to Enterprise and Seacoast.

We Propose a Merger of Enterprise and Seacoast (Page     )

        We propose that Seacoast will merge with and into Enterprise, with Enterprise being the surviving company. As a result of the merger, the separate existence of Seacoast will cease. Immediately following the merger, Seacoast's wholly-owned bank subsidiary, SCB, will merge with and into Enterprise's wholly-owned bank subsidiary, EB&T, with EB&T being the surviving bank. Following the bank merger, EB&T will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. We expect to complete the merger and the bank merger in the fourth quarter of 2020 or first quarter of 2021, although delays may occur.

        The merger agreement is attached to this proxy statement/prospectus on Appendix A, which is incorporated by reference into this proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger.

Date, Time, and Location of the Seacoast Special Meeting (Page     )

        The Seacoast special meeting will be held at            , Pacific Time, on            ,            , 2020 at            . At the Seacoast special meeting, Seacoast shareholders will be asked to:

  •
  approve the merger proposal; and

  •
  approve the adjournment proposal.

Record Date and Voting Rights for the Seacoast Special Meeting (Page     )

        Each Seacoast shareholder is entitled to vote at the Seacoast special meeting if he or she owned shares of Seacoast common stock as of the close of business on the                        , 2020, the record date for the Seacoast special meeting. Each Seacoast shareholder will have one vote on each proposal presented at the Seacoast special meeting for each share of Seacoast common stock that he or she owned on that date.

        Seacoast shareholders of record may vote by mail, telephone or over the Internet, or by attending the Seacoast special meeting and voting in person. Each proxy returned to Seacoast by a holder of Seacoast common stock which is not revoked will be voted in accordance with the instructions indicated

thereon. If no instructions are indicated on a properly executed Seacoast proxy that is returned, such proxy will be voted "FOR" approval of the merger proposal and "FOR" approval of the adjournment proposal.

The Seacoast Board Unanimously Recommends That Holders of Seacoast Common Stock Vote "FOR" the Merger Proposal (Page     )

        The Seacoast board of directors (i) believes that the merger proposal is advisable and in the best interest of Seacoast and its shareholders, (ii) has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that Seacoast shareholders vote "FOR" the merger proposal.

Approval of the Merger Proposal Requires the Affirmative Vote of the Holders of a Majority of the Outstanding Shares of Seacoast Common Stock (Page     )

        In order to complete the merger, the merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Seacoast common stock entitled to vote on the merger proposal at the Seacoast special meeting.

        Each Seacoast director and executive officer and a Seacoast shareholder that beneficially owns approximately 9.5% of the outstanding shares of Seacoast common stock has entered into a voting agreement with Enterprise. Subject to the terms of the voting agreements, such Seacoast shareholders have agreed, among other things, to vote all of their shares of Seacoast common stock in favor of the merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. As of September 10, 2020, these Seacoast shareholders that are a party to the voting agreements beneficially owned, in the aggregate, approximately 41.2% of Seacoast common stock.

        For a list of the number of shares of Seacoast common stock held by (i) each director of Seacoast, (ii) each shareholder that is known to Seacoast as of the date hereof to beneficially own more than five percent of the outstanding shares of Seacoast common stock and (iii) all directors and certain officers of Seacoast as a group, see "Security Ownership of Seacoast Directors, Certain Officers and Certain Beneficial Owners" beginning on page     .

Enterprise's Reasons for the Merger (Page     )

        For a discussion of the factors considered by Enterprise's board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see "The Merger—Enterprise's Reasons for the Merger" beginning on page     .

Seacoast's Reasons for the Merger (Page     )

        For a discussion of the factors considered by the Seacoast board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see "The Merger—Seacoast's Reasons for the Merger" beginning on page     .

Opinion of Seacoast's Financial Advisor (Page     )

        In connection with the merger, Seacoast's financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated August 19, 2020, to the Seacoast board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Seacoast common stock of the exchange ratio in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix C to this document. The opinion was for the information of, and was directed to, the Seacoast board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Seacoast to engage in the merger or enter into the merger agreement or constitute a recommendation to the Seacoast board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Seacoast common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.

        For a more complete description of KBW's opinion see "The Merger—Opinion of Seacoast's Financial Advisor" beginning on page     .

Seacoast Shareholders Will Receive Shares of Enterprise Common Stock and Cash in Lieu of Fractional Shares for Each Share of Seacoast Common Stock Exchanged in the Merger (Page     )

        At the effective time of the merger, each outstanding share of Seacoast common stock outstanding will, by virtue of the merger and without any action on the part of Seacoast shareholders, be converted into, and canceled in the merger for, the right to receive 0.5061 shares of Enterprise common stock. Cash will be paid in lieu of any fractional share interest.

Aggregate Merger Consideration.

        The value of the stock consideration to be issued to Seacoast shareholders in connection with the merger will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Enterprise common stock. Based on the number of shares of Seacoast common stock and restricted stock awards outstanding and the following closing prices of Enterprise common stock on Nasdaq: (i) $30.63 on August 20, 2020, the last trading day before public announcement of the merger agreement, and (ii) $            on                        , 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $15.50 and $            , respectively, and the implied value of the aggregate stock consideration would be approximately $151.3 million and $             million, respectively. The total value of the stock consideration issued to Seacoast shareholders upon completion of the merger will fluctuate based on the share price of Enterprise common stock and the number of shares of Seacoast common stock and restricted stock units and other Seacoast stock-based awards, other than Seacoast options, outstanding on the date of the merger.

Fractional Shares.

        No fractional shares of Enterprise common stock will be issued, and in lieu thereof, each holder of Seacoast common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the average closing price per share of Enterprise common stock, as reported on Nasdaq, for the 20 trading days ending on and including the trading day prior to the closing date of the merger, which we refer to as the Enterprise average share price, rounded to the nearest whole cent.

Treatment of Outstanding Seacoast Options (Page     )

        At the effective time of the merger, each vested and unvested Seacoast option that is outstanding immediately prior to the effective time will be canceled and extinguished in exchange for the right to receive a single lump sum cash payment equal to the product of (i) the aggregate number of shares of Seacoast common stock issuable upon exercise of each such Seacoast option and (ii) the excess, if any, of (A) the daily volume weighted average price of Enterprise's common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger multiplied by the exchange ratio over (B) the per-share exercise price of such Seacoast option, less any applicable taxes required to be withheld with respect to such cash payment. If the exercise price per share of any such Seacoast option is equal to or greater than the Enterprise average share price multiplied by the exchange ratio, the Seacoast option will be canceled without any cash payment being made in respect thereof. For Seacoast options that are exercised before the closing, the underlying shares of Seacoast common stock received upon exercise will be exchanged for the stock consideration.

        Assuming no Seacoast options are exercised before the closing, cash payments to holders of Seacoast options would amount to approximately $            in the aggregate based on the closing price of the Enterprise common stock as of                        , 2020.

Treatment of Outstanding Seacoast Restricted Stock Units (Page     )

        The merger agreement provides that at the effective time of the merger, each unvested or unsettled award of Seacoast restricted stock units and other stock-based awards, other than Seacoast options, will vest at the effective time of the merger and be exchanged for the same stock consideration that all other shares of Seacoast common stock are entitled to receive in the merger.

Holders of Seacoast Common Stock Have Dissenters' Rights (Page     )

        The shares of Seacoast common stock held by Seacoast shareholders who do not vote their shares of Seacoast common stock in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the California General Corporation Law of the State of California, or CGCL, will not be converted into the right to receive the stock consideration, but instead will be converted into the right to receive the fair market value of such shares in cash, determined as of the day of, and immediately prior to, the first announcement of the terms of the merger, as provided pursuant to Chapter 13 of CGCL. The full text of Chapter 13 of the CGCL (Sections 1300 through 1313) is attached to this proxy statement/prospectus as Appendix D and is incorporated herein by reference. Appendix D should be reviewed carefully by any holders of Seacoast common stock who wish to exercise dissenters' rights or who wish to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters' rights. Those Seacoast shareholders who in the aggregate own approximately 41.2% of the outstanding shares of Seacoast common stock and have entered into voting agreements requiring such holders to vote in favor of the merger proposal will not have dissenters' rights.

        Seacoast is required to provide Enterprise prompt notice upon receipt by Seacoast of any such written demands for payment of the fair value of such shares of Seacoast common stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of dissenting shares has effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the dissenting shares held by such holder will be converted on a share by share basis into the right to receive the stock consideration. Any payments made in respect of dissenting shares will be made by Enterprise within the time period set forth in the CGCL. See "The Merger—Dissenters' Rights for Holders of Seacoast Common Stock" beginning on page     .

We Must Obtain Regulatory Approvals to Complete the Merger (Page     )

        The merger and related transactions require approval from or notice to the FDIC, the Division, the Federal Reserve and the Reserve Bank. As of the date of this proxy statement/prospectus, appropriate filings, submissions, or notices have been made with the FDIC, the Federal Reserve and the Reserve Bank and further filings are expected to be made to the Division. A copy of the regulatory approval application has also been submitted to the California Department of Business Oversight.

Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page     )

        Certain directors and executive officers of Seacoast and/or SCB have interests in the merger other than their interests as Seacoast shareholders, including:

  •
  Pursuant to the terms of certain employment agreements and salary continuation agreements, and upon the termination of certain compensation plans under the terms of the merger agreement, Seacoast and/or SCB directors, officers and employees may become entitled to change in control, severance, or other payments, including acceleration of deferred compensation, upon the occurrence of the merger. See "The Merger—Interests of Seacoast's Directors and Executive Officers in the Merger—Payments Under Employment Agreements and Salary Continuation Agreements" beginning on page     .

  •
  To the extent a director or executive officer of Seacoast and/or SCB holds any vested or unvested Seacoast options at the time of the merger, the Seacoast options will be canceled and extinguished in exchange for the right to receive a single lump sum cash payment. See "The Merger—Interests of Seacoast's Directors and Executive Officers in the Merger—Treatment of Seacoast Equity Awards" beginning on page     .

  •
  To the extent a director or executive officer of Seacoast and/or SCB holds any outstanding unsettled or unvested restricted stock units and/or other Seacoast stock-based award, other than Seacoast options, at the time of the merger, each such award will vest at the effective time of the merger and be exchanged for the stock consideration. See "The Merger—Interests of Seacoast's Directors and Executive Officers in the Merger—Treatment of Seacoast Equity Awards" beginning on page     .

  •
  Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Seacoast director as a director of Enterprise. The selected Seacoast director must be independent with respect to Enterprise for purposes of Nasdaq's listing requirements and mutually agreeable to Enterprise and Seacoast. Enterprise and Seacoast have determined that Richard M. Sanborn, the President and Chief Executive Officer and a current director of Seacoast, will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Sanborn will serve until the first annual meeting of the shareholders of Enterprise following the effective time of the merger and until he or his respective successor is elected and qualified. Subject to the fiduciary duties of the Enterprise board, Enterprise is required to nominate Mr. Sanborn for election to the Enterprise board in the proxy statement relating to the first annual meeting of the shareholders of Enterprise following the effective time of the merger. See "The Merger—Interests of Seacoast's Directors and Executive Officers in the Merger—Appointment of a Seacoast Director to Enterprise's Boards of Directors" beginning on page     .

  •
  Pursuant to the terms of the merger agreement, directors and officers of Seacoast will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger. See "The Merger—Interests of Seacoast's Directors and Executive Officers in the Merger—Indemnification and Insurance of Directors and Officers" beginning on page     .

        The Seacoast board of directors was aware of the foregoing interests and considered them, among other matters, when they approved the merger agreement and the transactions contemplated thereby, including the merger.

Transmittal Materials (Page     )

        As soon as practicable after the closing of the merger, but in no event later than 10 days thereafter, the exchange agent will mail to Seacoast shareholders a letter of transmittal and instructions advising such shareholder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of Seacoast common stock in exchange for the stock consideration allocated to them. After the transmittal materials have been received and processed following the closing of the merger, Seacoast shareholders will be sent the stock consideration, including any cash in lieu of a fractional share of Enterprise common stock, to which they are entitled. If a Seacoast shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such Seacoast shareholder of the process for receiving the stock consideration, including any cash in lieu of a fractional share of Enterprise common stock, to which he or she is entitled.

        Each Seacoast shareholder will need to surrender his or her Seacoast common stock certificates or follow instructions for the transfer of shares of Seacoast common stock held in book-entry form, to receive the appropriate stock consideration. Seacoast shareholders should not send any certificates now. Each Seacoast shareholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.

Per Share Market Price (Page     )

        Shares of Enterprise common stock currently trade on Nasdaq under the symbol "EFSC." Shares of Seacoast voting common stock are quoted on the OTCPK Market, under the symbol "SCBH."

        The following table sets forth the closing sale prices of (i) Enterprise common stock as reported on Nasdaq, and (ii) Seacoast common stock as reported on the OTCPK Market, on August 20, 2020, the last trading-day before the announcement of the merger, and on                        , 2020, the last practicable trading-day before the filing of this proxy statement/prospectus. To help illustrate the market value of the per share stock consideration to be received by Seacoast shareholders, the following table also presents the equivalent market value per share of Seacoast common stock as of August 20, 2020 and                        , 2020, which were determined by multiplying the closing price for the Enterprise common stock on those dates by the exchange ratio of 0.5061 of a share of Enterprise common stock for each share of Seacoast common stock. See "The Merger Agreement—The Merger Consideration" beginning on page     for additional information about the stock consideration to be received by holders of Seacoast common stock.

	Enterprise Common Stock		Seacoast Common Stock		Implied Value Per Share of Seacoast
At August 20, 2020		$30.63		$12.74		$15.50
At , 2020	$		$		$

        The implied value of Enterprise common stock and Seacoast common stock will fluctuate prior to the date of the Enterprise special meeting as the market price of Enterprise common stock fluctuates. You should obtain current market quotations for Enterprise common stock before deciding how to vote with respect to the merger proposal.

Enterprise has been paying a regular quarterly dividend on its common stock for more than 20 years (Page     )

        Enterprise has been paying a regular quarterly dividend on its common stock for more than 20 years. Enterprise intends to continue to pay regular quarterly cash dividends on its common stock throughout 2020 and following the merger, if and when declared by the Enterprise board out of funds legally available for that purpose and subject to regulatory restrictions.

We Have Agreed When and How Seacoast Can Consider Third-Party Acquisition Proposals (Page     )

        We have agreed that Seacoast will not, and will cause its subsidiaries and its and its subsidiaries' representatives, agents, advisors and affiliates not to, solicit or knowingly encourage any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a proposal to acquire Seacoast or SCB, except as permitted by the merger agreement. In addition, we have agreed that Seacoast will not engage in negotiations with or provide confidential information to a third party regarding acquiring Seacoast or SCB, except as permitted by the merger agreement. However, if Seacoast receives an unsolicited acquisition proposal from a third party, Seacoast can participate in negotiations with and provide confidential information to the third party if, among other steps, the Seacoast board of directors concludes in good faith that the proposal is superior to the merger proposal and that the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties. Seacoast's receipt of a superior proposal or participation in such negotiations gives Seacoast the right to terminate the merger agreement in certain circumstances.

We Must Meet Several Conditions to Complete the Merger (Page     )

        Our obligations to complete the merger depend on a number of conditions being met. These include, among others:

  •
  the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

  •
  the material performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

  •
  approval of the merger proposal by Seacoast's shareholders and holders of less than 10% of Seacoast's outstanding shares of common stock move for dissenters' rights;

  •
  the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any prohibition, limitation, or other requirement which would (i) materially prohibit or materially limit the ownership or operation by Enterprise or any subsidiary of Enterprise (including Seacoast and SCB after closing of the merger) of all or any material portion of its business or assets, (ii) compel Enterprise or any subsidiary of Enterprise (including Seacoast and SCB after closing of the merger) to dispose of all or any material portion of its business or assets, (iii) cause any portion of any Seacoast regulatory agreement to be enforceable against Enterprise or EB&T after the merger, or (iv) be reasonably expected to have a material adverse effect on Enterprise, taken as a whole;

  •
  the absence of any law, injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

  •
  the registration statement of Enterprise of which this proxy statement/prospectus is a part must have become effective under the Securities Act of 1933, as amended, or the Securities Act, and no "stop order" will have been initiated or threatened by the SEC and be continuing in effect;

  •
  since the date of the merger agreement, neither Enterprise nor Seacoast will have suffered a material adverse effect;

  •
  the issuance of tax opinions to each of Enterprise and Seacoast from Holland & Knight LLP, or Holland & Knight, and Sheppard, Mullin, Richter & Hampton LLP, or Sheppard Mullin,

    respectively, to the effect that the merger will be treated for U.S. federal income tax purposes and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

  •
  one Seacoast director must become a member of the Enterprise board of directors as of the effective time of the merger; and

  •
  the authorization to list the shares of Enterprise common stock issuable in connection with the merger on Nasdaq, subject to official notice to Nasdaq of the issuance.

        The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Seacoast shareholder approval and regulatory approvals may not be legally waived.

We May Terminate the Merger Agreement (Page     )

        We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Seacoast has received approval of the merger proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

  •
  if (i) there is a final non-appealable denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental authority, (ii) any required regulatory approval includes any of the conditions described in the fourth bullet point under "—We Must Meet Several Conditions to Complete the Merger" in this summary above, or (iii) any court of competent jurisdiction or other governmental authority issues a final, non-appealable order, decree, ruling or takes other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; provided, however, that no party has a right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants set forth in the merger agreement;

  •
  if holders of Seacoast common stock fail to approve the merger proposal, by reason of failure to obtain the requisite Seacoast shareholder approval at the Seacoast special meeting, so long as, in the case of Seacoast seeking to terminate, Seacoast had not breached any of its obligations in the merger agreement related to the Seacoast special meeting;

  •
  if the terminating party is not then in breach of any representation or warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any of its representations or warranties in the merger agreement that (i) cannot be or has not been cured within 30 days' written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured with the 60 days and is being diligently pursued, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

  •
  if the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a material breach by the other party of any of its covenants or agreements in the merger agreement that (i) cannot be or has not been cured within 30 days' written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured with the 60 days and is being diligently pursued, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement; or

  •
  if the merger is not completed on or before April 30, 2021, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three months.

        In addition, Enterprise may terminate the merger agreement prior to obtaining the requisite Seacoast shareholder approval, if:

  •
  Seacoast has materially breached its covenants described under "The Merger Agreement—No Solicitation" beginning on page     and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach; or

  •
  the Seacoast board withdraws, modifies or fails to affirm its recommendation that Seacoast shareholders approve the merger agreement and the transactions contemplated by the merger agreement or recommends an acquisition proposal other than the merger, as more specifically described under "The Merger Agreement—Seacoast Board's Covenant to Recommend the Merger Agreement" beginning on page     .

        In addition, Seacoast may terminate the merger agreement:

  •
  if both of the following conditions are satisfied: (i) Enterprise's volume weighted average stock price for the 20 consecutive trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger, which is referred to as the triggering VWAP, is less than $24.5712 per share; and (ii) the triggering VWAP underperforms a specified index of financial institution stocks during the 20 trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger by more than 20%. If Seacoast elects to terminate the merger agreement in such instance, Enterprise may elect to reinstate the merger by adjusting the exchange ratio to increase the stock consideration, in which case no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted); or

  •
  at any time prior to obtaining the requisite Seacoast shareholder approval, if the Seacoast board or a Seacoast board committee makes a subsequent determination with respect to a superior proposal, provided that Seacoast has complied with its obligations described under "The Merger Agreement—No Solicitation" beginning on page     .

Termination Fee and Liquidated Damages (Page     )

        Seacoast must pay Enterprise a termination fee of $7,000,000 if the merger agreement is terminated under specified circumstances.

        In addition, if the merger agreement is terminated by either party as a result of the other party's breaches of its representations or warranties, or material breach of its covenants set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $1,250,000 as liquidated damages.

We May Amend or Waive Merger Agreement Provisions (Page     )

        At any time before completion of the merger, either Enterprise or Seacoast may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. However, once holders of Seacoast common stock have approved the merger proposal, no waiver of any condition may be made that would require further approval by Seacoast shareholders unless that approval is obtained.

The Merger Will Be Accounted for Under the Rules for Purchase Accounting (Page     )

        The merger will be treated as a purchase by Enterprise of Seacoast under U.S. generally accepted accounting principles, or GAAP.

Material U.S. Federal Income Tax Consequences of the Mergers (Page     )

        Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, in the opinions of Holland & Knight and Sheppard Mullin, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions address the tax consequences of the merger and do not address the tax consequences of the bank merger.

        Provided that the merger qualifies as a reorganization for U.S. federal income tax purposes, Seacoast shareholders generally will not recognize any gain or loss upon receipt of Enterprise common stock in exchange of Seacoast common stock in the merger, except with respect to any cash they receive in lieu of fractional shares of Enterprise common stock.

        Tax matters are complicated, and the tax consequences of the merger to a particular Seacoast shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each Seacoast shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

        For a complete description of the material U.S. federal income tax consequences of the merger, see "Material United States Federal Income Tax Considerations" beginning on page     .

Information About the Companies (Page     )

  Enterprise Financial Services Corp
  150 North Meramec
  Clayton, Missouri 63105
  (314) 725-5500

        Enterprise is an $8.4 billion financial holding company headquartered in Clayton, Missouri. EB&T, Enterprise's wholly-owned subsidiary, operates 34 branch offices throughout the St. Louis, Kansas City and Phoenix metropolitan areas and New Mexico. EB&T offers a range of business and personal banking services, and wealth management services. Enterprise Trust, a division of EB&T, provides financial planning, estate planning, investment management, and trust services to businesses, individuals, institutions, retirement plans and non-profit, organizations. Enterprise common stock is traded on Nasdaq under the symbol "EFSC."

  Seacoast Commerce Banc Holdings
  11939 Rancho Bernardo Road, Suite 200
  San Diego, CA 92128
  (858) 432-7000
  Toll Free: (877) 531-5745

        Seacoast is a bank holding company with one wholly-owned banking subsidiary, SCB. Both the holding company and the bank are headquartered in San Diego, California, with SCB having five full-service banking branches in California and Nevada, and loan and deposit production offices throughout Arizona, California, Colorado, Illinois, Indiana, Massachusetts, Michigan, Nevada, Ohio, Oregon, Texas, Utah and Washington. Seacoast's common stock is quoted on the OTCPK Market under the symbol "SCBH."

        See "Information About the Companies" beginning on page     .

The Rights of Seacoast Shareholders Following the Merger Will Be Different (Page     )

        The rights of Enterprise stockholders are governed by Delaware law and by Enterprise's certificate of incorporation, as amended, and amended and restated bylaws. The rights of Seacoast shareholders are governed by California law, and by Seacoast's articles of incorporation and bylaws. Upon completion of the merger, the rights of both stockholder groups will be governed by Delaware law and Enterprise's certificate of incorporation, as amended, and amended and restated bylaws.

Risk Factors (Page 26)

        Before voting at the Seacoast special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled "Risk Factors" beginning on page 26. You should also read and consider the risk factors relating to the businesses of Enterprise and ownership of Enterprise common stock described in Enterprise's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, and its other filings with the SEC, as well as any subsequent documents filed by Enterprise with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page     .

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENTERPRISE

        The following table presents selected consolidated historical financial data of Enterprise.

        The financial data as of and for the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015 is derived from Enterprise's audited consolidated financial statements. The financial data as of and for the six-month periods ended June 30, 2020 and 2019 is derived from Enterprise's unaudited financial statements, which have been prepared on the same basis as Enterprise's audited financial statements. This financial data is only a summary and should be read in conjunction with (i) the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Enterprise's audited consolidated financial statements and accompanying notes included in Enterprise's Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and (ii) the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Enterprise's unaudited consolidated financial statements and accompanying notes included in Enterprise's Quarterly Report on Form 10-Q for the six months ended June 30, 2020, both of which are incorporated by reference into this proxy statement/prospectus. Enterprise's historical results for any prior period are not necessarily indicative of results to be expected in any future period, and Enterprise's historical results for the six months ended June 30, 2020, are not necessarily indicative of its results to be expected for all of 2020. For more information, see the section entitled "Where You Can Find More Information" beginning on page                        . The financial results of Enterprise in the following tables have been impacted by the acquisitions of Trinity Capital Corporation in 2019 and Jefferson County Bancshares, Inc. in 2017. In addition, Enterprise adopted Accounting Standards Update No. 2016-13, Financial Instruments-Credit Losses, ("ASU 2016-13") on January 1, 2020. The adoption of ASU 2016-13 has impacted the provision for loan losses and the allowance for loan losses in periods subsequent to adoption.

	At or for the six months ended June 30,		At or for the years ended December 31,
(in thousands, except per share data)	2020	2019	2019	2018	2017	2016	2015
Earnings Summary
Interest income	$149,879	$146,818	$305,134	$237,802	$202,539	$149,224	$132,779
Interest expense	20,678	32,760	66,417	45,897	25,235	13,729	12,369

Net interest income	129,201	114,058	238,717	191,905	177,304	135,495	120,410
Provision for loan losses	41,855	3,198	6,372	6,644	10,130	3,605	458
Noninterest income	23,368	21,194	49,176	38,347	34,394	29,059	20,675
Noninterest expense	76,585	88,892	165,485	119,031	115,051	86,110	82,226

Income before income tax expense	34,129	43,162	116,036	104,577	86,517	74,839	58,401
Income tax expense(1)	6,627	8,582	23,297	15,360	38,327	26,002	19,951

Net income(1)	$27,502	$34,580	$92,739	$89,217	$48,190	$48,837	$38,450

Per Share Data
Basic earnings per common share(1)	$1.04	$1.36	$3.56	$3.86	$2.10	$2.44	$1.92
Diluted earnings per common share(1)	1.04	1.36	3.55	3.83	2.07	2.41	1.89
Cash dividends paid on common shares	0.36	0.29	0.62	0.47	0.44	0.41	0.26
Book value per common share	33.13	30.68	32.67	26.47	23.76	19.31	17.53
Tangible book value per common share(2)	24.22	21.74	23.76	20.95	18.20	17.69	15.86

(1)
Includes $12.1 million ($0.52 per share) deferred tax asset revaluation charge for year ended December 31, 2017, due to U.S. corporate income tax reform.

(2)
Non-GAAP measure. A reconciliation has been included below under the caption "Use of Non-GAAP Financial Measures."

	At or for the six months ended June 30,		At or for the years ended December 31,
(in thousands, except percentage data)	2020	2019	2019	2018	2017	2016	2015
Balance Sheet Data:
Ending balances:
Total loans	$6,140,051	$5,149,497	$5,314,337	$4,350,001	$4,097,050	$3,158,161	$2,825,495
Allowance for loan losses	110,270	43,822	43,288	43,476	42,577	43,409	43,616
Goodwill	210.344	211,251	210,344	117,345	117,345	30,334	30,334
Other intangible assets, net	23,196	29,201	26,076	8,553	11,056	2,151	3,075
Total assets	8,357,501	7,181,855	7,333,791	5,645,662	5,289,225	4,081,328	3,608,483
Deposits	6,699,580	5,559,338	5,771,023	4,587,985	4,156,414	3,233,361	2,784,591
Subordinated debentures and notes	203,384	141,100	141,258	118,156	118,105	105,540	56,807
FHLB advances	250,000	389,446	222,406	70,000	172,743	—	110,000
Other borrowings	196,532	160,961	230,886	221,450	253,674	276,980	270,326
Shareholders' equity	867,963	825,501	867,185	603,804	548,573	387,098	350,829
Tangible common equity(2)	634,423	585,049	630,765	477,906	420,172	354,613	317,420
Average Balances:
Total loans	$5,692,159	$4,804,898	$5,018,568	$4,222,359	$3,850,879	$2,978,534	$2,613,656
Earning assets	7,181,327	5,984,348	6,322,075	5,041,395	4,611,670	3,570,186	3,163,339
Total assets	7,760,904	6,509,888	6,894,291	5,436,963	4,980,229	3,796,478	3,381,831
Interest-bearing liabilities	5,251,916	4,552,103	4,809,374	3,736,523	3,396,382	2,634,700	2,344,861
Shareholders' equity	866,599	738,196	795,477	576,960	532,306	371,587	335,095
Tangible common equity(2)	631,668	539,406	576,716	449,852	414,458	338,662	301,165
Selected Ratios:
Return on average common equity	6.38%	9.45%	11.66%	15.46%	9.05%	13.14%	11.47%
Return on average tangible common equity(2)	8.76	12.93	16.08	19.83	11.63	14.42	12.77
Return on average assets	0.71	1.07	1.35	1.64	0.97	1.29	1.14
Efficiency ratio	50.20	65.72	57.48	51.70	54.35	52.33	58.28
Total loan yield(1)	4.66	5.49	5.38	5.16	4.84	4.66	4.72
Cost of interest-bearing liabilities	0.79	1.45	1.38	1.23	0.74	0.52	0.53
Net interest spread(1)	3.44	3.52	3.47	3.50	3.69	3.71	3.72
Net interest margin(1)	3.65	3.87	3.80	3.82	3.88	3.84	3.86
Nonperforming loans to total loans	0.68	0.39	0.50	0.38	0.38	0.47	0.32
Nonperforming assets to total assets	0.55	0.42	0.45	0.30	0.31	0.39	0.48
Net charge-offs to average loans	0.05	0.12	0.13	0.13	0.26	0.05	0.06
Allowance for loan losses to total loans	1.80	0.85	0.81	1.00	1.04	1.37	1.54
Dividend payout ratio—basic	34.39	22.55	17.87	12.16	21.27	16.81	13.68

(1)
Fully tax equivalent.

(2)
Non-GAAP measure. A reconciliation has been included below under the caption "Use of Non-GAAP Financial Measures."

Use of Non-GAAP Financial Measures

        Tangible common equity and tangible book value per common share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and intangibles from stockholders' equity. Tangible book value per common share is calculated by dividing tangible common equity by the number of common shares outstanding. These non-GAAP metrics provide investors information that help evaluate financial performance, and ultimately value. Because not all companies use the same calculations for tangible common equity, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these metrics is found below:

	At or for the six months ended June 30,		At or for the years ended December 31,
(in thousands)	2020	2019	2019	2018	2017	2016	2015
Total shareholders' equity	$867,963	$825,501	$867,185	$603,804	$548,573	$387,098	$350,829
Less: Goodwill	210,344	211,251	210,344	117,345	117,345	30,334	30,334
Less: Intangible assets	23,196	29,201	26,076	8,553	11,056	2,151	3,075

Tangible common equity	$634,423	$585,049	$630,765	$477,906	$420,172	$354,613	$317,420

Period end common shares outstanding	26,196	26,906	26,543	22,812	23,089	20,045	20,017
Tangible book value per common share	$24.22	$21.74	$23.76	$20.95	$18.20	$17.69	$15.86
Total average shareholders' equity	$866,599	$738,196	$795,477	$576,960	$532,306	$371,587	$335,095
Less: Average goodwill	210,344	176,529	193,804	117,345	106,850	30,334	30,334
Less: Average intangible assets	24,587	22,261	24,957	9,763	10,998	2,591	3,596

Average tangible common equity	$631,668	$539,406	$576,716	$449,852	$414,458	$338,662	$301,165

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SEACOAST

        The following table sets forth selected historical financial data of Seacoast. The following selected financial data as of and for the years ended December 31, 2019, 2018 and 2017 has been derived from Seacoast's audited financial statements. Financial amounts as of and for the six months ended June 30, 2020 and 2019 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of Seacoast believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the six months ended June 30, 2020 and 2019 indicate results for any future period.

	At or for the six months Ended June 30,(1)		At or for the year ended December 31,
(In thousands, except per share data)	2020	2019	2019	2018	2017
Income Statement Items:
Total Interest Income	$30,556	$32,787	$66,084	$57,147	$35,580
Total Interest Expense	1,376	2,695	5,020	5,307	2,143

Net Interest Income	29,180	30,092	61,065	51,839	33,437
Provision for Loan Losses	825	934	1,461	550	0
Non-Interest Income (excl. gains)	1,889	1,361	2,783	1,950	2,759
Gain on Sale Income	2,940	2,570	4,719	5,995	6,919
Non-Interest Expense	22,788	23,032	46,993	41,754	32,679

Pre-Tax Income	10,396	10,057	20,112	17,479	10,436
Income Taxes	2,912	2,960	5,524	4,579	8,148

Net Income	7,484	7,097	14,588	12,900	2,288

Per Common Share Data
Basic net income	$0.77	$0.74	$1.51	$1.37	$0.33
Book Value	14.29	13.24	13.83	12.84	11.89
Tangible Book Value(2)	10.45	9.33	9.95	8.84	7.74
Cash Dividends Paid	0.24	0.21	0.44	0.34	0.32
Ending Shares Outstanding:	9,635	9,549	9,564	9,353	9,129
Balance Sheet Items:
Total Gross Loans	$1,090,276	$914,634	$945,533	$878,142	$775,859
Guaranteed Loans Held (memo only)	568,635	424,071	449,299	401,732	359,436
Allowance for loan losses	7,135	5,531	6,058	4,882	4,507
Total Assets	1,288,454	1,150,834	1,131,355	1,040,131	938,927
Total Deposits	1,041,070	1,010,171	958,367	808,760	720,854
Non-Interest DDA (memo only)	650,341	546,393	475,366	350,694	295,694
Bank Borrowings	96,210	—	25,000	100,000	85,000
Shareholders' Equity	137,681	126,395	132,251	120,066	108,518
Selected Performance Ratios:
Return on Average Assets	1.27%	1.34%	1.34%	1.33%	0.34%
Return on Average Tangible Common Equity(3)	15.48%	16.65%	16.41%	16.99%	4.59%
Net interest margin	5.33%	6.19%	6.10%	5.88%	5.25%
Efficiency Ratio(4)	67.01%	67.69%	68.53%	69.84%	75.79%
Selected Asset Quality Data:
Net charge-offs to average loans	(0.03)%	0.03%	—	0.02%	—
Allowance for loan losses to total loans held for investment	1.39%	1.13%	1.22%	1.02%	1.08%
Nonperforming loans to total loans	0.56%	0.57%	0.91%	0.62%	0.56%
Other real estate owned	$1,616	$42	—	$616	$613
Capital Ratios (Seacoast):
Tier 1 Leverage Ratio	8.96%	8.41%	8.85%	8.63%	7.97%
Common Equity Tier 1 Ratio	14.02%	13.21%	13.99%	13.02%	12.73%
Tier 1 Risk-Based Capital Ratio	14.02%	13.21%	13.99%	13.02%	12.73%
Total Risk-Based Capital Ratio	15.03%	14.04%	14.89%	13.80%	13.55%

(1)
Ratios for the six month periods have been annualized where appropriate. No assurances can be given that the results for the six months ended June 30, 2020 are indicative of the results that will be achieved for the full year.

(2)
Tangible book value is equal to book value less $36,985 and $37,255 of goodwill and intangible assets as of June 30, 2020 and June 30, 2019, respectively, and less $37,111, $37,418 and $37,823 of goodwill and intangible assets as of December 31, 2019, December 31, 2018 and December 31, 2017, respectively.

(3)
Average tangible common equity is equal to average common equity less $37,054 and $37,344 of average goodwill and intangible assets as of June 30, 2020 and June 30, 2019, respectively, and less $37,267, $37,619 and $10,451 of average goodwill and intangible assets as of December 31, 2019, December 31, 2018 and December 31, 2017, respectively.

(4)
The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time and non-operating items of income or expense.

 COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for Enterprise common stock and Seacoast common stock.

        The pro forma and pro forma equivalent per share information for the year ended December 31, 2019 gives effect to the merger as if the transaction had been effective on the dates presented, in the case of book value data, and as if the transaction had been effective on January 1, 2019, in the case of dividend and earnings data. Except for the historical information of Enterprise and Seacoast as of and for the year ended December 31, 2019, the information provided in the table below is unaudited. The pro forma information in the below table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, (i) the historical audited consolidated financial statements of Enterprise included in Enterprise's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference in this proxy statement/prospectus.

        The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	EFSC Historical	SCBH Historical	Combined Pro Forma Amounts for EFSC	Pro Forma SCBH Equivalent Share(1)
Book value per common share at June 30, 2020(2)	$33.13	$14.29	$32.40	$16.40
Book value per common share at December 31, 2019(2)	32.67	13.83	32.01	16.20
Cash dividends paid per common share for the six months ended June 30, 2020(3)	0.36	0.24	0.36	0.18
Cash dividends paid per common share for the year ended December 31, 2019(3)	0.62	0.44	0.62	0.31
Basic earnings per common share for the six months ended June 30, 2020	1.04	0.77	1.07	0.54
Basic earnings per common share for the year ended December 31, 2019	3.56	1.51	3.35	1.70
Diluted earnings per common share for the six months ended June 30, 2020	1.04	0.76	1.07	0.54
Diluted earnings per common share for the year ended December 31, 2019	3.55	1.48	3.34	1.69

(1)
Calculated by multiplying the "Combined Pro Forma Amounts for EFSC" by 0.5061, which is the exchange ratio for the stock consideration payable to Seacoast shareholders in the merger.

(2)
"Combined Pro Forma Amounts for EFSC" have been calculated based on pro forma total shareholders' equity of $1.0 billion as of both June 30, 2020 and December 31, 2019, divided by shares of Enterprise common stock outstanding of 31,135,455 and 31,482,706 at June 30, 2020 and December 31, 2019, respectively, which amounts are inclusive of an estimated 4,939,461 shares of Enterprise common stock to be issued in connection with the merger, based on 9,759,852 shares of Seacoast common stock and restricted stock awards outstanding as of September 10, 2020.

(3)
The combined pro forma cash dividends per common share for the six months ended June 30, 2020 and the year ended December 31, 2019 represent the actual cash dividends per share paid by Enterprise for those periods.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with Enterprise's business contained under the heading "Risk Factors" in Enterprise's Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. See "Where You Can Find More Information."

Because the market price of Enterprise common stock will fluctuate and the exchange ratio will not be adjusted for such changes, Seacoast shareholders cannot be certain of the market value of the Enterprise common stock that they will receive upon completion of the merger.

        Upon completion of the merger, Seacoast shareholders will receive as stock consideration for each share of Seacoast common stock they hold immediately prior to the completion of the merger a fixed exchange ratio of 0.5061 of Enterprise common stock. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Enterprise common stock or Seacoast common stock. Any change in the market price of Enterprise common stock prior to completion of the merger will affect the value of any shares of Enterprise common stock Seacoast shareholders receive as consideration in the merger. The market price of Enterprise common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are outside our control.

        In addition, the merger agreement provides that Seacoast may terminate the merger agreement if: (i) the Enterprise daily volume weighted average stock price for the 20 consecutive trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger, which is referred to as the triggering VWAP, is less than $24.5712 per share; and (ii) the triggering VWAP underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger by more than 20%. If Seacoast elects to terminate the merger agreement in such instance, Enterprise may elect to reinstate the merger agreement by adjusting the exchange ratio to increase the stock consideration. If Enterprise makes such election to reinstate the merger agreement, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted). Accordingly, at the time of the Seacoast special meeting, Seacoast shareholders will not know or be able to calculate the market price of Enterprise common stock that they will receive upon completion of the merger.

Some directors and officers of Seacoast have interests in the merger that may differ from the interests of other shareholders.

        In considering the recommendation of the Seacoast board of directors to approve the merger, you should be aware that some executive officers and directors of Seacoast may have economic interests in the merger other than their interests as shareholders. Pursuant to the terms of the merger agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Seacoast director, who must be independent with respect to Enterprise for purposes of the listing requirements of Nasdaq, and mutually agreeable to Enterprise and Seacoast, as an Enterprise director. Enterprise and Seacoast have determined that Richard M. Sanborn, the President and Chief Executive Officer and a current director of Seacoast will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger.

Mr. Sanborn will serve until the first annual meeting of the shareholders of Enterprise following the effective time of the merger and until he or his respective successor is elected and qualified. Subject to the fiduciary duties of the Enterprise board, Enterprise is required to nominate Mr. Sanborn for election to the Enterprise board in the proxy statement relating to the first annual meeting of the shareholders of Enterprise following the effective time of the merger.

        Certain of the executive officers of Seacoast have entered into employment agreements and salary continuation agreements that provide severance payments and additional benefits upon a change in control of Seacoast. In connection with the merger, unsettled or unvested restricted stock units or other stock-based awards granted by Seacoast to certain executive officers issued and outstanding immediately prior to the effective time of the merger will fully vest and entitle the executive to stock consideration. In addition, each vested and unvested Seacoast option, granted to an executive officer under any Seacoast benefit plan that is outstanding immediately prior to the effective time will be canceled and extinguished and exchanged for the right to receive (without interest) an amount of cash determined in accordance with the merger agreement. The merger agreement also provides for the continued indemnification of Seacoast's current and former directors and executive officers following the merger and for the continuation of directors' and officers' insurance for these individuals for six years after the merger. See "The Merger—Interests of Seacoast's Directors and Executive Officers in the Merger" beginning on page    .

        These arrangements may create potential conflicts of interest. These interests of Seacoast's directors and officers may cause some of these persons to view the proposed merger differently than how other Seacoast shareholders view it. The Seacoast and Enterprise boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Seacoast shareholders should consider these interests in conjunction with the recommendation of the Seacoast board of directors with respect to approval of the merger. See "The Merger—Interests of Seacoast's Directors and Executive Officers in the Merger" beginning on page    .

Combining Enterprise with Seacoast and EB&T with SCB may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.

        Enterprise and Seacoast, as well as EB&T and SCB have operated, and until the completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each party's ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be distributions that cause the loss of customers or cause customers to withdraw their deposits, which could negatively affect the performance and earnings of the combined institutions. There can be no assurance that customers will readily accept changes to their banking arrangements after the merger.

Holders of Seacoast common stock will have reduced ownership and voting interests after the merger and will exercise less influence over management.

        Holders of Seacoast common stock currently have the right to vote on matters affecting Seacoast. Upon the completion of the merger, each Seacoast shareholder will become a stockholder of Enterprise with a percentage ownership of Enterprise with respect to such shares that is smaller than the shareholder's current percentage ownership of Seacoast. Following the effective time of the merger, the former shareholders of Seacoast as a group would receive shares in the merger constituting approximately 16% of the outstanding shares of Enterprise common stock immediately after the merger based on the number of shares of Enterprise common stock outstanding as of                        , 2020, the latest practicable date before the filing of this proxy statement/prospectus. Because of this, Seacoast shareholders will have less influence on the management and policies of Enterprise than they now have on the management and policies of Seacoast.

Failure to complete the merger in certain circumstances could require Seacoast to pay a termination fee, or in other circumstances, could require Enterprise or Seacoast to pay liquidated damages, in addition to transaction expenses.

        If the merger agreement is terminated in certain circumstances, Seacoast could be required to pay to Enterprise $7,000,000 as a termination fee. If the merger agreement is terminated by either party as a result of the other party's breach of its representations or warranties, or material breach of its covenants set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $1,250,000 as liquidated damages. Both Seacoast and Enterprise have already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, whether or not the merger is completed and the expected benefits of the merger are realized. See "The Merger Agreement—Termination Fee; Effect of Termination," beginning on page                        .

The termination fee and non-solicitation provisions of the merger agreement limit Seacoast's ability to pursue alternatives to the merger with Enterprise.

        The merger agreement contains terms and conditions that make it difficult for Seacoast to enter into a business combination with a party other than Enterprise. Subject to limited exceptions, Seacoast and its directors, officers and agents are prohibited from initiating or knowingly encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits Seacoast's ability to seek offers that may be superior from a financial point of view from other possible acquirers. If Seacoast receives an unsolicited superior proposal from a third party that the Seacoast board of directors concludes in good faith is superior to the merger proposal and that the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties, and the merger agreement is terminated, then Seacoast would be obligated to pay a $7,000,000 termination fee to Enterprise. The presence of those restrictions in the merger agreement could discourage a competing third party from considering or proposing an acquisition generally, including on better terms than offered by Enterprise. Further, the termination fee might result in a potential competing third party acquirer proposing a lower per share price than it might otherwise have proposed in order to acquire Seacoast.

Completion of the merger is subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on us.

        Before the merger may be completed, appropriate filings, submissions, or notices must be made to the FDIC, the Division, the Federal Reserve and the Reserve Bank. These regulatory authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although we do not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of the merger or imposition additional costs on or limiting our revenues following the merger, any of which might have a material adverse effect on us following the merger. Furthermore, we are not obligated to complete the merger if the regulatory approvals received in connection with the merger include any conditions that would have a material adverse effect on Enterprise and its subsidiaries, taken as a whole and giving effect to the merger.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Enterprise and Seacoast.

        There can be no assurance that the merger will become effective. If the merger is not completed, the ongoing businesses of Enterprise and Seacoast may be adversely affected, and Enterprise and Seacoast will be subject to a number of risks, including the following:

  •
  Enterprise and Seacoast will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

  •
  under the merger agreement, Seacoast is subject to restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to execute certain of its business strategies if the merger agreement is terminated; and

  •
  matters relating to the merger may require substantial commitments of time and resources by Enterprise and Seacoast management, which could otherwise have been devoted to other opportunities that may have been beneficial to Enterprise or Seacoast as independent companies.

        In addition, if the merger is not completed, Enterprise and/or Seacoast may experience negative reactions from the financial markets and from their respective customers and employees. Enterprise and/or Seacoast also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by Enterprise or Seacoast against the other seeking damages or to compel the other to perform their obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of Enterprise and Seacoast.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of Seacoast common stock to decline.

        Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law, the merger will not occur or will be delayed, and we may lose some or all of the intended benefits of the merger. The following conditions described in "The Merger Agreement—Conditions to Completion of the Merger" must be satisfied or waived, before Enterprise and Seacoast are obligated to complete the merger.

        In addition, the merger agreement may be terminated in certain circumstances if the merger is not consummated on or before April 30, 2021, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three months. We cannot assure you that all of the conditions precedent in the merger agreement will be satisfied, or to the extent legally permissible, waived or that the acquisition of Seacoast will be completed.

        If the merger is not completed, the price of Seacoast common stock on the OTCPK Market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, Seacoast would not realize any of the expected benefits of having completed the merger.

Enterprise may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Enterprise's ability to realize anticipated cost savings and to combine the businesses of Enterprise and Seacoast without materially disrupting the existing customer relationships of Enterprise and Seacoast and suffering decreased revenues as a result of the loss of those customers. If Enterprise is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Seacoast is subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainties about the effect of the merger on employees and customers may have an adverse effect on Seacoast and consequently on Enterprise. These uncertainties may impair Seacoast's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Seacoast to consider changing existing business relationships with Seacoast. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Seacoast's business prior to the merger and Enterprise's business following the merger could be negatively impacted. In addition, the merger agreement restricts Seacoast from taking specified actions relative to its business without the prior consent of Enterprise. These restrictions may prevent Seacoast from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Seacoast's Conduct Pending the Merger" beginning on page                        .

The fairness opinion delivered to the Seacoast board of directors by Seacoast's financial advisor prior to the signing of the merger agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.

        KBW delivered its opinion to the Seacoast board of directors on August 19, 2020. The opinion is dated August 19, 2020 and speaks only as of that date. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Enterprise or Seacoast, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of Enterprise or Seacoast, may materially alter or affect the relative values of Enterprise and Seacoast.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then Seacoast shareholders may be responsible for the payment of additional U.S. federal income taxes related to the merger.

        Seacoast and Enterprise believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the IRS determines that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code, then the exchange of Seacoast common stock for Enterprise common stock pursuant to the merger would be a taxable transaction, regardless of the form of consideration received in exchange for such Seacoast common stock. The merger would be treated for U.S. federal income tax purposes as a taxable sale by Seacoast of all of its assets to Enterprise followed by a deemed liquidation of Seacoast. Seacoast would recognize gain or loss on the deemed taxable sale of all of its assets to Enterprise. In addition, each Seacoast shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of the stock consideration received by such shareholder in the merger and (ii) such shareholder's adjusted tax basis in its shares of Seacoast common stock surrendered pursuant to the merger.

The shares of Enterprise common stock to be received by Seacoast shareholders as a result of the merger will have different rights than shares of Seacoast common stock.

        Upon completion of the merger, Seacoast shareholders will become Enterprise stockholders and their rights as stockholders will be governed by Enterprise's certificate of incorporation, as amended, and Enterprise's amended and restated bylaws, as well as the DGCL. The rights associated with Seacoast common stock are different from the rights associated with Enterprise common stock. See "Comparison of Shareholder Rights" beginning on page                        .

The recent global coronavirus outbreak could harm business and results of operations for each of Enterprise and Seacoast and the combined company following the completion of the merger.

        In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since that time, the coronavirus has spread throughout the United States, including in Southern California and in other locations in which both Enterprise and Seacoast operate. In response, many state and local governments, including the State of California, have instituted emergency restrictions that have substantially limited the operation of non-essential businesses and the activities of individuals. It has been widely reported that these restrictions have resulted in significant adverse effects for many different types of businesses, particularly those in the travel, hospitality and food and beverage industries, among many others, and has resulted in a significant number of layoffs and furloughs of employees nationwide and in the regions in which we operate. The ultimate effect of COVID-19 on the local or broader economy is not known nor is the ultimate length of the restrictions described and any accompanying effects. Moreover, the Federal Reserve has taken action to lower the Federal Funds rate, which may negatively affect interest income and, therefore, earnings, financial condition and results of operation for Enterprise, Seacoast and the combined company.

        The effect of COVID-19 and related events, including those described above and those not yet known or knowable, could have a negative effect on the stock price, business prospects, financial condition and results of operations of Enterprise, Seacoast and the combined company, including as a result of quarantines, market volatility, market downturns, changes in consumer behavior, business closures, deterioration in the credit quality of borrowers or the inability of borrowers to satisfy their obligations to Enterprise or Seacoast (and any related forbearances or restructurings that may be implemented), changes in the value of collateral securing outstanding loans, branch or office closures and business interruptions. Further, demand for loans and other products and services that each of Enterprise and Seacoast offers and whose success it relies on to drive growth, is highly dependent upon the business environment in the primary markets in which each company operates and in the United States as a whole.

        Given the ongoing and dynamic nature of the circumstances, it is not possible to predict the ultimate impact of the coronavirus outbreak on the stock price, business prospects, financial condition or results of operations of Enterprise, Seacoast and the combined company. Notwithstanding any actions by national, state and local governments to mitigate the impact of COVID-19 or by Enterprise, Seacoast and the combined company to address the adverse impacts of COVID-19, there can be no assurance that any of the foregoing activities will be successful in mitigating or preventing significant adverse effects on Enterprise, Seacoast or the combined company. In particular it may become more costly or more difficult for the combined company to realize anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated or at all. Each of Enterprise, Seacoast and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

        To the extent COVID-19 results in business disruption, if Enterprise or Seacoast are unable to recover from a business disruption on a timely basis, the merger and the combined company's business and financial conditions and results of operations following the completion of the merger would be adversely affected. The merger and efforts to integrate the businesses of Enterprise and Seacoast may also be delayed and adversely affected by the COVID-19 outbreak.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking statements regarding the financial conditions, results of operations, earnings outlook and business prospects of Enterprise, EB&T, Seacoast and SCB, and the potential combined company, and may include statements for the periods following completion of the merger. Forward-looking statements are typically identified with the use of terms such as "may," "might," "will," "would," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "could," "continue," "intend," and the negative and other variations of these terms and similar words and expressions, although some forward-looking statements may be expressed differently. Statements about the expected benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions, and all other statements in this proxy statement/prospectus that are not historical facts, constitute forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and are subject to change based on factors which are, in many instances, beyond Enterprise's or Seacoast's control. The ability of Enterprise or Seacoast to predict results or the actual effect of future plans or strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results or future events may differ materially from those expressed in, or implied by, the forward-looking statements.

        Among the factors that could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements are:

  •
  the challenges and costs of integrating operations of the business of Enterprise and Seacoast;

  •
  expected revenue synergies, cost savings and other financial or other benefits of the proposed merger between Enterprise and Seacoast might not be realized within the expected time frames or might be less than projected;

  •
  deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

  •
  business disruption before and following the merger, including diversion of management's attention and time from ongoing business operations and opportunities;

  •
  reputational risks and the potential impact of announcement or completion of the merger on customers and employees, including our ability to attract and retain relationship officers and other key personnel;

  •
  required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

  •
  general economic or business conditions, either nationally or in the states or regions in which Enterprise and Seacoast do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  outcomes of litigation and other contingencies;

  •
  adverse changes in the securities market;

  •
  consolidation within the banking industry and any existing or changing competition from banks and other financial institutions;

  •
  burdens imposed by federal and state regulation and any legislation or changes in regulatory requirements; and

  •
  impacts caused by the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm Enterprise and Seacoast's business, financial position and results of operations and adversely affect the timing and anticipated benefits of the merger.

        Because these forward-looking statements are subject to assumptions and uncertainties, Enterprise's and Seacoast's actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Enterprise and Seacoast based on information known to them as of the date of this proxy statement/prospectus. Seacoast shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. Enterprise and Seacoast undertake no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this proxy statement/prospectus, or to reflect the occurrence of unanticipated events, unless obligated to do so under federal securities laws. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Enterprise or Seacoast or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

        The foregoing list of important factors may not be all inclusive. For a further discussion of these factors and other risks and uncertainties applicable to Enterprise and Seacoast, see "Risk Factors" in this proxy statement/prospectus and Enterprise's other filings with the SEC, including Enterprise's Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as well as any subsequent documents filed by Enterprise with the SEC, which are incorporated by reference into this proxy statement/prospectus.

SPECIAL MEETING OF SEACOAST SHAREHOLDERS

        This document is being provided to holders of Seacoast common stock as Seacoast's proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the Seacoast special meeting and at any adjournment or postponement thereof. This document is also being provided to holders of Seacoast common stock as Enterprise's prospectus in connection with the issuance by Enterprise of shares of its common stock as a result of the proposed merger.

Date, Time and Place

        The Seacoast special meeting is scheduled to be held as follows:

  Date:                , 2020
  Time:                , local time
  Place:

        We expect to hold the Seacoast special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Seacoast special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Seacoast shareholders will be admitted to the special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the Seacoast special meeting in person. To do so, please make your request by mail to Seacoast at 11939 Rancho Bernardo Road, Suite 200, San Diego, CA 92128, Attention: Chief Financial Officer, by email at wroche@sccombank.com or by phone at (858) 432-7000. Seacoast must receive your request for pre-authorization on or before                                    , 2020.

Matters to Be Considered

        At the Seacoast special meeting, Seacoast shareholders will be asked to consider and act upon:

  •
  a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, which is referred to as the merger proposal; and

  •
  a proposal to adjourn or postpone the Seacoast special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

        No other business may be conducted at the Seacoast special meeting.

Recommendation of the Seacoast Board of Directors

        On August 19, 2020, the Seacoast board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Based on Seacoast's reasons for the merger described in "The Merger—Seacoast's Reasons for the Merger" beginning on page                        , the Seacoast board of directors believes that the merger is in the best interests of Seacoast and its shareholders.

        Accordingly, the Seacoast board of directors recommends that Seacoast shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Record Date; Quorum

        The Seacoast board of directors has fixed the close of business on                        , 2020 for determining the holders of Seacoast common stock entitled to receive notice of and to vote at the Seacoast special meeting.

        As of the record date for the Seacoast special meeting, there were                                    shares of Seacoast common stock outstanding and entitled to notice of the Seacoast special meeting, and such outstanding shares of Seacoast common stock were held by approximately                                    holders of record. Each share of Seacoast common stock entitles the holder to one vote at the Seacoast special meeting on each proposal to be considered at the Seacoast special meeting.

        The Seacoast special meeting will conduct business only if a majority of the outstanding shares of Seacoast common stock is represented in person or by proxy at the Seacoast special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the Seacoast special meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

        Approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Seacoast common stock entitled to vote on the merger proposal at the Seacoast special meeting. If you fail to submit a proxy or to vote in person at the Seacoast special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

        Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Seacoast common stock entitled to vote on the adjournment proposal and represented in person or by proxy at the Seacoast special meeting. If you fail to submit a proxy or vote in person at the Seacoast special meeting, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy with respect to the adjournment proposal, it will have the same effect as a vote "AGAINST" the adjournment proposal.

Shares Held by Seacoast Directors and Executive Officers

        As of September 10, 2020, the directors and executive officers of Seacoast beneficially owned, in the aggregate, 3,056,507 shares of Seacoast common stock, representing approximately 31.7% of the shares of Seacoast common stock outstanding on that date. As of the same date, neither Enterprise nor any its subsidiaries, directors or executive officers owned any shares of Seacoast common stock. All of the directors and executive officers of Seacoast entered into voting agreements with Enterprise to vote the shares of Seacoast common stock owned by them in favor of the merger proposal.

Voting

        You may vote in person at the Seacoast special meeting or by proxy. To ensure your representation at the Seacoast special meeting, Seacoast recommends that you vote by proxy even if you plan to attend the Seacoast special meeting. You can always change your vote at the Seacoast special meeting.

        If you hold shares of Seacoast common stock in your name as a shareholder of record on the record date of the Seacoast special meeting, you can vote your shares (i) via telephone or the Internet pursuant to the instructions provided on the enclosed proxy card, (ii) by completing and mailing the enclosed proxy card, or (iii) by voting in person at the Seacoast special meeting. Please refer to the specific instructions set forth in the enclosed proxy card.

        Seacoast shareholders whose shares are held in "street name" by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet. If your shares are held in "street name" and you wish to vote in person at the Seacoast special meeting, you will have to obtain a "legal proxy" from your broker, bank or other nominee entitling you to vote at the Seacoast special meeting.

        If you are a shareholder of record of Seacoast common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the shareholder of record of your shares of Seacoast common stock and submit your proxy without specifying a voting instruction, your shares of Seacoast common stock will be voted "FOR" the merger proposal and "FOR" the adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.

Revocability of Proxies and Changes to a Seacoast Shareholder's Vote

        If you hold stock in your name as a Seacoast shareholder of record as of the record date, you may change your vote or revoke any proxy at any time before the Seacoast special meeting is called to order by (i) delivering a written notice of revocation to Seacoast, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card for any such Seacoast shareholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card, (iv) calling the toll free number listed on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card or (v) attending the Seacoast special meeting in person and voting by ballot at the Seacoast special meeting.

        Any Seacoast shareholder entitled to vote in person at the Seacoast special meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the Seacoast special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of Seacoast before the voting at the Seacoast special meeting is completed or you vote in person at the meeting.

        If you hold shares of Seacoast common stock in your name as a Seacoast shareholder of record, all written notices of revocation and other communications about revoking your proxy should be addressed to:

Seacoast Commerce Banc Holdings
11939 Rancho Bernardo Road, Suite 200
San Diego, CA 92128
Attention: Corporate Secretary

        If you hold your shares of Seacoast common stock in "street name" through a bank, broker or other nominee, you should contact your bank, broker or nominee to change your vote or revoke your proxy.

Solicitation of Proxies

        Seacoast will pay for this proxy solicitation. Additionally, directors, officers and employees of Seacoast and SCB may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Seacoast will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Contact Us

        You may find copies of Seacoast's proxy materials at www.investorvote.com/SEAK. If you need help voting your shares or need to change or correct your name, address or other information, or have any other questions relating to the Seacoast special meeting, please contact William T. Roche, III by telephone at (858) 432-7000, by email at wroche@sccombank.com, or by mail at:

Seacoast Commerce Banc Holdings
c/o Chief Financial Officer
11939 Rancho Bernardo Road, Suite 200
San Diego, CA 92128

 SEACOAST PROPOSALS

Proposal 1: The Merger Proposal

        If you are a Seacoast shareholder, you are being asked to vote to approve the merger proposal. You should read carefully this entire proxy statement/prospectus, including the merger agreement and the other documents included with this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

        Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Seacoast common stock entitled to vote on the merger proposal at the Seacoast special meeting. If you fail to submit a proxy or to vote in person at the Seacoast special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

        The Seacoast board has determined that the merger and the transactions contemplated thereby, including the merger, are in the best interests of Seacoast and its shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. See "The Merger—Seacoast's Reasons for the Merger" beginning on page                        .

        The Seacoast board unanimously recommends that shareholders vote "FOR" approval of the merger proposal.

Proposal 2: The Adjournment Proposal

        The Seacoast board of directors seeks the authorization of Seacoast shareholders to direct the vote of the proxies to adjourn or postpone the Seacoast special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

        In the event that Seacoast's management determines there are not sufficient votes to approve the merger proposal at the time of the Seacoast special meeting, Seacoast intends to move to adjourn or postpone the special meeting to a later date or dates in order for directors, officers and employees of Seacoast to solicit additional proxies in favor of the merger agreement. In order to allow proxies that have been received by Seacoast at the time of the Seacoast special meeting to be voted in favor of the adjournment or postponement of the Seacoast special meeting, if necessary or appropriate, Seacoast has submitted the question of such adjournment or postponement to its shareholders as a separate matter for their consideration.

        Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Seacoast common stock entitled to vote and represented in person or by proxy at the Seacoast special meeting. If you fail to submit a proxy or vote in person at the Seacoast special meeting, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy with respect to the adjournment proposal, it will have the same effect as a vote "AGAINST" the adjournment proposal.

        The Seacoast board unanimously recommends that shareholders vote "FOR" approval of the adjournment proposal.

 THE MERGER

        This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger.

Terms of the Merger

        Each of Enterprise's and Seacoast's respective board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides that Seacoast will merge with and into Enterprise, with Enterprise being the surviving company in the merger. Immediately following the merger, Seacoast's wholly-owned bank subsidiary, SCB, will merge with and into Enterprise's wholly-owned bank subsidiary, EB&T, with EB&T being the surviving bank in the bank merger. We expect to complete the merger and the bank merger in the fourth quarter of 2020 or the first quarter of 2021.

        In the merger, each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5061 shares of Enterprise common stock, and Seacoast shareholders will no longer be owners of Seacoast common stock. No fractional shares of Enterprise common stock will be issued in connection with the merger, and holders of Seacoast common stock will be entitled to receive cash in lieu thereof.

        Holders of Seacoast common stock are being asked to vote to approve the merger agreement and the transactions contemplated by thereby, including the merger. See the section entitled "The Merger Agreement" beginning on page                        for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

        The Seacoast board of directors has regularly reviewed and discussed Seacoast's business, performance, prospects and long-term strategy in the context of developments in the banking industry, the competitive landscape and the regulatory environment. The Seacoast board of directors has considered, from time to time, various potential strategic alternatives, including transactions involving other financial institutions, such as potential acquisitions of financial institutions of a smaller size, mergers with financial institutions of similar size or business combinations with larger financial institutions.

        As bank stocks continued to perform well in the summer of 2018, the Seacoast board of directors decided that Seacoast's M&A Committee should have discussions with various financial advisory firms regarding their views of the then-current conditions in the financial markets, potential future challenges facing a bank of Seacoast's size and the prospects of Seacoast finding a larger partner. To this end, Seacoast's M&A Committee met with four different investment banks in mid-August of 2018.

        On August 15, 2018, the Seacoast M&A Committee held a meeting that was also attended by representatives of KBW, a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger. At this meeting, KBW representatives reviewed KBW's experience and discussed (i) the prospects of community banks in general, (ii) the current merger and acquisition environment within the banking industry and (iii) the prospects of Seacoast finding a potential partner. At this meeting, the Seacoast M&A Committee also reviewed the standalone financial forecast of Seacoast and the merits of continuing operations on a standalone basis. In light of Seacoast's strong low-cost core deposits, variable rate, real estate-secured 7(a) SBA lending franchise and the rising interest rate environment at that time, the Seacoast M&A Committee considered whether Seacoast had an opportunity to better leverage its strengths and minimize its risks by engaging in a strategic business combination to enhance shareholder value. The Seacoast M&A Committee also considered the potential risks associated with a potential business combination, including the disclosure of confidential information to Seacoast's competitors and the consequences of an abandoned transaction to Seacoast's shareholders, employees and customers. The Seacoast M&A Committee discussed with the KBW representatives the potential process and timing of finding a potential partner. KBW representatives then reviewed potential parties that appeared to have the financial ability to afford to acquire Seacoast at a premium to its market value. Seacoast's strong financial performance as measured by return on tangible common equity, its efficient capital structure and its high trading price to tangible book value multiple appeared to limit the number of parties that could afford to pay a premium.

        On September 19, 2018, the Seacoast board of directors met and discussed the Seacoast M&A Committee's meetings with the four investment banks, including KBW. The Seacoast board of directors discussed the competitive landscape in the banking industry, generally, and Seacoast's growth prospects, specifically, as well as the overall market, economic and regulatory environments and determined to explore a potential sale process. At this meeting, the Seacoast board of directors approved the engagement of KBW to act as Seacoast's financial advisor in a potential sale or merger transaction, subject to negotiation of a fee structure that incentivized higher valuations for Seacoast in the transaction. KBW was subsequently engaged to act as Seacoast's financial advisor in a potential sale or merger transaction.

        On October 25, 2018, the Seacoast M&A Committee held a meeting. Representatives of KBW participated in the meeting and discussed with the Seacoast M&A Committee the current market environment and the potential timing of launching a sales process. Given the extreme market volatility for bank stocks that developed in October 2018, the Seacoast M&A Committee decided to revisit the timing of launching a formal sale process with the full board in November.

        On November 13, 2018, the Seacoast board of directors convened a meeting that representatives of KBW also attended. At the meeting, KBW representatives provided an update on market conditions, including the decline of regional bank stocks by 13% since March 31, 2018 and significant volatility around the mid-term congressional elections. KBW representatives reviewed publicly available information regarding potential merger partners for the Seacoast board of director's consideration, including their trading multiples. After considering the market conditions, the Seacoast board of directors decided to delay launching the sales process until after the New Year. In the meantime, the Seacoast board of directors directed KBW to contact a few selected banks that could be interested to arrange introductory meetings with Richard M. Sanborn, President and Chief Executive Officer of Seacoast.

        During the month of December 2018, Mr. Sanborn had introductory calls facilitated by KBW with several parties, including Enterprise on December 26, 2018. As a follow-up, during January 2019, Mr. Sanborn had in-person meetings with representatives of several banks, including executives from Enterprise on January 28, 2019.

        On the evening of January 28, 2019, Seacoast received an unsolicited non-binding indication of interest from a potential financial buyer referred to as Party A. The non-binding indication of interest, which provided for consideration of $25.00 per Seacoast share with an unspecified mix of stock and cash, was conditioned on the successful completion of a capital raise, the proceeds of which would be used to fund a portion of the merger consideration with the remainder to be used to support the post-closing business plan, as well as the satisfactory completion of due diligence and 120 days of exclusivity. The Seacoast M&A Committee discussed and considered Party A's indication of interest, the proposed post-closing business plan and the financing contingency, particularly in light of the volatile capital market conditions, and determined not to grant Party A exclusivity at that time. However, Party A would be included in the sales process.

        On February 4, 2019, at the direction of Seacoast, KBW began to contact potential buyers, including Enterprise, as part of the sales process. After signing a non-disclosure agreement, potential buyers were provided a confidential information memorandum, granted access to a due diligence data room and offered diligence calls with Seacoast management. During the month of February, KBW contacted 30 parties, seven of which executed non-disclosure agreements and five of which met with Seacoast management. Enterprise and Seacoast executed a non-disclosure agreement on February 6, 2019, and due diligence discussions ensued between Enterprise and Seacoast. By the end of February, Seacoast received three non-binding indications of interest.

        On March 6, 2019, the Seacoast board of directors convened a meeting to consider the three non-binding indications of interest. Representatives of KBW attended this meeting. Enterprise submitted a non-binding indication of interest with a price range of $18.83 to $19.32 per Seacoast share with an 80% stock and 20% cash consideration mix. At the bottom of the range, the implied exchange ratio was 0.4165x. The closing price of Seacoast stock on March 5, 2019 was $20.85. The second indication of interest was from another bank (Party B) for $21.29 per Seacoast share with an unspecified mix of stock and cash. The final indication of interest was from Party A with no change from its letter dated January 28, 2019. After reviewing the three non-binding indications of interest and consultation with KBW, the Seacoast board of directors decided to end the sales process and remain independent. Seacoast instructed KBW to let each party know that its offer was not acceptable, but to let them know that Seacoast would be interested in the future at higher pricing levels. Both Enterprise and Party B indicated that they were not interested in pursuing a potential transaction at higher valuation levels.

        During the months of March, April and May in 2019, Party A continued to have dialogue with Mr. Sanborn regarding a potential transaction. Party A engaged an investment bank to advise it on a potential transaction with Seacoast and to help structure and execute the capital raise that would be necessary to pay the proposed purchase price and to support the proposed post-closing business plan. On April 4, 2019, Party A and Seacoast executed a mutual non-disclosure agreement. Over the ensuing weeks, Party A conducted its due diligence and formulated a set of financial projections based on a post-closing business plan that utilized Seacoast as a platform for expanding into new and enhanced lines of business and markets. A series of calls between Party A and its advisors were conducted to discuss process, deal structure, a potential tender offer, refinement of the business plan and the potential capital raise. On May 15, 2019, the Seacoast board of directors met to discuss the potential transaction with Party A. Representatives of KBW and Sheppard Mullin, counsel to Seacoast, also attended this meeting. The Seacoast board of directors discussed the risks and uncertainties related to publicly announcing a transaction subject to a significant financing contingency, particularly in light of the continuing volatility in the capital markets. The Seacoast board of directors also discussed the risk and uncertainties related to Party A's proposed post-closing business plan, particularly in light of the fact that a portion of the proposed acquisition consideration would be comprised of stock. In light of these factors, the Seacoast board of directors ultimately determined that, under the circumstances, announcing a transaction subject to a financing contingency created an unacceptable level of risk to Seacoast and its operations, and ultimately its shareholders. Mr. Sanborn communicated to Party A that the financing contingency was not acceptable. Over the summer of 2019, Party A engaged in exploratory discussions with potential investors, and on September 11, 2019, informed Mr. Sanborn that there was not sufficient investor interest in the proposed transaction and post-closing business plan, and as such, Party A would not proceed with its proposal to acquire Seacoast.

        On December 18, 2019, the Seacoast board of directors convened a meeting also attended by representatives of KBW. KBW representatives discussed the current market environment for banks and provided an update on bank mergers and acquisitions. Bank stocks had continued to perform poorly. KBW reviewed the price performance for the banks that had been contacted in February 2019 and those parties' financial ability to pay. The Seacoast board of directors reiterated a desire to find a partner and directed Mr. Sanborn and KBW to re-engage with a few of the interested parties from the earlier process as well as any new banks that had expressed interest.

        In early February of 2020, KBW had conversations with a limited number of banks that had indicated interest in a potential transaction with Seacoast, including Enterprise, updating those parties on Seacoast's 2019 financial results and Seacoast's willingness to entertain merger discussions.

        On February 19, 2020, representatives of KBW were invited to discuss with the Seacoast board of directors the possibility of Seacoast conducting an initial public offering. There was interest in exploring other avenues of liquidity if a sale transaction was not imminent. After discussion and questions surrounding the initial public offering process and costs, as well as the overall market environment and the results of recently announced or completed initial public offerings by banks and bank holding companies, the Seacoast board of directors decided to again pursue a sale transaction before proceeding with an initial public offering.

        On March 6, 2020, Enterprise management participated in a call with Seacoast management to update the broader Enterprise team on Seacoast's recent results and prospects, including a discussion of Seacoast's budget and financial forecasts, and to help guide Enterprise management on modelling assumptions such as cost savings, deal costs and share counts. Over the next several days, Seacoast provided follow-up information to Enterprise with the goal of permitting Enterprise to submit a revised non-binding indication of interest for a transaction with Seacoast.

        On March 11, 2020, Enterprise submitted a revised non-binding indication of interest letter to Seacoast with a fixed exchange ratio of 0.44 in an all-stock transaction, which implied a $13.46 price per Seacoast share based on Enterprise's closing stock price on March 9, 2020. On March 9, 2020, Seacoast's stock price closed at $16.50 per share. However, based on Enterprise's 30-day volume weighted average stock price, the implied price per share for Seacoast would have been $18.11. In addition, the exchange ratio was a 5.6% improvement to the implied exchange ratio of Enterprise's March 2019 offer, as described above, notwithstanding the significant market volatility and precipitous decline in bank and bank holding company share values in February and March 2020 as a result of the burgeoning COVID-19 pandemic. In order to move to a due diligence phase, Enterprise indicated that Seacoast would need to grant it exclusivity for 60 days.

        The Seacoast board of directors met on March 12, 2020 to discuss Enterprise's indication of interest. Representatives of KBW also attended this meeting. KBW representatives reviewed the proposed exchange ratio and updated financial information on Enterprise. The Seacoast board of directors also asked the KBW representatives to provide an update on the full range of potential buyers. From more than 150 banks having assets between $5 billion and $100 billion, KBW had contacted 30 banks. Of those banks, only two had a price to tangible book value multiple of above 1.5x and a price to 2020 estimated earnings in excess of 11x and those two banks had passed on a transaction with Seacoast. Four new banks had indicated some interest since March 2019. None of them had valuation levels that would indicate an ability to pay a premium that Seacoast would consider acceptable. KBW representatives also updated the Seacoast board of directors on market conditions, which were then deteriorating at an accelerated pace. The Seacoast board of directors meeting was held after market close and Seacoast's stock had declined to $13.40 on March 12, 2020 from $16.50 at market close on March 9, 2020, while Enterprise's stock had declined to $27.06 on March 12, 2020 from $30.60 at market close on March 9, 2020. After much deliberation, the Seacoast board of directors determined that Enterprise's proposal was not attractive enough to grant exclusivity, but did want to continue discussions with Enterprise to determine whether Enterprise would propose a higher exchange ratio that would warrant exclusivity. The Seacoast board of directors also instructed KBW to continue dialogue with the other interested parties.

        On March 13, 2020, in accordance with Seacoast's directives, KBW informed Enterprise that its proposal was not granted exclusivity, but that if Enterprise was interested in doing more work to get to an exchange ratio that would work for Seacoast, then Seacoast would be willing to engage in that process. Enterprise also requested a chance to meet the Seacoast board of directors to enable the Seacoast directors to get to know Enterprise better. On March 18, 2020, James B. Lally, President and Chief Executive Officer of Enterprise, and Keene S. Turner, Executive Vice President and Chief Financial Officer of Enterprise, met with the Seacoast board of directors by video conference call. Enterprise presented a slide deck about its company and the Seacoast board members asked questions at the end of the presentation.

        Over the ensuing week, KBW had multiple discussions with Enterprise's financial advisor, Boenning & Scattergood, and arranged a follow-up conference call between Enterprise and Seacoast and their respective advisors to continue to discuss cost savings and other assumptions that could affect Enterprise's model outputs. In mid-April as the CARES Act was passed into law and lenders were gearing up to participate in the Paycheck Protection Program, Mr. Sanborn called Mr. Turner to inform him that Seacoast would suspend deal discussion because Seacoast would be unable to focus on serving clients while simultaneously trying to provide all the information that Enterprise needed to prepare a potential revised indication of interest.

        On May 5, 2020, Mr. Sanborn contacted Mr. Turner and informed him that Seacoast was ready to re-engage in discussions. Mr. Sanborn also directed KBW to reach out to other potentially interested parties on a parallel path in case Enterprise did not get to a level that was acceptable to the Seacoast board of directors.

        On May 7, 2020, Boenning & Scattergood shared with KBW Enterprise's full due diligence request list and marked items that would be critical to help Enterprise refine its proposal. Following the release of the parties' first quarter 2020 results, various models needed to be updated and Seacoast provided an updated budget.

        Discussions continued with other interested parties. One in particular, Party C, reached out to Mr. Sanborn with a desire to develop a proposal. Party C had not been part of the 2019 process because its valuation levels at that time did not support the financial ability to pay a premium. Given the change in the environment and the relative change in Party C's valuation levels, Party C was now in a position to be more competitive. Party C signed a non-disclosure agreement on May 17, 2020. Due diligence materials and data room access was provided to Party C, and Party C's financial advisor had several conversations with KBW as Party C prepared its indication of interest.

        On May 28, 2020, Party C submitted an indication of interest with a fixed exchange ratio that implied a price per share of $13.00 at that time. Party C requested exclusivity as well. At that time, with Seacoast's approval, KBW informed Enterprise that Seacoast had received another indication of interest.

        On June 1, 2020, Enterprise submitted a revised indication of interest increasing its proposed exchange ratio to 0.48x, which was a 9% increase over the exchange ratio submitted in March 2020, and a 15% increase over the exchange ratio submitted in March of 2019.

        On June 4, 2020, the Seacoast board of directors met to consider the two indications of interest. Representatives of KBW attended the meeting. As of June 3, 2020, Enterprise's proposed 0.48x exchange ratio implied a current per share value of $14.68 per Seacoast share. Seacoast's share price on June 3, 2020 was $12.05. Party C's exchange ratio on June 3, 2020 implied a current per share value of $12.83 per Seacoast share. KBW representatives reviewed current and historical financial information on both Enterprise and Party C. Enterprise had superior financial performance over time, but Party C's profitability was higher in the first quarter of 2020 because Party C did not recognize the higher levels of loan loss provision that had been recognized by Enterprise as a result of Enterprise's adoption of

CECL effective as of January 1, 2020. The Seacoast board of directors decided that it would give both parties a last opportunity in a final round to improve their exchange ratios before signing a letter of intent and entering into an exclusivity period. The Seacoast board of directors decided to reconvene on June 8, 2020.

        Enterprise and Party C submitted revised and final indications of interest and the Seacoast board of directors reconvened on June 8, 2020. Representatives of KBW attended the Seacoast board of directors meeting. Party C increased its exchange ratio by 8% and Enterprise increased its exchange ratio by an additional 5% to 0.5061. Based on the closing prices on June 5, 2020, the Enterprise exchange ratio implied a current value to Seacoast shareholders of $17.50 per Seacoast share, while Party C's exchange ratio implied a current value to Seacoast shareholders of $15.46. The Seacoast board of directors also concluded that Enterprise's historic financial performance was stronger than Party C's and that Enterprise had more potential upside over a multi-year period. The Seacoast board of directors also considered that Enterprise had conducted much more due diligence over a longer period of time and was therefore less likely to change its proposed exchange ratio. However, the Seacoast board of directors did want to reduce the risk that Enterprise would reduce the exchange ratio after due diligence. The Seacoast board of directors instructed KBW to inform Enterprise that it was chosen with the caveat that the exclusivity period would be bifurcated into a relatively short time period for loan due diligence and a chance for Enterprise to re-affirm its proposal in order to extend its exclusivity for the full 60 days.

        On June 8, 2020, in accordance with Seacoast's directives, KBW informed Party C that Seacoast had decided to go a different direction and KBW informed Boenning & Scattergood that Seacoast had decided to move forward with Enterprise with the bifurcated exclusivity approach. After consulting with Enterprise, Boenning & Scattergood advised KBW that Enterprise would accept that approach and on June 9, 2020, Enterprise and Seacoast signed the non-binding indication of interest and agreed to move forward to the due diligence phase. On June 10, 2020, Enterprise and Seacoast entered into a binding exclusivity agreement that gave Enterprise a 60-day exclusivity period to complete due diligence and prepare a definitive agreement with the caveat that Enterprise would have 15 days to complete its initial due diligence, mostly relating to credit and affirming material assumptions in its model. Upon the completion of the initial 15 days, if Enterprise did not affirm its intention to move forward on the original terms outlined in the signed indication of interest, then the exclusivity period would expire. Promptly following the execution of the exclusivity agreement, Enterprise commenced its due diligence on Seacoast and Seacoast commenced its reverse due diligence on Enterprise. On June 29, 2020, based on its diligence conducted over the initial 15-day period, Enterprise affirmed its intention to move forward on the original terms outlined in the signed indication of interest, so the exclusivity period remained in effect until August 14, 2020. On August 6, 2020, the exclusivity period was extended to August 21, 2020 in order to give the parties more time to complete due diligence and negotiate the definitive agreement.

        On July 13, 2020, representatives of Holland & Knight, counsel to Enterprise, sent an initial draft of the merger agreement to representatives of Sheppard Mullin. On July 28, 2020, representatives of Holland & Knight sent to representatives of Sheppard Mullin a draft of a proposed voting agreement for the potential transaction that Enterprise required be entered into with members of the Seacoast board of directors who own shares of Seacoast common stock and certain executive officers of Seacoast. Thereafter, until the execution of the merger agreement on August 20, 2020, the parties and their respective legal advisors exchanged drafts of, and engaged in discussion and negotiations concerning the terms of, the merger agreement and voting agreements. During this time, Enterprise and Seacoast continued their extensive documentary and other due diligence in parallel with the negotiation of the transaction documentation.

        On July 27, 2020, the Seacoast M&A Committee held a meeting at which a representative of Sheppard Mullin was present. At that meeting, a representative of Sheppard Mullin provided advice about the process for executing on the merger with Enterprise and reviewed with the Seacoast M&A Committee the material terms of the merger agreement and voting agreements.

        On August 3, 2020, the Seacoast board of directors held a meeting to review progress on the potential business combination.

        On August 19, 2020, the Seacoast board of directors held a meeting at which representatives of Seacoast's management team, KBW and Sheppard Mullin were present. Management presented its final due diligence report to the Seacoast board of directors. Also at the meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Seacoast board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Seacoast common stock. A representative of Sheppard Mullin reviewed with the Seacoast board of directors their fiduciary duties in connection with their consideration of the proposed business combination and the terms of the merger agreement. After extensive discussion regarding the terms of the merger agreement and the voting agreements, a full analysis of Seacoast's reasons for engaging in the proposed business combination with Enterprise, including those set forth below under "The Merger—Seacoast's Reasons for the Merger," and consideration of other relevant issues, including a variety of business, financial and market factors, the Seacoast board of directors unanimously adopted and approved the merger agreement and the merger.

        Following the Seacoast board of directors meeting on August 19, 2020 and Enterprise board of directors meeting on August 20, 2020, Seacoast and Enterprise entered into the merger agreement and announced the merger on August 20, 2020. The parties to the voting agreements also entered into the voting agreements.

Enterprise's Reasons for the Merger

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Enterprise board of directors evaluated the merger in consultation with Enterprise management, as well as Enterprise's financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  Seacoast's SBA lending and specialty deposit businesses and its compatibility with Enterprise and its subsidiaries;

  •
  Seacoast's national lending and deposit relationships are not dependent on an extensive traditional branch network;

  •
  management's assessment that Seacoast presents a strong commercial banking franchise that is consistent with EB&T's relationship-based banking model while adding talent and depth to EB&T's operations;

  •
  management's view that the acquisition of Seacoast provides an attractive opportunity to expand Enterprise's geographic presence into new markets in California and Nevada;

  •
  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Seacoast and SCB;

  •
  management's due diligence review of Seacoast and SCB and the discussions thereof with its financial advisors and legal counsel;

  •
  the projected impact of the proposed transaction on financial metrics, including earnings per share and tangible book value, the projected earn-back period and the projected internal rate of return;

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  the expectation of management that Enterprise will maintain its strong capital ratios upon completion of the proposed merger;

  •
  projected efficiencies to come from integrating certain of Seacoast's operations into Enterprise's existing operations;

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  the financial and other terms of the merger, including the exchange ratio and stock consideration, the expected tax treatment and the deal protection and termination fee provisions, which Enterprise reviewed with its outside financial and legal advisors;

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  SCB's compatibility with EB&T, which Enterprise management believes should facilitate integration and implementation of the merger and bank merger, and the complementary nature of the products and customers of SCB and EB&T, which Enterprise management believes should provide the opportunity to mitigate integration risks and increase potential returns;

  •
  the fact that, concurrently with the execution of the merger agreement, all of Seacoast's directors and executive officers were entering into voting agreements with Enterprise agreeing to vote for the merger proposal; and

  •
  the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of burdensome conditions.

        The above discussion of the information and factors considered by Enterprise's board of directors is not intended to be exhaustive, but includes a description of material factors considered by Enterprise's board of directors. Enterprise's board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger and bank merger. In view of the wide variety of factors considered by Enterprise's board of directors in connection with its evaluation of the merger and bank merger, Enterprise's board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Enterprise's board of directors collectively made its determination with respect to the merger and bank merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger and bank merger are in the best interests of Enterprise stockholders and that the benefits expected to be achieved from the merger and bank merger outweigh the potential risks and vulnerabilities.

        It should be noted that this explanation of the Enterprise board of directors' reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page                         .

Seacoast's Reasons for the Merger

        After considering its strategic options and the factors discussed in this proxy statement/prospectus, the Seacoast board unanimously recommends approval of the merger agreement, determining that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Seacoast and its shareholders.

        In evaluating the merger and the merger agreement, the Seacoast board consulted with Seacoast's financial advisor, KBW, with respect to the financial aspects of the proposed merger, and with Seacoast's legal counsel, Sheppard Mullin, as to the Seacoast board's legal duties and the terms of the merger agreement and related agreements. In approving the merger agreement, the Seacoast board considered a number of factors, including the following, without assigning any specific or relative weights to the factors and in no particular order:

  •
  an extensive review of strategic options available to Seacoast;

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  Enterprise's business, financial condition, results of operations, asset quality, earnings and prospects, and the performance of Enterprise's common stock on both a historical and prospective basis;

  •
  the risks and prospects of Seacoast remaining independent, including (i) the challenges of the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Seacoast in particular, including the importance of scale in the financial services industry, the anticipated prolonged low interest rate environment and its potential effect on net interest margin, the current historically low income tax rate, and the current low level of credit losses; (ii) the increasing costs associated with banking regulation, compliance and technology, generally; and (iii) the anticipated costs of continuing to develop and enhance Seacoast's business capabilities;

  •
  the exchange ratio and other financial terms of the merger and the merger agreement;

  •
  the structure of the merger consideration payable in shares of Enterprise common stock, which will allow Seacoast shareholders to participate in the future performance of the combined company's business and synergies resulting from the merger and from improved conditions for financial institutions or in the general economy;

  •
  that the exchange ratio represented an implied stock price premium of 31%, based on the closing prices of Seacoast common stock and Enterprise common stock on August 19, 2020, the day before the public announcement of the execution of the merger agreement;

  •
  the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, and the fact that the transaction is expected to be accretive to the combined company in terms of earnings per share, with modest tangible book value dilution;

  •
  the advantages of being part of a larger financial institution, such as Enterprise, including the potential for operating efficiencies, the ability to leverage overhead costs, and the generally higher trading multiples of larger financial institutions;

  •
  the need for greater liquidity for Seacoast shareholders, and the fact that Enterprise's common stock is registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and publicly traded on Nasdaq;

  •
  the ability of Enterprise's management team to successfully integrate and operate the business of the combined company after the merger, as evidenced by the success of Enterprise and EB&T in completing and integrating previous mergers of community banks;

  •
  the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions and the size of the termination fee payable by Seacoast in certain circumstances in relation to the overall transaction size;

  •
  the fact that the merger agreement does not include any unrealistic closing conditions based on the financial performance of Seacoast between signing and closing of the transaction;

  •
  the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

  •
  the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to Seacoast and that, under certain circumstances more fully described under "The Merger Agreement—No Solicitation" beginning on page                        , Seacoast may

    furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal;

  •
  the ability of the Seacoast board of directors to change its recommendation that Seacoast shareholders vote to approve the merger agreement, subject to the terms and conditions set forth in the merger agreement (including the right of Enterprise to match any competing bid and the payment of a termination fee);

  •
  Seacoast's management's view that the merger will allow for greater opportunities for Seacoast's clients, customers and other constituencies, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending, deposit gathering, and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by Seacoast on an independent basis;

  •
  the tax free nature of the shares of Enterprise common stock being offered as merger consideration;

  •
  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  the financial presentation, dated August 19, 2020, of KBW to the Seacoast board and the written opinion, dated August 19, 2020, of KBW to the Seacoast board, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Seacoast common stock of the exchange ratio in the merger, as more fully described below under "—Opinion of Seacoast's Financial Advisor;" and

  •
  the Seacoast board's review and discussions with Seacoast's management and advisors concerning Seacoast's due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Enterprise.

        The Seacoast board also considered the potential adverse consequences of the proposed merger, including:

  •
  the stock consideration being based on a fixed exchange ratio and the resulting risk that the consideration to be paid to Seacoast shareholders could be adversely affected by a decrease in the trading price of Enterprise common stock prior to the closing of the merger;

  •
  the potential for diversion of management and employee attention, and for employee attrition, during the period following the announcement of the merger and prior to the completion of the merger, and the potential effect on Seacoast's business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

  •
  the potential that certain provisions of the merger agreement prohibiting Seacoast from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

  •
  the interests of Seacoast's officers and directors with respect to the merger apart from their interests as holders of Seacoast common stock, and the risk that these interests might influence their decision with respect to the merger;

  •
  the requirement that Seacoast conduct its business in the ordinary course and the other restrictions on the conduct of Seacoast's business prior to completion of the merger, which may delay or prevent Seacoast from undertaking business opportunities that may arise pending completion of the merger;

  •
  the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

  •
  the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of Seacoast and Enterprise;

  •
  the possible effects on Seacoast should the parties fail to complete the merger, including the increased difficulty of resuming operations with a standalone strategy, the possible effects on the price of Seacoast common stock, and the business and opportunity costs;

  •
  the risk of litigation arising from shareholders in respect of the merger agreement or transactions contemplated thereby; and

  •
  the other risks described under "Risk Factors" beginning on page 26, and the risks of investing in Enterprise common stock identified in the "Risk Factors" sections of Enterprise's periodic reports filed with the SEC and incorporated by reference herein.

        The foregoing discussion of information and factors considered by the Seacoast board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the Seacoast board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Seacoast board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.

        Based on the factors described above, the Seacoast board of directors determined that the merger and the bank merger were advisable and in the best interests of Seacoast shareholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Recommendation of the Seacoast Board of Directors

        The Seacoast board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote "FOR" the merger proposal.

Opinion of Seacoast's Financial Advisor

        Seacoast engaged KBW to render financial advisory and investment banking services to Seacoast, including an opinion to the Seacoast board of directors as to the fairness, from a financial point of view, to the holders of Seacoast common stock of the exchange ratio in the proposed merger of Seacoast with and into Enterprise. Seacoast selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended the telephonic meeting of the Seacoast board of directors held on August 19, 2020, at which the Seacoast board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Seacoast board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Seacoast common stock. The Seacoast board of directors approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Seacoast board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Seacoast common stock. It did not address the underlying business decision of Seacoast to engage in the merger or enter into the merger agreement or constitute a recommendation to the Seacoast board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Seacoast common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders', or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder or stockholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Seacoast and Enterprise and bearing upon the merger, including, among other things:

  •
  a draft of the merger agreement dated August 19, 2020 (the most recent draft then made available to KBW);

  •
  Seacoast's audited financial statements for the three fiscal years ended December 31, 2019;

  •
  Seacoast's unaudited quarterly financial statements for the fiscal quarters ended March 31, 2020 and June 30, 2020;

  •
  Enterprise's audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019;

  •
  Enterprise's unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020;

  •
  certain regulatory filings of Seacoast and Enterprise and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2019 as well as the quarters ended March 31, 2020 and June 30, 2020;

  •
  certain other interim reports and other communications of Seacoast and Enterprise to their respective shareholders or stockholders; and

  •
  other financial information concerning the businesses and operations of Seacoast and Enterprise that was furnished to KBW by Seacoast and Enterprise or which KBW was otherwise directed to use for purposes of KBW's analyses.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of Seacoast and Enterprise;

  •
  the assets and liabilities of Seacoast and Enterprise;

  •
  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information for Seacoast and Enterprise with similar information for certain other companies the securities of which were publicly traded;

  •
  financial and operating forecasts and projections of Seacoast that were prepared by, and provided to KBW and discussed with KBW by, Seacoast management and that were used and relied upon by KBW at the direction of such management and with the consent of the Seacoast board of directors;

  •
  publicly available consensus "street estimates" of Enterprise, as well as assumed long-term Enterprise growth rates provided to KBW by Enterprise management, all of which information was discussed with KBW by Enterprise management and used and relied upon by KBW based on such discussions, at the direction of Seacoast management and with the consent of the Seacoast board of directors; and

  •
  estimates regarding certain pro forma financial effects of the merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, Enterprise management and that were used and relied upon by KBW based on such discussions, at the direction of Seacoast management and with the consent of the Seacoast board of directors.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Seacoast and Enterprise regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Seacoast, with KBW's assistance, to solicit indications of interest from third parties regarding a potential transaction with Seacoast.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Seacoast as to the reasonableness and achievability of the financial and operating forecasts and projections of Seacoast referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and assumed that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Seacoast, upon Enterprise management as to the reasonableness and achievability of the publicly available consensus "street estimates" of Enterprise, the assumed Enterprise long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Enterprise consensus "street estimates"

referred to above that such estimates were consistent with, the best currently available estimates and judgments of Enterprise management and assumed that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

        It is understood that the non-public portion of the foregoing financial information of Seacoast and Enterprise that was provided to KBW was not prepared with the expectation of public disclosure. It is further understood that all of the foregoing financial information, including the publicly available consensus "street estimates" of Enterprise referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic), and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Seacoast and Enterprise, and with the consent of the Seacoast board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have a significant adverse impact on Seacoast and Enterprise. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Seacoast or Enterprise since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Seacoast's consent, that the aggregate allowances for loan and lease losses for Seacoast and Enterprise are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Seacoast or Enterprise, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Seacoast or Enterprise under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW's view of the actual value of any companies or assets.

        KBW assumed, in all respects material to its analyses:

  •
  that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the draft reviewed and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Seacoast common stock;

  •
  that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and that all conditions to the completion of the merger would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

  •
  that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Seacoast, Enterprise or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

        KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Seacoast that Seacoast relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Seacoast, Enterprise, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Seacoast common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Seacoast, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of Seacoast to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Seacoast or the Seacoast board of directors;

  •
  the fairness of the amount or nature of any compensation to any of Seacoast's officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Seacoast common stock;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Seacoast (other than the holders of Seacoast common stock solely with respect to the exchange ratio as described in KBW's opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Enterprise or any other party to any transaction contemplated by the merger agreement;

  •
  any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW's opinion;

  •
  the actual value of Enterprise common stock to be issued in the merger;

  •
  the prices, trading range or volume at which Seacoast common stock or Enterprise common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Enterprise common stock would trade following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to Seacoast, Enterprise, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Seacoast and Enterprise. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Seacoast board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Seacoast board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Seacoast and Enterprise and the decision of Seacoast to enter into the merger agreement was solely that of the Seacoast board of directors.

        The following is a summary of the material financial analyses presented by KBW to the Seacoast board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Seacoast board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $15.80 per outstanding share of Seacoast common stock, or $155.9 million in the aggregate (inclusive of the implied value of in-the-money Seacoast stock options), based on the 0.5061x exchange ratio in the proposed merger and the closing price of Enterprise common stock on August 18, 2020. In addition to the financial analyses described below, KBW reviewed with the Seacoast board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $15.80 per outstanding share of Seacoast common stock) of 11.6x Seacoast's estimated calendar year 2020 earnings per share

("EPS") and 9.6x Seacoast's estimated calendar year 2021 EPS using financial forecasts and projections provided by Seacoast management.

        Enterprise Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of Enterprise to 13 selected major exchange-traded banks which were headquartered in the Midwest United States (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) and which had total assets between $5 billion and $10 billion. Merger targets were excluded from the selected companies.

        The selected companies were as follows:

Merchants Bancorp Meta Financial Group, Inc. 1st Source Corporation Premier Financial Corp. Midland States Bancorp, Inc. Republic Bancorp, Inc. Byline Bancorp, Inc.	Horizon Bancorp, Inc. QCR Holdings, Inc. Great Southern Bancorp, Inc. CrossFirst Bankshares, Inc. Lakeland Financial Corporation Community Trust Bancorp, Inc.

        To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter, or MRQ, or the latest 12 months, or LTM, available or as of the end of such periods and market price information as of August 18, 2020. KBW also used 2020 and 2021 EPS estimates taken from consensus "street estimates" for Enterprise and the selected companies. Where consolidated holding company level financial data for Enterprise and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Enterprise's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Enterprise and the selected companies:

		Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	0.77%	0.96%	1.03%	1.10%	1.44%
MRQ Core Return on Average Tangible Common Equity(1)	9.93%	8.67%	12.77%	12.96%	13.54%
MRQ Core Pre-tax Pre-provision Return on Average Assets(2)	1.93%	1.70%	1.86%	1.96%	2.17%
MRQ Net Interest Margin	3.52%	3.22%	3.30%	3.28%	3.39%
MRQ Fee Income / Revenue Ratio(3)	13.1%	20.2%	26.2%	25.9%	31.9%
MRQ Efficiency Ratio	47.7%	55.8%	54.0%	51.4%	46.2%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(2)
Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(3)
Excluded gain on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of Enterprise and the selected companies:

	Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets(1)	8.67%	9.06%	10.63%	9.91%	11.93%
Total Capital Ratio	14.40%	13.67%	14.93%	15.02%	15.86%
Loans HFI / Deposits	91.6%	97.9%	95.0%	92.5%	91.3%
Loan Loss Reserve / Gross Loans(1)	2.06%	1.20%	1.49%	1.46%	1.71%
Nonperforming Assets / Loans and OREO(1)	0.85%	1.29%	0.93%	1.00%	0.53%
Net Charge-Offs / Average Loans	0.02%	0.32%	0.12%	0.37%	0.01%

(1)
Excluded disclosed Paycheck Protection Program (PPP) loans from tangible assets and loans as reported by S&P Global Market Intelligence.

        In addition, KBW's analysis showed the following concerning the market performance of Enterprise and the selected companies (excluding the impact of the LTM EPS and 2020 estimated EPS multiples for one of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0x):

	Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(20.6)%	(32.9)%	(27.9)%	(22.2)%	(19.5)%
Year-To-Date Stock Price Change	(35.3)%	(40.3)%	(34.4)%	(32.0)%	(30.1)%
Stock Price / Tangible Book Value per Share	1.29x	0.84x	1.02x	1.09x	1.17x
Stock Price / LTM EPS	9.7x	7.5x	9.0x	9.6x	11.1x
Stock Price / 2020 EPS Estimate	10.4x	8.8x	10.4x	10.9x	12.6x
Stock Price / 2021 EPS Estimate	9.9x	8.9x	10.2x	11.7x	14.0x
Dividend Yield	2.3%	1.0%	3.2%	2.9%	4.4%
LTM Dividend Payout	21.5%	8.1%	32.9%	29.8%	46.9%

        No company used as a comparison in the above selected companies analysis is identical to Enterprise. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Seacoast Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of 15 selected major exchange-traded banks which were headquartered in the Western United States (defined as Arkansas Arizona, California, Colorado, Hawaii, Idaho, Montana, New Mexico, Nevada, Oregon, Utah, Washington and Wyoming) and which had total assets between $1.0 billion and $2.0 billion. Merger targets were excluded from the selected companies.

        The selected companies were as follows:

Central Valley Community Bancorp
California BanCorp
First Western Financial, Inc.
Bank of Commerce Holdings
Pacific Mercantile Bancorp
Coastal Financial Corporation
Timberland Bancorp, Inc.
First Northwest Bancorp	Oak Valley Bancorp First Financial Northwest, Inc. OP Bancorp Eagle Bancorp Montana, Inc. Community West Bancshares Plumas Bancorp United Security Bancshares

        To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or latest 12 months available or as of the end of such periods and market price information as of August 18, 2020. KBW also used 2020 and 2021 EPS estimates taken from financial forecasts and projections of Seacoast provided by Seacoast management and consensus "street estimates" for the selected companies to the extent publicly available (consensus "street" estimates were not publicly available for six of the selected companies). Where consolidated holding company level financial data for Seacoast and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Seacoast's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Seacoast and the selected companies:

		Selected Companies
	Seacoast	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.24%	0.50%	0.75%	0.93%	1.10%
MRQ Core Return on Average Tangible Common Equity(1)	15.07%	5.57%	6.98%	10.35%	12.37%
MRQ Core Pre-tax Pre-provision Return on Average Assets(2)	1.81%	1.15%	1.54%	1.71%	1.98%
MRQ Net Interest Margin	5.33%	3.13%	3.54%	3.44%	3.73%
MRQ Fee Income / Revenue Ratio(3)	14.5%	7.4%	9.9%	18.1%	20.8%
MRQ Efficiency Ratio	67.1%	64.5%	57.7%	59.8%	55.2%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(2)
Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(3)
Excluded gain on sale of securities.

        KBW's analysis showed the following concerning the financial condition of Seacoast and the selected companies:

	Selected Companies
	Seacoast	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets(1)	8.69%	9.74%	10.52%	10.23%	11.22%
Total Capital Ratio	15.03%	13.69%	15.15%	14.89%	15.35%
Loans HFI / Deposits	104.7% (2)	98.5%	88.0%	89.2%	79.2%
Loan Loss Reserve / Gross Loans(1)	0.71%	1.27%	1.41%	1.36%	1.49%
Nonperforming Assets / Loans and OREO(1)	0.66%	1.00%	0.83%	0.95%	0.53%
Net Charge-Offs / Average Loans	(0.08)%	0.11%	0.00%	0.12%	(0.01)%

(1)
Excluded disclosed Paycheck Protection Program (PPP) loans from tangible assets and loans as reported by S&P Global Market Intelligence.

(2)
Includes loans held for sale

        In addition, KBW's analysis showed the following concerning the market performance of Seacoast and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):

	Selected Companies
	Seacoast	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(33.4)%	(34.0)%	(27.2)%	(25.3)%	(16.2)%
Year-To-Date Stock Price Change	(30.5)%	(41.4)%	(34.8)%	(33.3)%	(25.1)%
Stock Price / Tangible Book Value per Share	1.21x	0.75x	0.86x	0.87x	0.97x
Stock Price / LTM EPS	8.1x	7.4x	8.6x	10.0x	10.0x
Stock Price / 2020 EPS Estimate	9.2x	8.1x	10.0x	11.0x	12.8x
Stock Price / 2021 EPS Estimate	7.7x	9.1x	10.9x	11.1x	12.9x
Dividend Yield	3.8%	0.8%	2.3%	2.5%	4.0%
LTM Dividend Payout	30.9%	6.4%	20.9%	20.1%	26.6%

        No company used as a comparison in the above selected companies analysis is identical to Seacoast. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Selected Transactions Analysis.    KBW reviewed publicly available information related to 14 selected U.S. bank transactions announced since January 1, 2019 with acquired company assets between $1.0 billion and $3.0 billion at announcement. All-cash transactions, transactions without disclosed deal values and transactions with non-U.S. acquirors were excluded from the selected transactions.

        The selected transactions were as follows:

Acquiror	Acquired Company
Blue Ridge Bankshares, Inc.
Provident Financial Services, Inc.
United Community Banks, Inc.
LendingClub Corporation
Heartland Financial USA, Inc.
Business First Bancshares, Inc.
Northwest Bancshares, Inc.
Flushing Financial Corporation Sandy Spring Bancorp, Inc.
BancPlus Corporation
First Defiance Financial Corp.
OceanFirst Financial Corp.
S&T Bancorp, Inc.
Hancock Whitney Corporation	Bay Banks of Virginia, Inc. SB One Bancorp
Three Shores Bancorporation, Inc.
Radius Bancorp, Inc.
AIM Bancshares, Inc.
Pedestal Bancshares, Inc.
MutualFirst Financial, Inc.
Empire Bancorp, Inc.
Revere Bank
State Capital Corporation
United Community Financial Corp.
Two River Bancorp
DNB Financial Corporation
MidSouth Bancorp, Inc.

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the respective transaction:

  •
  price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  pay to trade ratio, calculated as the tangible book value multiple for the transaction divided by the acquiror's standalone tangible book value multiple;

  •
  price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

  •
  tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

        KBW also reviewed the price per common share paid for the acquired company for the 10 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $15.80 per outstanding share of Seacoast common stock and using historical financial information for Seacoast as of or for the 12 months ended June 30, 2020 and the closing price of Seacoast common stock on August 18, 2020.

        The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for four of the selected transactions, which multiples were considered to be not meaningful because they were negative or greater than 30):

	Enterprise / Seacoast	25th Percentile	Average	Median	75th Percentile
Price / Tangible Book Value	1.51x	1.45x	1.60x	1.62x	1.77x
Pay to Trade Ratio	1.17x	0.96x	1.05x	1.05x	1.11x
Price / LTM EPS	10.3x	12.5x	14.4x	14.1x	15.9x
Core Deposit Premium	5.4%	4.7%	8.1%	9.3%	11.6%
One-Day Market Premium	24.9%	9.9%	17.2%	17.6%	25.1%

        No company or transaction used as a comparison in the above selected transaction analysis is identical to Seacoast or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Post-COVID Select Transactions Analysis.    KBW reviewed publicly available information related to seven selected U.S. bank transactions announced since March 1, 2020 with announced deal values greater than $10 million.

        The selected transactions were as follows:

Acquiror	Acquired Company
Blue Ridge Bankshares, Inc. Bridge Bancorp, Inc. BV Financial, Inc. Provident Financial Services, Inc. United Community Banks, Inc. Farmers and Merchants Bancshares, Inc. PBT Bancshares, Inc.	Bay Banks of Virginia, Inc. Dime Community Bancshares, Inc. Delmarva Bancshares, Inc. SB One Bancorp Three Shores Bancorporation, Inc. Carroll Bancorp, Inc. Community Bank of the Midwest

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the respective transaction:

  •
  price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  pay to trade ratio;

  •
  price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

  •
  core deposit premium.

        KBW also reviewed the one day market premiums for the six selected transactions involving publicly traded acquired companies. The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $15.80 per outstanding share of Seacoast common stock and using historical financial information for Seacoast as of or for the 12 months ended June 30, 2020 and the closing price of Seacoast common stock on August 18, 2020.

        The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for two of the selected transactions, which multiples were considered to be not meaningful because they were negative or greater than 30):

	Selected Transactions
	Enterprise / Seacoast	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value	1.51x	1.04x	1.21x	1.21x	1.35x
Pay to Trade Ratio	1.17x	0.74x	0.88x	0.91x	1.06x
Price / LTM EPS	10.3x	12.5x	14.9x	14.0x	16.1x
Core Deposit Premium	5.4%	0.8%	3.3%	3.0%	5.5%
One-Day Market Premium	24.9%	11.2%	22.4%	21.2%	40.1%

        No company or transaction used as a comparison in the above selected transaction analysis is identical to Seacoast or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of Enterprise and Seacoast to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for Enterprise and Seacoast as of or for the 6 months ended June 30, 2020, (ii) publicly available consensus "street estimates" for Enterprise, and (iii) financial forecasts and projections of Seacoast provided by Seacoast management. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the implied pro forma ownership percentages of Enterprise and Seacoast shareholders in the combined company based on the 0.5061x exchange ratio provided for in the merger agreement:

	Enterprise as a % of Total	Seacoast as a % of Total
Ownership at 0.5061x Merger Exchange Ratio
Pro Forma Ownership	84%	16%
Balance Sheet
Assets	87%	13%
Gross Loans Held for Investment	90%	10%
Deposits	87%	13%
Tangible Common Equity	86%	14%
Income Statement
Year to date Pre-Tax Pre-Provision Income(1)	87%	13%
2020 Net Income	86%	14%
2021 Net Income	84%	16%
2022 Net Income	80%	20%

(1)
Pre-tax pre-provision income defined as year to date as of 6/30/2020 net income plus income tax expense and provision for credit losses.

        Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Enterprise and Seacoast. Using (i) closing balance sheet estimates as of December 31, 2020 for Enterprise and Seacoast taken from consensus "street estimates" for Enterprise and financial forecasts and projections of Seacoast provided by Seacoast management, (ii) publicly available calendar year 2021 and 2022 EPS consensus "street estimates" for Enterprise and an assumed long-term EPS growth rate for Enterprise provided by

Enterprise management, (iii) financial forecasts and projections of Seacoast provided by Seacoast management and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Enterprise management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Enterprise. This analysis indicated the merger could be accretive to Enterprise's estimated 2021 EPS and estimated 2022 EPS and could be dilutive to Enterprise's estimated tangible book value per share as of December 31, 2020. Furthermore, the analysis indicated that, pro forma for the merger, each of Enterprise's tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio as of December 31, 2020 could be higher. For all of the above analysis, the actual results achieved by Enterprise following the merger may vary from the projected results, and the variations may be material.

        Enterprise Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis of Enterprise to estimate a range for the implied equity value of Enterprise. In this analysis, KBW used publicly available consensus "street estimates" for Enterprise and assumed long-term growth rates for Enterprise provided by Enterprise management, and assumed discount rates ranging from 9.0% to 13.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Enterprise could generate over the period from December 31, 2020 through December 31, 2025 as a standalone company, and (ii) the present value of Enterprise's implied terminal value at the end of such period. KBW assumed that Enterprise would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Enterprise, KBW applied a range of 9.0x to 13.0x Enterprise's estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Enterprise's common stock of $27.18 to $39.73.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Enterprise or the pro forma combined company.

        Seacoast Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis of Seacoast to estimate a range for the implied equity value of Seacoast. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Seacoast provided by Seacoast management, and assumed discount rates ranging from 12.0% to 16.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Seacoast could generate over the period from December 31, 2020 through December 31, 2025 as a standalone company, and (ii) the present value of Seacoast's implied terminal value at the end of such period. KBW assumed that Seacoast would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Seacoast, KBW applied a range of 9.0x to 13.0x Seacoast's estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Seacoast common stock of $14.43 to $21.65.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Seacoast.

        Pro Forma Combined Discounted Cash Flow Analysis.    Using the same information as was used to perform the discounted cash flow analyses of Enterprise and Seacoast described above, the same discount rates and terminal value multiples as were used to perform the discounted cash flow analysis of Enterprise described above and estimated cost savings and related expenses and purchase accounting adjustments and restructuring charges provided by Enterprise management, KBW performed a pro forma discounted cash flow analysis of Enterprise and Seacoast on a combined basis (taking into account the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto). KBW compared the resulting range for the implied pro forma equity value of the combined company attributable to a share of Seacoast common stock based on the 0.5061 exchange ratio in the merger with the range which resulted from the foregoing discounted cash flow analysis of Seacoast and with implied transaction value for the merger of $15.80 per outstanding share of Seacoast common stock. The implied transaction value for the merger of $15.80 per outstanding share of Seacoast common stock fell within the range resulting from the pro forma discounted cash flow analysis.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.

        Miscellaneous.    KBW acted as financial advisor to Seacoast and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Seacoast and Enterprise. In addition, as a market maker in securities or otherwise in the ordinary course of business, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Seacoast or Enterprise for its and their own respective accounts and for the accounts of its and their respective customers and clients.

        Pursuant to the KBW engagement agreement, Seacoast agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of its opinion, and the balance of which is contingent upon the closing of the merger. Seacoast also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. Other than in connection with the present engagement, KBW did not provide investment banking or financial advisory services to Seacoast during the two years preceding the date of its opinion. During the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Enterprise. KBW may in the future provide investment banking and financial advisory services to Seacoast or Enterprise and receive compensation for such services.

Dissenters' Rights for Holders of Seacoast Common Stock

        The shares of Seacoast common stock held by Seacoast shareholders who do not vote their shares in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive the stock consideration otherwise payable for Seacoast common stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL. Because certain Seacoast shareholders who in the aggregate own approximately 41.2% of the outstanding shares of Seacoast common stock have entered into voting agreements that require such holders to vote in favor of the merger proposal, such holders will not have dissenters' rights.

        Seacoast is required to provide Enterprise prompt notice upon receipt by Seacoast of any such written demands for payment of the fair value of such shares of Seacoast common stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of dissenting shares has effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the dissenting shares held by such holder will be converted on a share by share basis into the right to receive the stock consideration. Any payments made in respect of dissenting shares will be made by Enterprise within the time period set forth in the CGCL.

        The following discussion is not a complete statement of the law pertaining to dissenters' rights under the CGCL. The full text of Sections 1300 through 1313 of the CGCL is attached to this proxy statement/prospectus as Appendix D and is incorporated herein by reference. Appendix D should be reviewed carefully by any holders of Seacoast common stock who wish to exercise dissenters' rights or who wish to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters' rights. The following discussion is qualified in its entirety by Appendix D.

        All references in Sections 1300 through 1313 of the CGCL and in this summary to a "shareholder" are to the holders of record of Seacoast common stock as to which dissenters' rights are asserted. A person having a beneficial interest in Seacoast common stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters' rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person's dissenters' rights.

        ANY HOLDER OF SEACOAST COMMON STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, WILL RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY DISSENTERS' RIGHTS.

        Under the CGCL, holders of Seacoast common stock must satisfy each of the following requirements to qualify their shares of Seacoast common stock as dissenting shares, which are referred to as dissenting shares:

  •
  such dissenting shares must have been outstanding on the record date;

  •
  such dissenting shares must not have been voted in favor of the merger proposal;

  •
  the holder of such dissenting shares must timely make a written demand that Seacoast repurchase such dissenting shares at fair market value (as defined below); and

  •
  the holder of such dissenting shares must submit certificates representing such dissenting shares for endorsement (as described below).

        A vote of "AGAINST" or "ABSTAIN" on the proposal to approve the merger proposal, or refraining from voting at all, does not in and of itself constitute a demand for appraisal under California law.

        Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require Seacoast to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day of, and immediately prior to the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter. We refer to such price as the "fair market value."

        If the merger proposal is approved, then within 10 days following such approval, Seacoast is required to mail a dissenter's notice to each holder of Seacoast common stock who did not vote in favor of the merger proposal. The dissenter's notice must contain the following:

  •
  a notice of the approval of the merger proposal;

  •
  a statement of the price determined by Seacoast to represent the fair market value of dissenting shares (which will constitute an offer by Seacoast to purchase such dissenting shares at such stated price unless such shares lose their status as "dissenting shares" under Section 1309 of the CGCL);

  •
  a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

  •
  a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

We refer to such notice as a dissenter's notice.

        Within 30 days after the date on which the dissenter's notice is mailed to dissenting shareholders, Seacoast or its transfer agent must have received from any dissenting shareholder a written demand that Seacoast repurchase such shareholder's dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Seacoast purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price). In addition, within such same 30-day period, a dissenting shareholder must submit to Seacoast or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Seacoast purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Seacoast purchase within 30 days after the date on which the dissenter's notice is mailed to dissenting shareholders. The demand, statement and Seacoast certificates should be delivered by overnight courier or certified mail, return-receipt requested to:

(if by Overnight Delivery or Courier)

Seacoast Commerce Banc Holdings
11939 Rancho Bernardo Road,
Suite 200
San Diego, CA 92128
Attention: Corporate Secretary

        If upon the dissenting shareholder's surrender of the certificates representing the dissenting shares, Seacoast and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

        If Seacoast and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the dissenter's notice is mailed to dissenting shareholders, to resolve such dispute. In such action, the court will determine whether the shares of Seacoast common stock held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

        Holders of shares of Seacoast common stock considering whether to exercise dissenters' rights should consider that the fair market value of their shares of Seacoast common stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not opinions as to, and do not address in any respect, fair market value under the CGCL. Also, Seacoast reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the stock consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Holders of shares of Seacoast common stock considering whether to exercise dissenters' rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters' rights.

        Strict compliance with certain technical prerequisites is required to exercise dissenters' rights. Holders of shares of Seacoast common stock wishing to exercise dissenters' rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any holder of shares of Seacoast common stock who fails to strictly comply with the requirements of Chapter 13 of the CGCL, attached as Appendix D to this proxy statement/prospectus, will forfeit the right to exercise dissenters' rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

        Except as expressly limited by Chapter 13 of the CGCL, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment without the prior consent of Seacoast.

        Dissenting shares lose their status as "dissenting shares," and holders of dissenting shares cease to be entitled to require Seacoast to purchase such shares, upon the occurrence of any of the following:

  •
  the merger is abandoned;

  •
  the dissenting shares are transferred before their submission to Seacoast for the required endorsement;

  •
  the dissenting shareholder and Seacoast do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Seacoast nor the shareholder files a complaint or intervenes in a pending action within six months after the date on which the dissenter's notice is mailed to dissenting shareholders; or

  •
  with Seacoast's consent, the dissenting shareholder withdraws the shareholder's demand for purchase of the dissenting shares.

Regulatory Approvals Required for the Mergers

        We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the merger and the bank merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the requisite regulatory approvals. These include approval from or notice to the FDIC, the Division, the Federal Reserve and the Reserve Bank acting under delegated authority from the Federal Reserve. As of the date of this proxy statement/prospectus, appropriate filings, submissions, or notices have been made with the FDIC, the Federal Reserve and the Reserve Bank and further filings are expected to be made to the Division. A copy of the regulatory approval application has also been submitted to the California Department of Business Oversight. The mergers and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice, or the Department of Justice, or a state attorney general will not attempt to challenge the merger or the bank merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

        Any transaction approved by the FDIC under the Federal Bank Merger Act may not be completed until 30 days after the FDIC approval, during which time the Department of Justice may object to the transaction on competitive effects grounds. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to 15 days. While Enterprise and Seacoast do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC based on competitive effects, and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

        Neither Enterprise nor Seacoast is aware of any other material governmental approvals or actions that are required prior to the parties' completion of the mergers other than those described above. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, there can be no assurance that any of these additional approvals or actions, if required, will be obtained.

Interests of Seacoast's Directors and Executive Officers in the Merger

        In considering the recommendation of the Seacoast board of directors to approve and adopt the merger agreement, you should be aware that Seacoast's directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Seacoast shareholders generally, which are described below. The Seacoast board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger.

Stock Ownership

        As of September 10, 2020, the directors and executive officers of Seacoast beneficially owned, in the aggregate, 3,056,507 shares of Seacoast common stock, representing approximately 31.7% of the shares of Seacoast common stock outstanding on that date. Each Seacoast director and executive officer has entered into a voting agreement with Enterprise, pursuant to which he or she has agreed, among other things, to vote all of his or her shares of Seacoast common stock in favor of the merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. The voting agreements are substantially in the form attached to this proxy statement/prospectus as Appendix B. Each of the directors and executive officers of Seacoast will receive the same stock consideration for their shares of Seacoast common stock as the other Seacoast shareholders.

Treatment of Seacoast Equity Awards

Seacoast Options

        At the effective time of the merger, each vested and unvested Seacoast option will be canceled in exchange for the right to receive a cash payment equal to the product of (i) the aggregate number of shares of Seacoast common stock issuable upon exercise of each such Seacoast option and (ii) the excess, if any, of (A) the daily volume weighted average price of Enterprise's common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger multiplied by the exchange ratio over (B) the per-share exercise price of such Seacoast option, less any applicable taxes required to be withheld with respect to such cash payment.

        If the exercise price per share of any such Seacoast option is equal to or greater than the Enterprise average share price multiplied by the exchange ratio, the Seacoast option will be canceled without any cash payment being made in respect thereof. For Seacoast options that are exercised before the closing, the shares of Seacoast common stock received upon exercise will be exchanged for the stock consideration. See "The Merger Agreement—The Merger Consideration" beginning on page            .

Seacoast Restricted Stock Units

        At the effective time of the merger, each unsettled or unvested award of Seacoast restricted stock units and other Seacoast stock-based awards will vest and be exchanged for the same stock consideration that all other holders of shares of Seacoast common stock are entitled to receive in the merger. See "The Merger Agreement—The Merger Consideration" beginning on page                        .

        The following table discloses the shares and dollar value of the unvested Seacoast options and Seacoast restricted stock units held by each of Seacoast's directors and executive officers that will accelerate and vest in connection with, and as a result of, the consummation of the merger.

			Seacoast Restricted Stock Units
	Seacoast Options				Total Value of Accelerated Awards
Name	Shares	Value(1)	Shares	Value(2)
Allan W. Arendsee	—	$—	8,900	$134,813	$134,813
Chairman of the Board
David H. Bartram	—	—	14,594	221,064	221,064
Director, Senior Executive Vice President and Chief Operating Officer
Lisa M. Betyar	—	—	7,400	112,092	112,092
Director
Robert D. DePhilippis	—	—	7,400	112,092	112,092
Director
Irving ("Bud") Feldkamp, III	—	—	7,400	112,092	112,092
Director
B. Ted Field M.D.	6,000	—	6,000	90,885	90,885
Director
Richard S. Levenson	—	—	7,400	112,092	112,092
Director and Corporate Secretary
Timothy K. O'Connor	6,000	—	6,000	90,885	90,885
Director
William T. Roche, III	—	—	5,391	81,661	81,661
Senior Executive Vice President and Chief Financial Officer
Richard M. Sanborn	—	—	16,014	242,573	242,573
Director, President and Chief Executive Officer
Richard Visser	—	—	5,391	81,661	81,661
Senior Executive Vice President and Chief Credit Officer

(1)
Represents the aggregate value resulting when (a) the shares of Seacoast common stock subject to the stock options held by the director or executive officer are multiplied by (b) the excess, if any, of (i) the product of the Enterprise daily volume weighted average price of Enterprise's common stock multiplied by 0.5061, which is the exchange ratio, over (ii) the exercise price per share of such Seacoast options. This amount assumes that the daily volume weighted average price of

  Enterprise's common stock is $31.0045, determined in accordance with the merger agreement as if the merger closed on September 9, 2020, and does not reflect any tax withholdings.

(2)
Represents the aggregate value resulting when the shares of Seacoast common stock subject to the restricted stock units held by the director of executive officer are multiplied by 0.5061, which is the exchange ratio. This amount assumes that the per share value of Enterprise's common stock is $29.93, determined as if the merger closed on September 9, 2020, and does not reflect any tax withholdings.

Payments Under Employment Agreements and Salary Continuation Agreements

Employment Agreements

        SCB is a party to an employment agreement with each of Richard M. Sanborn, President and Chief Executive Officer, William T. Roche, III, Senior Executive Vice President and Chief Financial Officer, David H. Bartram, Senior Executive Vice President and Chief Operating Officer, and Richard Visser, Senior Executive Vice President and Chief Credit Officer. Each of these employment agreements provides for the payment of a lump sum bonus upon the consummation of a "change of control" (such as the merger) in an amount equal to the sum of (i) 24 months of such executive officer's base salary as then in effect, plus (ii) 24 months of annual incentive bonus that such executive officer would be entitled to with respect to the year in which the change of control occurs, in each case provided that such executive officer executes and delivers to SCB a full and complete release of claims against SCB and its affiliates.

        In addition, each of these employment agreements provides that, if the executive officer's employment is terminated without cause or for certain specified good reasons within 24 months following the change of control, the executive officer will be entitled to the following additional benefits: (i) any pay in lieu of vacation accrued to, but not taken as of the date of termination; (ii) continuation of group medical insurance benefits of the payment of COBRA continuation benefits for 24 months; and (iii) 24 months of continued use of a leased vehicle and reimbursement of operating expenses and maintenance costs for such vehicle.

        Additionally, under each of the employment agreements, if any of the benefits provided by SCB to the executive officer pursuant to the terms of the employment agreement, when viewed with any other benefits to be provided by SCB to the executive officer, constitute parachute payments within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 (or any successor provision thereto) or any interest or penalties with respect to such excise tax, then SCB will pay to the executive officer, within seven days of the date such tax is required to be paid by the executive officer or withheld by SCB, an additional amount equal to the sum of such tax, plus the amount necessary to put the executive officer in the same after-tax position that the executive officer would have been in if the executive officer had not incurred any tax liability under Section 4999 of the Code.

Salary Continuation Agreements

        SCB is also a party to a salary continuation agreement with each of Mr. Sanborn, Mr. Roche, Mr. Bartram and Mr. Visser. Each of these salary continuation agreements provides for the payment of benefits to the executive officer upon such executive officer's separation of service after attaining the age of 65, or alternatively upon the consummation of a change of control that occurs prior to such officer attaining the age of 65. The benefits under these salary continuation agreements are fully vested, and are generally payable over a period of 10 years (or 15 years for Mr. Sanborn and 12.5 years for Mr. Bartram), which period is shortened to five years if a change of control is consummated prior to such officer attaining the age of 65. Pursuant to these agreements, because the merger will be consummated prior to each of Mr. Sanborn, Mr. Bartram and Mr. Visser attaining the age of 65, each will receive the full, actual dollar amount of his aggregate benefit paid over a period of five years beginning the first month after the merger. No payment acceleration will occur with respect to Mr. Roche' benefit, and he will receive the full, actual dollar amount of his aggregate benefit paid over a period of 10 years beginning the first month following his separation of service.

        Additionally, under each of the salary continuation agreements, if any of the benefits provided by SCB to the executive officer pursuant to the terms of the salary continuation agreement, when viewed with any other benefits to be provided by SCB to the executive officer, constitute parachute payments within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 (or any successor provision thereto) or any interest or penalties with respect to such excise tax, then SCB will pay to the executive officer, within seven days of the date such tax is required to be paid by the executive officer or withheld by SCB, an additional amount equal to the sum of such tax, plus the amount necessary to put the executive officer in the same after-tax position that the executive officer would have been in if the executive officer had not incurred any tax liability under Section 4999 of the Code.

        The following table sets forth information about the benefits that each of the indicated executive officers will be entitled to receive pursuant to the terms of his salary continuation agreement assuming the merger was completed on November 30, 2020.

Name	Annual Benefit	Estimated Gross-Up for Excise Taxes	Increase in Present Value of Benefits Due to Change in Control(1)
Richard M. Sanborn	$600,000	$—	$293,970
David H. Bartram	$500,000	$—	$102,749
William T. Roche, III	$50,000	$—	$—
Richard Visser	$100,000	$—	$18,453

(1)
Represents the increase of the present value of the salary continuation benefits as a result of receiving the benefits over five years instead of 15 years (for Mr. Sanborn), 12.5 years (for Mr. Bartram) or 10 years (for Mr. Visser). These calculations utilize a short-term discount rate of 0.20%, a mid-term discount rate of 0.49% and a long-term discount rate of 1.34%.. The merger will not change the period of time over which Mr. Roche will receive salary continuation benefits.

Summary of Payments to Certain Executive Officers

        The following table summarizes certain benefits to be received by certain executive officers of Seacoast as a result of the consummation of the merger.

Name	Change of Control Bonus	Increase in Present Value of Benefits Under Salary Continuation Agreement(1)	Acceleration of Restricted Stock Unit Vesting(2)	Pro Rata Bonus(3)	Other(4)	Total
Richard M. Sanborn	$2,472,000	$293,970	$242,573	$556,500	$182,672	$3,747,715
David H. Bartram	2,224,800	$102,749	221,064	509,850	132,498	3,190,961
William T. Roche, III	927,000	$—	81,661	212,438	119,056	1,340,155
Richard Visser	927,000	$18,453	81,661	212,438	116,912	1,356,464

(1)
Represents the increase of the present value of the benefits under the executive officer's salary continuation agreement as a result of receiving the benefits over five years instead of 15 years (for

  Mr. Sanborn), 12.5 years (for Mr. Bartram) or 10 years (for Mr. Visser). The merger will not change the period of time over which Mr. Roche will receive salary continuation benefits.

(2)
Represents the aggregate value resulting when the shares of Seacoast common stock subject to the restricted stock units held by the executive officer are multiplied by 0.5061, which is the exchange ratio. This amount assumes that the per share value of Enterprise's common stock is $29.93, determined as if the merger closed on September 9, 2020, and does not reflect any tax withholdings. None of the executive officers holds any Seacoast options.

(3)
Represents pro rata portions of annual incentive bonuses, assuming the merger is consummated on November 30, 2020.

(4)
Represents the aggregate value of amounts payable under employment agreement in the event the executive officer's employment is terminated without cause or for certain specified good reasons within 24 months following the consummation of the merger.

Appointment of a Seacoast Director to Enterprise's Boards of Directors

        The merger agreement requires Enterprise to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Seacoast director as a director of Enterprise. The selected Seacoast director must be independent with respect to Enterprise for purposes of Nasdaq's listing requirements and mutually agreeable to Enterprise and Seacoast. Enterprise and Seacoast have determined that Richard M. Sanborn, the President and Chief Executive Officer and a current director of Seacoast, will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Sanborn will serve until the first annual meeting of the shareholders of Enterprise following the effective time of the merger and until he or his respective successor is elected and qualified. Subject to the fiduciary duties of the Enterprise board, Enterprise is required to nominate Mr. Sanborn for election to the Enterprise board in the proxy statement relating to the first annual meeting of the shareholders of Enterprise following the effective time of the merger.

Indemnification and Insurance of Directors and Officers

        Pursuant to the merger agreement, Enterprise has agreed, for a period of six years from the effective time of the merger, to indemnify and hold harmless each present and former director and officer of Seacoast and SCB against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of actions or omissions of such persons in the course of performing their duties for Seacoast or any of its subsidiaries occurring at or before the effective time of the merger, and to advance expenses to such persons to the same extent such persons would be entitled to expense advancement pursuant to applicable law, the articles of incorporation and bylaws of Seacoast as in effect on the date of the merger agreement.

        Pursuant to the merger agreement, Enterprise has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors' and officers' liability insurance policy currently maintained by Seacoast or to provide a policy with comparable or higher coverage, provided that, if the cost of such insurance exceeds 250% of the annual cost paid by Seacoast for its existing directors' and officers' liability insurance, which is referred to as the maximum insurance amount, Enterprise will obtain the most advantageous coverage as is available for an annual premium equal to the maximum insurance amount.

THE MERGER AGREEMENT

        The following discussion describes the material provisions of the merger agreement and the merger. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure of the Merger

        Pursuant to the terms and conditions of the merger agreement, Seacoast will merge with and into Enterprise, with Enterprise being the surviving company. As a result of the merger, the separate existence of Seacoast will terminate. Upon the effectiveness of the merger, Seacoast shareholders will be entitled to the stock consideration and will no longer be owners of Seacoast common stock. Following the merger, certificates for Seacoast common stock will only represent the right to receive the stock consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

        Immediately following the merger, Seacoast's wholly-owned bank subsidiary, SCB, will merge with and into Enterprise's wholly-owned bank subsidiary, EB&T, with EB&T being the surviving bank, which we refer to as the bank merger. EB&T will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. We expect to complete the merger and the bank merger in the fourth quarter of 2020 or the first quarter of 2021.

The Merger Consideration

        General.    At the effective time of the merger, each outstanding share of Seacoast common stock will, by virtue of the merger and without any action on the part of a Seacoast shareholder, be converted into, and will be canceled in exchange for, the right to receive whole shares of Enterprise common stock. Cash will be paid in lieu of fractional shares of Enterprise common stock.

        Stock Consideration.    At the effective time of the merger, each outstanding share of Seacoast common stock will be converted into the right to receive to receive 0.5061 shares of Enterprise common stock.

        Upon completion of the merger, Seacoast shareholders are expected to receive an aggregate of                                                 shares of Enterprise common stock, which, based on a $            closing price of Enterprise's common stock on                        , 2020, represents approximately $             million of aggregate merger consideration payable to the Seacoast shareholders. The aggregate number of shares of Seacoast common stock referenced in the immediately prior sentence is based on, as of the date of this proxy statement/prospectus:

  •
  shares of Seacoast common stock outstanding; and

  •
  unsettled or unvested Seacoast restricted stock units and other stock-based awards granted by Seacoast.

Following the completion of the merger, and based on the amounts described above and on                        shares of Enterprise common stock outstanding as of                        , 2020, the former

Seacoast shareholders will own approximately 16% of the outstanding shares of Enterprise common stock and the current shareholders of Enterprise will own the remaining approximately 84% of the outstanding shares of Enterprise common stock.

        The amounts and percentages in the immediately preceding paragraph do not reflect adjustments based upon, take into account or otherwise give effect to:

  •
  any shares of Seacoast common stock that may be issuable upon exercise of Seacoast options prior to the effective time of the merger; or

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  any tax withholding obligations.

        Based on the number of shares of Seacoast common stock and restricted stock awards outstanding and the following closing prices of Enterprise common stock on Nasdaq: (i) $30.63 on August 20, 2020, the last trading day before public announcement of the merger agreement and (ii)  $            on                        , 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $15.50 and $            , respectively, and the implied value of the aggregate stock consideration would be approximately $151.3 million and $             million, respectively. The implied value of the stock consideration will fluctuate as the market price of Enterprise common stock fluctuates.

        All shares of Enterprise common stock received by Seacoast shareholders in the merger will be freely tradable, except that shares of Enterprise common stock received by persons who become affiliates of Enterprise for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

        Fractional Shares.    No fractional shares of Enterprise common stock will be issued in connection with the merger. Instead, Enterprise will make to each Seacoast shareholder, who would otherwise receive a fractional share of Enterprise common stock, a cash payment, without interest and rounded to the nearest whole cent, for the value of any fraction of a share of Enterprise common stock the shareholder would otherwise be entitled to receive, rounded to the nearest hundredth of a share, based on the daily volume weighted average price of Enterprise common stock for the 20 consecutive trading days ending on the trading date immediately preceding the closing date of the merger.

        Seacoast Options.    At the effective time of the merger, each outstanding vested and unvested Seacoast option will be canceled and extinguished and exchanged for the right to receive (without interest) an amount of cash equal to the product of (i) the aggregate number of shares of Seacoast common stock issuable upon exercise of each such Seacoast option and (ii) the excess, if any, of (A) the daily volume weighted average price of Enterprise's common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger multiplied by the exchange ratio over (B) the per-share exercise price of such Seacoast option, less any applicable taxes required to be withheld with respect to such cash payment. For Seacoast options that are exercised before the closing, the underlying shares of Seacoast common stock received upon exercise will be exchanged for the stock consideration in accordance with the exchange ratio.

        Assuming no Seacoast options are exercised before the closing, cash payments to holders of Seacoast options would amount to approximately $            in the aggregate based on the closing price of the Enterprise common stock as of                        , 2020.

        Other Seacoast Stock-Based Awards.    At the effective time of the merger, each unsettled or unvested award of Seacoast restricted stock units and other Seacoast stock-based awards, other than Seacoast options, will vest and be exchanged for the stock consideration, as described above under "—Stock Consideration."

Procedures for Exchanging Seacoast Common Stock

        Conversion.    The conversion of Seacoast common stock into the right to receive the stock consideration will occur automatically at the effective time of the merger.

        Exchange Procedure.    As soon as practicable after the closing of the merger, but in no event later than 10 days thereafter, the exchange agent selected by Enterprise (which may be Enterprise's transfer agent) and reasonably acceptable to Seacoast, which we refer to as the exchange agent, will mail to each holder of a certificate representing shares of Seacoast, which we refer to as certificates, and each holder of a book-entry share(s) representing outstanding shares of Seacoast common stock, which we refer to as book-entry shares, a letter of transmittal and instructions advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of Seacoast common stock in exchange for the stock consideration allocated to them.

        Seacoast shareholders who surrender their certificates or book-entry shares and duly complete and execute the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Seacoast in accordance with the instructions accompanying the letter of transmittal, will, upon the exchange agent's acceptance of such certificates or book-entry shares and transmittal materials or stock interest, be entitled to (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of Enterprise common stock that such holder is entitled to receive pursuant to the merger agreement, and (ii) a check in the amount (after giving effect of any tax withholding as described below) equal to (A) the amount of any cash payable in lieu of fractional shares of Enterprise common stock, and (B) any dividends and other distributions payable with respect to the shares of Enterprise common stock issuable to such holder, in each case in accordance with the terms of the merger agreement. No interest will accrue or be paid with respect to any cash paid in lieu of fractional shares of Seacoast common stock.

        Dividends and Distributions.    Any Seacoast shareholder who receives shares of Enterprise common stock in the merger will receive dividends on Enterprise common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her certificates or book-entry shares. Only then will the Seacoast shareholder be entitled to receive all previously withheld dividends and distributions, without interest.

        Withholding.    The exchange agent will be entitled to deduct and withhold from the stock consideration payable to any Seacoast shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

        No Transfers of Seacoast Common Stock after the Merger.    After completion of the merger, no transfers of Seacoast common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Seacoast stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the stock consideration.

        Lost, Stolen or Destroyed Seacoast Common Stock Certificates.    If a Seacoast shareholder has lost his or her certificate, or the certificate has been lost, stolen or destroyed, the Seacoast shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any stock consideration to which he or she may be entitled.

Closing and Effective Time

        We plan to complete the merger at such date and time mutually agreed by Enterprise and Seacoast, which such date may not be later than 15 business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with the terms of the merger agreement. The time the merger is completed is the effective time of the merger. See "The Merger Agreement—Conditions to Completion of the Merger" beginning on page                        .

Management after the Merger

        Upon the effective time of the merger and the effectiveness of the bank merger, the separate existence of Seacoast and SCB will cease. The directors and executive officers of Enterprise and EB&T immediately prior to the merger and bank merger, respectively, will continue as the directors and executive officers of Enterprise and EB&T after the merger and bank merger, respectively, in each case, until their respective successors are duly elected or appointed and qualified. Pursuant to the terms of the merger agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Seacoast director as a director of Enterprise. The selected Seacoast director must be independent with respect to Enterprise for purposes of Nasdaq's listing requirements and mutually agreeable to Enterprise and Seacoast. Enterprise and Seacoast have determined that Richard M. Sanborn, the President and Chief Executive Officer and a current director of Seacoast, will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Sanborn will serve until the first annual meeting of the shareholders of Enterprise following the effective time of the merger and until he or his respective successor is elected and qualified. Subject to the fiduciary duties of the Enterprise board, Enterprise is required to nominate Mr. Sanborn for election to the Enterprise board in the proxy statement relating to the first annual meeting of the shareholders of Enterprise following the effective time of the merger.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Enterprise, EB&T, Seacoast and SCB made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger and bank merger. For detailed information concerning these representations and warranties, reference is made to Articles 3 and 4 of the merger agreement included as Appendix A to this proxy statement/prospectus. Such representations and warranties generally must remain materially accurate through the completion of the merger.

        The merger agreement contains representations and warranties that Enterprise, EB&T, Seacoast and Seacoast Bank made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged when signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement. Accordingly, neither shareholders of either Seacoast or Enterprise should rely on the representations and warranties as characterizations of the actual state of facts or condition of Enterprise or Seacoast, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Enterprise's or Seacoast's public disclosures.

Seacoast's Conduct Pending the Merger

        The merger agreement contains various restrictions on the operations of Seacoast before the effective time of the merger. In general, the merger agreement obligates Seacoast and SCB to conduct their business in the usual, regular and ordinary course of business consistent with past practice. In addition, Seacoast and SCB have agreed that, except as expressly contemplated by the merger agreement or as required by applicable law, without the prior written consent of Enterprise (such consent not to be unreasonably withheld or delayed), neither will, among other things:

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  issue, sell, grant, pledge, encumber, dispose of or otherwise permit to become outstanding any shares of its capital stock or any other securities;

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  take any action to accelerate the vesting of rights under any equity plan of Seacoast or any of its subsidiaries or Seacoast option;

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  adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities convertible into or exchangeable for any additional shares of its stock;

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  make, declare or pay or set aside any dividends or make other distributions in respect of its capital stock, other than payments from SCB to Seacoast, from a subsidiary of SCB to SCB, or quarterly cash dividends to Seacoast's shareholders in an amount not to exceed $0.14 per share;

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  enter into, amend or renew any employment, consulting, compensatory, severance, retention or similar contract with any director, officer or employee;

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  grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as expressly contemplated by the merger agreement;

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  hire any person as an employee to fill an existing position whose compensation would exceed, on an annualized basis, $60,000, or take any adverse employment action that reduces the compensation of any employee (including layoffs, furloughs, wage reductions or deferrals) where such employee's compensation exceeds, on an annualized basis, $60,000, in response to the COVID-19 pandemic;

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  enter into, establish, adopt, amend, modify, fund, change any material practice or offering with respect to, or terminate, any existing Seacoast employee benefit plan;

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  (i) pay, loan or advance any amount to, (ii) sell, transfer or lease any properties or assets to, (iii) buy, acquire or lease any properties or assets from or (iv) enter into any contract with, its executive officers or directors or their affiliates or associates, other than compensation or business expense advancements or reimbursements in the ordinary course of business as part of the terms of such person's employment or service as a director or officer and other than deposits held by, and extensions of credit by, SCB in the ordinary course of business;

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  sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Seacoast or any of its subsidiaries, except in the ordinary course of business;

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  acquire all or a material portion of the assets, debt, business, deposits or properties of any other entity;

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  make any capital expenditures in amounts exceeding $25,000 individually or $50,000 in the aggregate;

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  amend its articles of incorporation or bylaws;

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  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law, GAAP or applicable regulatory accounting requirements;

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  enter into, amend, modify, terminate, extend or waive any material provision of any material contract, lease or insurance policy, or make any change in any contract governing the terms of any of its securities, other than certain renewals expressly contemplated by the merger agreement, or enter into any material contract;

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  settle any action, suit, claim or proceeding that involves payment by Seacoast or any of its subsidiaries of an amount which exceed $25,000 individually, or $50,000 in the aggregate or that would impose any material restriction on the business of Seacoast or any of its subsidiaries;

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  waive or release any material rights or claims, or agree or consent to the issuance of any order materially restricting or otherwise affecting the business or operations of Seacoast and its subsidiaries;

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  enter into any new material line of business, or introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

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  change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

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  make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans.

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  enter into any derivative transaction;

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  incur any additional debt obligation or other obligation for borrowed money (other than creation of deposit liabilities, purchases of federal funds, issuances, standby and letters of credit and sales of certificates of deposit, or sixty day advances, in each case which are in the ordinary course of its business);

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  other than in the ordinary course of its business, acquire, sell or otherwise dispose of any investment securities, or change the classification method for any investment securities;

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  make any change to its rate sheet other than in the ordinary course of business, amend, modify, terminate or deviate from the exception practice in place for its rate sheet, change its policies and practices with respect to deposits and earnings credits, or make any increases to deposit pricing except for increases less than five basis points above the interest rates on its rate sheet, as expressly provided in the merger agreement;

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  make, renew, renegotiate, increase, extend or modify any (i) loan in excess of Federal Financial Institutions Examination Council regulatory guidelines relating to loan to value ratios, (ii) loan that is not made in conformity with Seacoast's ordinary course lending policies and guidelines, (iii) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower exceeding $1.0 million, or (iv) loan to certain categories of borrowers;

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  sell any loan or loan pools;

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  acquire any servicing rights or sell or otherwise transfer any loan where Seacoast or any of its subsidiaries retains any servicing rights;

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  make, renew, renegotiate, increase, extend or modify any loan not guaranteed by the SBA that exceeds $1.0 million, any loan guaranteed by the SBA that exceeds $3.0 million, or any loan to a borrower in the hospitality industry;

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  make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof, or make any investment or commitment to develop or otherwise take any actions to develop any real property owned by Seacoast or any of its subsidiaries, excluding other real estate owned;

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  make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any material closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

  •
  foreclose on or take a deed or title to any real estate, other than single-family or multi-family residential properties or otherwise in the ordinary course of its business, without first conducting a Phase I Environmental Site Assessment of the property, or foreclose on or take deed or title to any real estate, other than single-family 1-4 units residential properties, if such environmental assessment indicates the presence or likely presences of any hazardous substance;

  •
  take any action, or knowingly fail to take any action, intended or reasonably likely to prevent, delay or impair Seacoast's or SCB's ability to consummate the merger, the bank merger or the other transactions contemplated by the merger agreement, or prevent the merger or bank merger from qualifying as a reorganization under Section 368(a) of the Code;

  •
  open, relocate or close any branch office, loan production office, deposit production office or loan servicing facility, or file any application or make any contract for the opening, relocation or closing of any branch office, loan production office, deposit production office or loan servicing facility;

  •
  merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

  •
  compromise, resolve, or otherwise "workout" any delinquent or troubled loan, except in the ordinary course of business;

  •
  accept any brokered deposits; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of the Seacoast board or SCB board in support of, any of the actions reasonably believed to be covered above and as described in the merger agreement.

        In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party's agreement to use its commercially reasonable efforts to obtain all required consents.

Enterprise's Conduct Pending the Merger

        The merger agreement also obligates Enterprise and EB&T to conduct business in the ordinary course of business consistent and in compliance in all material respects with all applicable laws. In addition, Enterprise and EB&T have agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of Seacoast (such consent not to be unreasonably withheld or delayed), neither will, among other things:

  •
  amend its certificate or articles of incorporation or bylaws in any manner that would adversely affect the rights of Seacoast shareholders in Enterprise following the consummation of the merger;

  •
  adjust, split, combine or reclassify any of Enterprise's capital stock;

  •
  merge or consolidate Enterprise or EB&T with any other person, or restructure, reorganize or completely or partially liquidate or dissolve Enterprise or EB&T;

  •
  take any action or knowingly fail to take any action intended or reasonably likely to (i) prevent, delay or impair Enterprise's or EB&T's ability to consummate the merger, the bank merger or the other transactions contemplated by the merger agreement or (ii) prevent the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of the Enterprise board in support of, any of the actions reasonably believed to be covered above and as described in the merger agreement.

No Solicitation

        Except as otherwise set forth in the merger agreement, Seacoast has agreed that it will not, and will instruct its directors, officers and employees not to, directly or indirectly:

  •
  initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

  •
  participate in discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person, any information or data with respect to Seacoast or its subsidiaries or otherwise in furtherance of an acquisition proposal;

  •
  release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Seacoast is a party in furtherance of an acquisition proposal; or

  •
  enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to any acquisition proposal.

        Seacoast has agreed that any violation of the foregoing restrictions by any of its representatives shall be deemed to be a breach of the merger agreement by Seacoast. In addition, Seacoast and its subsidiaries are required to, and are required to cause each of Seacoast's representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential acquisition proposal.

        For purposes of the merger agreement, "acquisition proposal" is defined to mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Enterprise), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An "acquisition transaction" means:

  •
  any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Seacoast or any of its subsidiaries;

  •
  any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, an aggregate amount of 20% or more of the assets of Seacoast and any of its subsidiaries on a consolidated basis;

  •
  any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing an aggregate of 20% or more of the voting power of Seacoast;

  •
  any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning an aggregate of 20% or more of any class of equity securities of Seacoast; or

  •
  any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

        If Seacoast receives a bona fide unsolicited written acquisition proposal that did not result from a breach of the non-solicitation provisions described above, then, prior to Seacoast's shareholders approving the merger agreement and transactions contemplated by the merger agreement, the Seacoast board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal if the Seacoast board of directors first reasonably determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, and its failure to take action on such proposal would breach or reasonably be expected to result in a breach of its fiduciary duties to Seacoast's shareholders under applicable law.

        For purposes of the merger agreement, a "superior proposal" means any bona fide, unsolicited written acquisition proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction that (i) the Seacoast board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to Seacoast's shareholders than the merger (taking into account all factors relating to such proposed transaction deemed relevant by the Seacoast board of directors, including without limitation the amount and form of consideration, the timing of payment, the risk the transaction would not be consummated, the financing of the transaction and all other conditions thereto, the termination fee described below under "The Merger Agreement—Termination Fee; Effect of Termination," and any adjustments to the terms and conditions of the merger proposed by Enterprise in response to such acquisition proposal), and (ii) is for 50% or more of the outstanding shares of Seacoast common stock or all or substantially all of the assets of Seacoast.

        In addition to the obligations described above, Seacoast will promptly, within 24 hours, notify Enterprise in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Seacoast or any of its representatives, in each case in connection with any acquisition proposal.

Seacoast Board's Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, except as describe below with respect to "subsequent determinations," the Seacoast board is required, at all times prior to and during the Seacoast special meeting, to recommend that Seacoast shareholders approve the merger agreement and the transactions contemplated by the merger agreement. Subject to certain exceptions, Seacoast agreed that its board of directors, or any committee of the board, will not:

  •
  withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Enterprise, or take any other action or make any other public statement inconsistent with its recommendation for approval by Seacoast shareholders of the merger agreement and the transactions contemplated by the merger agreement or any other matters required to be approved by Seacoast shareholders for consummation of the merger and the transactions contemplated thereby;

  •
  fail to publicly affirm its recommendation for approval of the merger agreement and the transactions contemplated by the merger agreement within five business days following a request by Enterprise;

  •
  approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

  •
  resolve to take, or publicly announce an intention to take, any of the foregoing actions; or

  •
  enter into (or cause any of Seacoast's subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any acquisition transaction or (ii) requiring Seacoast to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

        The actions described in the first four bullet points listed above are referred to as a "subsequent determination." Pursuant to the merger agreement, the Seacoast or any Seacoast board committee may take a "subsequent determination" if Seacoast receives an acquisition proposal and:

  •
  the Seacoast board of directors determines in good faith, after consultation with outside legal counsel and its financial advisor, that the acquisition proposal constitutes a superior proposal and that the failure to make a subsequent determination with respect to the superior proposal be breach or reasonably be expected to result in a breach of its fiduciary duties, and

  •
  provided that, during the five business days after Enterprise's receipt from Seacoast of a notice regarding the Seacoast board's subsequent determination, Seacoast and its board of directors negotiate in good faith with Enterprise, to the extent that Enterprise desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Seacoast to proceed with the Seacoast recommendation of the merger agreement and transactions contemplated by the merger agreement.

        In the event of any material revisions to the superior proposal, Seacoast must provide a new notice of such superior proposal to Enterprise. During the three business day period following receipt of such new written notice by Enterprise, Seacoast and its board of directors must negotiate in good faith with Enterprise, to the extent that Enterprise desires to negotiate, to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Seacoast to proceed with its board's original recommendation with respect to the merger agreement without requiring Seacoast to withdraw, qualify, amend or modify its board's recommendation with respect to the merger agreement.

Conditions to Completion of the Merger

        The respective obligations of Enterprise and Seacoast to complete the merger are subject to various conditions prior to the merger. The conditions include the following, among others:

  •
  the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

  •
  the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

  •
  the delivery of certain certificates of the appropriate officers of Enterprise, EB&T, Seacoast and SCB;

  •
  approval of the merger agreement and the transactions contemplated by the merger agreement by holders of at least a majority of the outstanding shares of Seacoast common stock entitled to vote and holders of less than 10% of Seacoast's outstanding shares of common stock move for dissenters' rights;

  •
  the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any prohibition, limitation, or other requirement which would (i) materially prohibit or materially limit the ownership or operation by Enterprise or any subsidiary of Enterprise (including Seacoast and SCB after closing of the merger) of all or any material portion of its business or assets, (ii) compel Enterprise or any subsidiary of Enterprise (including Seacoast and SCB after closing of the merger) to dispose of all or any material portion of its business or assets, (iii) cause any portion of any Seacoast regulatory agreement to be enforceable against Enterprise or EB&T after the merger, or (iv) be reasonably expected to have a material adverse effect on Enterprise, taken as a whole;

  •
  the absence of any law, injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

  •
  the registration statement of Enterprise of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no "stop order" will have been initiated or threatened by the SEC and be continuing in effect;

  •
  since the date of the merger agreement, neither Enterprise nor Seacoast will have suffered a material adverse effect;

  •
  the issuance of tax opinions to each of Enterprise and Seacoast from Holland & Knight and Sheppard Mullin, respectively, to the effect that the merger will be treated for federal income tax purposes and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

  •
  one Seacoast director must become a member of the Enterprise board of directors as of the effective time of the merger; and

  •
  the authorization to list the shares of Enterprise common stock issuable in connection with the merger on Nasdaq, subject to official notice to Nasdaq of the issuance.

        The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Amendment of the Merger Agreement

        To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Seacoast, except that after shareholders of Seacoast have approved the merger agreement, no amendment or supplement that by law requires further approval by the shareholders of Seacoast may be made without first obtaining such approval.

Termination of the Merger Agreement

        Enterprise and Seacoast can at any time agree, by mutual written consent, to terminate the merger agreement without completing the merger, even if Seacoast has received approval of the merger proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

  •
  if (i) there is a final non-appealable denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental authority, (ii) any required regulatory approval includes any of the conditions described in the fifth bullet point under "—Conditions to Completion of the Merger" above, or (iii) a court of competent jurisdiction or other governmental authority issues a final, non-appealable order, decree, ruling or takes other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; provided, however, that no party has a right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants set forth in the merger agreement;

  •
  if holders of Seacoast common stock fail to approve the merger proposal, by reason of failure to obtain the requisite Seacoast shareholder approval at the Seacoast special meeting, so long as, in the case of Seacoast seeking to terminate, Seacoast had not breached any of its obligations in the merger agreement related to the Seacoast special meeting;

  •
  if the terminating party is not then in breach of any representation or warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any of its representations or warranties in the merger agreement that (i) cannot be or has not been cured within 30 days' written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured with the 60 days and is being diligently pursued, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

  •
  if the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a material breach by the other party of any of its covenants or agreements in the merger agreement that (i) cannot be or has not been cured within 30 days' written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured with the 60 days and is being diligently pursued, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

  •
  if the merger is not completed on or before April 30, 2021, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three months; or

  •
  if there is a continuing breach of a representation or warranty contained in the merger agreement or a continuing material breach of the merger agreement by a party, and the breaching party has not cured the breach within 30 days' written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured with the 60 days and is being diligently pursued, as long as that breach would entitle the non-breaching party not to complete the merger.

        In addition, Enterprise may terminate the merger agreement prior to obtaining the requisite Seacoast shareholder approval, if:

  •
  Seacoast has materially breached its covenants described above under "The Merger Agreement—No Solicitation" and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach; or

  •
  the Seacoast board makes a subsequent determination, as described above under "The Merger Agreement—Seacoast Board's Covenant to Recommend the Merger."

        In addition, Seacoast may terminate the merger agreement:

  •
  by delivering written notice to Enterprise at any time during the five trading day period commencing on the determination date, if both of the following conditions are satisfied: (i) the Enterprise daily volume weighted average stock price for the 20 consecutive trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger, which is referred to as the triggering VWAP, is less than $24.5712 per share; and (ii) the triggering VWAP underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger by more than 20%. If Seacoast elects to terminate the merger agreement in such instance, Enterprise may elect to reinstate the merger agreement by adjusting the exchange ratio to increase the stock consideration. If Enterprise makes such election to reinstate the merger agreement, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted); or

  •
  at any time prior to obtaining the requisite Seacoast shareholder approval, if the Seacoast board or a Seacoast board committee makes a subsequent determination with respect to a superior proposal, so long as Seacoast has complied with all of its obligations concludes that it must endorse a superior proposal (as defined in the merger agreement), provided that Seacoast has complied with its obligations described above under "The Merger Agreement—No Solicitation."

Termination Fee; Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the merger agreement will survive. If the merger agreement is terminated because of a willful breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination, provided, however, if either party is required to pay the other the termination fee or liquidated damages described below (which shall be the recipient party's sole and exclusive remedy against the other party), then such party will have no further obligations under the merger agreement.

        The merger agreement also provides that Seacoast must pay Enterprise a fee and reimburse expenses in certain situations. In particular, Seacoast will pay Enterprise a fee of $7,000,000 in certain circumstances set forth in the merger, including if:

  •
  Enterprise terminates the merger agreement because (i) Seacoast has materially breached its covenants described under "The Merger Agreement—No Solicitation" and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach, or (ii) the Seacoast board makes a subsequent determination, as described above under "The Merger Agreement—Seacoast Board's Covenant to Recommend the Merger"; or

  •
  Seacoast receives an acquisition proposal from a third party and the merger agreement is subsequently terminated by either Enterprise or Seacoast under certain conditions, and prior to the 12 month anniversary of the termination of the merger agreement Seacoast enters into an agreement to engage in an acquisition transaction that relates to the acquisition proposal.

        If the merger agreement is terminated by either party as a result of the other party's breaches of its representations or warranties or material breaches of its covenants and agreements set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $1,250,000 as liquidated damages (provided that, if the termination fee described above is also payable, the payment of such liquidated damages shall reduce, on a dollar-for-dollar basis, the amount of the termination fee that would also be payable).

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

        Each person who is an employee of Seacoast or SCB as of the effective time of the merger will become an employee of Enterprise or EB&T, whom we refer to as the continuing employees. Enterprise has agreed, for a period beginning on the closing date of the merger and ending on the first anniversary of the closing date, to maintain the employment of each continuing employee on terms and conditions no less favorable to such continuing employee as those provided by Seacoast or SCB immediately prior to the closing date of the merger.

        With respect to any Enterprise benefit plan in which a continuing employee will participate, such continuing employee will receive prior service credit for purposes of vesting, eligibility, and benefit accrual; provided that such service will not be recognized to the extent (i) recognition will result in a duplication of benefits or (ii) such service was not recognized under the corresponding Seacoast benefit plan.

        With respect to any group health plan, Enterprise will use commercially reasonable efforts to waive or cause to be waived any waiting periods, evidence of insurability requirements or pre-existing condition limitations or similar limitations with respect to participation and coverage requirements applicable to continuing employees and credit each continuing employee for any co-payments and deductibles paid prior to the closing date of the merger in satisfying applicable deductible or out-of-pocket expense requirements.

        Each employee of Seacoast or SCB whose employment is terminated following the closing date of the merger will be provided severance benefits that are at least as favorable as those that would have been payable to a similarly situated employee of Enterprise.

Expenses of the Merger

        The merger agreement provides that each of Seacoast and Enterprise will bear and pay all expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Stock Exchange Listing

        Enterprise has agreed to use its commercially reasonable efforts to list the Enterprise common stock to be issued in the merger on Nasdaq. It is a condition to the completion of the merger that those shares be approved for listing on Nasdaq, subject to official notice of issuance. Following the merger, Enterprise expects that its common stock will continue to trade on Nasdaq under the symbol "EFSC."

Restrictions on Resales by Affiliates

        Enterprise has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of Enterprise common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of Enterprise common stock issued to any Seacoast shareholder who is or becomes an "affiliate" of Enterprise for purposes of Rule 144 under the Securities Act. The term "affiliate" is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Enterprise or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of Enterprise's outstanding common stock.

Accounting Treatment

        Enterprise will account for the merger as a purchase by Enterprise of Seacoast under GAAP. Under the acquisition method of accounting, the total consideration paid in connection with the merger is allocated among Seacoast's assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Seacoast will be included in Enterprise's results of operations from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        General.    The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Seacoast common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, or local tax laws, and under federal tax laws other than those pertaining to U.S. federal income tax are not addressed in this proxy statement/prospectus.

        The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger.

        For purposes of this discussion, we use the term U.S. holder to mean a beneficial owner that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to continue to be treated as a U.S. person for U.S. federal income tax purposes; or

  •
  an estate that is subject to U.S. federal income taxation on its income regardless of its source.

        This discussion applies only to Seacoast shareholders that hold their Seacoast common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of his, her or its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

  •
  financial institutions;

  •
  pass-through entities and investors in pass-through entities;

  •
  persons liable for the alternative minimum tax;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers or brokers in securities, commodities or currencies;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold Seacoast common stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk reduction transaction;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons whose "functional currency" is not the U.S. dollar;

  •
  persons who are not citizens or residents of the United States;

  •
  U.S. expatriates;

  •
  retirement plans, individual retirement accounts, or other tax-deferred accounts;

  •
  mutual funds;

  •
  shareholders who exercise dissenters' rights; and

  •
  shareholders who acquired their shares of Seacoast common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Seacoast common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

        The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws. In addition, to the extent that you recognize gain in the merger, you should consult with your own tax advisor with respect to the impact of the 3.8% Medicare tax on certain net investment income.

        U.S. Federal Income Tax Consequences of the Merger.    Based upon the facts and representations contained in the representation letters received from Enterprise and Seacoast in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, it is the opinion of Holland & Knight and Sheppard Mullin that the merger of Seacoast with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. Because the merger will qualify as a reorganization under Section 368(a) of the Code, the U.S. federal income tax consequences will be as follows:

  •
  no gain or loss will be recognized by Enterprise or Seacoast as a result of the merger;

  •
  a U.S. holder of Seacoast common stock who receives only shares of Enterprise common stock and no cash consideration (other than in lieu of fractional shares) in exchange for all of his, her or its shares of Seacoast common stock pursuant to the merger generally will not recognize gain or loss; provided that gain or loss may be recognized with respect to cash received in lieu of fractional shares; see "Cash Received in Lieu of a Fractional Share" below;

  •
  in general, for the purpose of determining gain recognized by a Seacoast shareholder, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Seacoast common stock were held for more than one year;

  •
  the aggregate basis of the Enterprise common stock received in the merger by a U.S. holder of Seacoast common stock (including any fractional shares of Enterprise common stock deemed received and exchanged for cash) will be the same as the aggregate basis of the Seacoast common stock for which it is exchanged, increased by the amount of taxable gain, if any, recognized by the shareholder in the merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of cash consideration received by the shareholder in the merger (other than cash received in lieu of a fractional share). If you acquired different blocks of shares of Seacoast common stock at different times or different prices, the basis of each block of Enterprise common stock you will receive will be determined separately for each block depending on the basis of the blocks of Seacoast common stock exchanged for such block of Enterprise common stock;

  •
  the holding period of Enterprise common stock received in exchange for shares of Seacoast common stock (including any fractional shares of Enterprise common stock deemed received and exchanged for cash) will include the holding period of the Seacoast common stock for which it is exchanged. If you acquired different blocks of shares of Seacoast common stock at different times or different prices, the holding period of each block of Enterprise common stock you will receive will be determined separately for each block depending on the holding period of the blocks of Seacoast common stock exchanged for such block of Enterprise common stock; and

  •
  for U.S. holders of Seacoast common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. In addition, net investment income of certain high-income taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax). The deductibility of capital losses is subject to limitations. If you acquired different blocks of shares of Seacoast common stock at different times or different prices, the gain or loss must be calculated separately for each block of shares of Seacoast common stock surrendered in the merger. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

        It is a condition to Seacoast's obligation to complete the merger that Seacoast receives a written opinion of its counsel, Sheppard Mullin, dated as of the closing date, to the effect that the merger of Seacoast with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Enterprise's obligation to complete the merger that Enterprise receives an opinion of its counsel, Holland & Knight, dated as of the closing date, to the effect that the merger of Seacoast with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and on representation letters provided by Enterprise and Seacoast to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Enterprise and Seacoast. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.

        In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part will be binding on the IRS or any court. Neither Enterprise nor Seacoast intends to request any ruling from the IRS or any foreign state or local tax authorities as to any tax issues in connection with the merger and, consequently, there is no guarantee that the IRS will treat the merger as a "reorganization" within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. If the merger does not qualify as a reorganization, the transaction would be treated as a fully taxable transaction on which gain or loss would be recognized in full. In addition, penalties and interest could be imposed on any resulting tax deficiency. Accordingly, each U.S. holder of Seacoast common stock should consult her or his tax advisor with respect to the particular tax consequences of the merger to such holder.

        Cash Received In Lieu of a Fractional Share.    A U.S. holder of Seacoast common stock who receives cash in lieu of a fractional share of Enterprise common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Enterprise. This deemed redemption generally will be treated as a sale or exchange, and as a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder's holding period for such shares is greater than one year.

        Backup Withholding and Information Reporting.    Payments of cash to a U.S. holder of Seacoast common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such shareholder provides Enterprise with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Seacoast common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder's U.S. federal income tax liability, if any; provided that such U.S. holder timely furnishes the required information to the IRS.

        A U.S. holder of Seacoast common stock who receives Enterprise common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Seacoast common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives Enterprise common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder's basis in the Seacoast common stock surrendered and the fair market value of Enterprise common stock and cash received in the merger. A "significant holder" is a holder of Seacoast common stock who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of Seacoast or securities of Seacoast with a basis for U.S. federal income tax purposes of at least $1 million.

        The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.

 INFORMATION ABOUT THE COMPANIES

Enterprise

        Enterprise, a Delaware corporation, is a financial holding company headquartered in Clayton, Missouri. Enterprise is the holding company for EB&T, a full-service financial institution offering banking and wealth management services to individuals and corporate customers primarily located in Arizona, Kansas, Missouri, and New Mexico.

        Enterprise, EB&T, and Enterprise's other subsidiaries provide a broad range of business and personal banking services, including wealth management services. Lending services include C&I, CRE, real estate construction and development, residential real estate, and consumer loans, as well as offering a wide variety of deposit products and a complete suite of treasury management and international trade services. Tax credit brokerage activities consist of the acquisition of federal and state tax credits and the sale of these tax credits to clients. Enterprise Trust provides financial planning, estate planning, investment management, and trust services to businesses, individuals, institutions, retirement plans, and non-profit organizations.

        As of June 30, 2020, Enterprise had 34 banking locations throughout the St. Louis, Kansas City and Phoenix metropolitan areas, and New Mexico. At June 30, 2020, Enterprise had consolidated total assets of approximately $8.4 billion, total stockholders' equity of approximately $868 million and total deposits of approximately $6.7 billion. At June 30, 2020, Enterprise had gross loans of approximately $6.1 billion.

        Enterprise common stock trades on Nasdaq under the symbol "EFSC." Enterprise's executive offices are located at 150 North Meramec, Clayton, Missouri 63105, and its telephone number is (314) 725-5500.

Seacoast

        Seacoast is a bank holding company with one wholly-owned banking subsidiary, SCB. Both the holding company and the bank are headquartered in San Diego, California, with SCB having five full-service banking branches in California and Nevada, and loan and deposit production offices throughout Arizona, California, Colorado, Illinois, Indiana, Massachusetts, Michigan, Nevada, Ohio, Oregon, Texas, Utah and Washington.

        At June 30, 2020, Seacoast had consolidated total assets of approximately $1.3 billion, total shareholders' equity of approximately $138 million and total deposits of approximately $1.0 billion. At June 30, 2020, Seacoast had gross loans of approximately $1.1 billion.

        Seacoast's common stock is quoted on the OTCPK Market under the symbol "SCBH."

New Enterprise Director Appointment in Connection with the Merger

        Pursuant to the terms of the merger agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Seacoast director, who must be independent with respect to Enterprise for purposes of the listing requirements of Nasdaq, and mutually agreeable to Enterprise and Seacoast, as an Enterprise director. Enterprise and Seacoast have determined that Richard M. Sanborn, the President and Chief Executive Officer and a current director of Seacoast will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Sanborn will serve until the first annual meeting of the shareholders of Enterprise following the effective time of the merger and until he or his respective successor is elected and qualified. Subject to the fiduciary duties of the Enterprise board, Enterprise is required to nominate Mr. Sanborn for election to the Enterprise board in the proxy statement relating to the first annual meeting of the shareholders of Enterprise following the effective time of the merger. Set forth below is certain information relating to Mr. Sanborn:

        Richard M. Sanborn, 58, joined Seacoast in October of 2007 and has served as a Seacoast Director, and its President and Chief Executive Officer since that time. He is a 30-year veteran of the banking industry where he has held executive level positions in several institutions ranging from $65 million to $5.1 billion in size. He has extensive experience in all facets of banking from lending, to operations, to strategic planning, to mergers and acquisitions. Prior to joining Seacoast, Mr. Sanborn was the Executive Vice President and Chief Banking Officer for Pacific Western Bank, a then $5.1 billion San Diego headquartered bank. Mr. Sanborn also is a director on the Federal Reserve Bank of San Francisco; was the past Chairman of the Federal Reserve Bank of San Francisco's Community Depository Institution Advisory Council (CDIAC), and a past Chairman of the California Bankers Association. He holds a Bachelors Degree in Accounting from Bentley College in Waltham, Massachusetts, and Masters in Business Administration from California Pacific University in San Diego, CA.

COMPARISON OF SHAREHOLDER RIGHTS

        When the merger becomes effective, shareholders of Seacoast will become stockholders of Enterprise. Enterprise is a Delaware corporation and the rights of Enterprise stockholders are governed by the Delaware General Corporation Law, or the DGCL, as well as Enterprise's certificate of incorporation, as amended, and Enterprise's amended and restated bylaws. Seacoast is incorporated under the laws of the State of California and the rights of Seacoast shareholders are governed by the California General Corporation Law, or the CGCL, as well as Seacoast's articles of incorporation and Seacoast's bylaws.

        After the merger, as Enterprise stockholders, the rights of former Seacoast shareholders will be governed by Enterprise's certificate of incorporation, as amended, Enterprise's amended and restated bylaws, and the DGCL. The following discussion summarizes the material differences between the rights of Seacoast shareholders and the rights of Enterprise stockholders. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Enterprise stockholders and of Seacoast shareholders. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of Enterprise and Seacoast, and other known material differences. We urge you to read Enterprise's certificate of incorporation, as amended, Enterprise's amended and restated bylaws, Seacoast's articles of incorporation, Seacoast's bylaws, and the DGCL and the CGCL carefully and in their entirety.

Authorized Capital Stock

Enterprise

        Enterprise's authorized capital stock consists of 45,000,000 shares of Enterprise common stock, $0.01 par value per share, and 5,000,000 shares of Enterprise preferred stock, $0.01 par value per share.

        As of                        , 2020,                         shares of Enterprise common stock were outstanding and no shares of Enterprise preferred stock were outstanding. Enterprise has no present plans to issue any shares of Enterprise preferred stock.

Seacoast

        Seacoast's authorized capital stock consists of 20,000,000 shares of Seacoast common stock, no par value per share and 10,000,000 shares of Seacoast serial preferred stock, no par value per share.

        As of                                    , 2020,                                     shares of Seacoast common stock were outstanding and no shares of Seacoast serial preferred stock were outstanding.

Size of the Board of Directors

Enterprise

        Enterprises' amended and restated bylaws provide that the size of the Enterprise board of directors may be fixed from time to time by the board of directors. There are currently 12 directors on Enterprise's board of directors. Enterprise's board of directors has resolved to take all action necessary to give effect to the appointment of Richard M. Sanborn to the board of directors as of the effective time of the merger in accordance with the merger agreement (see "The Merger Agreement—Management after the Merger" beginning on page                        ), including by increasing the size of the board by one member in the event there are no vacancies on the board to permit such appointment.

Seacoast

        Seacoast's bylaws provide that the authorized number of directors shall be not less than six and not more than 11. The size of Seacoast's board of directors is currently nine and may be fixed from time to time within such range by Seacoast's board of directors or shareholders.

Class and Election of Directors

Enterprise

        Enterprise's certificate of incorporation, as amended, and amended and restated bylaws provide that Enterprise's board of directors consists of one class of directors. Directors are elected by the Enterprise stockholders each year at the annual meeting of stockholders and hold office until each director's successor has been duly elected and qualified or until a director's earlier death, resignation or removal.

Seacoast

        Seacoast's bylaws provide that Seacoast's board of directors consists of one class of directors. Directors are elected by the Seacoast shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until a successor has been elected and qualified or until the director's earlier resignation or removal or such director's office has been declared vacant.

Removal of Directors

Enterprise

        Under Enterprise's amended and restated bylaws, any director may be removed with or without cause by a majority of the holders of shares entitled to vote at an election of directors.

Seacoast

        Under Seacoast's bylaws, any or all of the directors can be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote. However, the Seacoast bylaws provide that no director may be removed (unless the entire board is removed) when the votes cast against (or not consenting to) the removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. The Seacoast bylaws also provide that the board of directors may declare a vacancy for any director who is declared of unsound mind by an order of court or convicted of a felony.

Filling Vacancies on the Board of Directors

Enterprise

        Under Enterprise's amended and restated bylaws, any vacancy occurring in Enterprise's board of directors will be filled by a majority vote of the remaining directors. Directors so chosen will serve for a term expiring at the next annual meeting of stockholders and until such director's successor has been duly elected and qualified.

Seacoast

        Under Seacoast's bylaws, a vacancy occurring in Seacoast's board of directors may be filled by a majority of the remaining directors, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote (or written consent) of the shareholders or by a court order may be filled only by approval of the shareholders. Each director appointed to fill a vacancy will serve until the next annual meeting of the shareholders and until a successor has been elected and qualified. Seacoast's bylaws further provide that the shareholders may elect a director at any time to fill any vacancy not filled by director, but any such election by written consent will require the consent of a majority of the outstanding shares entitled to vote.

Shareholder Nominations and Proposals

Enterprise

        Enterprise's amended and restated bylaws establish procedures that stockholders must follow to nominate persons for election to Enterprise's board of directors. The stockholder making the nomination must deliver written notice to Enterprise's secretary between 90 and 120 days prior to the first anniversary of the preceding year's annual meeting (if an annual meeting) or prior to the date of the meeting at which directors will be elected (if a special meeting). If the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year's annual meeting, then the notice must be delivered between 90 and 120 days prior to the date of such annual meeting. However, if the first public announcement of the date of such annual or special meeting is less than 100 days prior to its date, nominations must be provided by the 10th day following the day on which the public announcement of the date of such meeting was first made. Any person nominated must be a stockholder of record at the time the board of directors gives notice of the annual or special meeting and must be entitled to vote at such annual meeting. The nomination notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in Enterprise's amended and restated bylaws.

        Enterprise's amended and restated bylaws provide that any proposal by a stockholder of other business to be properly brought before the annual meeting of stockholders must be delivered to Enterprise's secretary within the same time frame as stockholder nominations for directors at an annual meeting, as described above. Each such notice shall set forth information concerning the proposal, the proposing stockholder and the other information specified in Enterprise's amended and restated bylaws.

        The chairman of the meeting has the power to determine whether a director nomination or any other proposed business to be brought before a meeting was made or proposed in accordance with Enterprise's amended and restated bylaws.

Seacoast

        Seacoast's bylaws establish procedures that shareholders must follow to nominate persons for election to Seacoast's board of directors. The shareholder making the nomination must deliver written notice to Seacoast's president no more than 60 days prior to any meeting called for the election of directors and no more than 10 days after the date the notice of the meeting is sent to the shareholders; provided that if 10 days' notice of the meeting is sent to the shareholders, the shareholder's notice of intention to nominate a director must be received by Seacoast's president by the time fixed in the notice of the meeting for the opening of the meeting. The nomination notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in Seacoast's bylaws. Seacoast's bylaws require the notice to be signed by each of the nominating shareholder and the nominee. Seacoast's bylaws do not specifically provide for shareholder proposals for a submission to a vote of shareholders at an annual meeting.

        Seacoast's bylaws require that the chairman of the meeting disregard nominations that do not comply with the procedures in the bylaws and the chairman of the meeting can direct that the inspectors of elections disregard all votes cast for any nominee if the nomination was not made in accordance with the bylaws.

Calling Special Meetings of Shareholders

Enterprise

        A special meeting of stockholders may be called by Enterprise's board of directors pursuant to a resolution approved by a majority of all directors, Enterprise's chairman of the board of directors, Enterprise's chief executive officer or upon a written request to the Enterprise's secretary of the holders of at least 50% of the voting power of all of Enterprise's outstanding stock entitled to vote.

Seacoast

        A special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, Seacoast's president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting.

Voting Rights

Enterprise

        Each holder of Enterprise common stock is entitled to one vote for each share held by him, her or it. All director elections are determined by a plurality of the votes cast and, except as otherwise required by law, Enterprise's certificate of incorporation, as amended, or amended and restated bylaws, all other matters are determined by a majority of the votes cast. Enterprise's certificate of incorporation, as amended, provides that holders of Enterprise's common stock will have the exclusive right to vote for the election of directors and for all other purposes. Holders of Enterprise common stock do not have the right to cumulate votes in the election of directors.

Seacoast

        Each holder of Seacoast common stock is entitled to one vote for each share held by him, her or it, subject to special voting rights by class as may be granted to holders of Seacoast serial preferred stock, if any. In matters other than elections of directors or officers, shareholders are entitled to vote part of their shares in favor of a proposal and refrain from voting the remaining shares (or vote them against the proposal), but if a shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be presumed that such shareholder's approving vote is with respect to all shares held by such shareholder. In elections of directors, shareholders of Seacoast are not entitled to cumulate votes unless a shareholder has given notice prior to the voting of the shareholder's intention to cumulate votes. If a shareholder has given such notice prior to the voting, then every shareholder entitled to vote has the right to cumulative their votes for candidates nominated. Per the Seacoast bylaws, the director candidates who receive the highest number of votes shall be elected.

Notice of Shareholder Meetings

Enterprise

        Enterprise's amended and restated bylaws provide that Enterprise must notify stockholders between 10 and 60 days before any stockholder meeting of the place, date and hour of the meeting and the general nature of the business to be considered at the meeting. Such notice shall also include the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and the record date for determining the stockholders entitled to vote (if such date is different from the record date for determining stockholders entitled to notice of the meeting).

Seacoast

        Seacoast's bylaws provide that Seacoast must notify shareholders between 10 and 60 days before any shareholder meeting of the place, date and hour of the meeting and the purpose or purposes for which the meeting is called (if a special meeting) or those maters which the board of directors intends to present for action to the shareholders (if an annual meeting). If action is proposed to be taken at any meeting for approval of a merger, the notice must also state the general nature of such proposal.

Quorum for Meetings of Shareholders

Enterprise

        Enterprise's amended and restated bylaws provide that, except as otherwise provided by law or Enterprise's certificate of incorporation, as amended, the holders of a majority of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum.

Seacoast

        Seacoast's bylaws provide that a majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum.

Shareholder Actions by Written Consent

Enterprise

        The DGCL allows action by written consent by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless the right to act by written consent is denied in the corporation's certificate of incorporation. Enterprise's amended and restated bylaws reaffirm the right to act by written consent, but require that any written action be delivered to Enterprise at its registered office, at its principal place of business, or to an officer or agent of Enterprise that has custody of the minute books in which proceedings of stockholders are recorded.

Seacoast

        The CGCL provides that unless otherwise provided in the articles of incorporation, any action that may be taken at an annual or special meeting may be taken by written consent by the holders of the minimum number of votes that would be needed to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. Seacoast's articles do no limit the ability of Seacoast shareholders to act by written consent. Seacoast's bylaws confirm this right.

Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions

Enterprise

        The DGCL provides that a merger or sale of all or substantially all of the assets of a Delaware corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger or sale. Neither Enterprise's certificate of incorporation, as amended, or amended and restated bylaws provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of Enterprise.

Seacoast

        The CGCL provides that a merger must be approved by a vote of a majority of the outstanding shares entitled to vote. In the case of a California target in a merger transaction, the CGCL requires this vote for each class of stock, whether or not that class otherwise has voting rights.

Shareholders' Rights of Dissent and Appraisal

Enterprise

        Under the DGCL, stockholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares. However, the DGCL provides that appraisal rights are not available with respect to any class or series of stock that is either listed on a national securities exchange or held of record by more than 2,000 holders, unless, under the terms of the transaction, holders are required to accept anything other than shares of publicly traded stock of the acquirer and/or cash in lieu of fractional shares. Enterprise's common stock is listed on the Nasdaq, a national securities exchange, and as such, Enterprise's stockholders are not entitled to appraisal rights.

Seacoast

        Under the CGCL, shareholders are generally entitled to dissent from a business combination or other reorganization and can require the corporation to purchase their shares at fair market value. However, the CGCL provides that such rights are not available with respect to any shares that are listed on a national securities exchange and are not subject to restrictions on transfer by the corporation or by any law or regulation, unless, under the terms of the transaction, holders are required to accept anything other than shares listed on a national securities exchange and/or cash in lieu of fractional shares. Seacoast shares are not listed on a national securities exchange, and therefore, all outstanding shares of Seacoast stock generally have dissenters' rights with respect to a business combination or other reorganization requiring their vote under the CGCL.

Transactions with Interested Persons

Enterprise

        The DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation's directors and holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. Enterprise has not opted out of this provision.

Seacoast

        Under the CGCL, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, is not void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if (i) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such contract or transaction is approved in good faith by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the interested director or directors not being entitled to vote thereon, (ii) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified, or (iii) as to contracts or transactions not approved as provided in clause (i) or (ii), the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

        The Seacoast bylaws provide that notice of any meeting of the shareholders shall specify the general nature of business to be transacted at the meeting if such business relates to any proposal to take action with respect to the approval of a contract or other transaction with an interested director as governed by the CGCL.

        The CGCL further provides that if a written proposal for approval of a reorganization is made to some or all of a corporation's shareholders by an interested party, an affirmative opinion in writing as to the fairness of the consideration to the shareholders of that corporation shall be delivered. If a shareholders' meeting is to be held to vote on approval of the transaction, the opinion shall be delivered to the shareholders with the notice of the meeting.

Shareholders Rights Plans

Enterprise

        Enterprise does not have a stockholder rights plan in place.

Seacoast

        Seacoast does not have a shareholder rights plan in place.

Dividends

Enterprise

        Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Enterprise's amended and restated bylaws provide that dividends, if any, may be declared by Enterprise's board of directors.

Seacoast

        Under the CGCL, a corporation cannot make any distribution to its shareholders unless its board of directors has determined in good faith either (i) the amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount; or (ii) immediately after the distribution, the value of the corporation's assets would equal or exceed the sum of its total liabilities, plus any preferential rights amount.

Indemnification of Directors and Officers

Enterprise

        The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

        The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Enterprise's certificate of incorporation, as amended, provides that Enterprise shall indemnity all of its directors and officers to the fullest extent permitted by the DGCL and as set forth in the bylaws. Enterprise's amended and restated bylaws provide that Enterprise will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Enterprise or by reason of the fact that such person is or was serving at the request of Enterprise as a director, officer or trustee of another corporation, partnership, joint venture, trust, or other enterprise, against expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under the DGCL. Indemnification under this provision will not be provided to any director, officer or representative that initiates such proceeding, unless such proceeding was authorized or consented to by the board of directors.

        In addition, as permitted by the DGCL, Enterprise's certificate of incorporation, as amended, provides that directors will have no personal liability to Enterprise or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to Enterprise or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

Seacoast

        The CGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("agents"), against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses actually and reasonably incurred in connection with the defense or settlement of such action.

        The CGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made (i) by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (iv) by the court in which the proceeding is or was pending upon application made by the corporation or the person to be indemnified or the attorney or other person rendering services in connection with the defense, whether or not the application by the person to be indemnified, attorney or other person is opposed by the corporation.

        The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

        The CGCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation and the corporation's shareholders for money damages, except for liability resulting from: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) acts arising from an interested director transaction listed under Section 310 of the CGCL; or (vii) acts arising from the approval of specific corporate action listed under Section 316 of the CGCL.

        The CGCL does not allow a corporation to indemnify its agents for: (i) any claim, issue or matter as to which the person has been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court determines; (ii) any amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) any expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. The CGCL provides that to the extent that an agent of a corporation has been successful on the merits in defense of any related proceeding or in defense of any claim, issue, or matter therein, the agent will be indemnified against expenses actually and reasonably incurred by the agent.

        Seacoast's articles of incorporation provide that the liability of a director for monetary damages will be eliminated to the fullest extent permissible under California law. Seacoast's articles of incorporation provide for the indemnification of its agents for breach of duty to Seacoast and its shareholders through a bylaw provision, agreements with agents, or otherwise, in excess of the indemnification otherwise permitted by the CGCL, subject to the limits on excess indemnification under the CGCL. Seacoast's bylaws provide for indemnification for any person who was or is made a party a party, or is threatened to be made a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person is a director or officer of Seacoast or is or was serving at the request of Seacoast as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, is entitled to indemnification and will be held harmless by Seacoast to the fullest extent permitted by the CGCL, for all expenses, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonable incurred or suffered by such person. Indemnification under this provision will not be provided to any such person that initiates such proceeding, unless such proceeding was authorized or consented to by the board of directors.

        Seacoast's bylaws further provide that Seacoast may, as authorized from time to time by Seacoast's board of directors, grant indemnification and the advancement of expenses to any director, officer, employee or agent of the corporation, whether or not acting in his or her capacity as such or at the request of Seacoast, to the fullest extent of the provisions of Seacoast's bylaws with respect to indemnification and advancement of expenses of directors and officers of the corporation.

        The right to indemnification provided by Seacoast's bylaws includes the right to be paid, in advance of a proceeding's final disposition, expenses incurred in defending that proceeding; provided, however, that if required by the CGCL, the advance payment will be made only upon delivery to Seacoast of an undertaking by or on behalf of the agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Seacoast as authorized under the Seacoast bylaws or otherwise.

        The indemnification and advancement of expenses provided for by Seacoast's bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any statute, Seacoast's articles of incorporation, Seacoast's bylaws, any agreement, the vote of shareholders or disinterested directors or otherwise.

Amendments to Certificate or Articles of Incorporation and Bylaws

Enterprise

        Under the DGCL, an amendment to Enterprise's certificate of incorporation requires (i) the approval of its board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

        Enterprise's amended and restated bylaws provide that the bylaws may be amended or repealed by (i) the approval of the holders of a majority of the outstanding stock entitled to vote at any annual or special meeting of stockholders, or (ii) the action of the Enterprise board of directors at any regular or special meeting.

Seacoast

        Under the CGCL, amendments to a corporation's articles of incorporation may be adopted if approved by the board of directors and the outstanding shares.

        Seacoast's bylaws provide that the bylaws may be amended or repealed, and new bylaws may be adopted, by (i) an affirmative vote of a majority of the outstanding shares entitled to vote (or by written assent of shareholders entitled to vote), except as may otherwise be required by law or the Seacoast articles of incorporation or (ii) except for a bylaw or an amendment changing the authorized number of directors, by Seacoast's board of directors, subject to the rights of the Seacoast's shareholders.

SECURITY OWNERSHIP OF SEACOAST DIRECTORS, CERTAIN OFFICERS
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding beneficial ownership of Seacoast shares of common stock by:

  •
  Any person who is known to Seacoast to own beneficially more than 5.0% of Seacoast's common stock;

  •
  Each of Seacoast's directors;

  •
  Each of Seacoast's named executive officers; and

  •
  All current executive officers and directors as a group.

        All shares of common stock are owned with sole voting and investment power by each person listed, unless otherwise indicated by footnote. Beneficial ownership as of the dates noted has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of September 10, 2020. The address of each beneficial owner is c/o Seacoast Commerce Banc Holdings, 11939 Rancho Bernardo Road, Suite 200, San Diego, California 92128,

unless otherwise indicated by footnote. As of September 10, 2020, there were 9,646,116 shares of common stock outstanding.

Name	Reporting Type	Beneficial Ownership of Common Stock	Percent of Class of Common Stock
Directors and Named Executive Officers
Allan W. Arendsee(1)	Chairman of the Board	668,348	6.92%
David H. Bartram(2)	Director, Senior Executive Vice President and Chief Operating Officer	312,025	3.23%
Lisa M. Betyar(3)	Director	84,644	0.88%
Robert D. DePhilippis(4)	Director	201,688	2.09%
Irving ("Bud") Feldkamp, III(5)	Director	714,369	7.40%
B. Ted Field M.D.(6)	Director	85,070	0.88%
Richard S. Levenson(7)	Director and Corporate Secretary	77,100	0.80%
Timothy K. O'Connor(8)	Director	33,554	0.35%
William T. Roche, III(9)	Senior Executive Vice President and Chief Financial Officer	68,170	0.71%
Richard M. Sanborn(10)	Director, President and Chief Executive Officer	768,567	7.97%
Richard Visser(11)	Senior Executive Vice President and Chief Credit Officer	90,972	0.94%

All of Directors and Executive Officers as a group (11 individuals)(12)		3,104,507	32.02%
Principal Shareholders
Murray Pasternack(13)	5% Shareholder	920,000	9.51%

(1)
Includes 571,500 shares held jointly in a family trust in which Mr. Arendsee is the trustee; 76,524 in a business entity in which Mr. Arendsee has voting and investment power; 5,990 shares held in Mr. Arendsee's individual retirement accounts; and 10,000 options, which are exercisable within 60 days.

(2)
Includes 77,780 shares held jointly in a family trust in which Mr. Bartram is the trustee; and 233,568 shares held in Mr. Bartram's individual retirement accounts.

(3)
Includes 52,044 shares held in Ms. Betyar's individual retirement account and 10,000 options, which are exercisable within 60 days.

(4)
Includes 3,300 shares individually held by other members of Mr. DePhilippis' family; 25,900 shares held in a business entity of which Mr. DePhilippis is the sole shareholder; and 68,723 shares held in Mr. DePhilippis' individual retirement account.

(5)
Includes 648,109 shares held in a business entity in which Mr. Feldkamp has voting and investment power; 43,060 shares held is a limited partnership of which Mr. Feldkamp is a general partner; 8,300 shares held jointly in a family trust in which Mr. Feldkamp is the trustee; and 10,000 options, which are exercisable within 60 days.

(6)
Includes 68,134 shares held jointly in a family trust in which Mr. Field is the trustee; 11,602 shares in Mr. Field's individual retirement accounts and 4,000 options, which are exercisable within 60 days.

(7)
Includes 46,840 shares held in a trust which Mr. Levenson is trustee; 20,260 shares held in Mr. Levenson's individual retirement accounts and 10,000 options, which are exercisable within 60 days.

(8)
Includes 27,339 shares held jointly in a family trust in which Mr. O'Connor is trustee and 4,000 options, which are exercisable within 60 days.

(9)
Includes 35,954 shares held jointly with Mr. Roche's spouse; 9,100 shares held in Mr. Roche's individual retirement accounts.

(10)
Includes 30,524 shares held by Mr. Sanborn's spouse; 518,383 shares held jointly in a family trust in which Mr. Sanborn is trustee; 203,301 shares held in Mr. Sanborn's individual retirement accounts; 11,658 shares individually held by members of Mr. Sanborn's family; and 3,370 held in a family foundation of which Mr. Sanborn has voting and investment power.

(11)
Includes 67,783 shares held in a family trust in which Mr. Visser is trustee; 23,189 shares held in Mr. Visser's individual retirement accounts.

(12)
The total percentage of ownership for all Directors and Executive Officers includes all options and restricted stock awards exercisable within 60 days of September 10, 2020.

(13)
The address for Murray Pasternack is 21 Cantar Street, Rancho Mission Viejo, California 92694.

 LEGAL MATTERS

        The validity of the Enterprise common stock to be issued in the merger has been passed upon for Enterprise by Holland & Knight. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Enterprise by Holland & Knight and for Seacoast by Sheppard Mullin.

EXPERTS

        The financial statements, and the related financial statement schedules, incorporated in this proxy statement/prospectus by reference from Enterprise's Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Enterprise's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Enterprise Financial Services Corp

        Enterprise files annual, quarterly and current reports, proxy statements and other information with the SEC. Enterprise and Seacoast shareholders may read and copy any reports, proxy statements or other information filed by Enterprise at the SEC's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Enterprise and Seacoast shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Enterprise's filings with the SEC are also available to the public through the SEC's website maintained at http://www.sec.gov. You can also find information about Enterprise by visiting Enterprise's website at www.enterprisebank.com. Information contained in these websites does not constitute part of this proxy statement/prospectus.

        Enterprise has filed with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder that registers the shares of Enterprise common stock to be issued to Seacoast shareholders in the merger. This proxy statement/prospectus is a part of that registration statement. As permitted by the SEC's rules, this proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The SEC's rules allow Enterprise to incorporate by reference in this proxy statement/prospectus certain information in the documents that Enterprise files with the SEC, which means that Enterprise can disclose important information to you by referring you to those documents without restating that information in this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus and information that Enterprise files subsequently with the SEC will automatically update and, where applicable, supersede any information contained in previously-filed documents or contained in this proxy statement/prospectus.

        In all cases, you should rely on the later information over different information included in this proxy statement/prospectus or incorporated by reference.

        This proxy statement/prospectus incorporates by reference the documents listed below and any filings Enterprise makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the closing date of the merger, provided, however, that Enterprise is not incorporating any information that is deemed "furnished" in accordance with the SEC's rules, including, but not limited to, information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

  •
  Enterprise's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020 (including the portions of Enterprise's Definitive Proxy Statement on Schedule 14A filed with the SEC on March 25, 2020 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2019);

  •
  Enterprise's Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2020, filed on May 6, 2020, and June 30, 2020, filed on July 24, 2020;

  •
  Current Reports on Form 8-K and 8-K/A filed on July 20, 2020, August 20, 2020 and August 21, 2020; and

  •
  The description of Enterprise common stock contained in Exhibit 4.1 to Enterprise's Annual Report on Form 10-K for the year ended December 31, 2019, filed on filed on February 21, 2020.

        You can obtain any of the documents filed with or furnished to the SEC by Enterprise at no cost from the SEC's website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Enterprise in writing at the address or by telephone as specified below:

Enterprise Financial Services Corp

Keene S. Turner, Chief Financial Officer
150 North Meramec
Clayton, MO 63105
(314) 725-5500

        You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than five business days before the date of the Seacoast special meeting. This means that Seacoast shareholders requesting documents must do so by            , 2020 in order to receive them before the Seacoast special meeting.

Seacoast Commerce Banc Holdings

        Seacoast provides an annual report to its shareholders, which is made available, free of charge, by accessing Seacoast's website at https://sccombank.com/, under the tab "About Us" and then under the heading "Annual Reports", or alternatively, by directing a request by telephone to or mail to William T. Roche, III, Chief Financial Officer, Seacoast Commerce Banc Holdings, 11939 Rancho Bernardo Road, Suite 200, San Diego, CA 92128, (858) 432-7000. Information on those web sites is not part of this proxy statement/prospectus.

        You should rely only on the information contained in this proxy statement/prospectus. Enterprise and Seacoast have not authorized anyone else to provide you with information, or make any representation, about the merger agreement or the merger, or any information about Enterprise or Seacoast that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that Enterprise has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Moreover, neither Enterprise nor Seacoast is making an offer to sell or soliciting an offer to buy any securities other than the Enterprise common stock to be issued by Enterprise in the merger, and neither Enterprise nor Seacoast is making an offer of such securities in any state where the offer is not permitted. The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

APPENDICES

        Appendix A—Agreement and Plan of Merger, dated as of August 20, 2020, by and among Enterprise Financial Services Corp, Enterprise Bank & Trust, Seacoast Commerce Banc Holdings and Seacoast Commerce Bank

        Appendix B—Form of Voting Agreements between Enterprise Financial Services Corp and shareholders of Seacoast Commerce Banc Holdings

        Appendix C—Opinion of Keefe, Bruyette & Woods, Inc.

        Appendix D—California General Corporation Law Chapter 13: Dissenters' Rights

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

ENTERPRISE FINANCIAL SERVICES CORP,

ENTERPRISE BANK & TRUST,

SEACOAST COMMERCE BANC HOLDINGS

and

SEACOAST COMMERCE BANK

August 20, 2020

A-i

A-ii

A-iii

A-iv

A-v

EXHIBITS

Exhibit A	-	Form of Voting Agreement
Exhibit B	-	Form of Plan of Bank Merger

SCHEDULES

Schedule 1	-	Seacoast Disclosure Schedule
Schedule 2	-	Enterprise Disclosure Schedule
Schedule 3	-	Example Calculation of Reduced Valuation Termination Conditions

A-vi

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated August 20, 2020, is made by and among Enterprise Financial Services Corp, a Delaware corporation ("Enterprise"), Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise ("EB&T"), Seacoast Commerce Banc Holdings, a California corporation ("Seacoast"), and Seacoast Commerce Bank, a California chartered commercial bank and wholly-owned subsidiary of Seacoast ("Seacoast Bank").

W I T N E S S E T H:

        WHEREAS, the respective boards of directors of each of Enterprise and Seacoast have determined that this Agreement and the business combination and related transactions contemplated hereby are fair to, and in the best interests of, their respective entities and shareholders and consistent with and in furtherance of their respective business strategies;

        WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Seacoast will merge with and into Enterprise, with Enterprise as the surviving entity (the "Merger"), and thereafter (ii) Seacoast Bank will merge with and into EB&T, with EB&T as the surviving entity (the "Bank Merger");

        WHEREAS, for United States federal income Tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code (a "368 Reorganization") and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the Regulations;

        WHEREAS, as a material inducement and as additional consideration to Enterprise to enter into this Agreement, each of the directors and certain officers of Seacoast solely in their capacity as shareholders of Seacoast, have entered into a voting agreement with Enterprise dated as of the date hereof, the form of which is attached hereto as Exhibit A (collectively, the "Voting Agreements"), pursuant to which each such Person has agreed, among other things, to vote all shares of Seacoast Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and the Voting Agreements;

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

        WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

        NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
THE MERGER

        Section 1.01    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, Seacoast shall merge with and into Enterprise in accordance with the DGCL and the CGCL. Upon consummation of the Merger, at the Effective Time, the separate corporate existence of Seacoast shall cease and Enterprise shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Enterprise, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity").

        Section 1.02    Certificate of Incorporation and Bylaws.    The certificate of incorporation and bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the certificate of incorporation and bylaws of Enterprise as in effect immediately prior to the Effective Time.

        Section 1.03    Directors and Officers of Surviving Entity.

        (a)   Subject to the provisions of Section 1.03(b), the directors and officers of Enterprise immediately prior to the Effective Time shall, from and after the Effective Time, serve as directors and officers of the Surviving Entity.

        (b)   Subject to compliance with applicable Law (including, to the extent applicable, the continued listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted)), prior to the Effective Time, Enterprise shall take all necessary corporate or other action so that from and after the Effective Time, at the election of Enterprise, either (i) the size of the board of directors of Enterprise (the "Enterprise Board") is increased by one member, or (ii) one of the then incumbent directors resigns from the Enterprise Board, and in either case one member of the Seacoast Board who is independent with respect to Enterprise for purposes of the listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), selected by mutual agreement of Seacoast and Enterprise (the "Seacoast Director"), is elected or appointed to the Enterprise Board to fill the vacancy on the Enterprise Board created by such increase or resignation, as applicable. Enterprise, through the Enterprise Board and subject to the Enterprise Board's fiduciary duties to the shareholders of Enterprise, shall take all necessary action to nominate the Seacoast Director for election to the Enterprise Board in the proxy statement relating to the first annual meeting of the shareholders of Enterprise following the Closing. Until the Effective Time, Seacoast shall cause the Seacoast Board to maintain at least one director who is a member of the Seacoast Board on the date of this Agreement and who is independent with respect to Enterprise for purposes of the listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted).

        Section 1.04    Bank Merger.

        (a)   At such time following the Effective Time as Enterprise may determine, Seacoast Bank will be merged with and into EB&T upon the terms and with the effect set forth in the Plan of Bank Merger, the form of which is attached hereto as Exhibit B.

        (b)   The directors and officers of EB&T immediately prior to the effective time of the Bank Merger shall, from and after such effective time, serve as directors and officers of EB&T, as the surviving bank.

        Section 1.05    Effective Time; Closing.

        (a)   Subject to the terms and conditions of this Agreement, Enterprise and Seacoast will make all such filings as may be required by applicable Laws to consummate the Merger. The Merger shall become effective upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on the Closing Date or such later date and/or time as may be specified in the Certificate of Merger (the "Effective Time"). Promptly thereafter, Enterprise shall file a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware with the Secretary of State of the State of California.

        (b)   The Bank Merger shall become effective as set forth in the Plan of Bank Merger. Promptly following effectiveness of the Bank Merger, EB&T shall file a copy of the articles of merger certified by the Missouri Division of Finance with the Secretary of State of the State of California and the CDBO. Seacoast Bank shall execute such certificates or articles of combination and such other documents and certificates as may be reasonably requested by Enterprise to effectuate the Bank Merger.

        (c)   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on such date and at such time as Enterprise and Seacoast mutually agree, which such date shall be no later than fifteen (15) days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the "Closing Date") remotely via the electronic exchange of documentation between the parties (via electronic transmission or other similar means for exchanging documentation), or at such place as Enterprise and Seacoast may mutually agree.

        Section 1.06    Additional Actions.    If, at any time after the Effective Time, Enterprise shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other actions are necessary or desirable to carry out the purposes of this Agreement, Seacoast, Seacoast Bank and their respective Subsidiaries shall be deemed to have granted to Enterprise an irrevocable power of attorney to execute and deliver, in its official corporate capacity, all such deeds, assignments or assurances in Law and to take any other actions as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Enterprise are authorized in the name of Seacoast, Seacoast Bank and their respective Subsidiaries to execute and deliver any and all such deeds, assignments or assurances in Law and to take any and all such actions.

        Section 1.07    Reservation of Right to Revise Structure.    At Enterprise's election, without the approval of Seacoast, the business combination contemplated by this Agreement may alternatively be structured so that (a) Seacoast is merged with and into any other direct or indirect wholly-owned subsidiary of Enterprise, (b) any direct or indirect wholly-owned Subsidiary of Enterprise is merged with and into Seacoast, (c) Seacoast Bank is merged with and into any other direct or indirect wholly-owned Subsidiary of EB&T, (d) any direct or indirect wholly-owned subsidiary of EB&T is merged with and into Seacoast Bank, (e) EB&T is merged with and into Seacoast Bank, or (f) the Bank Merger is delayed or abandoned and each of Seacoast Bank and EB&T continue to operate as separate banking Subsidiaries of Enterprise; provided, however, that no such change shall (i) alter or change the Merger Consideration, (ii) impede or delay consummation of the Merger (including any Closing Regulatory Approval), (iii) adversely alter or change the United States federal income Tax treatment of holders of Seacoast Stock in connection with the Merger from what such treatment would have been absent such change (including, but not limited to, any such change that would result in the Merger failing to qualify as a 368 Reorganization), (iv) require submission to or approval of Seacoast's shareholders after the plan of merger set forth in this Agreement has been submitted to or approved by Seacoast's shareholders, or (v) otherwise adversely affect Seacoast, Seacoast Bank or any shareholder of Seacoast in any material respect. In the event that Enterprise elects to make such a change, the parties agree to execute appropriate documents reasonably required to reflect the change.

ARTICLE 2
MERGER CONSIDERATION; EXCHANGE PROCEDURES

        Section 2.01    Stock.    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Enterprise, Seacoast or any shareholder of Seacoast:

        (a)   Each share of Enterprise Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

        (b)   Each share of Seacoast Stock owned directly by Enterprise, Seacoast or any of their respective Subsidiaries, as treasury stock or otherwise (other than shares in trust accounts, managed accounts and the like for the benefit of customers), immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

        (c)   Subject to the other provisions of this Article 2, each share of Seacoast Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, shares of Seacoast Common Stock underlying Seacoast Stock Awards) (other than Seacoast Common Stock to be cancelled pursuant to Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive 0.5061 (the "Exchange Ratio") shares of Enterprise Common Stock.

        (d)   After the Effective Time, all shares of Seacoast Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, except as to Dissenting Shares, and shall thereafter represent only the right to receive the Stock Consideration and each holder of a Certificate or a Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the Stock Consideration.

        Section 2.02    Stock Options and Other Stock Based Awards.

        (a)   Unless otherwise noted, the provisions of this Section 2.02(a) pertain to all options to acquire shares of Seacoast Common Stock which are outstanding and unexercised immediately prior to the Effective Time (collectively, the "Seacoast Options"). Enterprise and Seacoast shall take all action necessary so that, at the Effective Time, each Seacoast Option granted under any Seacoast Benefit Plan that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled and extinguished at the Effective Time and exchanged for the right to receive (without interest) an amount of cash equal to the product of (i) the aggregate number of shares of Seacoast Common Stock issuable upon exercise of such Seacoast Option and (ii) the excess, if any, of (A) the product of (x) the Exchange Ratio and (y) the Average VWAP as of the Trading Day immediately preceding the Closing Date over (B) the per-share exercise price of such Seacoast Option (the "Option Consideration"), less any applicable Taxes required to be withheld with respect to such cash payment. Seacoast shall use Commercially Reasonable Efforts to obtain the written acknowledgement of each holder of a then-outstanding Seacoast Option with regard to the cancellation of such Seacoast Option and the payment therefor in accordance with the terms of this Agreement.

        (b)   The provisions of this Section 2.02(b) pertain to all restricted stock units and other stock-based awards granted by Seacoast, including but not limited to awards granted under the Seacoast Stock Plans, issued and outstanding immediately prior to the Effective Time except for Seacoast Options (collectively, the "Seacoast Stock Awards"). Enterprise and Seacoast shall take all action necessary so that, at the Effective Time, each Seacoast Stock Award that is unsettled or unvested immediately prior to the Effective Time will vest at the Effective Time and be free of any restrictions and be exchanged for the Stock Consideration.

        Section 2.03    Merger Consideration.    For the avoidance of doubt, the total consideration to be paid by Enterprise in the Merger (the "Merger Consideration") is (a) the aggregate number of shares of Enterprise Common Stock to be issued to holders of Seacoast Common Stock, pursuant to Section 2.01(c) and Section 2.02Section 2.02(b) above, plus cash in lieu of any fractional share interest paid pursuant to Section 2.04 (the "Stock Consideration"), and (b) the aggregate amount of Option Consideration payable to holders of Seacoast Options pursuant to Section 2.02(a) above.

        Section 2.04    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of Enterprise Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Each holder of shares of Seacoast Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Enterprise Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share (rounded to the nearest one hundredth of a share) by the Average VWAP as of the Trading Day immediately preceding the Closing Date.

        Section 2.05    Plan of Reorganization.    It is intended that the Merger shall constitute a 368 Reorganization, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code and Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Closing, each party hereto shall use Commercially Reasonable Efforts to cause the Merger to qualify as a 368 Reorganization, and each of Enterprise and Seacoast shall use its Commercially Reasonable Efforts to obtain the opinions referred to in Section 6.01(e).

        Section 2.06    Dissenting Shares.    Each outstanding share of Seacoast Common Stock the holder of which has perfected his, her or its right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of Seacoast to purchase his, her or its shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his, her or its shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Stock Consideration, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. Seacoast shall give Enterprise prompt notice upon receipt by Seacoast of any such written demands for payment of the fair value of such shares of Seacoast Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Stock Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by Enterprise within the time period set forth in the CGCL.

        Section 2.07    Deposit of Merger Consideration.

        (a)   The Surviving Entity shall pay, or cause to be paid, the Option Consideration to holders of Seacoast Options through the next administratively practicable payroll following the Effective Time.

        (a)   At or before the Effective Time, Enterprise shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates or, at Enterprise's option, evidence of shares in book entry form, representing the number of shares of Enterprise Common Stock issuable to the holders of Seacoast Common Stock pursuant to Section 2.01(c) above and any cash in lieu of fractional shares pursuant to Section 2.04 (collectively, the "Exchange Fund"), and Enterprise shall instruct the Exchange Agent to timely pay such Stock Consideration from the Exchange Fund in accordance with the terms of this Agreement.

        (b)   Any portion of the Exchange Fund that remains unclaimed as of the first anniversary of the Closing Date (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Enterprise. Any former shareholders of Seacoast who have not theretofore complied with Section 2.08 shall thereafter look only to Enterprise for payment of the Stock Consideration. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Stock Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Seacoast Common Stock represented by any Certificate or Book-Entry Share for any Stock Consideration which is paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        Section 2.08    Exchange Procedures.

        (a)   Enterprise shall cause the Exchange Agent, as soon as practicable after the Effective Time but in no event later than ten (10) days thereafter, to mail to each holder of a Certificate and each holder of a Book-Entry Share(s), (i) a letter of transmittal ("Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Stock Consideration. The Letter of Transmittal shall be subject to the approval of Seacoast (which shall not be unreasonably withheld, conditioned or delayed).

        (b)   Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share(s), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Share(s) shall be entitled to receive in exchange therefor a (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of shares of Enterprise Common Stock that such holder is entitled to receive pursuant to the provisions of this Article 2, and (ii) a check in the amount equal to (A) the amount of any cash payable in lieu of fractional shares of Enterprise Common Stock pursuant to Section 2.04 and (B) any dividends and other distributions pursuant to Section 2.08(d). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Stock Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.08(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Stock Consideration.

        (c)   In the event a transfer of ownership of a Certificate is not registered in the stock transfer records of Seacoast, the Stock Consideration payable with respect to such Certificate shall be issued or paid to a Person other than the Person in whose name the Certificate is registered if (i) such Certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate or establish, to the reasonable satisfaction of Enterprise, that such Tax has been paid or is not applicable, and (iii) the Person requesting such issuance or payment shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Seacoast Common Stock represented by any Certificate, Enterprise and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Stock Consideration payable with respect to such Certificate and file Legal Proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

        (d)   If a dividend or other distribution is declared by Enterprise in respect of the Enterprise Common Stock, the record date for which is at or after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares of Enterprise Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Enterprise Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered for exchange in accordance with this Article 2. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Shares and the issuance of Enterprise Common Stock in exchange therefor, there shall be paid to the holder of such Enterprise Common Stock, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time but prior to such surrender payable with respect to such Enterprise Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Enterprise Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

        (e)   The parties intend that no withholding shall be required with respect to the Merger. However, Enterprise (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Seacoast Common Stock or Seacoast Options such amounts as Enterprise is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Enterprise or the Exchange Agent, as applicable.

        Section 2.09    Anti-Dilution Provisions.    In the event that before the Effective Time Enterprise changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Enterprise Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Enterprise Common Stock, the Merger Consideration will be appropriately and proportionately adjusted to provide the holders of Seacoast Common Stock, Seacoast Options and Seacoast Stock Awards the same economic effect as contemplated by this Agreement based on the shares of Enterprise Common Stock issued and outstanding prior to such event; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the Enterprise Common Stock if (a) Enterprise repurchases outstanding shares of Enterprise Common Stock, (b) Enterprise issues additional shares of Enterprise Common Stock and receives consideration for such shares in a bona fide third party transaction, or (c) Enterprise issues employee or director stock options, restricted stock awards, grants or similar equity awards or Enterprise issues Enterprise Common Stock upon exercise or vesting of any such options, grants or awards.

        Section 2.10    Lost, Stolen, or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Enterprise or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Enterprise may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SEACOAST AND SEACOAST BANK

        Section 3.01    Making of Representations and Warranties.

        (a)   On or prior to the date hereof, Seacoast and Seacoast Bank have delivered to Enterprise a schedule (the "Seacoast Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3 or to one or more of Seacoast's or Seacoast Bank's covenants contained in Article 5.

        (b)   Except as set forth in the Seacoast Disclosure Schedule (subject to Section 9.12), Seacoast and Seacoast Bank hereby represent and warrant, jointly and severally, to Enterprise as follows in this Article 3.

        (c)   Notwithstanding any other provision in this Article 3 to the contrary, any representations or warranties of Seacoast Bank shall be made on behalf of Seacoast Bank, and where applicable, Seacoast Bank's wholly-owned subsidiaries, and not on behalf of Seacoast or any of Seacoast's subsidiaries, or of any Affiliate of Seacoast or of Seacoast Bank. Further, the representations and warranties of Seacoast Bank in this Article 3 shall be limited solely with respect to Seacoast Bank, and where applicable, Seacoast Bank's wholly-owned subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over Seacoast Bank by written communication addressed to Seacoast Bank or its board of directors informs Seacoast Bank or its board of directors that such Governmental Authority has determined that any obligation of Seacoast Bank resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another law, rule, regulation or policy applicable to Seacoast Bank or Seacoast, (ii) a Governmental Authority notifies Seacoast Bank that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on Seacoast Bank's examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.

        Section 3.02    Organization, Standing and Authority.

        (a)   Seacoast is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, is duly registered as a bank holding company under the BHC Act, and has not elected to be a treated as a financial holding company under the GLB Act. Seacoast has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Seacoast is duly licensed, registered or qualified to do business in the State of California and in each other jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Seacoast, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

        (b)   Seacoast Bank is a California state chartered commercial bank, subject to regulation by the CDBO. Seacoast Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Seacoast Bank is duly incorporated, validly existing and in good standing under the Laws of the State of California and is duly licensed, registered or qualified to do business in the State of California and in each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Seacoast Bank, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

        (c)   The minute books of Seacoast and each Seacoast Subsidiary (including Seacoast Bank) accurately record in all material respects all corporate actions of its equity holders and board of directors, board of managers, trustees or similar governing body (including any committees with respect thereto).

        (d)   Seacoast and Seacoast Bank have delivered or otherwise made available to Enterprise true, correct and complete copies of the articles of incorporation and bylaws of Seacoast, and all similar organizational and governing documents of each Seacoast Subsidiary (including Seacoast Bank), each as amended to date and in effect as of the date hereof. None of Seacoast, Seacoast Bank nor any other Seacoast Subsidiary is in violation in any material respect of any of the terms of its articles of incorporation, bylaws, or similar organizational or governing documents.

        Section 3.03    Capital Stock.

        (a)   The authorized capital stock of Seacoast consists solely of (i) 20,000,000 shares of Seacoast Common Stock of which, as of the date of this Agreement, 9,646,116 shares are issued and outstanding and no shares are held in treasury, and (ii) 10,000,000 shares of Seacoast Preferred Stock (the Seacoast Preferred Stock together with the Seacoast Common Stock, the "Seacoast Stock"), of which, as of the date of this Agreement, none are issued and outstanding. As of the date of this Agreement, no shares of Seacoast Common Stock or Seacoast Preferred Stock were reserved for issuance, except for 617,068 shares of Seacoast Common Stock reserved for issuance pursuant to the Seacoast Stock Plans in connection with currently outstanding Seacoast Stock Awards. The ownership table set forth on Section 3.03(a) of the Seacoast Disclosure Schedule sets forth a true, correct and complete list of the security holders of Seacoast as of a date within five (5) Business Days of the date of this Agreement, showing the number of shares of Seacoast Common Stock and any other securities of Seacoast held by each such security holder, and in the case of options, warrants and other exercisable securities, the grant and vesting dates thereof, the exercise price thereof and the number and type of securities issuable thereunder, and, in the case of restricted stock units, the grant and vesting dates thereof and the number and type of securities issuable upon vesting thereunder, in each case subject to pending transfers.

        (b)   No Seacoast Subsidiary owns any shares of Seacoast Stock. The outstanding shares of Seacoast Common Stock are, and all Seacoast Common Stock reserved for issuance as noted in Section 3.03(a) above, shall be when issued, duly authorized, validly issued, fully paid and non-assessable, and are not subject to, and have not been or will not be issued in violation of, any preemptive or similar rights of any Seacoast shareholder. All shares of Seacoast Common Stock issued and outstanding have been issued in compliance in all material respects with and not in violation of any applicable United States federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Seacoast Common Stock issued and outstanding immediately prior to the Effective Time.

        (c)   Except for the Seacoast Stock Awards, as of the date of this Agreement there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, "phantom stock" rights, stock appreciation rights, stock based performance units or Contracts to which Seacoast or any Seacoast Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of Seacoast or any Seacoast Subsidiary or obligating Seacoast or any Seacoast Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Seacoast or any Seacoast Subsidiary. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Seacoast or any Seacoast Subsidiary to repurchase, redeem or otherwise acquire any shares of Seacoast Stock or capital stock of any Seacoast Subsidiary or any other securities of Seacoast or any Seacoast Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seacoast Subsidiary. As of the date of this Agreement, there are no Contracts with respect to the control of Seacoast and/or the voting of Seacoast Stock to which Seacoast or any Seacoast Subsidiary is a party and, to the Knowledge of Seacoast, except for the Voting Agreements, no such Contracts between any Persons exist. There are no other Contracts under which Seacoast is obligated to register the sale of any of its securities under the Securities Act. Since January 1, 2020, Seacoast has not (i) issued or repurchased any shares of Seacoast Common Stock, or other equity securities of Seacoast or (ii) issued or awarded any Seacoast Stock Awards.

        (d)   Seacoast has provided or made available to Enterprise complete and accurate copies of the Seacoast Stock Plans and the forms of all award agreements related thereto.

        Section 3.04    Subsidiaries.

        (a)   Section 3.04(a) of the Seacoast Disclosure Schedule sets forth a true, correct and complete list of all Seacoast Subsidiaries, including the jurisdiction of organization and all jurisdictions in which such Seacoast Subsidiary is qualified to do business. Except as set forth in Section 3.04(a) of the Seacoast Disclosure Schedule, (i) Seacoast owns, directly or indirectly, all of the issued and outstanding equity securities of each Seacoast Subsidiary, (ii) no equity securities of any Seacoast Subsidiary are, or may become, required to be issued (other than to Seacoast) by reason of any Contractual right or otherwise, (iii) there are no Contracts by which any Seacoast Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Seacoast or a wholly-owned Seacoast Subsidiary), (iv) there are no Contracts relating to Seacoast's rights to vote or to dispose of the equity securities of any Seacoast Subsidiary, (v) all of the equity securities of each Seacoast Subsidiary are held by Seacoast, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Seacoast Subsidiary that are owned, directly or indirectly, by Seacoast or any other Seacoast Subsidiary, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

        (b)   Neither Seacoast nor any Seacoast Subsidiary, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. § 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Seacoast Bank. Neither Seacoast nor any Seacoast Subsidiary beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

        (c)   Each Seacoast Subsidiary (other than Seacoast Bank, the organizational status of which is addressed in Section 3.02(b) above) has been duly organized and is in good standing under the Laws of the jurisdiction of its organization and is duly licensed, registered or qualified to do business and is in good standing in the jurisdictions in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Seacoast, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

        Section 3.05    Power and Authority Relative to this Agreement; No Conflict.

        (a)   Each of Seacoast and Seacoast Bank has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals, the Requisite Seacoast Shareholder Approval, and the Seacoast Bank Shareholder Approval, to consummate the transactions contemplated hereby and thereby.

        (b)   Subject only to the receipt of the Requisite Seacoast Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Seacoast is a party, and the consummation by Seacoast of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Seacoast and the Seacoast Board on or prior to the date hereof. The Requisite Seacoast Shareholder Approval is the only vote or consent of the holders of any class or series of Seacoast's capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. Subject only to the receipt of the Seacoast Bank Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Seacoast Bank is a party, and the consummation by Seacoast Bank of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary organizational action of Seacoast Bank and Seacoast Bank's board of directors on or prior to the date hereof. Subject to its applicable fiduciary obligations, the Seacoast Board has resolved to recommend adoption of this Agreement by Seacoast's shareholders and has directed that this Agreement be submitted to Seacoast's shareholders for approval at a meeting of such shareholders. Except for the receipt of the Requisite Seacoast Shareholder Approval and the Seacoast Bank Shareholder Approval, no other corporate or organizational proceedings on the part of Seacoast, Seacoast Bank nor any other Seacoast Subsidiary (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement and all other agreements and documents contemplated hereby to which Seacoast or Seacoast Bank is a party, the performance by Seacoast and Seacoast Bank of its obligations hereunder and thereunder and the consummation by Seacoast and Seacoast Bank of the transactions contemplated hereby and thereby. Each of Seacoast and Seacoast Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Enterprise and EB&T, this Agreement constitutes a valid and legally binding obligation of Seacoast and Seacoast Bank, enforceable against Seacoast and Seacoast Bank in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(d) (or any successor statute) and other applicable authority of bank regulators).

        (c)   The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which Seacoast or Seacoast Bank is a party, the consummation by Seacoast and Seacoast Bank of the transactions contemplated hereby and thereby, and compliance by Seacoast and Seacoast Bank with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Requisite Seacoast Shareholder Approval and the Seacoast Bank Shareholder Approval, result in a violation or breach of, or conflict with, any provision of the articles of incorporation or bylaws of Seacoast or any similar organizational or governing document of Seacoast Bank or any Seacoast Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by Seacoast, Seacoast Bank or any Seacoast Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any Contract to which Seacoast, Seacoast Bank or any Seacoast Subsidiary is a party or by which Seacoast, Seacoast Bank or any Seacoast Subsidiary or any of their respective properties or assets may be bound, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Seacoast, Seacoast Bank or any Seacoast Subsidiary, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to Seacoast, Seacoast Bank or any Seacoast Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect.

        Section 3.06    Regulatory Approvals; No Defaults.

        No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by Seacoast, Seacoast Bank or any Seacoast Subsidiary in connection with the execution, delivery and performance by Seacoast and Seacoast Bank of this Agreement, and each other agreement or document contemplated hereby to which Seacoast or Seacoast Bank is a party, and the consummation by Seacoast and Seacoast Bank of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for the Regulatory Approvals. Seacoast has no Knowledge of any reason that (i) the Regulatory Approvals will not be made or obtained or (ii) any Burdensome Condition would be imposed.

        Section 3.07    Financial Statements; Undisclosed Liabilities; Internal Controls.

        (a)   Seacoast has delivered or otherwise made available to Enterprise true and complete copies of the following financial statements (which are set forth in Section 3.07(a) of the Seacoast Disclosure Schedule): (i) the consolidated audited balance sheets of Seacoast and Seacoast Subsidiaries as of December 31, 2019, 2018 and 2017 and the related consolidated audited statements of income, shareholders' equity and cash flows for the fiscal years then ended (the "Audited Financial Statements"), together with true, correct and complete copies of the reports on such audited information by Seacoast's independent accountants, and all letters from such accountants with respect to the results of such audits; and (ii) the consolidated unaudited balance sheets of Seacoast and Seacoast Subsidiaries as of June 30, 2020 and the related consolidated unaudited statements of income and shareholders' equity for the six-month period then ended (the "Unaudited Financial Statements" and, together with the

Audited Financial Statements, the "Financial Statements"). All Financial Statements were prepared in accordance with GAAP consistently applied during the periods involved and fairly present (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material and to the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent Audited Financial Statements) in all material respects the consolidated financial condition and results of operations of Seacoast and Seacoast Subsidiaries at and as of the respective dates thereof and for the respective periods covered thereby.

        (b)   Except as has not been and would not reasonably be expected to be material to Seacoast or any of the Seacoast Subsidiaries, taken as a whole, Seacoast has established and maintains (i) disclosure controls and procedures to ensure that material information relating to Seacoast and Seacoast Subsidiaries is made known timely to the management of Seacoast by others within those entities, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Seacoast and Seacoast Subsidiaries are being made only in accordance with the authorization of Seacoast's management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Seacoast or any Seacoast Subsidiaries that would reasonably be likely to have a material effect on Seacoast's financial statements. Seacoast has disclosed, based on its management's most recent evaluation prior to the date hereof and to Seacoast's Knowledge, to Seacoast's auditors, the audit committee of the Seacoast Board, and Enterprise (1) any significant deficiencies in the design or operation of such controls which could adversely affect in any material respect Seacoast's ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Seacoast's internal controls. Since January 1, 2017, Seacoast has not made any material modification to its disclosure controls and procedures or internal control over financial reporting.

        (c)   Since January 1, 2017, neither Seacoast or any Seacoast Subsidiary, nor any director, executive officer, nor, to Seacoast's Knowledge, any employee, auditor, accountant or representative of Seacoast or any Seacoast Subsidiary, has received or otherwise had or obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seacoast or any Seacoast Subsidiary or their respective internal accounting controls, including any internal accounting controls that would constitute material weaknesses or significant deficiencies or any material written complaint, allegation, assertion or claim that Seacoast any Seacoast Subsidiary, has engaged in inappropriate accounting or auditing practices.

        Section 3.08    Regulatory Reports.

        Seacoast and Seacoast Subsidiaries have duly filed with the FRB, CDBO and any other applicable Governmental Authority all reports and other documents required to be filed under applicable Laws and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, true, correct and complete, and in compliance with the requirements of applicable Laws. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Seacoast or any Seacoast Subsidiary in writing or, to Seacoast's Knowledge, orally, that it has initiated or has pending any proceeding or, to Seacoast's Knowledge, threatened an investigation into the business or operations of Seacoast or any Seacoast Subsidiary that would reasonably be expected to be material. To Seacoast's Knowledge, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seacoast or any

Seacoast Subsidiary. There have been no material written or, to Seacoast's Knowledge, oral, inquiries by, or written or, to Seacoast's Knowledge, oral, disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Seacoast or any Seacoast Subsidiary since January 1, 2017.

        Section 3.09    Absence of Certain Changes or Events.

        Since January 1, 2020 to the date hereof, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Seacoast or any Seacoast Subsidiary which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seacoast or Seacoast Bank. From January 1, 2020 to the date hereof, neither Seacoast nor any Seacoast Subsidiary has (a) made any change in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Seacoast's independent accountants, (b) made any declaration, setting aside or payment of any dividend or distribution in respect of any of its capital stock or any redemption, purchase or other acquisition of any of its securities; (c) except as required by Law or in the Ordinary Course of Business, increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan; (d) made any other increase in the compensation payable or to become payable to any directors, officers or employees of Seacoast or any Seacoast Subsidiary (other than normal salary adjustments to officers and employees made in the Ordinary Course of Business); (e) granted any severance or termination pay or entered into any Contract to make or grant any severance or termination pay; (f) paid any bonus or taken any other action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Seacoast or any Seacoast Subsidiary; (g) made any material election or material change in existing elections for United States federal or state Tax purposes; (h) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (i) made any material acquisition or disposition of any assets or properties, or entered into any Contract for any such acquisition or disposition, other than Seacoast Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (j) received any material comments, warnings, criticism, or other communication from the SBA, or any other source, as to the enforceability by Seacoast or any Seacoast Subsidiary of Loans that Seacoast or Seacoast Subsidiary originated or serviced, any impairment as to the ability of Seacoast or any Seacoast Subsidiary to continue to originate or service, Loans that are originated under any program administered by or related to the SBA, or as to the disqualification, cancellation or termination of any Loan by the SBA, denial or potential denial by the SBA of a Loan guarantee, or failure of Seacoast or any Seacoast Subsidiary to comply to the regulations, protocols and procedures promulgated by the SBA; and (k) entered into any lease of real or personal property, other than in connection with foreclosed property.

        Section 3.10    Compliance with Laws.

        (a)   Seacoast and each Seacoast Subsidiary is, and has been since January 1, 2017, in compliance, in all material respects, with all applicable Laws, including, without limitation, Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Small Business Act (and regulations promulgated by the SBA), the Federal Deposit Insurance Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering and trade sanctions Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans, consumer loans, SBA loans and, where applicable, the statutes and regulations of the State of California related to banks and banking and the COVID-19 Measures. Neither Seacoast nor any Seacoast Subsidiary has been advised in writing or, to Seacoast's Knowledge, orally, of any supervisory criticisms regarding its compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

        (b)   Seacoast, each Seacoast Subsidiary, and each of their respective employees, have all material permits, licenses, registrations, authorizations, variances, clearances, exemptions, consents, orders, designations, authorizations and approvals of Governmental Authorities ("Permits") that are required in order for Seacoast and each Seacoast Subsidiary to own or lease its properties and to conduct its business as presently conducted. For this Section 3.10(b), each Permit related to originating and/or servicing Loans, including but not limited to Loans associated with programs administered by the SBA, will be deemed material for purposes hereof. All such Permits are in full force and effect and, to Seacoast's Knowledge, no suspension, revocation or cancellation of any of Permit is threatened. Neither Seacoast nor Seacoast Bank has any approved but unopened offices or branches. Any existing branches or offices are currently maintained in compliance with United States federal and state banking laws, as well as local laws or ordinances regarding conducting business activities on the relevant premises.

        Section 3.11    Legal Proceedings; Orders

        (a)   Except as set forth in Section 3.11(a) of the Seacoast Disclosure Schedule, there is no suit, action, demand, claim, arbitration, mediation, audit, notice of violation or default, notice of non-compliance, order to show cause, market conduct examination, hearing, inquiry, investigation or other proceeding of any nature (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority ("Legal Proceedings") pending or, to Seacoast's Knowledge, threatened against Seacoast or any Seacoast Subsidiary or to which Seacoast or any Seacoast Subsidiary is a party, including any such Legal Proceeding that challenges the validity or propriety of the transactions contemplated by this Agreement, which could adversely affect the ability of Seacoast or Seacoast Bank to perform its obligations under this Agreement, or that would individually or in the aggregate result in a Material Adverse Effect on Seacoast.

        (b)   There is no material injunction, order, writ, assessment, judgment, decision, decree or regulatory restriction of a Governmental Authority ("Order"), whether temporary, preliminary, or permanent, imposed upon Seacoast or any Seacoast Subsidiary, or the assets of Seacoast or any Seacoast Subsidiary (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither Seacoast nor any Seacoast Subsidiary has been advised in writing or, to Seacoast's Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.

        (c)   Since January 1, 2017, neither Seacoast nor any Seacoast Subsidiary has received any written or, to Seacoast's Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.

        Section 3.12    Seacoast Material Contracts; Defaults

        (a)   Section 3.12(a) of the Seacoast Disclosure Schedule sets forth a true, correct and complete list of Contracts (including any and all amendments and modifications thereto) that, as of the date hereof, Seacoast or any Seacoast Subsidiary is a party to, bound by or subject to (i) with respect to the employment of any of its directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreement or arrangement; (ii) which would entitle any of its present or former directors, officers or employees to indemnification from Seacoast or any Seacoast Subsidiary; (iii) which upon (A) the execution or delivery of this Agreement or any other agreement or document to which Seacoast or such Subsidiary is a party, (B) receipt of the Requisite Seacoast Shareholder Approval or (C) the consummation of the transactions contemplated by this Agreement (including the Merger) will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from Seacoast, Seacoast Bank, the Surviving Entity, EB&T or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such Person upon a change-of-control; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Seacoast or any Seacoast Subsidiary is an obligor to any Person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties, in each case made in the Ordinary Course of Business; (vi) relating to the lease of real property or personal property having a value in excess of $50,000 per annum; (vii) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third party or which limits payments of dividends; (viii) which relates to capital expenditures and involves future annual payments by Seacoast or any Seacoast Subsidiary in excess of $50,000 individually or $100,000 in the aggregate, (ix) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business; (x) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xi) (A) which contains a non-compete, exclusive dealing or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Seacoast or any Seacoast Subsidiary, (B) which, upon consummation of the Merger or Bank Merger, will materially restrict the ability of the Surviving Entity or EB&T, as applicable, or any of their respective Affiliates to engage in any line of business, or (C) which grants any right of first refusal, right of first offer or similar right with respect to material assets of Seacoast or any Seacoast Subsidiary or that limits or purports to limit the ability of Seacoast or any Seacoast Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xii) pursuant to which Seacoast or any Seacoast Subsidiary may become obligated to invest in or contribute equity securities to any Person; (xiii) that transfers any material Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from Seacoast or any Seacoast Subsidiary (for the avoidance of doubt, any Patents shall be deemed material); (xiv) to which any Governmental Authority is a party; (xv) to which there are material ongoing obligations the primary purpose of which is not to disclose confidential information or which requires that Seacoast or any Seacoast Subsidiary guarantee, indemnify or hold harmless any Person; (xvi) with any investment company registered under the Investment Company Act of 1940; (xvii) with any local clearing house or self-regulatory organization; or (xviii) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Each Contract of the type described in this Section 3.12(a) is set forth in Section 3.12(a) of the

Seacoast Disclosure Schedule, and is referred to herein as a "Seacoast Material Contract." Seacoast has previously made available to Enterprise true, correct and complete copies of each such Seacoast Material Contract, including any and all amendments and modifications thereto.

        (b)   (i) Each Seacoast Material Contract is valid and binding on Seacoast or a Seacoast Subsidiary and, to the Knowledge of Seacoast, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have Material Adverse Effect on Seacoast or Seacoast Bank; and (ii) neither Seacoast nor any Seacoast Subsidiary is in default under any Seacoast Material Contract or other material Contract (including Leases or Insurance Policies) to which it is a party or by which its assets, business, or operations may be bound or affected, except to the extent that such default has not had, and is not reasonably likely to have, a Material Adverse Effect on Seacoast or Seacoast Bank. No material power of attorney or similar authorization given directly or indirectly by Seacoast or any Seacoast Subsidiary is currently outstanding.

        Section 3.13    Agreements with Regulatory Agencies.

        Neither Seacoast nor any Seacoast Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is a recipient of any extraordinary supervisory letter from, is subject to any order or directive by, has been ordered to pay any civil money penalty, or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, a "Seacoast Regulatory Agreement"), and, since January 1, 2017, neither Seacoast nor any Seacoast Subsidiary has been advised in writing or, to Seacoast's Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Seacoast Regulatory Agreement. To Seacoast's Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Seacoast, any Seacoast Subsidiary or any executive officer of Seacoast or any Seacoast Subsidiary. To Seacoast's Knowledge, neither Seacoast nor any Seacoast Subsidiary is the target of any inquiry or investigation of any Governmental Authority.

        Section 3.14    Brokers.

        Neither Seacoast nor any Seacoast Subsidiary, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Keefe, Bruyette & Woods, Inc. and the fees payable pursuant thereto. True, correct and complete copies of the engagement agreement with Keefe, Bruyette & Woods, Inc., setting forth the fees payable to Keefe, Bruyette & Woods, Inc. for its services rendered to Seacoast and Seacoast Subsidiaries in connection with the Merger and transactions contemplated by this Agreement have been made available to Enterprise and EB&T.

        Section 3.15    Employee Benefit Plans

        (a)   All material "employee benefit plans" (as defined in Section 3(3) of ERISA) and any other material plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Seacoast or any Seacoast Subsidiary (such current and former employees collectively, the "Seacoast Employees"), or any current or former directors or officers of Seacoast or any Seacoast Subsidiary and to which Seacoast or any Seacoast Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the "Seacoast Benefit Plans"), are identified or described in Section 3.15(a) of the Seacoast Disclosure Schedule. Except to the extent required by Law, none of Seacoast or any Seacoast Subsidiary has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Seacoast Benefit Plan.

        (b)   With respect to each material Seacoast Benefit Plan, to the extent applicable, Seacoast has made available to Enterprise or provided Enterprise with true, correct and complete copies of the following materials: (i) the current plan document, including any amendments thereto, for each Seacoast Benefit Plan, or in the case of an unwritten Seacoast Benefit Plan, a written description of the material terms of such Seacoast Benefit Plan, (ii) any current trust instruments and insurance contracts forming a part of any Seacoast Benefit Plan and all amendments thereto, (iii) the current summary plan descriptions and related summary of material modifications, (iv) in the case of any Seacoast Benefit Plan for which a Form 5500 is required to be filed, IRS Form 5500 (for the most three (3) recently completed plan years), (v) in the case of any Seacoast Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination, opinion, notification and advisory letters, (vi) the most recent actuarial report or other financial statement related to any Seacoast Benefit Plan, (vii) the coverage and nondiscrimination testing results for the three (3) most recent plan years for each of the Seacoast Benefit Plans, as applicable, and (viii) all material, non-routine correspondence within the past three (3) years with the Internal Revenue Service, the Department of Labor or any other Governmental Authority regarding the operation or administration of any Seacoast Benefit Plan. In addition, the most recent annual and periodic accounting and employee and participant disclosures pertaining to the Seacoast Benefit Plans have been made available to Enterprise.

        (c)   Each Seacoast Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Seacoast Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code ("Seacoast 401(a) Plan"), has received a favorable determination or opinion letter from the IRS. None of Seacoast, any Seacoast Subsidiary or, to Seacoast's Knowledge, any of Seacoast's related organizations described in Sections 414(b), (c) or (m) of the Code ("Controlled Group Members") has engaged in a transaction with respect to any Seacoast Benefit Plan, including a Seacoast 401(a) Plan that is reasonably likely to subject Seacoast, any Seacoast Subsidiary or any Controlled Group Member to a material Tax or material penalty under any Law, including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Seacoast 401(a) Plan has been, or is currently, submitted under or currently the subject of an IRS voluntary compliance program submission. With respect to any Seacoast Benefit Plan, there are no pending or, to Seacoast's Knowledge, threatened in writing actions, suits, claims or other proceedings against any such Seacoast Benefit Plan (other than routine claims for benefits).

        (d)   None of Seacoast, any Seacoast Subsidiary or any Controlled Group Member sponsor, maintain, administer, contribute to, or have an obligation to contribute to, (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), (iv) any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), or (v) a "multiple employer plan" within the meaning of Section 413(c) of the Code.

        (e)   All required contributions, distributions, reimbursements, and premium payments required to be made with respect to all Seacoast Benefit Plans have been made in all material respects in compliance with the terms of the applicable Seacoast Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected in all material respects on the consolidated financial statements of Seacoast to the extent required to be reflected under applicable accounting principles.

        (f)    No Seacoast Benefit Plan provides any life insurance, medical or other employee welfare benefits to any Seacoast Employee, upon his or her retirement or termination of employment for any reason, except under a disability benefit plan, severance arrangement or as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), and for which the covered individual pays the full cost of coverage.

        (g)   All Seacoast Benefit Plans that are group health plans have been operating in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

        (h)   Except as otherwise provided for in this Agreement, neither the execution of this Agreement, receipt of the Requisite Seacoast Shareholder Approval or consummation of any of the transactions contemplated by this Agreement (including the Merger) will (i) entitle any Seacoast Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Seacoast Benefit Plans, (iii) result in any payment that would be an excess "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (iv) limit or restrict the right of Seacoast or any Seacoast Subsidiary or, after the consummation of the transactions contemplated hereby, Enterprise or any of its Subsidiaries, to merge, amend or terminate any of the Seacoast Benefit Plans.

        (i)    Each Seacoast Benefit Plan that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code has been operated and administered in all material respects in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Section 409A of the Code and no payment to be made under any such Seacoast Benefit Plan is or to Seacoast's Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code. None of Seacoast, any Seacoast Subsidiary, or any Controlled Group Member has agreed to reimburse or indemnify any participant in a Seacoast Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.

        Section 3.16    Labor Matters.

        (a)   Section 3.16(a) of the Seacoast Disclosure Schedule sets forth (i) the name, title, work location (city and state), and total compensation of each officer, employee, independent contractor and consultant of Seacoast and each Seacoast Subsidiary, (ii) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2019 and through June 30, 2020 and any accrual for such bonuses and incentive compensation and (iii) all Contracts of Seacoast and the Seacoast Subsidiaries regarding compensation with any of their respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment. All officers, employees and independent contractors of Seacoast or any Seacoast Subsidiary with access to trade secrets or confidential information of Seacoast or any Seacoast Subsidiary, have executed confidentiality agreements which effectively restrict the use and disclosure of confidential information except for the benefit of Seacoast and any Seacoast Subsidiary.

        (b)   No officer or director of Seacoast or any Seacoast Subsidiary or any employee, independent contractor or consultant of Seacoast or any Seacoast Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Seacoast or Seacoast Subsidiary to conduct its business as currently conducted.

        (c)   Neither Seacoast nor any Seacoast Subsidiary has classified any individual as an "independent contractor" or similar status who, under applicable Law, should have been classified as an employee.

        (d)   None of the officers, employees or consultants of Seacoast or any Seacoast Subsidiary has informed Seacoast or such Subsidiary of his or her intent to terminate his or her employment or consultant relationship with Seacoast or such Subsidiary during the next twelve (12) months and, to Seacoast's Knowledge, no such officer, employee or consultant has such intent.

        (e)   Neither Seacoast nor any Seacoast Subsidiary is a party to or is bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Seacoast nor any Seacoast Subsidiary is, or since January 1, 2017 has been, the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seacoast or any Seacoast Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is, and since January 1, 2017 there has been, no strike or other labor dispute involving Seacoast or any Seacoast Subsidiary pending or, to Seacoast's Knowledge, threatened and, to Seacoast's Knowledge, there has been no activity involving any employees of Seacoast or any Seacoast Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity. Seacoast and each Seacoast Subsidiary has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due and payable to its employees under any policy, practice, agreement, plan, program, statute or other Law. The employment of each officer and employee of Seacoast and each Seacoast Subsidiary is terminable at the will of Seacoast or such Seacoast Subsidiary.

        (f)    (i) There is no pending, or threatened in writing, Legal Proceeding involving Seacoast or any Seacoast Subsidiary, on the one hand, and any present or former employee(s) of Seacoast or any Seacoast Subsidiary on the other hand, and (ii) no other Person has threatened in writing any Legal Proceeding against Seacoast or any Seacoast Subsidiary (or, to Seacoast's Knowledge, against any officer, director or employee of Seacoast or any Seacoast Subsidiary) relating to the employment of employees or former employees of Seacoast or any Seacoast Subsidiary, including any such Legal Proceeding arising out of any Law relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act). Neither Seacoast nor any Seacoast Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with Seacoast or any Seacoast Subsidiary, any written or to Seacoast's Knowledge, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Seacoast or any Seacoast Subsidiary, or its employees. There has been no "mass layoff" or "plant closing" (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law) with respect to which Seacoast or any Seacoast Subsidiary has any unsatisfied liabilities.

        (g)   Seacoast and each Seacoast Subsidiary is, and at all times since January 1, 2017 has been, in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws relating to the classification of employees under the Fair Labor Standards Act and applicable state Laws, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices. Seacoast and each Seacoast Subsidiary is, in all material respects, in compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and have used Commercially Reasonable Efforts to implement health and safety protocols at all worksites under the control of Seacoast or any Seacoast Subsidiary, consistent with guidance issued by applicable United States federal, state and local health authorities.

        Section 3.17    Environmental Matters.

        (a)   There has been no release or, to Seacoast's Knowledge, threat of release to the environment of Hazardous Substances at, on, or under any (i) Seacoast Owned Property, (ii) Seacoast Leased Property, or (iii) Seacoast OREO Property, in each case that would have a Material Adverse Effect on Seacoast or Seacoast Bank. There has not been, at any real property formerly owned, operated, or leased by Seacoast or any Seacoast Subsidiary, during the time Seacoast or such Seacoast Subsidiary owned, operated, or leased such real property, any release or, to Seacoast's Knowledge, threat of release to the environment of Hazardous Substances at, on, or under such formerly owned, operated, occupied, or leased real property.

        (b)   To Seacoast's Knowledge neither Seacoast nor any of its Subsidiaries has acquired or is now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure on which there has been or is a release to the environment of any Hazardous Substance that would have a Material Adverse Effect on Seacoast or Seacoast Bank.

        (c)   All Seacoast Owned Property and, to Seacoast's Knowledge, all Seacoast Leased Property and Seacoast OREO Property is in material compliance with all applicable Environmental Laws and is not listed on, or proposed to be listed on, the National Priority List established pursuant to 42 U.S.C. § 9605(a)(8)(B) (the "NPL"), the registry of confirmed, abandoned, or uncontrolled hazardous waste disposal sites maintained by the State of California, the EnviroStor List, or any other list analogous to such registry, the EnviroStor List, or the NPL.

        (d)   To Seacoast's Knowledge, neither Seacoast nor any Seacoast Subsidiary could be deemed the owner or operator of, or to have participated in the management of, any Seacoast Loan Property which has been contaminated with, or has had any release or threat of release to the environment of, any Hazardous Substance in a manner that violates Environmental Law, requires reporting, investigation, remediation or monitoring under Environmental Law, or could reasonably be anticipated to cause the incurrence of response costs under any Environmental Law.

        (e)   Neither Seacoast nor any Seacoast Subsidiary has received written notice of any Lien or encumbrance having been imposed on any Seacoast Loan Property, any Seacoast Owned Property, any Seacoast Leased Property, or any real property formerly owned, operated, or leased by Seacoast or any Seacoast Subsidiary in connection with any liability arising from or related to Environmental Law, and there is no Legal Proceeding pending which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any Seacoast Owned Property or Seacoast Leased Property, and to Seacoast's Knowledge there is no Legal Proceeding pending which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any real property formerly owned, operated, or leased by Seacoast or any Seacoast Subsidiary.

        (f)    Neither Seacoast nor any Seacoast Subsidiary is subject to any Order relating to a violation of any Environmental Law, and neither Seacoast nor any Seacoast Subsidiary has applied to the CalEPA to participate, for any real property, in the voluntary remediation program administered by the CalEPA pursuant to the CEQA or received from CalEPA any request or suggestion that it apply to participate in the CEQA for any real property.

        (g)   Seacoast has made available to the Enterprise copies of final written environmental reports and compliance audits in its possession or control relating to the Seacoast Owned Property or Seacoast

Leased Property. Section 3.17(g) of the Seacoast Disclosure Schedule includes a list of such environmental reports and compliance audits.

        (h)   There is no Legal Proceeding pending, or, to Seacoast's Knowledge, threatened, against Seacoast or any Seacoast Subsidiary (i) for alleged noncompliance with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance, and neither Seacoast nor any Seacoast Subsidiary has received any written request for information made to Seacoast or any Seacoast Subsidiary pursuant to any Environmental Law concerning either compliance with such Environmental Law or the nature or extent of a release of a Hazardous Substance into the environment.

        Section 3.18    Tax Matters.

        (a)   Seacoast and each Seacoast Subsidiary has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Seacoast or any Seacoast Subsidiary (whether or not shown on any Tax Return) have been paid other than such Taxes that: (i) have been reserved or accrued on the balance sheet of Seacoast, (ii) are being contested by Seacoast in good faith and (iii) are described in Section 3.18(a) of the Seacoast Disclosure Schedule. Neither Seacoast nor any Seacoast Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return and neither Seacoast nor any of its Subsidiaries currently has any open tax years prior to 2014. Since January 1, 2017, no written claim has been made by any Governmental Authority in a jurisdiction where Seacoast or any Seacoast Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Seacoast or any Seacoast Subsidiary.

        (b)   Seacoast and each Seacoast Subsidiary, as applicable, has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

        (c)   No foreign, United States federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Knowledge of Seacoast or any Seacoast Subsidiary, pending with respect to Seacoast or any Seacoast Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Seacoast nor any Seacoast Subsidiary has received from any foreign, United States federal, state, or local taxing authority (including jurisdictions where Seacoast and Seacoast Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seacoast or any Seacoast Subsidiary.

        (d)   Seacoast has made available to Enterprise true, correct and complete copies of the United States federal, state, local, and foreign consolidated or separate Tax Returns filed with respect to Seacoast and any Seacoast Subsidiary for taxable periods ended December 31, 2019, 2018, 2017 and 2016. Seacoast has made available to Enterprise true, correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Seacoast or any Seacoast Subsidiary with respect to Taxes filed for the years ended December 31, 2019, 2018, 2017 and 2016. Seacoast has made available to Enterprise true, correct and complete copies of all written notices that Seacoast or any Seacoast Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding.

        (e)   Neither Seacoast nor any Seacoast Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

        (f)    Neither Seacoast nor any Seacoast Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G (or any corresponding provision of state, local, or foreign Tax law). Neither Seacoast nor any Seacoast Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Seacoast nor any Seacoast Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than normal commercial contracts entered into in the Ordinary Course of Business and the principal purpose of which was not the allocation or sharing of Taxes). Neither Seacoast nor any Seacoast Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was Seacoast), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Seacoast and the Seacoast Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

        (g)   The unpaid Taxes of Seacoast and all Seacoast Subsidiaries (i) did not, as of June 30, 2020, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Audited Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Seacoast and any Seacoast Subsidiary in filing its Tax Returns. Since January 1, 2017, neither Seacoast nor any Seacoast Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

        (h)   Neither Seacoast nor any Seacoast Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

        (i)    Neither Seacoast nor any Seacoast Subsidiary has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

        (j)    Neither Seacoast nor any Seacoast Subsidiary has and had a permanent establishment in any foreign country other than where they are currently filing Tax Returns.

        (k)   Neither Seacoast nor any Seacoast Subsidiary is a party to any joint venture or partnership.

        (l)    Neither Seacoast nor any Seacoast Subsidiary has engaged or will engage in a listed transaction as that term is defined in Treasury Regulation 1.6011-4(b)(2).

        (m)  Neither Seacoast nor any Seacoast Subsidiary has received a private letter ruling from the Internal Revenue Service or any comparable ruling from any other taxing authority.

        (n)   Neither Seacoast nor any Seacoast Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

        Section 3.19    Investment Securities.    Section 3.19 of the Seacoast Disclosure Schedule contains a true, correct and complete list, as of June 30, 2020, of the Seacoast Investment Securities, as well as any purchases or sales of Seacoast Investment Securities between June 30, 2020 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities "available for sale" or securities "held to maturity" (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Seacoast Investment Securities sold during such time period after June 30, 2020.

        Section 3.20    Derivative Transactions.

        (a)   All Derivative Transactions entered into by Seacoast or any Seacoast Subsidiary or for the account of any customers of Seacoast or any Seacoast Subsidiary were entered into (i) in accordance in all material respects with applicable Law (including with respect to safety and soundness of banking practices), (ii) in the Ordinary Course of Business, (iii) in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seacoast and Seacoast Subsidiaries, and (iv) with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Seacoast and each Seacoast Subsidiary has performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Seacoast's Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        (b)   Each Derivative Transaction outstanding as of the date of this Agreement is listed in Section 3.20(b) of the Seacoast Disclosure Schedule, and the financial position of Seacoast or Seacoast Subsidiary under or with respect thereto has been reflected in the Financial Statements in accordance with GAAP in all material respects. As of the date of this Agreement, no open exposure of Seacoast or Seacoast Bank with respect to any such Derivative Transaction (or with respect to multiple Derivative Transactions with a single counterparty) exists, except as set forth in Section 3.20(b) of the Seacoast Disclosure Schedule.

        (c)   No Derivative Transaction outstanding as of the date of this Agreement would, if it were to be treated as a Loan held by Seacoast or any Seacoast Subsidiary as of the date hereof, be classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List," as such terms are defined by the FDIC's uniform loan classification standards, or words of similar import.

        Section 3.21    Regulatory Capitalization.    Seacoast is "well-capitalized," as such term is defined in the rules and regulations promulgated by the FRB. Seacoast Bank is "well-capitalized," as such term is defined in the rules and regulations promulgated by the FRB.

        Section 3.22    Loans; Nonperforming and Classified Assets.

        (a)   Section 3.22(a) of the Seacoast Disclosure Schedule (i) sets forth the aggregate outstanding principal amount of all Loans as of June 30, 2020, and (ii) identifies, as of June 30, 2020, any Loans that are past due as to principal or interest for more than thirty (30) days, or are in nonaccrual status, regardless of whether such credits are secured or unsecured and regardless of whether are guaranteed by the government or by others.

        (b)   Section 3.22(b) of the Seacoast Disclosure Schedule identifies, as of June 30, 2020, each Loan that was classified as "Watch," "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List"

or words of similar import by Seacoast, Seacoast Bank, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, "Criticized Loans") together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

        (c)   Section 3.22(c)of the Seacoast Disclosure Schedule identifies each asset of Seacoast or any Seacoast Subsidiary that as of June 30, 2020 was classified as other real estate owned ("OREO") and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since June 30, 2020 to the date hereof and any sales of OREO between June 30, 2020 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

        (d)   Except as would not reasonably be expected to be material, each Loan held in Seacoast's, Seacoast Bank's or any of their respective Subsidiaries' loan portfolio (each a "Seacoast Loan") (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and have the priority called for in the related Loan documents, and (iii) to Seacoast's Knowledge is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (e)   All currently outstanding Seacoast Loans were solicited, originated and administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Seacoast Bank's lending policies at the time of origination of such Seacoast Loans as Seacoast has or may modify such policies, and the notes or other credit or security documents with respect to each such outstanding Seacoast Loan are true, correct and complete in all material respects. There are no oral modifications or amendments or additional agreements related to the Seacoast Loans that are not reflected in the written records of Seacoast or Seacoast Bank, as applicable. All such Seacoast Loans are owned by Seacoast or Seacoast Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of San Francisco). No claims of defense as to the enforcement of any currently outstanding Seacoast Loan have been asserted in writing against Seacoast or Seacoast Bank for which there is a reasonable probability of an adverse determination, and, except as set forth in Section 3.22(e) of the Seacoast Disclosure Schedule, to Seacoast's Knowledge there is no claim or right of rescission for which there is a reasonable probability of a determination adverse to Seacoast Bank. Except as set forth in Section 3.22(e) of the Seacoast Disclosure Schedule, no Seacoast Loans are presently serviced by third parties, and there is no obligation which could result in any Seacoast Loan becoming subject to any third party servicing.

        (f)    Neither Seacoast nor any Seacoast Subsidiary is a party to any material Contract with (or otherwise obligated to) any Person which obligates Seacoast or any Seacoast Subsidiary to repurchase from any such Person any Loan or other asset of Seacoast or any Seacoast Subsidiary, unless there is a material breach of a representation or covenant by Seacoast or any Seacoast Subsidiary. None of the Contracts pursuant to which Seacoast or any Seacoast Subsidiary has sold Loans, pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

        (g)   Neither Seacoast nor any Seacoast Subsidiary is now nor has it ever been since January 1, 2017, subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

        (h)   Since January 1, 2017, neither Seacoast nor any Seacoast Subsidiary has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

        (i)    Seacoast and Seacoast Bank have not, since January 1, 2017, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Seacoast or any Seacoast Subsidiary (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O (or that are exempt therefrom). Section 3.22(i) of the Seacoast Disclosure Schedule identifies, as of June 30, 2020, any loan or extension of credit maintained by Seacoast and Seacoast Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

        (j)    To the extent that either Seacoast or Seacoast Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program ("PPP"), it has done such in good faith and in material compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. Seacoast and Seacoast Bank have not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).

        Section 3.23    Allowance for Loan and Lease Losses.    Seacoast's reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in each of (a) the Audited Financial Statements and (b) the Unaudited Financial Statements, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Seacoast's and Seacoast Bank's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

        Section 3.24    Trust Business; Administration of Fiduciary Accounts.    Neither Seacoast nor any Seacoast Subsidiary has offered or engaged in providing any individual or corporate trust services or administers any accounts for which Seacoast or a Seacoast Subsidiary acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

        Section 3.25    Investment Management and Related Activities.    None of Seacoast, any Seacoast Subsidiary or, to the extent relating to their activities with respect to Seacoast or any Seacoast Subsidiary, any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable Law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Authority.

        Section 3.26    Repurchase Agreements.    With respect to all Contracts pursuant to which Seacoast or any Seacoast Subsidiary has purchased securities subject to an agreement to resell, if any, Seacoast or such Seacoast Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral is reasonably believed to equal or exceed the amount of debt secured thereby.

        Section 3.27    Deposit Insurance.    The deposits of Seacoast Bank are insured by the Deposit Insurance Fund of the FDIC in accordance with the Federal Deposit Insurance Act ("FDIA") to the fullest extent permitted by Law, and Seacoast Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Seacoast's Knowledge, threatened.

        Section 3.28    Community Reinvestment Act, Anti-money Laundering and Customer Information Security.    Neither Seacoast nor any Seacoast Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Seacoast's and Seacoast Bank's rating in its most recent examination or interim review under the Community Reinvestment Act was "Satisfactory" or better, and Seacoast has not received any written or, to Seacoast's Knowledge, oral, communication that Seacoast Bank's rating in its next subsequent examination or interim review under the Community Reinvestment Act will be lower than "Satisfactory." Seacoast and each Seacoast Subsidiary (a) is in compliance in all material respects with the Community Reinvestment Act, and the regulations promulgated thereunder; (b) is operating in compliance in all material respects with the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order or guidance issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury's Financial Crimes Enforcement Network or Office of Foreign Assets Control, and any other applicable anti-money laundering Laws; and (c) is in compliance in all material respects with the applicable Privacy Laws, as well as the provisions of the information security program adopted by Seacoast Bank pursuant to 12 C.F.R. Part 30. Furthermore, the board of directors of Seacoast Bank has adopted and Seacoast Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. Seacoast and Seacoast Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons who are customers, former customers and prospective customers of Seacoast and Seacoast Bank.

        Section 3.29    Transactions with Affiliates.    There are no outstanding amounts payable to or receivable from, or advances by Seacoast or any Seacoast Subsidiary to, and neither Seacoast nor any Seacoast Subsidiary is otherwise a creditor or debtor to, (a) any director, executive officer, five percent (5%) or greater shareholder of Seacoast or any Seacoast Subsidiary or to any of their respective Affiliates or Associates, other than in the Ordinary Course of Business as part of the terms of such Persons' employment or service as a director or executive officer with Seacoast or any Seacoast Subsidiary and other than deposits held by Seacoast Bank in the Ordinary Course of Business; or (b) any Affiliate of Seacoast or any Seacoast Subsidiary. Neither Seacoast nor any Seacoast Subsidiary is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any director or executive officer of Seacoast or any Seacoast Subsidiary or to any of their respective Affiliates or Associates, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person's employment or service as a director or executive officer with Seacoast or any Seacoast Subsidiary and other than deposits held by Seacoast Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2017, between Seacoast or any Seacoast Subsidiary, on the one hand, and any of their respective Affiliates, on the other hand, comply, to the extent applicable, in all material respects with Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated by the FRB.

        Section 3.30    Tangible Properties and Assets.

        (a)   Section 3.30(a) of the Seacoast Disclosure Schedule sets forth a true, correct and complete list of all Seacoast Owned Property. Seacoast or a Seacoast Subsidiary has (i) good, valid and marketable fee title to all of the Seacoast Owned Property, (ii) a valid leasehold interest in or otherwise legally enforceable rights to use all of the Seacoast Leased Property, and (iii) fee title or a legally enforceable right to use all other personal property, rights and other assets (tangible or intangible), used, occupied and operated or held for use by Seacoast or a Seacoast Subsidiary as of the date of this Agreement in connection with the business of Seacoast and the Seacoast Subsidiaries as presently conducted, in each case, free and clear of all Liens, except for Permitted Liens. There is no pending or, to Seacoast's Knowledge, threatened Legal Proceeding with respect to the Seacoast Owned Property or, to Seacoast's

Knowledge, the Seacoast Leased Property, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such Legal Proceeding has not had, and would not reasonably be expected to have, a Material Adverse Effect on Seacoast or any Seacoast Subsidiary. Seacoast has furnished or made available to Enterprise true, correct and complete copies of all deeds, surveys, title insurance policies, mortgages, deeds of trust and security agreements, and documents evidencing encumbrances or exceptions to the applicable title commitment or title policy that Seacoast or any Seacoast Subsidiary has in its possession related to any Seacoast Owned Property or Seacoast Leased Property.

        (b)   Section 3.30(b) of the Seacoast Disclosure Schedule sets forth a true, correct and complete schedule as of the date of this Agreement of all Contracts (including any amendments, supplements or modifications to each of the foregoing) under which Seacoast or any Seacoast Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (each as amended, supplemented or modified, individually a "Lease" and, collectively, the "Leases"). Each Lease is valid, binding and in full force and effect against Seacoast or a Seacoast Subsidiary, as the case may be, and, to Seacoast's Knowledge, against the other parties thereto. Neither Seacoast nor any Seacoast Subsidiary has received a written or, to Seacoast's Knowledge, oral notice of any material default on the part of the Seacoast or any Seacoast Subsidiary or early termination with respect to any Lease. There has not occurred any event and, to Seacoast's no condition exists that would constitute a termination event or a breach (or an event which, with or without notice or lapse of time or both, would constitute a breach) by Seacoast or any Seacoast Subsidiary of any material covenant, agreement, or condition contained in a Lease. To Seacoast's Knowledge, no lessor under a Lease is in breach or default of any material covenant, agreement or condition contained in such Lease. Seacoast and each Seacoast Subsidiary has paid all rents and other charges to the extent due under the Leases. True, correct, and complete copies of all Leases have been furnished or made available to Enterprise.

        (c)   Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Seacoast, all buildings, structures, fixtures, building systems and equipment, and all material components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems included in the Seacoast Owned Property (and to Seacoast's Knowledge, the Seacoast Leased Property) are sufficient for the operation of the business of Seacoast and the Seacoast Subsidiaries as currently conducted.

        (d)   Since January 1, 2017, neither Seacoast nor any Seacoast Subsidiary has received any written, or, to Seacoast's Knowledge, oral notice from any Governmental Authority of any material zoning, safety, building, fire, or health code violations with respect to the Seacoast Owned Property or the Seacoast Leased Property, which remains uncured as of the date of this Agreement.

        (e)   Section 3.30(e) of the Seacoast Disclosure Schedule sets forth a true, correct and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby.

        Section 3.31    Intellectual Property.    Section 3.31 of the Seacoast Disclosure Schedule sets forth a true, correct and complete list of all registered and unregistered material Seacoast Intellectual Property.

        (a)   Seacoast or a Seacoast Subsidiary validly holds all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use, and with respect to domains and social media accounts, has control over, all Seacoast Intellectual Property, free and clear of all Liens (other than Permitted Liens,) royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates), or as otherwise indicated on Section 3.31(a) of the Seacoast Disclosure Schedule. Section 3.31(a) of the Seacoast Disclosure Schedule sets forth all Seacoast Intellectual Property ownership or licenses which are held by a

Seacoast Subsidiary (rather than Seacoast), and indicates the specific item and the applicable Seacoast Subsidiary. To Seacoast's Knowledge, (i) the owners of the Seacoast Intellectual Property used by Seacoast pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such Seacoast Intellectual Property by Seacoast or a Seacoast Subsidiary, and (ii) there is no default or expected default by any party to, or any intent to terminate or let expire, any Contract related to Seacoast Intellectual Property. To Seacoast's Knowledge, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Seacoast Intellectual Property represented to be owned by Seacoast or any Seacoast Subsidiary, nor is Seacoast or any Seacoast Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

        (b)   The Seacoast Intellectual Property constitutes all of the Intellectual Property used to carry on the business of Seacoast and the Seacoast Subsidiaries as currently conducted. Neither Seacoast nor any Seacoast Subsidiary has embedded or permitted to be embedded any open source, copyleft or community source code in any of its products or services generally available or in development, including but not limited to any libraries, that provide for or permit such code or any of Seacoast Intellectual Property's proprietary code to be distributed or made available in source form or dedicated to the public. In addition, Seacoast and each Seacoast Subsidiary has taken reasonable steps to maintain, protect and preserve the Seacoast Intellectual Property.

        (c)   The Seacoast Intellectual Property represented to be owned by the Seacoast or a Seacoast Subsidiary is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Seacoast nor any Seacoast Subsidiary has received any written or, to Seacoast's Knowledge, oral notice challenging the validity or enforceability of any Seacoast Intellectual Property.

        (d)   Neither Seacoast nor any Seacoast Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by Seacoast and Seacoast Bank of its obligations hereunder, in violation of any material Contracts to which Seacoast or any Seacoast Subsidiary is a party and pursuant to which Seacoast or any Seacoast Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither Seacoast nor any Seacoast Subsidiary has received notice challenging Seacoast's or any Seacoast Subsidiary's license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Seacoast or any Seacoast Subsidiary (or Enterprise or any Enterprise Subsidiary post-Closing) to own or use any material Seacoast Intellectual Property.

        (e)   With respect to any Seacoast Intellectual Property that is an intent-to-use trademark application ("ITU"), this Agreement provides for the assumption of the entire business of Seacoast to which that respective ITU pertains, such business of Seacoast will be ongoing and existing immediately upon consummation of the Merger, and Enterprise will be the successor in interest of such business of Seacoast.

        (f)    To Seacoast's Knowledge, neither Seacoast nor any Seacoast Subsidiary has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, and neither Seacoast nor any Seacoast Subsidiary has ever received any written or, to Seacoast's Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seacoast or any Seacoast Subsidiary must license or refrain from using any Intellectual Property rights of any other Person). To Seacoast's Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise violated any Seacoast Intellectual Property rights owned by, or licensed to, Seacoast or any Seacoast Subsidiary.

        (g)   Section 3.31(g) of the Seacoast Disclosure Schedule sets forth a true, correct and complete list and summary description, including any royalties or other amounts paid or received by Seacoast and the Seacoast Subsidiaries, and Seacoast has delivered to Enterprise true, correct and complete copies, of all Contracts relating to the Seacoast Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial software). There are no outstanding or, to Seacoast's Knowledge, threatened disputes or disagreements with respect to any such Contract. Included in Section 3.31(g) of the Seacoast Disclosure Schedule is a list of: (i) all items of material Seacoast Intellectual Property that are licensed by Seacoast or any Seacoast Subsidiary ("Licensed Business Intellectual Property") and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial software), and (ii) all other material Contracts related to the Seacoast Intellectual Property. All Contracts related to Seacoast Intellectual Property are valid and enforceable by or against Seacoast or a Seacoast Subsidiary, as applicable, in accordance with their terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity or by principles of public policy.

        (h)   Section 3.31(h) of the Seacoast Disclosure Schedule contains a true, correct and complete list and summary description of all Patents, and registrations and applications for trademarks, copyrights, domain names and social media accounts, included in the Seacoast Intellectual Property.

        (i)    Seacoast's and each Seacoast Subsidiary's IT Assets: (i) operate and perform in all material respects as required by Seacoast and each Seacoast Subsidiary in connection with their respective businesses and (ii) have not materially malfunctioned or failed within the past two years. Seacoast and each Seacoast Subsidiary has implemented reasonable backup, security and disaster recovery technology and procedures, and reasonable administrative and technical safeguards designed to protect personal information, consistent with industry practices.

        (j)    Seacoast and each Seacoast Subsidiary: (i) has reasonable privacy policies consistent with industry practices concerning the collection, use and disclosure of personal information; (ii) is compliant with all applicable Laws, and its own privacy policies and commitments to its customers, consumers, employees and other parties, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees (including without limitation related to the collection, use, storage, transfer, or disposal thereof); and (iii) at no time during the two years prior to the date hereof, has received any written notice asserting any violations of any of the foregoing. The execution of this Agreement and the transfer of all such personal data and nonpublic information to Enterprise's control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments. Immediately upon the Closing, Enterprise and the Enterprise Subsidiaries will continue to have the right to use such personal information on identical terms and conditions as Seacoast and the Seacoast Subsidiaries enjoyed immediately prior to the Closing. To Seacoast's Knowledge, no Person (including any Governmental Authority) has commenced or, to Seacoast's Knowledge, threatened any Legal Proceeding relating to Seacoast or any Seacoast Subsidiary's information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of Seacoast and Seacoast Subsidiaries.

        Section 3.32    Insurance.

        Section 3.32 of the Seacoast Disclosure Schedule identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Seacoast and the Seacoast Subsidiaries (the "Insurance Policies"), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Seacoast and each Seacoast Subsidiary is insured against such risks and in such amounts as the management of Seacoast reasonably has determined to be reasonably consistent with industry practices and Seacoast and each Seacoast Subsidiary maintains such fidelity bonds and errors and omissions insurance as may be required under applicable Law. All Insurance Policies are valid and enforceable and in full force and effect. There are presently no claims pending under the Insurance Policies and no notices have been given by Seacoast or any Seacoast Subsidiary under the Insurance Policies (other than with respect to health or disability insurance). All claims under the Insurance Policies have been filed in due and timely fashion. Neither Seacoast nor any Seacoast Subsidiary, has received notice from any insurance carrier during the past three years that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, (ii) such carrier is denying coverage for a type of insurance for which Seacoast or a Seacoast Subsidiary has applied, (iii) such carrier is denying liability with respect to a claim or defending under a reservation of rights clause or (iv) such carrier has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated. Seacoast does not have or maintain any self-insurance arrangement.

        Section 3.33    Disaster Recovery and Business Continuity.    Seacoast has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Seacoast and Seacoast Bank. To Seacoast's Knowledge, such program was developed to provide that Seacoast can recover its mission critical functions, and, to Seacoast's Knowledge, such program complies in all material respects with the requirements of the FFIEC and the FRB.

        Section 3.34    Antitakeover Provisions.    The Seacoast Board has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to this Agreement and the transactions contemplated hereby, the provisions of any potentially applicable antitakeover Laws of any state, including, any "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation, including any applicable sections of the CGCL, or any applicable sections of Seacoast's or Seacoast Bank's articles of incorporation or bylaws.

        Section 3.35    Opinion.    Prior to the execution of this Agreement, the Seacoast Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Seacoast Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

        Section 3.36    Seacoast Information.    No written representation or certificate furnished or to be furnished by Seacoast or Seacoast Bank to Enterprise pursuant to this Agreement (including the Seacoast Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Seacoast and Seacoast Subsidiaries that is provided by or on behalf of Seacoast for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        Section 3.37    No Other Representations and Warranties.    Except for the representations and warranties made by Seacoast and Seacoast Bank in this Article 3, none of Seacoast, Seacoast Bank or any other Person makes any express or implied representation or warranty with respect to Seacoast or any Seacoast Subsidiary, or their respective businesses, operations, assets, liabilities, conditions

(financial or otherwise) or prospects, and Seacoast and Seacoast Bank hereby disclaim any such other representations or warranties.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ENTERPRISE AND EB&T

        Section 4.01    Making of Representations and Warranties.

        (a)   On or prior to the date hereof, Enterprise has delivered to Seacoast a schedule (the "Enterprise Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4 or to one or more of Enterprise's covenants contained in Article 5.

        (b)   Except as set forth in (i) the Enterprise Reports filed prior to the date hereof or (ii) the Enterprise Disclosure Schedule (subject to Section 9.12), Enterprise and EB&T hereby represent and warrant to Seacoast as follows in this Article 4.

        (c)   Notwithstanding any other provision in this Article 4 to the contrary, any representations or warranties of EB&T shall be made on behalf of EB&T, and where applicable, EB&T's wholly-owned subsidiaries, and not on behalf of Enterprise or any of Enterprise's subsidiaries, or of any Affiliate of Enterprise or of EB&T. Further, the representations and warranties of EB&T in this Article 4 shall be limited solely with respect to EB&T, and where applicable, EB&T's wholly-owned subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over EB&T by written communication addressed to EB&T or its board of directors informs EB&T or its board of directors that such Governmental Authority has determined that any obligation of EB&T resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another law, rule, regulation or policy applicable to EB&T or Enterprise, (ii) a Governmental Authority notifies EB&T that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on EB&T's examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.

        Section 4.02    Organization, Standing and Authority.

        (a)   Enterprise is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the BHC Act, and has elected to be treated as a financial holding company under the GLB Act. True, complete and correct copies of the certificate of incorporation and bylaws of Enterprise, each as amended to date and in effect as of the date hereof have previously been made available to Seacoast. Enterprise has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Enterprise is duly licensed, registered or qualified to do business in the State of Delaware and each jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Enterprise. Enterprise has no Subsidiaries other than EB&T and those identified on Section 4.02(a) of the Enterprise Disclosure Schedule. (i) Enterprise owns, directly or indirectly, all of the issued and outstanding equity securities of each Enterprise Subsidiary, (ii) no equity securities of any Enterprise Subsidiary are, or may become, required to be issued (other than to Enterprise) by reason of any Contractual right or otherwise, (iii) there are no Contracts by which any Enterprise Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Enterprise or a wholly-owned Enterprise Subsidiary), (iv) there are no Contracts relating to Enterprise's rights to vote or to dispose of the equity securities of any Seacoast

Subsidiary, (v) all of the equity securities of each Enterprise Subsidiary are held by Enterprise, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Enterprise Subsidiary that are owned, directly or indirectly, by Enterprise or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

        (b)   EB&T is a state-chartered trust company with banking powers duly organized and validly existing under the laws of the State of Missouri. True, correct and complete copies of the charter and bylaws of EB&T, as in effect as of the date of this Agreement, have previously been made available to Seacoast. EB&T has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. EB&T is duly licensed, registered or qualified to do business in the State of Missouri and each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on EB&T. EB&T is a member in good standing of the Federal Home Loan Bank of Des Moines.

        Section 4.03    Capital Stock.

        (a)   The authorized capital stock of Enterprise consists of (i) 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, none are outstanding and (ii) 45,000,000 shares of Enterprise Common Stock, $0.01 par value, of which, as of June 30, 2020, 28,176,087 shares are issued and outstanding, 1,980,093 shares are held in treasury, 133,972 non-vested restricted units are issued and outstanding, 6,800 stock appreciation rights are issued and outstanding, 7,285 deferred share units are issued and outstanding, and 125,175 non-vested performance stock units are issued and outstanding. The outstanding shares of Enterprise Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Enterprise shareholder. The shares of Enterprise Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable United States federal or state securities Laws. All shares of Enterprise's capital stock have been issued in compliance in all material respects with and not in violation of any applicable United States federal or state securities Laws.

        (b)   Except for any grants or awards properly issued to officers, directors or employees of Enterprise or EB&T pursuant to an equity based plan approved by the Enterprise Board, as of the date hereof, there are no outstanding securities of Enterprise or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Enterprise or any of Enterprise's Subsidiaries. Except (i) as set forth in Section 4.03(a) or (ii) for any grants or awards properly issued to officers, directors or employees of Enterprise or EB&T pursuant to an equity based plan approved by the Enterprise Board, as of the date of this Agreement, there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, "phantom stock" rights, stock appreciation rights, stock based performance units or Contracts to which Enterprise or any Enterprise Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of Enterprise or any Enterprise Subsidiary or obligating Enterprise or any Enterprise Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Enterprise or any Enterprise Subsidiary.

        (c)   As of the date of this Agreement, there are no obligations, contingent or otherwise, of Enterprise or any Enterprise Subsidiary, to repurchase, redeem or otherwise acquire any shares of Enterprise Common Stock or capital stock of any Enterprise Subsidiary or any other securities of

Enterprise or any Enterprise Subsidiary or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any Enterprise Subsidiary. There are no Contracts with respect to the voting of Enterprise's capital stock to which Enterprise or any Enterprise Subsidiary is a party and to the Knowledge of Enterprise as of the date hereof, no such Contracts between any Persons exist. There are Contracts under which Enterprise is obligated to register the sale of any of its securities under the Securities Act.

        Section 4.04    Power and Authority Relative to this Agreement; No Conflict.

        (a)   Each of Enterprise and EB&T has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals and the EB&T Shareholder Approval, to consummate the transactions contemplated hereby and thereby.

        (b)   The execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Enterprise is a party, and the consummation by Enterprise of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Enterprise and the Enterprise Board on or prior to the date hereof. Subject only to the receipt of the EB&T Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which EB&T, and the consummation by EB&T of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary action of EB&T and EB&T's board of directors on or prior to the date hereof. Each of Enterprise and EB&T has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Seacoast and Seacoast Bank, this Agreement constitutes a valid and legally binding obligation of Enterprise and EB&T, enforceable against Enterprise and EB&T in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

        (c)   The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which Enterprise or EB&T is a party, the consummation by Enterprise and EB&T of the transactions contemplated hereby and thereby, and compliance by Enterprise and EB&T with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the EB&T Shareholder Approval and the approval of EB&T's board of directors of the Bank Merger, result in a violation or breach of, or conflict with, any provision of the certificate of incorporation or bylaws of Enterprise or any similar organizational or governing document of any Enterprise Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by Enterprise, EB&T or any other Enterprise Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any material agreement filed as an exhibit to Enterprise's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the "Enterprise 2019 Form 10-K"), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Enterprise or EB&T, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to Enterprise, EB&T or any other Enterprise Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect on Enterprise.

        (d)   EB&T is not subject to any material restrictions on its operations or its authority to conduct any activities or business that are not otherwise applicable to all federally-insured commercial banks.

        Section 4.05    SEC Documents; Financial Statements.

        (a)   Enterprise has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2018 (the "Enterprise Reports"), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Enterprise Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Enterprise Reports, and none of the Enterprise Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC with respect to any of the Enterprise Reports.

        (b)   The consolidated financial statements of Enterprise and Enterprise Subsidiaries (including any related notes and schedules thereto) included in the Enterprise Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of Enterprise and Enterprise Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, and fairly present, in all material respects, the consolidated financial position of Enterprise and Enterprise Subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of Enterprise and Enterprise Subsidiaries as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure.

        (c)   Enterprise and each Enterprise Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Enterprise in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Enterprise's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Enterprise required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Enterprise and Enterprise Subsidiaries are being made only in accordance with the authorization of Enterprise's management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Enterprise and the Enterprise Subsidiaries. Enterprise has disclosed, based on management's most recent evaluation prior to the date hereof, to Enterprise's outside auditors, the audit committee of the Enterprise Board and Enterprise (x) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect Enterprise's ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a role in Enterprise's internal control over financial reporting or preparation of Enterprise's financial statements. Enterprise and each Enterprise Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted).

        (d)   Since January 1, 2017, none of Enterprise, Enterprise Subsidiaries or, to Enterprise's Knowledge, any director, officer, employee, auditor, accountant or representative of Enterprise or any Enterprise Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Enterprise or any Enterprise Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Enterprise or any Enterprise Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.

        Section 4.06    Regulatory Reports.    Since January 1, 2017, Enterprise and Enterprise Subsidiaries have duly filed with the FDIC, the FRB, the FRBank, the Missouri Division of Finance and any other applicable Governmental Authority, in correct form, in all material respects, the reports and other documents required to be filed under applicable Law have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, true, correct and complete and in compliance with the requirements of applicable Law. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, since January 1, 2017, no Governmental Authority has notified Enterprise or any Enterprise Subsidiary in writing, or to Enterprise's Knowledge, orally, that it has initiated or has pending any proceeding or, to Enterprise's Knowledge, threatened an investigation into the business or operations of Enterprise or any Enterprise Subsidiary that would reasonably be expected to be material. To Enterprise's Knowledge, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Enterprise or any Enterprise Subsidiary. There have been no material inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Enterprise or any Enterprise Subsidiary since January 1, 2017.

        Section 4.07    Regulatory Approvals; No Defaults.    No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by Enterprise, EB&T or any other Enterprise Subsidiary in connection with the execution, delivery and performance by Enterprise and EB&T of this Agreement, and each other agreement or document contemplated hereby to which Enterprise or EB&T is a party, and the consummation by Enterprise and EB&T of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for (a) the filings of applications or notices with, and the receipt of consents, approvals or waivers from, the FRB, FRBank, FDIC, Missouri Division of Finance and CDBO, (b) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and the declaration of effectiveness of the Registration Statement, (c) as may be required under the Exchange Act, (d) the approval of the listing of Enterprise Common Stock on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted) in connection with the issuance of the shares of Enterprise Common Stock pursuant to this Agreement, and (e) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of such Certificate of Merger, certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California and the CDBO pursuant to the CGCL and the CFC (collectively, the "Regulatory Approvals"). As of the date hereof, Enterprise has no Knowledge of any reason that (i) the Regulatory Approvals will not be made or obtained or (ii) any Burdensome Condition would be imposed.

        Section 4.08    Legal Proceedings; Orders.    Except as set forth in the Enterprise Reports, as of the date of this Agreement:

        (a)   There is no material Legal Proceeding pending or, to Enterprise's Knowledge, threatened against Enterprise or any Enterprise Subsidiary or to which Enterprise or any Enterprise Subsidiary is a party, including any such Legal Proceeding that challenge the validity or propriety of the transactions contemplated by this Agreement or which could adversely affect the ability of Enterprise or EB&T to perform its obligations under this Agreement.

        (b)   There is no material Order, whether temporary, preliminary, or permanent, imposed upon Enterprise or any Enterprise Subsidiary, or the assets of Enterprise or any Enterprise Subsidiary, and neither Enterprise nor any Enterprise Subsidiary has been advised in writing or, to Enterprise's Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.

        Section 4.09    Absence of Certain Changes or Events.    Since January 1, 2020 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Enterprise or any Enterprise Subsidiary which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

        Section 4.10    Compliance with Laws.

        (a)   Enterprise and each Enterprise Subsidiary is, and has been since January 1, 2017, in compliance in all material respects with all Laws applicable thereto, including, without limitation, Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans, and the statutes and regulations of the State of Missouri relating to banks and banking. Neither Enterprise nor any Enterprise Subsidiary has been advised in writing, or, to Enterprise's Knowledge, orally, of any material supervisory criticisms regarding its non-compliance with the Bank Secrecy Act or related state or United States federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of United States federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

        (b)   Enterprise, each Enterprise Subsidiary, and each their respective employees, have all material Permits that are required in order for Enterprise and each Enterprise Subsidiary to own or lease its properties and to conduct its business as presently conducted. All Permits are in full force and effect and, to Enterprise's Knowledge, no suspension, revocation or cancellation of any of Permit is threatened.

        (c)   Neither Enterprise nor EB&T has received, from January 1, 2017 to the date hereof, any written or, to Enterprise's Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any material Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.

        Section 4.11    Brokers.    Neither Enterprise nor any Enterprise, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Boenning & Scattergood, Inc. and the fees payable pursuant thereto.

        Section 4.12    Tax Matters.    Enterprise and each Enterprise Subsidiary have filed all material Tax Returns that it was required to file under applicable Law, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Enterprise or any Enterprise Subsidiary (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Enterprise and which Enterprise is contesting in good faith. Neither Enterprise nor any Enterprise Subsidiary currently has any open Tax years prior to 2014. Since January 1, 2017, no written claim has been made by an authority in a jurisdiction where Enterprise does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Enterprise or any Enterprise Subsidiary, and there are no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings currently being conducted or, to Enterprise's Knowledge, pending with respect to Enterprise or any Enterprise Subsidiary.

        Section 4.13    Regulatory Capitalization.    EB&T is, and will be upon consummation of the transactions contemplated by this Agreement, "well-capitalized," as such term is defined in the rules and regulations promulgated by the FDIC. Enterprise is, and will be upon consummation of the transactions contemplated by this Agreement, "well-capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        Section 4.14    Enterprise Material Contracts; Defaults.

        (a)   Each Contract which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Enterprise or any Enterprise Subsidiary is a party or by which Enterprise or any Enterprise Subsidiary is bound as of the date hereof has been filed as an exhibit to the Enterprise 2019 Form 10-K, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a "Enterprise Material Contract").

        (b)   (i) Each Enterprise Material Contract is valid and binding on Enterprise and/or an Enterprise Subsidiary and, to the Knowledge of Enterprise, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect on Enterprise; and (ii) neither Enterprise nor any Enterprise Subsidiary is in default under any Enterprise Material Contract. No material power of attorney or similar authorization given directly or indirectly by Enterprise or any Enterprise Subsidiary is currently outstanding.

        Section 4.15    Employee Benefit Plans.

        (a)   All material "employee benefit plans" (as defined in Section 3(3) of ERISA) and any other material plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Enterprise or any Enterprise Subsidiary (such current and former employees collectively, the "Enterprise Employees"), or any current or former directors or officers of Enterprise or any Enterprise Subsidiary and to which Enterprise or any Enterprise Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the "Enterprise Benefit Plans"), are identified or described in Section 4.15(a) of the Enterprise Disclosure Schedule.

        (b)   Each Enterprise Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Enterprise Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code ("Enterprise 401(a) Plan"), has received a favorable determination or opinion letter from the IRS. None of Enterprise, any Enterprise Subsidiary, or, to Enterprise's Knowledge, any of Enterprise's related organizations described in Sections 414(b), (c) or (m) of the Code ("Enterprise Controlled Group Members") has engaged in a transaction with respect to any Enterprise Benefit Plan, including an Enterprise 401(a) Plan, that is reasonably likely to subject Enterprise, any Enterprise Subsidiary or any Enterprise Controlled Group Member to a material Tax or material penalty under Section 4975 of the Code or Section 502(i) of ERISA. No Enterprise 401(a) Plan has been, or is currently, submitted under or currently the subject of an IRS voluntary compliance program submission. With respect to any Enterprise Benefit Plan, there are no pending or, to Enterprise's Knowledge, threatened in writing actions, suits, claims or other proceedings against any such Enterprise Benefit Plan (other than routine claims for benefits).

        (c)   None of Enterprise, any Enterprise Subsidiary or any Enterprise Controlled Group Member sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a "multiemployer plan" within the meaning of Section 3(37) or 4001(b)(3) of ERISA, (iii) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), (iv) any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), or (v) a "multiple employer plan" within the meaning of Section 413(c) of the Code.

        (d)   All required contributions, distributions, reimbursements, and premium payments required to be made with respect to all Enterprise Benefit Plans have been made in all material respects in compliance with the terms of the applicable Enterprise Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected in all material respects on the consolidated financial statements of Enterprise to the extent required to be reflected under applicable accounting principles.

        (e)   Each Enterprise Benefit Plan that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Section 409A of the Code and no payment to be made under any such Enterprise Benefit Plan is or to Enterprise's Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code. None of Enterprise, any Enterprise Subsidiary, or any Controlled Group Member has agreed to reimburse or indemnify any participant in an Enterprise Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.

        Section 4.16    Labor Matters.    Neither Enterprise nor any Enterprise Subsidiary is a party to or bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Enterprise nor any Enterprise Subsidiary is the subject of a pending or, to Enterprise's Knowledge, threatened Legal Proceeding asserting that Enterprise or any Enterprise Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Enterprise or any Enterprise Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is no strike or other labor dispute involving Enterprise or any Enterprise Subsidiary pending or, to Enterprise's Knowledge, threatened and, to Enterprise's Knowledge, there is no activity involving any employees of Enterprise or any Enterprise Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 4.17    Enterprise Regulatory Agreements.    Neither Enterprise nor EB&T is subject to any cease-and-desist or other order or enforcement action issued by; is a party to any written agreement, consent agreement or memorandum of understanding with; is a party to any commitment letter or similar undertaking to; is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by; or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, a "Enterprise Regulatory Agreement") that, in any case, (a) currently restricts in any material respect the conduct of its business or materially relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Enterprise's or EB&T's operations. To Enterprise's Knowledge, since January 1, 2017, Enterprise has not been advised in writing or, to Enterprise's Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Enterprise Regulatory Agreement. To Enterprise's Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Enterprise or any Enterprise Subsidiary.

        Section 4.18    Community Reinvestment Act, Anti-money Laundering and Customer Information Security.    Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Enterprise's or EB&T's operations, neither Enterprise nor any Enterprise Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. To Enterprise's Knowledge, there are no facts or circumstances that would cause Enterprise or EB&T: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by United States federal or state bank regulators of lower than "satisfactory"; or (b) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury's Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in material compliance with the applicable Privacy Laws, as well as the provisions of the information security program adopted by EB&T pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the board of directors of EB&T has adopted and EB&T has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, Enterprise's and EB&T's most recent examination rating under the Community Reinvestment Act was "satisfactory" or better.

        Section 4.19    Environmental Matters.

        (a)   Each of Enterprise and Enterprise Subsidiaries is in material compliance with all applicable Environmental Laws and to Enterprise's Knowledge there has been no release or threat of release to the environment of Hazardous Substances at, on or under any Enterprise Owned Property or Enterprise Leased Property or, during the time Enterprise owned, operated, or leased such property, any real property formerly owned, operated, or leased by Enterprise.

        (b)   Neither Enterprise nor any Enterprise Subsidiary has received any notice, citation, summons or order, complaint or penalty assessment by any Governmental Authority or other entity or Person with respect to any Enterprise Owned Property, or Enterprise Leased Property, or a property in which Enterprise or any Enterprise Subsidiary holds a security interest or other Lien in each case relating to (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, or registration, or (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

        Section 4.20    Deposit Insurance.    The deposits of EB&T are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and EB&T has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Enterprise's Knowledge, threatened.

        Section 4.21    Allowance for Loan and Lease Losses.    Enterprise's reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Enterprise Reports, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Enterprise's and EB&T's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by any applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

        Section 4.22    Intellectual Property.

        (a)   Except as would not have a Material Adverse Effect on Enterprise and Enterprise Subsidiaries, Enterprise or an Enterprise Subsidiary owns all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use all Enterprise Intellectual Property, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates), and there is no known default or expected default by any party to any material agreement related to Enterprise Intellectual Property.

        (b)   The Enterprise Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Enterprise and the Enterprise Subsidiaries as currently conducted. The Enterprise Intellectual Property owned by Enterprise and Enterprise Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Enterprise nor any Enterprise Subsidiary has received notice challenging the validity or enforceability of any such Enterprise Intellectual Property.

        (c)   Neither Enterprise nor any Enterprise Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by Enterprise or EB&T of its obligations hereunder, in violation of any material Contracts to which Enterprise or any Enterprise Subsidiary is a party and pursuant to which Enterprise or any Enterprise Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither Enterprise nor any Enterprise Subsidiary has received notice challenging Enterprise's or any Enterprise Subsidiary's license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Enterprise or any Enterprise Subsidiary to own or use any material Enterprise Intellectual Property.

        (d)   To Enterprise's Knowledge, neither Enterprise nor any Enterprise Subsidiary has interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and neither Enterprise nor any Enterprise Subsidiary has ever received any written or, to Enterprise's Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Enterprise or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Enterprise's Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Seacoast Intellectual Property rights owned by, or licensed to, Enterprise or any Enterprise Subsidiary.

        (e)   To Enterprise's Knowledge, Enterprise and each Enterprise Subsidiary: (i) is, and at all times prior to the date hereof has been, compliant with applicable Laws, and its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any written notice asserting any violations of any of the foregoing.

        Section 4.23    Tangible Property and Assets.    Enterprise or an Enterprise Subsidiary has fee title to the Enterprise Owned Property and, to Enterprise's Knowledge, valid leasehold interests in or otherwise legally enforceable rights to use all of the Enterprise Leased Property. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Enterprise, all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Enterprise Owned Property and, to Enterprise's Knowledge, the Enterprise Leased Property, are sufficient for the operation of the business of Enterprise and Enterprise Subsidiaries as currently conducted.

        Section 4.24    Derivative Transactions.    All Derivative Transactions entered into by Enterprise or any Enterprise Subsidiary or for the account of any customers of Enterprise or any Enterprise Subsidiary were entered into (i) in accordance with applicable Laws, (ii) were entered into in the Ordinary Course of Business and (iii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Enterprise and Enterprise Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Enterprise and each Enterprise Subsidiary has performed in all material respects all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Enterprise's Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        Section 4.25    Financing.    Enterprise has as of the date hereof and will have as of the Effective Time sufficient available capital resources, including under its credit facility, to pay the amounts required to be paid hereunder and will have duly reserved sufficient shares of Enterprise Common Stock to be issued to Seacoast shareholders pursuant to this Agreement upon consummation of the Merger.

        Section 4.26    Stock Ownership in Seacoast.    Neither Enterprise nor any Enterprise Subsidiary owns any capital stock or other security of Seacoast.

        Section 4.27    Enterprise Information.    To Enterprise's Knowledge, no written representation or certificate furnished or to be furnished by Enterprise or EB&T to Seacoast pursuant to this Agreement (including the Enterprise Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each statement, certificate, instrument, and other writing furnished or to be furnished by Enterprise or EB&T for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will, at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        Section 4.28    No Other Representations and Warranties.    Except for the representations and warranties made by Enterprise and EB&T in this Article 4, none of Enterprise, EB&T or any other Person makes any express or implied representation or warranty with respect to Enterprise or Enterprise Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Enterprise and EB&T hereby disclaim any such other representations or warranties.

ARTICLE 5
COVENANTS

        Section 5.01    Covenants of Seacoast.

        (a)   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01 of the Seacoast Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Enterprise (which consent will not be unreasonably withheld or delayed), Seacoast shall, and shall cause each Seacoast Subsidiary to (a) carry on its business only in the Ordinary Course of Business, including in respect of loan loss provisioning, securities portfolio management, compensation and other expense management and other operations which might impact Seacoast's shareholders' equity, and in compliance in all material respects with all applicable Laws, and (b) use reasonable best efforts to (i) preserve intact its business organizations and assets, (ii) keep available the services of its current executive officers, (iii) preserve intact its present relationships and goodwill with its customers, suppliers, lessors, licensors, and other Persons having business relationships with it, and (iv) continue collection efforts with respect to any delinquent loans.

        (b)   Without limiting the generality of, and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01 of the Seacoast Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Enterprise (which consent will not be unreasonably withheld or delayed), Seacoast shall not, and shall cause each Seacoast Subsidiary not to:

          (i)    Stock.    (A) Except for the issuance of shares of Seacoast Common Stock upon the exercise or settlement of any Seacoast Stock Award or Seacoast Option outstanding as of the date of this Agreement in accordance with their terms or as required under the terms of any Seacoast Benefit Plan, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of any additional, shares of its capital stock or any other securities, or make any award or grant under the Seacoast Stock Plans or otherwise, or enter into any Contract with respect to the foregoing, (B) except as expressly permitted by this Agreement or the terms of any Seacoast Stock Award or Seacoast Benefit Plan outstanding as of the date of this Agreement, take any action to accelerate the vesting of rights under any Seacoast Stock Plan or Seacoast Option, or (C) (1) directly or indirectly change (or establish a record date for changing), adjust, split, combine, or reclassify, (2) redeem, exchange, purchase or otherwise acquire, or offer to redeem, exchange, purchase or otherwise acquire, or (3) enter into any Contract with respect to the voting of any shares of its capital stock or any other securities convertible into or exchangeable for any additional shares of its capital stock.

          (ii)    Dividends; Other Distributions.    Make, declare, pay or set aside for payment any dividends (whether in cash, stock or property), or declare or make any distribution on any shares of its capital stock, except for dividends payable (A) from Seacoast Bank to Seacoast, (B) from any Subsidiary of Seacoast Bank to Seacoast Bank or (C) quarterly in cash to shareholders in an amount not to exceed $0.14 per share.

          (iii)    Compensation; Employment Agreements, Etc.    Enter into, amend, or renew any employment, consulting, compensatory, severance, retention, or similar Contract with any director, officer, or employee of the Seacoast or any Seacoast Subsidiary, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments except (A) as may be required by Law, (B) to satisfy contractual obligations or pursuant to the severance arrangement set forth on Section 5.01(b)(iii) of the Seacoast Disclosure Schedule, and (C) incentive and bonus payments as set forth on Section 5.01(b)(iii) of the Seacoast Disclosure Schedule.

          (iv)    Employees.    Hire any Person as an employee to fill an existing position whose compensation would exceed, on an annualized basis, $60,000, or take any adverse employment action that reduces the compensation of any employee (including layoffs, furloughs, wage reductions or deferrals) where such employee's compensation exceeds, on an annualized basis, $60,000, in response to the COVID-19 pandemic.

          (v)    Benefit Plans.    Enter into, establish, adopt, amend, modify, fund, change any material practice or offering with respect to, or terminate (except (A) as may be required by applicable Law, including to avoid adverse tax consequences under Section 409A of the Code, subject to the provision of prior written notice to an consultation with respect thereto with Enterprise, (B) to satisfy contractual obligations under any Seacoast Benefit Plan existing as of the date hereof (or which has been amended or adopted following the date hereof in compliance with this Agreement), or (C) as may be required pursuant to the terms of this Agreement) any Seacoast Benefit Plan.

          (vi)    Transactions with Affiliates.    (A) Pay, loan or advance any amount to, (B) sell, transfer or lease any properties or assets to, (C) buy, acquire, or lease any properties or assets from, or (D) enter into any Contract with, any of its officers or directors or any of their Affiliates or Associates of any of its officers or directors, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person's employment or service as a director or officer and other than deposits held by, and extensions of credit by, Seacoast Bank in the Ordinary Course of Business.

          (vii)    Dispositions.    Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Seacoast or any Seacoast Subsidiary.

          (viii)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or a material portion of the assets, debt, business, deposits or properties of any other Person.

          (ix)    Capital Expenditures.    Except as set forth in any Seacoast Material Contract or Lease, make any capital expenditures in excess of $25,000 individually, or $50,000 in the aggregate.

          (x)    Governing Documents.    Amend its articles of incorporation or bylaws or any similar organizational or governing documents.

          (xi)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Law, GAAP or applicable regulatory accounting requirements.

          (xii)    Contracts.    (A) Amend, modify, terminate, extend or waive any material provision of, any Seacoast Material Contract, Lease or Insurance Policy, or make any change in any Contract governing the terms of any of its securities, other than renewals of the terms of satellite leases not to exceed twelve (12) months or (B) enter into any Contract that would constitute a Seacoast Material Contract, Lease or Insurance Policy if it were in effect on the date of this Agreement.

          (xiii)    Claims.    Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (A) enter into any settlement or similar agreement with respect to any Legal Proceeding to which it is or becomes a party after the date of this Agreement, which settlement or agreement (1) involves payment by Seacoast or any Seacoast Subsidiary of an amount which exceeds $25,000 individually, or $50,000 in the aggregate, and/or (2) would impose any material restriction on the business of Seacoast or any Seacoast Subsidiary or (B) waive or release any material rights or claims, or agree or consent to the issuance of any Order materially restricting or otherwise affecting the business or operations of Seacoast and the Seacoast Subsidiaries.

          (xiv)    Banking Operations.    (A) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law; or (C) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, including a change in practice at any location, its hedging practices and policies.

          (xv)    Derivative Transactions.    Enter into any Derivative Transaction.

          (xvi)    Indebtedness.    Except for overnight loans or loans with maturity less than sixty (60) days, incur, modify, extend or renegotiate any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, issuances, standby and letters of credit and sales of certificates of deposit, or sixty day advances, in each case in the Ordinary Course of Business).

          (xvii)    Investment Securities.    Acquire (other than (A) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks or change the classification method for any of the Seacoast Investment Securities from "held to maturity" to "available for sale" or from "available for sale" to "held to maturity," as those terms are used in ASC 320 other than in the Ordinary Course of Business.

          (xviii)    Deposits.    (A) Make any change to Seacoast or Seacoast Bank's rate sheets attached as Section 5.01(b)(xviii)(A) of the Seacoast Disclosure Schedule (including any change to any of the interest rates and the maturity dates set forth in Seacoast or Seacoast Bank's rate sheets) other than in the Ordinary Course of Business, (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheets described in Section 5.01(b)(xviii)(B) of the Seacoast Disclosure Schedule, (C) make any material changes in its policies and practices with respect to deposits and earnings credits, or (D) make any increases to deposit pricing except for increases of less than five (5) basis points above the interest rates set forth in Seacoast's or Seacoast Bank's rate sheet.

          (xix)    Loans.    Except for Loans approved and/or committed as of the date hereof that are listed in Section 5.01(b)(xix) of the Seacoast Disclosure Schedule, (A) make, renew, renegotiate, increase, extend or modify any (1) Loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (2) Loan that is not made in conformity with Seacoast's ordinary course lending policies and guidelines in effect as of the date hereof, (3) Loan, whether secured or unsecured, if the amount of such Loan, together with any other outstanding Loans (without regard to whether such other Loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower (or to any Affiliate of such borrower) of Seacoast or any Seacoast Subsidiary (without regard to whether such other Loans have been advanced or remain to be advanced) to exceed $1,000,000, (4) Loan to any borrower with a Criticized Loan, or (5) Loan referenced in Section 5.01(b)(xix)(5) of the Seacoast Disclosure Schedule; (B) sell any Loan or loan pools, (C) acquire any servicing rights, or sell or otherwise transfer any Loan where Seacoast or any Seacoast Subsidiary retains any servicing rights, or (D) make, renew, renegotiate, increase, extend or modify any (1) Loan not guaranteed by the SBA that exceeds $1,000,000, (2) any Loan guaranteed by the SBA that exceeds $3,000,000, or (3) any Loan to a borrower in the hospitality industry under NAICS Sector 72.

          (xx)    Investments or Developments in Real Estate.    Except for Loans made in compliance with this Agreement and except as required by any Seacoast Material Contract or Lease, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any Seacoast Owned Property.

          (xxi)    Taxes.    Except as required by applicable Law, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any Contract or settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

          (xxii)    Environmental Assessments.    Foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family or multi-family residential properties or otherwise in the Ordinary Course of Business) without first conducting a Phase I environmental site assessment pursuant to ASTM International ("ASTM") Standard E1527-13 (the "ASTM Standard") that satisfies the requirements of 40 C.F.R. Part 312 (a "Phase I ESA"), or foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

          (xxiii)    Adverse Actions.    Take any action or knowingly fail to take any action that is intended or is reasonably likely to (A) prevent, delay or impair Seacoast's or Seacoast Bank's ability to consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement or (B) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.

          (xxiv)    Facilities.    Open, relocate or close any branch office, loan production office, deposit production office or loan servicing facility, or file any application or enter into any Contract for the opening, relocation or closing of any branch office, loan production office, deposit production office or loan servicing facility.

          (xxv)    Restructure.    Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

          (xxvi)    Loan Workouts.    Except in the Ordinary Course of Business, compromise, resolve, or otherwise "workout" any delinquent or troubled loan.

          (xxvii)    Brokered Deposits.    Accept any brokered deposits.

          (xxviii)    Commitments.    Agree to take, make any commitment to take, or adopt any resolutions of the Seacoast Board or Seacoast Bank's board of directors in support of, any of the actions reasonably believed to be covered by this Section 5.01.

        (c)   If Seacoast desires to request prior written consent of Enterprise with respect to any of the covenants set forth in this Section 5.01, such request shall be submitted to a central email address specified by Enterprise on the date hereof, with receipt of acknowledgment, and shall cite with reasonable precision the appropriate section or subsection of this Section 5.01 and provide reasonable detail and supporting documentation for the request. Enterprise shall respond as soon as reasonably as practicable with an answer or to request additional information but in no event later than two (2) Business Days after receipt of such request from Seacoast.

        Section 5.02    Covenants of Enterprise.    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Enterprise Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except or with the prior written consent of Seacoast (which consent will not be unreasonably withheld or delayed), Enterprise shall, and shall cause each Enterprise Subsidiary to carry on its business only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Enterprise Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Seacoast (which will not be unreasonably withheld or delayed), Enterprise shall not, and shall cause each Enterprise Subsidiary not to:

        (a)    Governing Documents.    Amend its certificate of incorporation or bylaws or any similar organizational or governing documents in any manner that would adversely affect the rights of Seacoast's shareholders in the Surviving Entity.

        (b)    Capital Stock.    Adjust, split, combine or reclassify any capital stock of Enterprise.

        (c)    Restructure.    Merge or consolidate Enterprise or EB&T with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve Enterprise or EB&T.

        (d)    Adverse Actions.    Take any action or knowingly fail to take any action that is intended or reasonably likely to (i) prevent, delay or impair Enterprise's or EB&T's ability to consummate the Merger, the Bank Merger, or the other transactions contemplated by this Agreement or (ii) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.

        (e)    Commitments.    Agree to take, make any commitment to take, or adopt any resolutions of the Enterprise Board in support of, any of the actions prohibited by this Section 5.02.

        Section 5.03    Commercially Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use Commercially Reasonable Efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided, that this Section 5.03 will not require Enterprise to agree to, or take, any Burdensome Condition.

        Section 5.04    Seacoast Shareholder Approval.

        (a)   Following the execution of this Agreement, Seacoast shall take, in accordance with applicable Law and the articles of incorporation and bylaws of Seacoast, all action necessary to convene a special meeting of its shareholders as promptly as reasonably practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Enterprise (not to be unreasonably withheld or conditioned)) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Seacoast's shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the "Seacoast Meeting"), and shall, subject to Section 5.10 and the last sentence of this Section 5.04(a), use its Commercially Reasonable Efforts to solicit such approval by such shareholders. Subject to Section 5.10 and the last sentence of this Section 5.04(a), Seacoast shall use its Commercially Reasonable Efforts to obtain the Requisite Seacoast Shareholder Approval to consummate the Merger and the other transactions contemplated hereby. Except with the prior approval of Enterprise, no other matters shall be submitted for the approval of Seacoast shareholders at the Seacoast Meeting. If the Seacoast Board makes a Seacoast Subsequent Determination in accordance with Section 5.10, Seacoast shall not be required to use its Commercially Reasonable Efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its Commercially Reasonable Efforts to obtain the Requisite Seacoast Shareholder Approval to consummate the Merger.

        (b)   Except to the extent provided otherwise in Section 5.10, (a) the Seacoast Board shall at all times prior to and during the Seacoast Meeting recommend approval by the shareholders of Seacoast of this Agreement and the transactions contemplated hereby (including the Merger), and any other matters required to be approved by Seacoast's shareholders for consummation of the Merger and the transactions contemplated hereby (the "Seacoast Recommendation") and (b) the Proxy Statement-Prospectus shall include the Seacoast Recommendation. In the event that there are sufficient shares of Seacoast Common Stock represented (in Person or by proxy) at the Seacoast Meeting to secure the Requisite Seacoast Shareholder Approval, Seacoast will not adjourn or postpone the Seacoast Meeting unless the Seacoast Board reasonably determines in good faith, after consultation with the advice of counsel, that (i) such adjournment or postponement is required by applicable Law in order to ensure that any required supplement or amendment to the Proxy Statement-Prospectus is provided to the holders of Seacoast Common Stock with a reasonable amount of time in advance of the Seacoast Meeting or (ii) failure to do so would otherwise breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law. Seacoast shall keep Enterprise updated with respect to the proxy solicitation results in connection with the Seacoast Meeting as reasonably requested by Enterprise.

        (c)   Except to the extent provided otherwise in Section 5.10, Seacoast shall adjourn or postpone the Seacoast Meeting, if, as of the time for which the Seacoast Meeting is originally scheduled there are insufficient shares of Seacoast Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or, if on the date of the Seacoast Meeting, Seacoast has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seacoast Shareholder Approval. Seacoast shall only be required to adjourn or postpone the Seacoast Meeting two times to the first sentence of this Section 5.04(c).

        Section 5.05    Takeover Laws.    Enterprise shall use Commercially Reasonable Efforts to exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any applicable antitakeover statute or regulation and from any similar provisions under the certificate of incorporation and bylaws of Enterprise and the organizational documents of EB&T.

        Section 5.06    Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

        (a)   Enterprise and Seacoast agree to cooperate in the preparation of the Registration Statement to be filed by Enterprise with the SEC in connection with the issuance of Enterprise Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Seacoast shall use Commercially Reasonable Efforts to deliver to Enterprise such financial statements and related analysis of Seacoast as may be required by Law in order to file the Registration Statement and any other report required to be filed by Enterprise with the SEC, in each case, in compliance with applicable Laws and shall provide Enterprise with any other information concerning itself that Enterprise may reasonably request in connection with the drafting and preparation of the Registration Statement and the Proxy Statement-Prospectus. Enterprise agrees to use Commercially Reasonable Efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Seacoast agrees to cooperate with Enterprise and Enterprise's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seacoast's independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Seacoast, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

        (b)   Enterprise shall use Commercially Reasonable Efforts to ensure that the Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Enterprise and Seacoast agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus will, at the date of mailing to shareholders, at the time of the Seacoast Meeting, or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Enterprise and Seacoast further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Enterprise will advise Seacoast, promptly after Enterprise receives notice thereof, (A) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, (B) of the issuance of any stop order or the suspension of the qualification of Enterprise Common Stock for offering or sale in any jurisdiction or of the initiation or threat of any proceeding for any such purpose, and (C) of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Enterprise will provide Seacoast and its counsel with a reasonable opportunity to review and comment on (and will consider such comments in good faith) (x) the Registration Statement (including the Proxy Statement-Prospectus) prior to its being filed with the SEC, (y) all amendments and supplements to the Registration Statement (including the Proxy Statement-Prospectus) and, (z) except to the extent such response is submitted under confidential cover, all responses to requests for additional information and replies to comments of the SEC, prior to their being filed with, or sent to the SEC, and reasonable good faith consideration shall be given to any comments made by Seacoast and its counsel. Enterprise will provide Seacoast and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Seacoast Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Enterprise shall use Commercially Reasonable Efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Seacoast to mail such amendment or supplement to Seacoast shareholders (if required under applicable Law).

        (c)   Enterprise agrees to use Commercially Reasonable Efforts to cause the shares of Enterprise Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), subject to official notice of issuance, prior to the Effective Time.

        Section 5.07    Regulatory Filings; Consents.

        (a)   Each of Enterprise and Seacoast and their respective Subsidiaries shall cooperate and use their Commercially Reasonable Efforts (i) to prepare all documentation (including the Registration Statement and Proxy Statement-Prospectus), and Enterprise shall make, all filings with, to send all notices to, and to obtain all Permits, consents, approvals and authorizations of, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Closing Regulatory Approvals and the consents, approvals and notices under the Contracts set forth on Section 3.05(c), (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Enterprise be required to agree to any prohibition, limitation, or other requirement which would (A) materially prohibit or materially limit the ownership or operation by Enterprise or any Enterprise Subsidiary (including Seacoast and any Seacoast Subsidiary after Closing) of all or any material portion of its business or assets, (B) compel Enterprise or any Enterprise Subsidiary (including Seacoast and any Seacoast Subsidiary after Closing) to dispose of all or any material portion of its business or assets, (C) cause any portion of any Seacoast Regulatory Agreement to be enforceable against Enterprise or EB&T after the Merger, or (D) be reasonably expected to have a Material Adverse Effect on the Surviving Entity, taken as a whole (together, the "Burdensome Conditions"). Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Enterprise and Seacoast shall, and shall cause their respective Subsidiaries to, each prepare, and Enterprise shall file, any applications, notices and filings required in order to obtain the Closing Regulatory Approvals and any other Permits, consents, approvals and authorizations of any Governmental Authority necessary to consummate the transactions contemplated hereby (including the Merger and the Bank Merger). Subject to applicable Law, (w) Enterprise and Seacoast will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with obtaining any Regulatory Approval, (x) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with obtaining any Regulatory Approval, (y) Enterprise and Seacoast shall each furnish to the other for review a copy of each such filing made in connection with obtaining any Regulatory Approval prior to its filing and (z) Enterprise and Seacoast will notify the other promptly and shall promptly furnish the other with copies of any communication from any Governmental Authority received by it with respect to the effort to obtain and receipt of Regulatory Approvals (and its response thereto); provided, that in no event shall Enterprise, EB&T, Seacoast or Seacoast Bank be obligated to provide or otherwise disclose to the other confidential supervisory information regarding themselves, or any of their respective Subsidiaries or Affiliates.

        (b)   Seacoast will use Commercially Reasonable Efforts, and Enterprise shall reasonably cooperate with Seacoast at Seacoast's request, to obtain all consents, approvals, authorizations, waivers or similar affirmations with respect to any Contracts set forth on Section 3.05(c) of the Seacoast Disclosure Schedule and all Leases set forth on Section 3.30(e) of the Seacoast Disclosure Schedule; provided, that, except as otherwise contemplated by this Agreement, neither Seacoast nor any Seacoast Subsidiary will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Seacoast and Enterprise will reasonably consult with each other and their respective representatives so as to permit Seacoast and Enterprise and their respective representatives to be knowledgeable regarding the status of such effort, cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

        Section 5.08    Publicity.    Enterprise and Seacoast shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Enterprise and Seacoast may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of the SEC or Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted). It is understood that Enterprise shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

        Section 5.09    Access; Current Information.

        (a)   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), Seacoast and Enterprise shall, for the purposes of verifying the representations and warranties of Enterprise and EB&T and Seacoast and Seacoast Bank, respectively, and preparing for the Merger and the other matters contemplated by this Agreement, (i) upon reasonable notice and subject to applicable Laws, afford the other party and its officers, employees, counsel, accountants and other authorized representatives access (subject to any reasonable restrictions imposed by Seacoast or Enterprise with respect to in-person access in light of COVID-19 concerns), during normal business hours, to its and its Subsidiaries' books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information as the other party may reasonably request, and (ii) furnish to the other party, upon reasonable request, all such other information concerning its business, properties, personnel and Subsidiaries that is substantially similar in scope to the information provided to the other party in connection with its diligence review prior to the date of this Agreement. Any investigation pursuant to this Section 5.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

        (b)   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), Seacoast will cause one or more of its designated representatives to confer with representatives of Enterprise and report the general status of its ongoing operations, at such times and in such manner as Enterprise may reasonably request.

        (c)   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), each of Enterprise and Seacoast will promptly notify the other party in writing of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Enterprise Disclosure Schedule or the Seacoast Disclosure Schedule, as applicable, or which is necessary to correct any information in such party's Disclosure Schedule that has been rendered materially inaccurate thereby. Each such notice shall include, or be accompanied by, a proposed supplement or amendment to such party's Disclosure Schedule regarding such matter (a "Schedule Supplement"). Each Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Seacoast Disclosure Schedule or Enterprise Disclosure Schedule, as applicable, as of the date of this Agreement and as of the Closing Date; provided, however, that if the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide Enterprise with a right to terminate this Agreement in accordance with Section 7.01(e) and Enterprise does not elect to terminate this Agreement prior to the earlier of (i) five (5) Business Days after the expiration of the applicable cure period and (ii) the Expiration Date, then Enterprise shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter.

        (d)   No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its Subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Enterprise and Seacoast to consummate the transactions contemplated hereby.

        (e)   Notwithstanding anything in this Section 5.09 to the contrary, no party shall be required to provide the other party with access or disclose information where such access or disclosure would, in the reasonable opinion of such party's counsel, jeopardize the attorney-client privilege of the such party, or contravene any binding Contract entered into by such party prior to the date of this Agreement or any Law, Order or fiduciary duty applicable to such party. In the event any of the restrictions in this Section 5.09(e) shall apply, each party shall use Commercially Reasonable Efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

        Section 5.10    No Solicitation by Seacoast; Superior Proposals.

        (a)   Subject to Section 5.10(b), Seacoast and Seacoast Bank shall not, and shall instruct their respective Subsidiaries, officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the "Seacoast Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Enterprise or any Enterprise Subsidiary) any information or data with respect to Seacoast or any Seacoast Subsidiary or otherwise in furtherance of an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Seacoast is a party in furtherance of an Acquisition Proposal; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.10(a)); provided, however, that nothing in this Section 5.10(a) shall prohibit Seacoast, the Seacoast Board or any Seacoast Representative from making any inquiries with respect to a bona fide unsolicited written Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to enable the Seacoast Board to make the determination described in Section 5.10(b). Any violation of the foregoing restrictions by Seacoast or any Seacoast Representative, whether or not such Seacoast Representative is so authorized and whether or not such Seacoast Representative is purporting to act on behalf of Seacoast or otherwise, shall be deemed to be a breach of this Agreement by Seacoast. Seacoast and Seacoast Subsidiaries shall, and shall cause each of the Seacoast Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

        (b)   Notwithstanding Section 5.10(a) or any other provision of this Agreement, at any time prior to obtaining the Requisite Seacoast Shareholder Approval, Seacoast may take any of the actions described in Section 5.10(a) if, but only if, (i) Seacoast has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (ii) the Seacoast Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that (a) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (b) the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law; and (iii) prior to furnishing or affording access to any information or data with respect to Seacoast or any Seacoast Subsidiary or otherwise relating to an Acquisition Proposal, Seacoast receives from such Person a confidentiality agreement with terms no less favorable to Seacoast than those contained in the confidentiality agreement with Enterprise (it being understood that nothing therein shall have the effect of a standstill provision). Seacoast shall promptly provide to Enterprise any non-public information regarding Seacoast or Seacoast Subsidiaries provided to any other Person which was not previously provided to Enterprise, such additional information to be provided no later than the date of provision of such information to such other party.

        (c)   Seacoast shall promptly (and in any event within 24 hours) notify Enterprise in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Seacoast or the Seacoast Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement or any such disclosure would jeopardize attorney-client privilege). Seacoast agrees that it shall keep Enterprise informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications of any material terms to such proposal, offer or request).

        (d)   Subject to Section 5.10(e), neither the Seacoast Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Enterprise, or take any other action or make any other public statement inconsistent with, the Seacoast Recommendation; (ii) fail to publicly affirm the Seacoast Recommendation within five (5) Business Days following a request by Enterprise (or such fewer number of days as remains prior to the Seacoast Meeting); (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a "Seacoast Subsequent Determination"); or (v) enter into (or cause Seacoast or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.10(b)) or (b) requiring Seacoast to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

        (e)   Notwithstanding Section 5.10(d) or any other provision of this Agreement, prior to obtaining the Requisite Seacoast Shareholder Approval, the Seacoast Board (or any committee thereof) may make a Seacoast Subsequent Determination after the fifth (5th) Business Day following Enterprise's receipt of a notice (the "Notice of Determination") from Seacoast informing Enterprise that the

Seacoast Board (or such committee) has determined in good faith, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal constitutes a Superior Proposal and the failure to make a Seacoast Subsequent Determination with respect to such Superior Proposal would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law (it being understood that the initial determination under this clause will not be considered a Seacoast Subsequent Determination), but only if: (i) the Notice of Determination includes or is accompanied by the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, including copies of any proposed material agreements providing for such Superior Proposal; (ii) during the five (5) Business Day period after receipt of the Notice of Determination (the "Notice Period"), Seacoast and the Seacoast Board shall have negotiated in good faith with Enterprise, to the extent Enterprise desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Seacoast to proceed with the Seacoast Recommendation without a Seacoast Subsequent Determination; provided, however, that Enterprise shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Enterprise in writing before expiration of the Notice Period, the Seacoast Board has again in good faith, after consultation with outside legal counsel and its financial advisor, made the determination that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a Seacoast Subsequent Determination with respect to such Superior Proposal would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law. In the event of any material revisions to an Acquisition Proposal that is the subject of a Notice of Determination and that occur prior to a Seacoast Subsequent Determination, Seacoast shall be required to deliver a new Notice of Determination to Enterprise and again comply with the requirements of this Section 5.10(e), except that the Notice Period shall be reduced to three (3) Business Days.

        Section 5.11    Indemnification.

        (a)   For a period of six years from and after the Effective Time, to the fullest extent permitted by applicable Law and the articles of incorporation and bylaws of Seacoast in effect on the date of this Agreement, and in any event subject to the provisions of Section 5.11(b), Enterprise shall (i) indemnify and hold harmless the present and former directors and officers of Seacoast and Seacoast Bank (the "Indemnified Parties") against all costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened Legal Proceeding arising out of actions or omissions of such Persons in the course of performing their duties for Seacoast or any Seacoast Subsidiary occurring at or before the Effective Time (including in connection with the transactions contemplated by this Agreement) (each a "Claim"), and shall promptly advance expenses to each Indemnified Party from time-to-time as incurred in connection with a Claim, to the same extent as the Indemnified Parties have the right to expense advancement pursuant to applicable Law the articles of incorporation and bylaws of Seacoast in effect on the date of this Agreement; provided, that each Indemnified Party to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification.

        (b)   Any Indemnified Party wishing to claim indemnification under this Section 5.11 shall promptly notify Enterprise upon learning of any Claim, provided, that failure to so notify shall not affect the obligation of Enterprise under this Section 5.11, unless, and only to the extent that, Enterprise is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Enterprise shall have the right to assume the defense thereof and Enterprise shall not be liable to such Indemnified Party for any legal expenses for other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Enterprise would create an actual or potential conflict of interest (in which case, Enterprise shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one separate counsel in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted (if the Claim involves more than one Indemnified Party, Enterprise shall only be obligated to pay for one separate counsel and one local counsel for all Indemnified Parties)), and (B) such Indemnified Party will cooperate in the defense of any such matter, (ii) Enterprise shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and Enterprise shall not settle any Claim without such Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed), and (iii) Enterprise shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable United States federal or state banking Laws or regulations, or in the event that a United States federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.

        (c)   Subject to the terms described in this Section 5.11(c), Enterprise shall (i) maintain in effect for a period of six (6) years following the Effective Time, Seacoast's current directors' and officers' liability insurance policies covering the Indemnified Parties, (ii) obtain, as of the Effective Time, "tail" insurance policies with a claims period of six (6) years following the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by Seacoast, or (iii) purchase and provide for a period of six (6) years following the Effective Time, directors' and officers' liability insurance policies from a carrier assigned a claims paying ability rating by A.M. Best Seacoast, Inc. of "A (Excellent)" or higher with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by Seacoast, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event shall Enterprise be required to expend per year pursuant to this Section 5.11(c) more than two hundred fifty percent (250%) of the annual cost currently expended by Seacoast with respect to such insurance (the "Maximum D&O Premium"); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum D&O Premium, Enterprise shall maintain or procure the most advantageous policies of directors' and officers' insurance (or "tail" coverage obtainable for a premium equal to the Maximum D&O Premium). In connection with the foregoing, Seacoast agrees that in order for Enterprise to fulfill its obligations pursuant to this Section 5.11(c), Indemnified Parties may be required to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request.

        (d)   If, following the Effective Time, Enterprise or any of its successors and assigns (i) shall consolidate with or merge into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Enterprise shall assume the obligations set forth in this Section 5.11.

        (e)   These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Enterprise under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.11 that is denied by Enterprise, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Enterprise or the Surviving Entity shall pay such

Indemnified Party's costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Enterprise.

        (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to Seacoast or any Seacoast Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

        (g)   Nothing in this Agreement shall be construed as requiring EB&T to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, Enterprise or any Affiliate of Enterprise.

        (h)   Nothing in this Agreement shall be construed as requiring Seacoast Bank to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, Seacoast or any Affiliate of Seacoast.

        Section 5.12    Employees; Benefit Plans.

        (a)   With respect to any Enterprise Benefit Plan in which any employee of Seacoast or any Seacoast Subsidiary on the Closing Date (the "Continuing Employees") will participate, Enterprise shall, or shall cause Seacoast to, recognize, for vesting, eligibility and benefit accrual purposes (other than benefit accruals under a defined pension plan), all service of the Continuing Employees with Seacoast or any Seacoast Subsidiary (including any predecessors thereof) as if such service were with Enterprise; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Seacoast Benefit Plan.

        (b)   For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Enterprise shall maintain the terms and conditions of employment of each Continuing Employee on terms and conditions that are no less favorable to each Continuing Employee than the terms and conditions of employment of such Continuing Employee provided by Seacoast or any Seacoast Subsidiary immediately prior to the Closing, including terms relating to salary, incentive compensation opportunities, and severance benefits, medical benefits, other welfare benefits, fringe benefits, work location and position.

        (c)   Enterprise shall use Commercially Reasonable Efforts to (i) waive or cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and (ii) provide each Continuing Employee with full credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under such group health plan.

        (d)   Enterprise shall provide, or shall cause the EB&T to provide, severance benefits to any Continuing Employee whose employment is terminated following the Closing Date with severance benefits that are at least as favorable as those that would have been payable to a similarly situated employee of Enterprise.

        (e)   This Section 5.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.12, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.12 shall not create any right in any employee or any other Person to any continued employment with Seacoast or its Subsidiaries, Enterprise or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

        Section 5.13    Exemption from Liability Under Section 16(b).    Prior to the Effective Time, each of Enterprise and Seacoast shall take all steps as may be necessary or appropriate to exempt the conversion of shares of Seacoast Common Stock into shares of Enterprise Common Stock pursuant to the terms of this Agreement by employees and directors of Seacoast who may become an officer or director of Enterprise subject to the reporting requirements of Section 16(a) of the Exchange Act.

        Section 5.14    Notification of Certain Changes.    Enterprise and Seacoast shall promptly advise the other party of any change or event (a) having, or which could reasonably be expected to have a Material Adverse Effect or (b) which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its Subsidiary bank's representations, warranties or covenants contained herein, which breach could reasonably be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.14, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

        Section 5.15    Transition; Informational Systems Conversion.    From and after the date hereof, each of Enterprise and Seacoast shall use its Commercially Reasonable Efforts to facilitate the integration of Seacoast and Seacoast Subsidiaries with the business of Enterprise and Enterprise Subsidiaries following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Seacoast and Seacoast Subsidiaries (the "Informational Systems Conversion") in such a manner reasonably sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur. The Informational Systems Conversion will occur, at such date as may be specified by Enterprise, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, Seacoast shall, subject to any such applicable Laws: (i) reasonably cooperate with Enterprise to establish a project plan as specified by Enterprise to effectuate the Informational Systems Conversion; (ii) use Commercially Reasonable Efforts to have Seacoast's outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (iii) provide, or use Commercially Reasonable Efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Enterprise for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Seacoast's personnel and facilities and its outside contractors' personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which Seacoast or any Seacoast Subsidiary is bound, if requested to do so by Enterprise, to the extent permitted by such Contracts; provided, that Seacoast shall not be required to take any action under this Section 5.15 that, after consultation with Enterprise regarding Seacoast's concerns in the matter, is reasonably likely to prejudice or adversely affect in any material respect its rights under any such Contracts in the event the Closing does not occur. Seacoast shall pay any reasonable out of pocket expenses due third parties incurred in connection with the actions described in this Section 5.15. Such access as contemplated by this Section 5.15 shall be conducted by Enterprise in a manner which does not adversely affect the normal operations of Seacoast or Seacoast Bank and neither Seacoast nor Seacoast Bank shall be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of Seacoast or Seacoast Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (ii) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a Seacoast Subsequent Determination or any

matters related thereto, or (iii) except as otherwise provided in this Agreement, related to Seacoast's or Seacoast Bank's directors', officers', employees', accountants', counsels', advisors' (including investment bankers), agents', or other representatives', consideration of, or deliberations regarding, the transactions contemplated by this Agreement.

        Section 5.16    No Control of Other Party's Business.    Nothing contained in this Agreement shall give Enterprise, directly or indirectly, the right to control or direct the operations of Seacoast or Seacoast Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Seacoast, directly or indirectly, the right to control or direct the operations of Enterprise or Enterprise Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Seacoast and Enterprise shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries' respective operations.

        Section 5.17    Environmental Matters.

        (a)    Phase I Assessments.    For any Seacoast Owned Property, any Seacoast OREO Property and any Seacoast Leased Property which is identified by Enterprise within fifteen (15) days following the date of this Agreement, Enterprise may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I ESA for each such property, prepared by an environmental consultant experienced in performing Phase I ESAs of real property ("Environmental Consultant") and acceptable to Seacoast. Each Phase I ESA shall be delivered in counterparts to Enterprise and Seacoast. The Environmental Consultant will include customary language allowing both Enterprise and Seacoast to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to Seacoast and Enterprise for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section, neither Enterprise nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on the Seacoast Owned Property or Seacoast Leased Property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.

        (b)    Phase II Assessments.    In the event any Phase I ESA (including a Phase I ESA that Seacoast or any Seacoast Subsidiary caused to be performed within one (1) year prior to the date of this Agreement) discloses that such property may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13) or by any PFAS for which Enterprise or Enterprise Subsidiaries would be liable and that, in the good faith reasonable belief of Enterprise, would result in a material liability to Seacoast or any Seacoast Subsidiary following the Effective Time and as such warrants further review or investigation, Enterprise shall reasonably promptly give notice of the same (a "Phase I Notice") to Seacoast no later than five (5) Business Days following Enterprise's receipt of the relevant Phase I ESA. Seacoast may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 ("Phase II ESA") of the relevant property or facility; provided, however, that such Phase II ESA shall be completed, and a written report of the Phase II ESA prepared, no later than sixty (60) days after Seacoast receives from Enterprise the Phase I Notice for the relevant property; and provided further, that with respect to any Seacoast Leased Property, Seacoast will use Commercially Reasonable Efforts to obtain the relevant property owner's consent for such Phase II ESA. Enterprise acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA shall be mutually determined by Enterprise and Seacoast in their reasonable discretion after consultation with the other party, and all reasonable costs and expenses associated with such Phase II ESA testing and report shall be borne by Enterprise. Seacoast shall provide copies of the draft and final Phase II ESA reports, if any, to Enterprise promptly following the receipt of any such report by Seacoast.

        (c)    Cooperation.    Notwithstanding anything in this Section 5.17 to the contrary, Seacoast shall keep Enterprise reasonably apprised of all activities and actions contemplated by this Section 5.17, and Seacoast and Enterprise shall cooperate fully with one another with respect to the matters required by this Section 5.17.

        Section 5.18    Certain Litigation.    Seacoast shall promptly advise Enterprise orally and in writing of any actual or threatened Legal Proceeding against Seacoast and/or the members of the Seacoast Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Seacoast shall: (i) permit Enterprise to review and discuss in advance, and consider in good faith the views of Enterprise in connection with, any proposed written or oral response to such Legal Proceeding; (ii) furnish Enterprise's outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such Legal Proceeding; (iii) consult with Enterprise regarding the defense or settlement of any such Legal Proceeding, give due consideration to Enterprise's advice with respect to such Legal Proceeding and not settle any such Legal Proceeding prior to such consultation and consideration; provided, however, that Seacoast shall not settle any such Legal Proceeding if such settlement requires the payment of money damages, without the written consent of Enterprise (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by Seacoast is reasonably expected by Seacoast, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Seacoast) under Seacoast's existing director and officer insurance policies, including any tail policy.

        Section 5.19    Director Matters; Board Packages.    Seacoast shall use Commercially Reasonable Efforts to cause to be delivered to Enterprise resignations of all the directors of Seacoast and Seacoast Subsidiaries, such resignations to be effective as of the Effective Time. Seacoast shall distribute by electronic email or otherwise make available a copy of any Seacoast or Seacoast Bank board package, including the agenda, any draft minutes and any reports (including any internal management financial control reports showing actual financial performance against plan and previous period, and reports relating to financial performance and risk management), to Enterprise as soon as practicable after the time in which it distributes a copy of such package to the Seacoast Board and board of directors of Seacoast Bank, as the case may be (and in any event at least two Business Days prior to the board meeting for which the board package relates); provided, however, that Seacoast shall not be required to disclose to Enterprise any documents (a) which would jeopardize the attorney-client privilege of Seacoast or Seacoast Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (b) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a Seacoast Subsequent Determination or any matters related thereto, or (c) except as otherwise provided in this Agreement, related Seacoast's or Seacoast Bank's directors', officers', employees', accountants', counsels', advisors' (including investment bankers), agents', or other representatives', consideration of, or deliberations regarding, the transactions contemplated by this Agreement.

        Section 5.20    Coordination.

        (a)   Prior to the Effective Time, senior officers of Seacoast and Enterprise shall meet from time to time as Enterprise may reasonably request, not less frequently than monthly, to prepare the parties for integration of the operations of Seacoast and Seacoast Bank with Enterprise and EB&T and to review the financial and operational affairs of Seacoast and Seacoast Subsidiaries, and Seacoast shall give due consideration to Enterprise's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Enterprise nor EB&T shall, under any circumstance, be permitted to exercise control of Seacoast or any Seacoast Subsidiary prior to the Effective Time. Seacoast shall permit representatives of Enterprise to be onsite at Seacoast to facilitate integration of operations and assist with any other coordination efforts as necessary.

        (b)   Seacoast shall, consistent with GAAP and regulatory accounting principles, use Commercially Reasonable Efforts to adjust, at Enterprise's reasonable request, internal control procedures which are consistent with Enterprise's and EB&T's current internal control procedures to allow Enterprise to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

        (c)   Enterprise and Seacoast shall reasonably cooperate (i) to minimize any potential adverse impact to Enterprise under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to take reasonable steps to maximize potential benefits to Enterprise and Enterprise Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the Code, the rules and regulations of the SEC and applicable banking Laws.

        (d)   Following the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b) and prior to the Effective Time, Seacoast shall, upon Enterprise's reasonable request, introduce Enterprise and its representatives to suppliers of Seacoast and Seacoast Subsidiaries for the purpose of facilitating the integration of Seacoast and its business into that of Enterprise. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), each party shall, upon the reasonable request of the other party, introduce the other party and its representatives to its customers and those of its Subsidiaries for the purpose of facilitating the integration of Seacoast and its business into that of Enterprise. Any interaction between Enterprise and Seacoast and any of their Subsidiaries' customers and suppliers shall be coordinated by the parties and no discussions, meetings or communications between a party's customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, such party.

        (e)   Seacoast Bank shall execute such certificates or articles of combination and such other documents and certificates as may be requested by Enterprise to effectuate the Bank Merger.

        Section 5.21    Confidentiality.    Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Seacoast and Enterprise, and their respective subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto acknowledges and agrees that it will not use the non-public, proprietary and/or confidential information received by it pursuant to this Agreement and in connection with the transactions contemplated by this Agreement in violation of this Agreement or any other agreements related to the transactions contemplated by this Agreement, unless such information has been made available to the public generally by the owner thereof or such party is required to disclose such information by a Governmental Authority; provided, however, that a party may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the Agreement or the transactions contemplated by this Agreement or (ii) to any existing or prospective Affiliate, partner, member, shareholder, or wholly-owned subsidiary of such party in the Ordinary Course of Business, provided, that such party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information.

        Section 5.22    Closing Date Share Certification.    At least two (2) Business Days prior to the Closing Date, Seacoast shall deliver to Enterprise the Closing Date Share Certification.

        Section 5.23    Seacoast Bank and EB&T Approval.    Promptly following Enterprise's determination to proceed with the Bank Merger, (a) Seacoast, as the sole shareholder of Seacoast Bank, shall approve this Agreement and the Bank Merger (the "Seacoast Bank Shareholder Approval"), and (b) Enterprise, as the sole shareholder of EB&T, shall approve this Agreement and the Bank Merger (the "EB&T

Shareholder Approval") to be effective after the Effective Time. Promptly following execution of this Agreement, Seacoast, as the sole shareholder of Seacoast Bank, and Enterprise, as the sole shareholder of EB&T, shall approve the Plan of Bank Merger.

        Section 5.24    Title Insurance.    For each Seacoast Owned Property and Seacoast OREO Property, improved or vacant, whether for Seacoast or Seacoast Subsidiary operations or branches, or acquired through foreclosure or deed in lieu thereof, Seacoast will provide an ALTA Owner's Policy of Title Insurance, with customary endorsements and without exception for survey, together with a title report or commitment showing any matters of title recorded against the subject property from the date of issuance of the applicable title insurance policy through a date no earlier than fifteen (15) days prior to Closing. In the event that there is no existing title insurance policy for a particular property, for each such property, Seacoast will provide a new ALTA Owner's Policy of Title Insurance, with an insured value no less than the value therefor disclosed in the appraisals provided to Enterprise, with customary endorsements and without exception for survey or matters within the Knowledge of Seacoast as of the policy date.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 6.01    Conditions to Obligations of the Parties to Effect the Merger.    The respective obligations of Enterprise and Seacoast to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by Enterprise or Seacoast prior to the Closing Date of each of the following conditions:

        (a)    Shareholder Vote.    This Agreement and the transactions contemplated hereby shall have received the Requisite Seacoast Shareholder Approval, and the number of Dissenting Shares shall not exceed 10% of the number of shares of Seacoast Common Stock issued and outstanding immediately prior to the Closing Date.

        (b)    Regulatory Approvals; No Burdensome Condition.    All Closing Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Enterprise or any Enterprise Subsidiary that is a Burdensome Condition.

        (c)    No Injunctions or Restraints; Illegality.    No Order preventing the consummation of any of the transactions contemplated hereby shall be in effect. No Law or Order shall have been enacted, entered into, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

        (d)    Effective Registration Statement.    The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

        (e)    Tax Opinions Relating to the Merger.    Enterprise and Seacoast, respectively, shall have received opinions from Holland & Knight LLP and Sheppard, Mullin, Richter & Hampton LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Seacoast and Enterprise, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income Tax purposes as a 368 Reorganization and that each of Enterprise and Seacoast will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering their opinions, Holland & Knight LLP and Sheppard, Mullin, Richter & Hampton LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Seacoast and Enterprise, in form and substance reasonably acceptable to such counsel.

        (f)    Listing.    The shares of Enterprise Common Stock to be issued to the non-dissenting holders of Seacoast Common Stock upon consummation of the Merger shall have been authorized for listing on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), subject to official notice of issuance.

        Section 6.02    Conditions to Obligations of Seacoast.    The obligations of Seacoast to consummate the Merger also are subject to the fulfillment or written waiver by Seacoast prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of Enterprise and EB&T set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date. Seacoast shall have received a certificate dated as of the Closing Date, signed on behalf of Enterprise and EB&T by an executive officer of Enterprise or EB&T, as applicable, to such effect.

        (b)    Performance of Obligations of Enterprise.    Enterprise and EB&T shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Seacoast shall have received a certificate, dated as of the Closing Date, signed on behalf of Enterprise by its Chief Executive Officer or Chief Financial Officer and signed on behalf of EB&T by its Chief Executive Officer or Chief Financial Officer, to such effect.

        (c)    No Material Adverse Effect.    Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Enterprise or EB&T and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect with respect to Enterprise or EB&T.

        (d)    Seacoast Director.    The Seacoast Director shall become a member of the Enterprise Board as of the Effective Time.

        (e)    Exchange Agent Certificate.    Seacoast shall have received a certificate from the Exchange Agent certifying its receipt of sufficient Enterprise Seacoast Stock and cash and irrevocable authorization to issue shares of Enterprise Common Stock and cash to satisfy Enterprise's obligations to pay the Stock Consideration pursuant to Article 2.

        Section 6.03    Conditions to Obligations of Enterprise.    The obligations of Enterprise to consummate the Merger are subject to the fulfillment or written waiver by Enterprise prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of Seacoast and Seacoast Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" in which case such representations and warranties (as so written, including the term "material" or "Material" or "Material Adverse Effect") shall be true and correct in all respects at and as of the Closing Date. Enterprise shall have received a certificate dated as of the Closing Date, signed on behalf of Seacoast and Seacoast Bank by an executive officer of Seacoast or Seacoast Bank, as applicable, to such effect.

        (b)    Performance of Obligations of Seacoast.    Seacoast and Seacoast Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Enterprise shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by Seacoast's Chief Executive Officer and Chief Financial Officer and on behalf of Seacoast Bank by its Chief Executive Officer and Chief Financial Officer, to such effect.

        (c)    No Material Adverse Effect.    Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Seacoast or Seacoast Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have in a Material Adverse Effect with respect to Seacoast or Seacoast Bank.

        Section 6.04    Frustration of Closing Conditions.    Neither Enterprise nor Seacoast may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations hereunder.

ARTICLE 7
TERMINATION

        Section 7.01    Termination.    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

        (a)    Mutual Consent.    At any time prior to the Effective Time, by the mutual consent, in writing, of Enterprise and Seacoast.

        (b)    No Regulatory Approval.    By Enterprise or Seacoast in the event any Closing Regulatory Approval (i) shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been withdrawn at the request of the applicable Governmental Authority, (ii) any Closing Regulatory Approval includes a Burdensome Condition, or (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining or enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.01(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.

        (c)    Reduced Valuation.    By Seacoast by delivering written notice to Enterprise at any time during the five (5) Trading Day period commencing on the Determination Date if both of the following conditions are satisfied: (i) the Average VWAP as of the Trading Day immediately preceding Determination Date is less than 0.80 of the Initial VWAP (such Average VWAP, the "Triggering VWAP"); and (ii) the quotient obtained by dividing the Triggering VWAP by the Initial VWAP (rounding to four decimal places) is less than the quotient obtained by dividing the Final Index Price by the Initial Index Price (rounded to four decimal places) (such quotient, the "Index Ratio"), and then subtracting 0.20 from the Index Ratio; provided, however, that if Seacoast elects to terminate pursuant to this Section 7.01(c) and provides such written notice to Enterprise, then within two (2) Business Days following Enterprise's receipt of such notice, Enterprise may elect by written notice to Seacoast to reinstate the Merger and the other transactions contemplated by this Agreement and adjust the Exchange Ratio to equal a number equal to the lesser of (1) a quotient (rounded to the nearest one-thousandth), the numerator of which is $12.4355 and the denominator of which is the Triggering VWAP and (2) a quotient (rounded to the nearest one-thousandth), the numerator of which is $12.4355 and the denominator of which is the Triggering VWAP, and then multiplying such quotient by the Index Ratio. An example of the calculations used to determine whether the two conditions set forth in clauses (i)-(ii) above have been satisfied is set forth in Schedule 3. If Enterprise makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 7.01(c) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted). If Enterprise, during such time as it belongs to the Index, declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Enterprise Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the Enterprise Common Stock shall be proportionately and appropriately adjusted for the purpose of applying this Section 7.01(c).

        (d)    No Shareholder Approval.    By either Enterprise or Seacoast (provided, in the case of Seacoast, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Seacoast Shareholder Approval shall not have been obtained by reason of the failure to obtain the Requisite Seacoast Shareholder Approval at the Seacoast Meeting.

        (e)    Breach of Representations and Warranties.

          (i)    By Enterprise (provided, that neither Enterprise nor EB&T is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Seacoast would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by Seacoast or Seacoast Bank, which breach, either individually or in the aggregate with any other breaches by Seacoast or Seacoast Bank, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.03(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Seacoast of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.

          (ii)   By Seacoast (provided, that neither Seacoast nor Seacoast Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Enterprise would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by Enterprise or EB&T, which breach, either individually or in the aggregate with any other breaches by Enterprise or EB&T, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Enterprise of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.

        (f)    Breach of Covenants.

          (i)    By Enterprise (provided, that neither Enterprise nor EB&T is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Seacoast would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by Seacoast or Seacoast Bank, which breach, either individually or in the aggregate with any other covenant breaches by Seacoast or Seacoast Bank, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.03(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Seacoast of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.

          (ii)   By Seacoast (provided, that neither Seacoast nor Seacoast Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Enterprise would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by Enterprise or EB&T, which breach, either individually or in the aggregate with any other covenant breaches by Enterprise or EB&T, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Enterprise of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.

        (g)    Delay.    By either Enterprise or Seacoast if the Merger shall not have been consummated on or before April 30, 2021 (the "Expiration Date"), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if additional time is necessary in order to obtain any Closing Regulatory Approvals, the Expiration Date shall be automatically extended for one additional three-month period.

        (h)    Seacoast Failure to Recommend; Etc.    In addition to and not in limitation of Enterprise's termination rights under Section 7.01(e)(i), by Enterprise prior to the Requisite Seacoast Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.10 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Seacoast Board (or any committee thereof) makes a Seacoast Subsequent Determination.

        (i)    Superior Proposal.    By Seacoast, at any time prior to the Requisite Seacoast Shareholder Approval being obtained, in the event that the Seacoast Board (or any committee thereof) makes a Seacoast Subsequent Determination with respect to a Superior Proposal; provided, that Seacoast has complied with all of its obligations under Section 5.10.

        Section 7.02    Termination Fee; Liquidated Damages.

        (a)   In recognition of the efforts, expenses and other opportunities foregone by Enterprise while structuring and pursuing the Merger, Seacoast shall pay to Enterprise a termination fee equal to $7,000,000 ("Termination Fee"), by wire transfer of immediately available funds to an account specified by Enterprise in the event of any of the following: (i) in the event Enterprise terminates this Agreement pursuant to Section 7.01(h), Seacoast shall pay Enterprise the Termination Fee within two (2) Business Days after receipt of Enterprise's notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Seacoast Board or has been made directly to Seacoast shareholders generally (and not withdrawn) and (a) thereafter this Agreement is terminated by either Enterprise or Seacoast pursuant to Section 7.01(d) or Section 7.01(g) (without the Requisite Seacoast Shareholder Approval having been obtained) or if this Agreement is terminated by Enterprise pursuant to Section 7.01(e)(i) or Section 7.01(f)(i), and (b) prior to the date that is twelve (12) months after the date of such termination, Seacoast enters into any agreement to consummate, or consummates an Acquisition Transaction (and such Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then Seacoast shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Enterprise the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to "twenty percent (20%)" shall instead refer to "fifty percent (50%)".

        (b)   The parties hereto agree and acknowledge that if Enterprise terminates this Agreement pursuant to Section 7.01(e)(i) or Section 7.01(f)(i) by reason of Seacoast's or Seacoast Bank's material breach of the provisions of this Agreement contemplated by Section 7.01(e)(i) or Section 7.01(f)(i) that is not timely cured as provided in such sections, the actual damages sustained by Enterprise, including the expenses incurred by Enterprise preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Enterprise being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Seacoast shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $1,250,000 (the "Liquidated Damages Payment"), as liquidated damages to Enterprise, which payment is not intended as a penalty, within two (2) Business Days after Enterprise's notification of such termination. Any payment made under this Section 7.01(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.01(a).

        (c)   The parties hereto agree and acknowledge that if Seacoast terminates this Agreement pursuant to Section 7.01(e)(ii) or Section 7.01(f)(ii) by reason of Enterprise's or EB&T's material breach of the provisions of this Agreement contemplated by Section 7.01(e)(ii) or Section 7.01(f)(ii) that is not timely cured as provided in such sections, the actual damages sustained by Seacoast, including the expenses incurred by Seacoast preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Seacoast being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Enterprise shall pay $1,250,000, which the parties agree is the Liquidated Damages Payment, as liquidated damages to Seacoast, which payment is not intended as a penalty, within two (2) Business Days after Seacoast's notification of such termination.

        (d)   Seacoast and Enterprise each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 7.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

        (e)   Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Seacoast pays or causes to be paid to Enterprise the Termination Fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), none of Seacoast, Seacoast Bank, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Seacoast or Seacoast Bank, will have any further obligations or liabilities to Enterprise or EB&T with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Enterprise's sole and exclusive remedy against Seacoast, Seacoast Bank and their respective Affiliates, representatives or successors in interest. For the avoidance of doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Enterprise pays or causes to be paid to Seacoast the Liquidated Damages Payment in accordance with Section 7.02(c), none of Enterprise, EB&T, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Enterprise or EB&T, will have any further obligations or liabilities to Seacoast with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Seacoast's sole and exclusive remedy against Enterprise, EB&T and their respective Affiliates, representatives or successors in interest.

        Section 7.03    Effect of Termination.    If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(d); provided, that nothing contained in this Agreement shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Section 5.21, Section 7.02, Section 9.03 and Section 9.04 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8
DEFINITIONS

        Section 8.01    Definitions.    The following terms are used in this Agreement with the meanings set forth below:

        "368 Reorganization" has the meaning set forth in the preamble to this Agreement.

        "Acquisition Proposal" means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Enterprise), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

        "Acquisition Transaction" means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Seacoast or any Seacoast Subsidiary; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of Seacoast or Seacoast Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of Seacoast and Seacoast Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of Seacoast; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of Seacoast; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

        "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the preamble to this Agreement.

        "ASC 320" means GAAP Accounting Standards Codification Topic 320.

        "Associate" when used to indicate a relationship with any Person means (1) any corporation or organization (other than Seacoast and Seacoast Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

        "ASTM" has the meaning set forth in Section 5.01(b)(xxii).

        "ASTM Standard" has the meaning set forth in Section 5.01(b)(xxii).

        "Audited Financial Statements" has the meaning set forth Section 3.07(a).

        "Average VWAP" means, as of any specified date, the daily volume weighted average price of the Enterprise Common Stock on the Trading Market on which the Enterprise Common Stock is then listed or quoted as reported by S&P Global Market Intelligence for the twenty (20) consecutive Trading Days ending on such date.

        "Bank Merger" has the meaning set forth in the preamble to this Agreement.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "Book-Entry Shares" means any book-entry shares which, immediately prior to the Effective Time represented shares of Seacoast Common Stock.

        "Burdensome Conditions" has the meaning set forth in Section 5.07(a).

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of California or the State of Missouri are authorized or obligated to close.

        "CalEPA" means the California Environmental Protection Agency.

        "CDBO" means the California Department of Business Oversight—Division of Financial Institutions.

        "CEQA" California Environmental Quality Act.

        "Certificate" means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Seacoast Common Stock.

        "Certificate of Merger" means a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.

        "CFC" means the California Financial Code, as amended.

        "CGCL" means the California General Corporation Law, as amended.

        "Claim" has the meaning set forth in Section 5.11(a).

        "Closing" and "Closing Date" have the meanings set forth in Section 1.05(c).

        "Closing Date Share Certification" means the certificate, delivered by an officer of Seacoast on behalf of Seacoast at the Closing, certifying the number of shares of Seacoast Common Stock issued and outstanding immediately prior to the Effective Time.

        "Closing Regulatory Approvals" means any Regulatory Approvals necessary to consummate the Merger.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commercially Reasonable Efforts" means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided, that such Person is not required to expend funds or assume liability, debt, obligation, loss, damage, claim, cost or expenses (including reasonable attorneys' fees), interest, penalties, amounts paid in settlement, Taxes, fines, judgements or assessments beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Continuing Employees" has the meaning set forth in Section 5.12(a).

        "Contract" means any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, agreement, contract, arrangement, commitment or understanding or obligation of any kind, whether written or oral.

        "Controlled Group Members" has the meaning set forth in Section 3.15(c).

        "COVID-19" means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

        "COVID-19 Measures" means any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

        "Criticized Loans" has the meaning set forth in Section 3.22(b).

        "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

        "Determination Date" means the fifth Trading Day immediately preceding the Closing Date (such fifth Trading Day to be determined by counting the Trading Day immediately preceding the Closing Date as the first Trading Day).

        "DGCL" means the Delaware General Corporation Law, as amended.

        "Dissenting Shares" has the meaning set forth in Section 2.06.

        "Dodd-Frank Act" means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        "EB&T" has the meaning set forth in the preamble to this Agreement.

        "EB&T Shareholder Approval" has the meaning set forth in Section 5.23.

        "Effective Time" has the meaning set forth in Section 1.05(a).

        "Enterprise" has the meaning set forth in the preamble to this Agreement.

        "Enterprise 2019 Form 10-K" has the meaning set forth in Section 4.04(c).

        "Enterprise 401(a) Plan" has the meaning set forth in Section 4.15(b).

        "Enterprise Benefit Plans" has the meaning set forth in Section 4.15.

        "Enterprise Board" has the meaning set forth in Section 1.03(a).

        "Enterprise Common Stock" means the common stock, $0.01 par value per share, of Enterprise.

        "Enterprise Controlled Group Members" has the meaning set forth in Section 4.15(c).

        "Enterprise Disclosure Schedule" has the meaning set forth in Section 4.01(a).

        "Enterprise Employees" has the meaning set forth in Section 4.15(a).

        "Enterprise Intellectual Property" means the Intellectual Property owned by, used in or held for use in the conduct of the business of Enterprise and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted)."Enterprise Leased Property" means any real property leased as of the date of this Agreement by Enterprise or its Subsidiaries.

        "Enterprise Material Contract" has the meaning set forth in Section 4.14(a).

        "Enterprise Owned Property" means any real property owned as of the date of this Agreement by Enterprise or its Subsidiaries.

        "Enterprise Regulatory Agreement" has the meaning set forth in Section 4.17.

        "Enterprise Reports" has the meaning set forth in Section 4.05(a).

        "Environmental Consultant" has the meaning set forth in Section 5.17(a).

        "Environmental Law" means any United States federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, or (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; (b) the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; (c) the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; (d) the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; (e) the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; and (f) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.

        "EnviroStor List" means the list compiled and maintained by the California Department of Toxic Substances Control pursuant to California Health & Safety Code § 25356(b)(1) and referred to as the Site Mitigation and Brownfields Reuse Program EnviroStor, or EnviroStor, database.

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" means such exchange agent as may be designated by Enterprise as soon as reasonably practicable after the date hereof (which may be Enterprise's transfer agent), and reasonably acceptable to Seacoast, pursuant to an agreement in form and substance reasonably acceptable to Seacoast (the "Exchange Agent Agreement"), to act as agent for purposes of conducting the exchange and payment procedures described in Article 2.

        "Exchange Agent Agreement" has the meaning set forth in the definition of "Exchange Agent".

        "Exchange Fund" has the meaning set forth in Section 2.07(a).

        "Exchange Ratio" has the meaning set forth in Section 2.01(c).

        "Expiration Date" has the meaning set forth in Section 7.01(g).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIA" has the meaning set forth in Section 3.27.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FFIEC" means the Federal Financial Institutions Examination Council.

        "Final Index Price" means the average of the closing price of the Index for the twenty (20) Trading Days immediately preceding the Determination Date.

        "Financial Statements" has the meaning set forth in Section 3.07(a).

        "FRB" means the Board of Governors of the Federal Reserve System.

        "FRBank" means the Federal Reserve Bank of St. Louis.

        "GAAP" means generally accepted accounting principles in the United States of America, applied consistently with past practice.

        "GLB Act" means the Gramm-Leach-Bliley Act of 1999, as amended.

        "Governmental Authority" means any United States or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the SBA or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

        "Hazardous Substance" means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that are regulated or classified under any Environmental Law, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, airborne pathogens, and any per- and polyfluoroalkyl substances. Hazardous Substance does not include substances present within a consumer product in an amount and concentration ordinarily and customarily used or stored for the purposes of cleaning or maintenance.

        "Historical Recognized Environmental Condition" has the meaning set forth in Section 5.17(b).

        "Home Mortgage Disclosure Act" means Home Mortgage Disclosure Act of 1975, as amended.

        "Indemnified Parties" has the meaning set forth in Section 5.11(a).

        "Index" means the Nasdaq Bank Index.

        "Index Ratio" has the meaning set forth in Section 7.01(c).

        "Informational Systems Conversion" has the meaning set forth in Section 5.15.

        "Initial Index Price" means 2,732.7074, which is the average of the closing price of the Index for the twenty (20) Trading Days immediately preceding the date of this Agreement.

        "Initial VWAP" means $30.7140, which is the Average VWAP as of the Trading Day immediately preceding the date of this Agreement.

        "Insurance Policies" has the meaning set forth in Section 3.32.

        "Intellectual Property" means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, "Patents"); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, domain names, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; (f) domain name registrations and active websites; and (g) social media accounts used or held for use.

        "IRS" means the United States Internal Revenue Service.

        "IT Assets" means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person's Subsidiaries.

        "ITU" has the meaning set forth in Section 3.31(e).

        "Knowledge" means, with respect to Seacoast and Seacoast Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 3.01(a) of the Seacoast Disclosure Schedule, and with respect to Enterprise or EB&T, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 4.01(a) of the Enterprise Disclosure Schedule.

        "Law" means any United States federal, state, local, municipal or foreign law, statute, constitution, ordinance, rule, regulation, policy, guideline, code, agency requirement, Order, license or permit of any Governmental Authority that is applicable to the referenced Person.

        "Lease" and "Leases" have the meanings set forth in Section 3.30(b).

        "Legal Proceeding" has the meaning set forth in Section 3.11(a).

        "Letter of Transmittal" has the meaning set forth in Section 2.08(a).

        "Licensed Business Intellectual Property" has the meaning set forth in Section 3.31(g).

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

        "Liquidated Damages Payment" has the meaning set forth in Section 7.02(b).

        "Loan" means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Seacoast, Seacoast Bank or any of their respective Subsidiaries is a party as obligee.

        "Material Adverse Effect" means with respect to any Person, any effect, circumstance, occurrence or change that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally,

(c) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally and any change in the value of deposits, borrowings or loan service rights associated therewith, (d) the effects of any action or omission taken by Seacoast or any Seacoast Subsidiary with the prior consent of Enterprise, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (e) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the worsening of such conditions threatened or existing as of the date of this Agreement; (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder); and (h) natural disaster or other force majeure event; provided, further, that any effect, circumstance, occurrence or change referred to in clauses (a), (b), (c), and (f) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such effect, circumstance, occurrence or change has disproportionally affected Seacoast and Seacoast Subsidiaries or Enterprise and Enterprise Subsidiaries, as applicable, as compared to similarly situated participants in the banking industry. For the avoidance of doubt, any changes in any program administered by or related to the SBA under which Seacoast participates, including, without limitation, any changes in any Laws applicable or relating thereto (or any interpretations of any such Laws), that would (A) eliminate or materially limit or impair the ability of Seacoast or any Seacoast Subsidiary to originate or service Loans under any such program, or (B) eliminate or materially limit or impair Loan guarantees under such program, whether on a prospective or retroactive basis, in each case shall be deemed a "Material Adverse Effect" with respect to Seacoast and its Subsidiaries, taken as a whole.

        "Maximum D&O Premium" has the meaning set forth in Section 5.11(b).

        "Merger" has the meaning set forth in the preamble to this Agreement.

        "Merger Consideration" has the meaning set forth in Section 2.03.

        "NAICS" means North American Industry Classification System.

        "Nasdaq" means The Nasdaq Global Select Market.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Notice of Determination" has the meaning set forth in Section 5.10(e).

        "Notice Period" has the meaning set forth in Section 5.10(e).

        "NPL" has the meaning set forth in Section 3.17(c).

        "Option Consideration" has the meaning set forth in Section 2.02(a).

        "Order" has the meaning set forth in Section 3.11(b).

        "Ordinary Course of Business" means the ordinary course of business of Seacoast and Seacoast Subsidiaries (including Seacoast Bank) or Enterprise and Enterprise Subsidiaries (including EB&T), as applicable, consistent with past practice, including with respect to frequency and amount in all material respects.

        "OREO" has the meaning set forth in Section 3.22(c).

        "Patents" has the meaning set forth in the definition of "Intellectual Property".

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permits" has the meaning set forth in Section 3.10(b).

        "Permitted Liens" means (a) statutory Liens for amounts not yet due and payable or which are being contested in good faith; (b) easements, rights of way, restrictions, covenants and other similar encumbrances affecting title to real property which were disclosed by any title commitments, title insurance policies and/or surveys, site plans or maps delivered to the other party prior to the date hereof, and which do not, individually or in the aggregate, materially impair business operations at any such property as currently conducted; (c) recorded easements, rights of way, restrictions, covenants and other similar encumbrances that do not, individually or in the aggregate, materially impair business operations at such properties as currently conducted; (d) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith; and (e) Liens on Seacoast Leased Property or Enterprise Leased Property (as applicable) placed on such property by the landlord or owner thereof.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

        "PFAS" means any perfluoroalkyl or polyfluoroalkyl substances.

        "Phase I ESA" has the meaning set forth in Section 5.01(b)(xxii).

        "Phase I Notice" has the meaning set forth in Section 5.17(b).

        "Phase II ESA" has the meaning set forth in Section 5.17(b).

        "Plan of Bank Merger" means a plan of bank merger, in the form attached hereto as Exhibit B, between Seacoast Bank and EB&T in a form to be agreed upon by the parties pursuant to which Seacoast Bank will be merged with and into EB&T in accordance with the provisions of and with the effect provided in the Bank & Trust Companies Code of Missouri and the regulations promulgated thereunder.

        "PPP" has the meaning set forth in Section 3.22(j).

        "Privacy Laws" means (a) all applicable Laws imposing obligations or restrictions upon Seacoast or any Seacoast Subsidiary or Enterprise or any Enterprise Subsidiary with respect to the collection, use, disclosure, protection or disposal of records containing non-public personal information, such as, without limitation, the Gramm-Leach-Biley Act, the Right to Financial Privacy Act, the California Financial Information Privacy Act, and the California Consumer Privacy Act and (b) all applicable Laws mandating response and/or notice following the loss, theft, or misuse of non-public personal information, and (c) all obligations which Seacoast or any Seacoast Subsidiary or Enterprise or any Enterprise Subsidiary undertook by way of Contract with respect to non-public personal information.

        "Proxy Statement-Prospectus" means Seacoast's proxy statement, together with any amendments and supplements thereto, to be delivered to holders of Seacoast Common Stock in connection with the solicitation of their approval of this Agreement.

        "Recognized Environmental Condition" has the meaning set forth in Section 5.17(b).

        "Registration Statement" means the Registration Statement on Form S-4 to be filed with the SEC by Enterprise in connection with the issuance of shares of Enterprise Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

        "Regulations" means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

        "Regulatory Approvals" has the meaning set forth in Section 4.07.

        "Requisite Seacoast Shareholder Approval" means the adoption of this Agreement by a vote of the minimum number of shares of Seacoast Common Stock required pursuant to the CGCL and Seacoast's articles of incorporation and bylaws to approve this Agreement and the Merger that are entitled to vote thereon at the Seacoast Meeting.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SBA" means the Small Business Administration.

        "Schedule Supplement" has the meaning set forth in Section 5.09(c).

        "Seacoast" has the meaning set forth in the preamble to this Agreement.

        "Seacoast 401(a) Plan" has the meaning set forth in Section 3.15(c).

        "Seacoast Bank" has the meaning set forth in the preamble to this Agreement.

        "Seacoast Bank Shareholder Approval" has the meaning set forth in Section 5.23.

        "Seacoast Benefit Plans" has the meaning set forth in Section 3.15(a).

        "Seacoast Board" means the Board of Directors of Seacoast.

        "Seacoast Common Stock" means the common stock, no par value per share, of Seacoast.

        "Seacoast Director" has the meaning set forth in Section 1.03(a).

        "Seacoast Disclosure Schedule" has the meaning set forth in Section 3.01(a).

        "Seacoast Employees" has the meaning set forth in Section 3.15(a).

        "Seacoast Intellectual Property" means (i) the Intellectual Property owned by Seacoast and/or any of its Subsidiaries, and (ii) the Licensed Business Intellectual Property.

        "Seacoast Investment Securities" means the investment securities of Seacoast, Seacoast Bank and their respective Subsidiaries.

        "Seacoast Leased Property" means any real property subject to a Lease.

        "Seacoast Loan" has the meaning set forth in Section 3.22(d).

        "Seacoast Loan Property" means any real property (including buildings or other structures) in which Seacoast or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.

        "Seacoast Material Contract" has the meaning set forth in Section 3.12(a).

        "Seacoast Meeting" has the meaning set forth in Section 5.04(a).

        "Seacoast Options" has the meaning set forth in Section 2.01(c).

        "Seacoast OREO Property" means any assets of Seacoast or any of its Subsidiaries that has been classified as OREO, including, without limitation, such assets as identified on Section 3.22(c) of the Seacoast Disclosure Schedule.

        "Seacoast Owned Property" means any real property owned by Seacoast or a Seacoast Subsidiary, except for OREO.

        "Seacoast Preferred Stock" means the serial preferred stock, $1,000 par value, of Seacoast.

        "Seacoast Recommendation" has the meaning set forth in Section 5.04(b).

        "Seacoast Regulatory Agreement" has the meaning set forth in Section 3.13.

        "Seacoast Representatives" has the meaning set forth in Section 5.10(a).

        "Seacoast Stock" has the meaning set forth in Section 3.03(a).

        "Seacoast Stock Awards" has the meaning set forth in Section 2.02(b).

        "Seacoast Stock Plans" means all equity plans of Seacoast or any Subsidiary, including the 2008 Omnibus Equity Incentive Plan of Seacoast Bank, 2014 Omnibus Equity Incentive Plan of Seacoast, and Non-Qualified Employee Stock Purchase Program.

        "Seacoast Subsequent Determination" has the meaning set forth in Section 5.10(b).

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Software" means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

        "Stock Consideration" has the meaning set forth in Section 2.03.

        "Subsidiary" means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time, directly or indirectly, owned by such party. Any reference in this Agreement to a "Seacoast Subsidiary" means, unless the context otherwise requires, Seacoast Bank, any other Subsidiary of Seacoast, and all Subsidiaries of Seacoast Bank and such other Subsidiaries. Any reference in this Agreement to a "Enterprise Subsidiary" means, unless the context otherwise requires, EB&T, any other Subsidiary of Enterprise, and all Subsidiaries of EB&T and such other Subsidiaries. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.

        "Superior Proposal" shall mean any bona fide, unsolicited written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction that (a) Seacoast Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to the shareholders of Seacoast than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Seacoast Board, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, the Termination Fee, and any adjustments to the terms and conditions of the Merger proposed by Enterprise in response to such Acquisition Proposal) and (b) is for 50% or more of the outstanding shares of Seacoast Stock or all or substantially all of the assets of Seacoast.

        "Surviving Entity" has the meaning set forth in Section 1.01.

        "Tax" and "Taxes" mean all United States federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

        "Termination Fee" has the meaning set forth in Section 7.02(a).

        "The date hereof" or "the date of this Agreement" shall mean the date first set forth above in the preamble to this Agreement.

        "Trading Day" means a day on which the principal Trading Market is open for trading.

        "Trading Market" means any of the following markets or exchanges on which the Enterprise Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the New York Stock Exchange (or any successors to any of the foregoing).

        "Triggering VWAP" has the meaning set forth in Section 7.01(c).

        "Truth in Lending Act" means the Truth in Lending Act of 1968, as amended.

        "Unaudited Financial Statements" has the meaning set forth in Section 3.07(a).

        "USA PATRIOT Act" means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

        "Voting Agreements" has the meaning set forth in the preamble.

ARTICLE 9
MISCELLANEOUS

        Section 9.01    Survival.    No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.11 of this Agreement.

        Section 9.02    Waiver; Amendment.    Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided, that such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Seacoast Meeting, no amendment shall be made which by Law requires further approval by the shareholders of Enterprise or Seacoast without obtaining such approval.

        Section 9.03    Governing Law; Waiver of Right to Trial by Jury; Process Agent.

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

        Section 9.04    Expenses.    Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other Legal Proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

        Section 9.05    Notices.    All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Enterprise or EB&T:	With a copy (which shall not constitute notice) to:
Enterprise Financial Services Corp	Holland & Knight, LLP
150 North Meramec	Cira Center
Clayton, MO 63105	2929 Arch Street, Suite 800
Attn: General Counsel	Philadelphia, PA 19104
Email: legaltracking@enterprisebank.com	Attn: Paul J. Jaskot
Email: paul.jaskot@hklaw.com
If to Seacoast or Seacoast Bank:	With a copy (which shall not constitute notice) to:
Seacoast Commerce Banc Holdings	Sheppard, Mullin, Richter & Hampton, LLP
11939 Rancho Bernardo Road, Suite 200	650 Town Center Drive, 10th Floor
San Diego, CA 92128	Costa Mesa, CA 92626
Attn: Chief Financial Officer	Attn: Joshua A. Dean
Email: rsanborn@sccombank.com	Email: jdean@sheppardmullin.com

        Section 9.06    Entire Understanding; No Third Party Beneficiaries.    This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' rights under Section 5.11 and shareholders of Seacoast with respect to Article 2 and this Section 9.06, Enterprise and Seacoast hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.12), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.07    Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

        Section 9.08    Enforcement of the Agreement; Jurisdiction.    The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof, in the State of Delaware this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party's seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

        Section 9.09    Interpretation.

        (a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.

        (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

        (c)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

        (d)   Unless otherwise specified, the references to "Section" and "Article" in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as "herein", "hereinafter", "hereof", "hereto", and "hereunder" refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) "in respect of debt previously contracted" and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) "foreclosure" include other similar proceedings and arrangements including a deed in lieu.

        Section 9.10    Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 9.11    Counterparts.    This Agreement may be executed and delivered by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by electronic data file shall have the same effect as originals.

        Section 9.12    Disclosure Schedules.    The Seacoast Disclosure Schedule or the Enterprise Disclosure Schedule shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any reference in a particular section or subsection of either the Seacoast Disclosure Schedule or the Enterprise Disclosure Schedule shall only be deemed to be reference to, an exception to or modification of (or, as applicable, a disclosure for purposes of) (i) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding section or subsection of this Agreement and (ii) any other section or subsection of the Seacoast Disclosure Schedule or the Enterprise Disclosure Schedule, as applicable (and accordingly any other representations, warranties or covenants of such party contained in the corresponding section or subsection of this Agreement), but only if the relevance of that reference as a modification of or exception to (or a disclosure for purposes of) such representations, warranties and covenants of the relevant party, whether or not an explicit cross-reference appears, if the applicability of such reference to the other section or subsection is reasonably apparent on the face of such disclosure. The mere inclusion of an item in either the Seacoast Disclosure Schedule or the Enterprise Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed to be an admission or evidence that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

        Section 9.13    Confidential Supervisory Information.    Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Remainder of page intentionally left blank; signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ENTERPRISE FINANCIAL SERVICES CORP
By:	/s/ James B. Lally James B. Lally President and Chief Executive Officer
ENTERPRISE BANK & TRUST
By:	/s/ Scott Goodman Scott Goodman President
SEACOAST COMMERCE BANC HOLDINGS
By:	/s/ Richard M. Sanborn Richard M. Sanborn Chief Executive Officer
SEACOAST COMMERCE BANK
By:	/s/ Richard M. Sanborn Richard M. Sanborn Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

        This VOTING AGREEMENT (this "Agreement"), dated as of [    •    ], 2020, is made and entered into between the undersigned shareholder ("Shareholder") of Seacoast Commerce Banc Holdings, a California corporation ("Seacoast"), and Enterprise Financial Services Corp, a Delaware corporation ("Enterprise").

        WHEREAS, concurrently with the execution of this Agreement, Seacoast and Enterprise will enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Seacoast with and into Enterprise;

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Enterprise has required that Shareholder execute and deliver this Agreement; and

        WHEREAS, in order to induce Enterprise and as additional consideration to Enterprise to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of voting common stock, no par value, of Seacoast ("Seacoast Common Stock") owned by Shareholder and set forth below Shareholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Seacoast Common Stock acquired pursuant to Section 8 hereof, the "Shares").

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.    For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

        2.    Representations of Shareholder.    Shareholder represents and warrants to Enterprise that:

  (a)
  (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

  (b)
  Shareholder does not beneficially own any shares of Seacoast Common Stock other than (i) the Original Shares, (ii) any Seacoast Stock Awards and (iii) any Seacoast Options.

  (c)
  Shareholder has full legal capacity (and, if applicable, corporate, limited partnership or other organizational power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor's rights and remedies generally.

  (d)
  None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or

A-A-1

    credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder's property or assets.

  (e)
  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder's performance of his, her or its obligations hereunder. [No consent of Shareholder's spouse is necessary under any "community property" or other Laws in order for Shareholder to enter into and perform his, her or its obligations under this Agreement.](1)

  (f)
  There are no Legal Proceedings pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform his, her or its obligations under this Agreement.

        3.    Agreement to Vote Shares.    Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of Seacoast are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of Seacoast):

  (a)
  in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of Seacoast at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

  (b)
  against (i) any Superior Proposal or any action which is a component of any Superior Proposal, (ii) any Acquisition Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seacoast under the Merger Agreement or of Shareholder under this Agreement, (iv) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Seacoast's conditions under the Merger Agreement and (v) a change in any manner to the voting rights of any class of shares of Seacoast (including any amendments to the articles of incorporation or bylaws of Seacoast).

        4.    Irrevocable Proxy.    Shareholder hereby appoints Enterprise and any designee of Enterprise, and each of them individually, until termination of this Agreement pursuant to Section 10 hereof, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3 hereof. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(1)
Note to Draft: To be included only if Shareholder is not domiciled in California or other community property state.

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        5.    No Solicitation of Transactions.    Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 11 hereof, Shareholder will not, directly or indirectly (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Enterprise or any Enterprise Subsidiary) any information or data with respect to Seacoast or any Seacoast Subsidiary or otherwise in furtherance of an Acquisition Proposal or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

        6.    No Voting Trusts or Other Arrangement.    Shareholder agrees that Shareholder will not, and will not permit any Person under Shareholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Enterprise. Shareholder and Enterprise intend that this Agreement not constitute a voting trust within the meaning of Section 706 of the California General Corporation Law.

        7.    Transfer and Encumbrance.    Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder's voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder's immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder's immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Enterprise, to be bound by all of the terms of this Agreement. Further, this Section 7 shall not prohibit a surrender of Shares to Seacoast in connection with the vesting or settlement of Seacoast Stock Awards and/or Seacoast Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting or settlement.

        8.    Additional Shares.    Shareholder agrees that all shares of Seacoast Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of after the execution of this Agreement, including, without limitation, any Seacoast Common Stock issued upon the exercise or conversion of any Seacoast Stock Awards and/or Seacoast Options, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

        9.    Waiver of Dissenters' Rights.    Shareholder hereby waives, and agrees not to assert or perfect, any rights of dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

        10.    Termination.    This Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to Shareholders of Seacoast pursuant to the Merger Agreement as in effect as of the date hereof.

        11.    Shareholder Capacity.    Shareholder is entering this Agreement in Shareholder's capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer, as applicable, of Seacoast or any of its subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder's capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a

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breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to Seacoast or its shareholders.

        12.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Enterprise any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Enterprise shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

        13.    Spousal Consent.    [If Shareholder is married on the date of this Agreement and resides in a communal property state, such Shareholder's spouse shall execute and deliver to Enterprise a spousal consent in the form of Exhibit A hereto ("Spousal Consent"), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder's Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse's acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Spousal Consent acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.](2)

        14.    Specific Performance.    Shareholder acknowledges that (a) irreparable damage would occur in the event that Shareholder fails to comply with any of its obligations contained in this Agreement, (b) every obligation of Shareholder herein is material, and (c) in the event of such failure, Enterprise will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that Enterprise shall be entitled to seek an injunction to prevent a breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Enterprise is entitled at law or in equity. Shareholder agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with Enterprise seeking or obtaining such injunctive relief.

        15.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        16.    Notices.    All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery to the email address specified below (without an "undeliverable" or similar confirmation of failed delivery), or (d) by reputable courier service to such party at its address set forth

(2)
Note to Draft: To be included only if Shareholder is domiciled in California or other community property state.

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below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

  If to Enterprise:

  Enterprise Financial Services Corp
  150 North Meramec
  Clayton, MO 63105
  Attn: General Counsel
  Email: legaltracking@enterprisebank.com

  With a copy to:

  Holland & Knight LLP
  Cira Center
  2929 Arch Street, Suite 800
  Philadelphia, PA 19104
  Attn: Paul J. Jaskot, Esq.
  Email: paul.jaskot@hklaw.com

  If to Shareholder, to the address or email set forth for Shareholder on the signature page hereof.

        17.    Miscellaneous.

  (a)
  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

  (b)
  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal

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    proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

  (c)
  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17(c).

  (d)
  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

  (e)
  This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term "Electronic Signature" means (a) the signing party's manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party's customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party's digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. For the avoidance of doubt, the parties agree that the Spousal Consent (if applicable) may be executed via Electronic Signature and delivered in the same manner as this Agreement.

  (f)
  Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

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  (g)
  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

  (h)
  The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by Seacoast and Enterprise, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

  (i)
  Neither party to this Agreement may assign any of its rights, interests or obligations under this Agreement without the prior written approval of the other party hereto. Any purported assignment in violation of this Section 17(i) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of page intentionally left blank; signature page to follow]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENTERPRISE FINANCIAL SERVICES CORP:
By:
Name:	James B. Lally
Title:	President and Chief Executive Officer
SHAREHOLDER:
NAME:
By:
Name:
Title:
Beneficially owned by Shareholder as of the date of this Agreement

Number of Shares:

Number of Seacoast Stock Awards (if any):

Number of Seacoast Options (if any):

Shareholder's Address:

City/State/Zip Code:

Email:

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 EXHIBIT A

Form of Spousal Consent(3)

I, [    •    ], [spouse/domestic partner] of [    •    ], acknowledge that I have read the Voting Agreement, dated as of the date hereof, by and among [    •    ] ("Shareholder"), shareholder of Seacoast Commerce Banc Holdings ("Seacoast"), a California corporation, and Enterprise Financial Services Corp, a Delaware corporation, to which this Spousal Consent (this "Consent") is attached as Exhibit A (as the same may be amended or amended and restated from time to time, the "Agreement"), and that I understand the contents of the Agreement. I am aware that my [spouse/domestic partner] is a party to the Agreement and the Agreement contains provisions regarding the voting of Shares (as defined in the Agreement) of Seacoast which my [spouse/domestic partner] may own, including any interest I might have therein.

I hereby consent to the execution by my [spouse/domestic partner] of the Agreement and agree that I and any interest, including any community property interest, that I may have in any Shares of Seacoast subject to the Agreement shall be irrevocably bound by the Agreement including any voting or other obligations as set forth in the Agreement. I hereby irrevocably appoint my [spouse/domestic partner] as my attorney-in-fact and agent with respect to the exercise of any rights and obligations under the Agreement.

I agree that, in the event of divorce or the dissolution of my [marriage/partnership] to my present [spouse/domestic partner] or other legal division of property, I will transfer and sell, at the fair market value, to my [spouse/domestic partner] any and all interest I have or may acquire in Seacoast, and I further agree that a court may award such entire interest to my [spouse/domestic partner] as part of any such legal division of property. The foregoing agreement is not intended as a waiver of any community property or other ownership interest I may have in the Shares of Seacoast, but only as an agreement to accept other property or assets of substantially equivalent value as part of any property settlement agreement or other legal division of property upon divorce or the dissolution of my [marriage/partnership].

I agree not to directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any interest I may have in the Shares of Seacoast or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any interest I may have in the Shares of Seacoast, unless in connection with the above paragraph.

I agree not to bequeath my interest, if any, in the Shares of Seacoast, by will, trust, or any other testamentary disposition to any person other than my current [spouse/domestic partner]. Further, the residuary clause in my will shall not include my interest, if any, in the Shares of Seacoast.

This Consent shall be binding on my executors, administrators, heirs, and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this Consent.

I am aware that the legal, financial, and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent. I consent to the delivery and transmission of this Consent (and the Voting Agreement, as applicable) by facsimile, by electronic mail, or by other electronic transmission, and to the use of portable document format (.pdf) or other electronic or facsimile format for this Consent and the Voting Agreement (as applicable). I

(3)
Note to Draft: To be included only if Shareholder is domiciled in California or other community property state.

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agree that I will be legally bound by my Electronic Signature to this Consent (as such term is defined immediately below), and that my Electronic Signature shall be the legal equivalent of my manual signature. The term "Electronic Signature" means (a) my manual signature on this Consent, converted to facsimile or other digital form (such as a ..pdf file) and sent from my customary email address, customary facsimile number, or other authenticated source mutually agreed-upon by me and my [spouse/domestic partner] or the designee of my [spouse/domestic partner]; or (b) my digital signature executed using the process provided by DocuSign Inc.

I am satisfied with the terms of this Consent and I understand and have received full disclosure of all the rights that I am agreeing to waive.

I hereby agree that my [spouse/domestic partner] may join in any future amendment, waiver, consent, or modification of the Agreement without any further signature, acknowledgment, agreement, or consent on my part or notice to me.

Dated to be effective on [    •    ], 2020.

[•]

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Exhibit B

Form of Plan of Bank Merger

This AGREEMENT AND PLAN OF MERGER (this "Plan of Bank Merger"), dated [    •    ], 2020, is made by and between Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers ("EB&T"), and Seacoast Commerce Bank, a California chartered commercial bank ("Seacoast Bank").

BACKGROUND

        1.     Enterprise Bank & Trust is a wholly-owned subsidiary of Enterprise Financial Services Corp, a Delaware corporation ("Enterprise").

        2.     Seacoast Commerce Bank is a wholly-owned subsidiary of Seacoast Commerce Banc Holdings, a California corporation ("Seacoast").

        3.     Enterprise, EB&T, Seacoast and Seacoast Bank have entered into that certain Agreement and Plan of Merger dated [    •    ], 2020 (the "Holding Company Merger Agreement") providing for the merger of Seacoast with and into Enterprise, with Enterprise surviving such merger (the "Holding Company Merger"). Upon closing of the Holding Company Merger, EB&T and Seacoast Bank will each be direct wholly-owned subsidiaries of Enterprise.

        4.     In accordance with Section 1.04 of the Holding Company Merger Agreement, Enterprise and Seacoast intend to merge Seacoast Bank with and into EB&T, with EB&T surviving the merger, immediately following or as promptly as practicable following the effectiveness of the Holding Company Merger.

        5.     Capitalized terms used in this Plan of Bank Merger that are not otherwise defined herein shall have the meanings given them in the Holding Company Merger Agreement.

        In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the States of Missouri and California, EB&T and Seacoast Bank, intending to be legally bound hereby, agree:

ARTICLE 10
MERGER

        Subject to the terms and conditions of this Plan of Bank Merger, and in accordance with the applicable laws and regulations of the United States of America and the States of Missouri and California, on the Effective Time (as that term is defined in Article VI hereof):

  (a)
  Seacoast Bank shall merge with and into EB&T, under the articles of association of EB&T;

  (b)
  the separate existence of Seacoast Bank shall cease; and

  (c)
  EB&T shall be the surviving bank.

Such transaction is referred to herein as the "Bank Merger," and EB&T, as the surviving bank in the Bank Merger, is referred to herein as the "Surviving Bank."

ARTICLE 11
NAME AND BUSINESS OF ASSOCIATION

        The name of the Surviving Bank shall be "Enterprise Bank & Trust." The business of the Surviving Bank shall be that of a state-chartered trust company with banking powers. This business shall be

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conducted by the Surviving Bank at its main office which shall be located at 150 North Meramec Avenue, Clayton, MO 63105, and its legally established branches and other facilities.

ARTICLE 12
ARTICLES OF ASSOCIATION AND BYLAWS

        Section 12.01    Articles of Association.

        On and after the Effective Time, the articles of association of EB&T, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association of the Surviving Bank, until amended in accordance with applicable law, such articles of association, and the Surviving Bank's bylaws.

        Section 12.02    Bylaws.

        On and after the Effective Time, the bylaws of EB&T, as in effect immediately prior to the Effective Time, shall automatically be and remain the bylaws of the Surviving Bank, until amended in accordance with applicable law, the Surviving Bank's articles of association and such bylaws.

ARTICLE 13
BOARD OF DIRECTORS AND OFFICERS

        Section 13.01    Board of Directors.

        (a)   Immediately following the Effective Time, the directors of EB&T duly elected and holding office immediately prior to the Effective Time shall serve as directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law and the articles of association and bylaws of the Surviving Bank.

        Section 13.02    Officers.

        On and after the Effective Time, the officers of EB&T, duly elected and holding office immediately prior to the Effective Time, together with such officers as may be appointed from time to time, including former officers of Seacoast Bank who have been offered and who have accepted positions of employment with EB&T, shall be the officers of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Surviving Bank's articles of association and the Surviving Bank's bylaws.

ARTICLE 14
CONVERSION OF SHARES

        Section 14.01    EB&T Capital Stock.

        Each share of EB&T capital stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.

        Section 14.02    Seacoast Bank Capital Stock.

        Each share of Seacoast Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

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 ARTICLE 15
EFFECTIVE TIME AND DATE OF THE MERGER

        The Bank Merger shall be effective at the time and on the date specified in the articles of merger filed with the Missouri Division of Finance (the "Effective Time").

ARTICLE 16
EFFECT OF THE MERGER

        At the Effective Time, the separate existence of Seacoast Bank shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of EB&T and Seacoast Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE 17
AMENDMENT

        This Plan of Bank Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE 18
CONDITIONS PRECEDENT

        The obligations of Seacoast Bank and EB&T hereunder shall be subject to (i) satisfaction at or prior to the Closing Date of each of the conditions set forth in Sections 6.01, 6.02 and 6.03, respectively, of the Holding Company Merger Agreement, unless waived by such party as provided in Section 9.02 of the Holding Company Merger Agreement, (ii) the approval of the Plan of Bank Merger by Enterprise and Seacoast each in their capacity as sole shareholder of EB&T and Seacoast Bank, respectively, and (iii) closing of the Holding Company Merger provided for in the Holding Company Merger Agreement.

ARTICLE 19
MISCELLANEOUS

        Section 19.01    Extensions; Waivers.    Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Bank Merger.

        Section 19.02    Notices.    Any notice or other communication required or permitted under this Plan of Bank Merger shall be given, and shall be effective, in accordance with the provisions of Section 9.05 of the Holding Company Merger Agreement.

        Section 19.03    Termination.    The Plan of Bank Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Holding Company Merger Agreement in accordance with Section 7.01 thereof; provided, however, that any such termination of this Plan of Bank Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

        Section 19.04    Additional Actions.    If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Seacoast Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise

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carry out the purposes of this Plan of Bank Merger, Seacoast Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Plan of Bank Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Seacoast or otherwise to take any and all such action.

        Section 19.05    Captions.    The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Bank Merger.

        Section 19.06    Counterparts.    For the convenience of the parties hereto, this Plan of Bank Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

        Section 19.07    Governing Law.    This Plan of Bank Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of Missouri.

[Remainder of page intentionally left blank; signature page to follow]

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        IN WITNESS WHEREOF, EB&T and Seacoast Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

SEACOAST COMMERCE BANK
By:
Name:
Title:
ENTERPRISE BANK & TRUST
By:
Name:	Scott Goodman
Title:	President

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APPENDIX B

FORM OF VOTING AGREEMENTS

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of [    •    ], 2020, is made and entered into between the undersigned shareholder ("Shareholder") of Seacoast Commerce Banc Holdings, a California corporation ("Seacoast"), and Enterprise Financial Services Corp, a Delaware corporation ("Enterprise").

        WHEREAS, concurrently with the execution of this Agreement, Seacoast and Enterprise will enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Seacoast with and into Enterprise;

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Enterprise has required that Shareholder execute and deliver this Agreement; and

        WHEREAS, in order to induce Enterprise and as additional consideration to Enterprise to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of voting common stock, no par value, of Seacoast ("Seacoast Common Stock") owned by Shareholder and set forth below Shareholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Seacoast Common Stock acquired pursuant to Section 8 hereof, the "Shares").

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.    For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

        2.    Representations of Shareholder.    Shareholder represents and warrants to Enterprise that:

  (a)
  (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

  (b)
  Shareholder does not beneficially own any shares of Seacoast Common Stock other than (i) the Original Shares, (ii) any Seacoast Stock Awards and (iii) any Seacoast Options.

  (c)
  Shareholder has full legal capacity (and, if applicable, corporate, limited partnership or other organizational power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor's rights and remedies generally.

  (d)
  None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder's property or assets.

  (e)
  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder's performance of his, her or its obligations hereunder. [No consent of Shareholder's spouse is necessary under any "community property" or other Laws in order for Shareholder to enter into and perform his, her or its obligations under this Agreement.](1)

  (f)
  There are no Legal Proceedings pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform his, her or its obligations under this Agreement.

        3.    Agreement to Vote Shares.    Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of Seacoast are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of Seacoast):

  (a)
  in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of Seacoast at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

  (b)
  against (i) any Superior Proposal or any action which is a component of any Superior Proposal, (ii) any Acquisition Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seacoast under the Merger Agreement or of Shareholder under this Agreement, (iv) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Seacoast's conditions under the Merger Agreement and (v) a change in any manner to the voting rights of any class of shares of Seacoast (including any amendments to the articles of incorporation or bylaws of Seacoast).

        4.    Irrevocable Proxy.    Shareholder hereby appoints Enterprise and any designee of Enterprise, and each of them individually, until termination of this Agreement pursuant to Section 10 hereof, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3 hereof. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution,

(1)
Note to Draft: To be included only if Shareholder is not domiciled in California or other community property state.

bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

        5.    No Solicitation of Transactions.    Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 11 hereof, Shareholder will not, directly or indirectly (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Enterprise or any Enterprise Subsidiary) any information or data with respect to Seacoast or any Seacoast Subsidiary or otherwise in furtherance of an Acquisition Proposal or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

        6.    No Voting Trusts or Other Arrangement.    Shareholder agrees that Shareholder will not, and will not permit any Person under Shareholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Enterprise. Shareholder and Enterprise intend that this Agreement not constitute a voting trust within the meaning of Section 706 of the California General Corporation Law.

        7.    Transfer and Encumbrance.    Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder's voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder's immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder's immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Enterprise, to be bound by all of the terms of this Agreement. Further, this Section 7 shall not prohibit a surrender of Shares to Seacoast in connection with the vesting or settlement of Seacoast Stock Awards and/or Seacoast Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting or settlement.

        8.    Additional Shares.    Shareholder agrees that all shares of Seacoast Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of after the execution of this Agreement, including, without limitation, any Seacoast Common Stock issued upon the exercise or conversion of any Seacoast Stock Awards and/or Seacoast Options, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

        9.    Waiver of Dissenters' Rights.    Shareholder hereby waives, and agrees not to assert or perfect, any rights of dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

        10.    Termination.    This Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to Shareholders of Seacoast pursuant to the Merger Agreement as in effect as of the date hereof.

        11.    Shareholder Capacity.    Shareholder is entering this Agreement in Shareholder's capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer, as applicable, of Seacoast or any of its subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder's capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to Seacoast or its shareholders.

        12.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Enterprise any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Enterprise shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

        13.    Spousal Consent.    [If Shareholder is married on the date of this Agreement and resides in a communal property state, such Shareholder's spouse shall execute and deliver to Enterprise a spousal consent in the form of Exhibit A hereto ("Spousal Consent"), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder's Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse's acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Spousal Consent acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.](2)

        14.    Specific Performance.    Shareholder acknowledges that (a) irreparable damage would occur in the event that Shareholder fails to comply with any of its obligations contained in this Agreement, (b) every obligation of Shareholder herein is material, and (c) in the event of such failure, Enterprise will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that Enterprise shall be entitled to seek an injunction to prevent a breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Enterprise is entitled at law or in equity. Shareholder agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with Enterprise seeking or obtaining such injunctive relief.

        15.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        16.    Notices.    All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery to the email address specified below (without an "undeliverable" or similar confirmation of failed delivery), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

(2)
Note to Draft: To be included only if Shareholder is domiciled in California or other community property state.

If to Enterprise:

Enterprise Financial Services Corp
150 North Meramec
Clayton, MO 63105
Attn: General Counsel
Email: legaltracking@enterprisebank.com

With a copy to:

Holland & Knight LLP
Cira Center
2929 Arch Street, Suite 800
Philadelphia, PA 19104
Attn: Paul J. Jaskot, Esq.
Email: paul.jaskot@hklaw.com

If to Shareholder, to the address or email set forth for Shareholder on the signature page hereof.

        17.    Miscellaneous.

  (a)
  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

  (b)
  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this

    Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

  (c)
  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17(c).

  (d)
  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

  (e)
  This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term "Electronic Signature" means (a) the signing party's manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party's customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party's digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. For the avoidance of doubt, the parties agree that the Spousal Consent (if applicable) may be executed via Electronic Signature and delivered in the same manner as this Agreement.

  (f)
  Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

  (g)
  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

  (h)
  The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by Seacoast and Enterprise, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

  (i)
  Neither party to this Agreement may assign any of its rights, interests or obligations under this Agreement without the prior written approval of the other party hereto. Any purported assignment in violation of this Section 17(i) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of page intentionally left blank; signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENTERPRISE FINANCIAL SERVICES CORP:
By:
Name:	James B. Lally
Title:	President and Chief Executive Officer
SHAREHOLDER:
NAME:
By:
Name:
Title:
Beneficially owned by Shareholder as of the date of this Agreement

Number of Shares:

Number of Seacoast Stock Awards (if any):

Number of Seacoast Options (if any):

Shareholder's Address:

City/State/Zip Code:

Email:

 EXHIBIT A

Form of Spousal Consent(3)

        I, [    •    ], [spouse/domestic partner] of [    •    ], acknowledge that I have read the Voting Agreement, dated as of the date hereof, by and among [    •    ] ("Shareholder"), shareholder of Seacoast Commerce Banc Holdings ("Seacoast"), a California corporation, and Enterprise Financial Services Corp, a Delaware corporation, to which this Spousal Consent (this "Consent") is attached as Exhibit A (as the same may be amended or amended and restated from time to time, the "Agreement"), and that I understand the contents of the Agreement. I am aware that my [spouse/domestic partner] is a party to the Agreement and the Agreement contains provisions regarding the voting of Shares (as defined in the Agreement) of Seacoast which my [spouse/domestic partner] may own, including any interest I might have therein.

        I hereby consent to the execution by my [spouse/domestic partner] of the Agreement and agree that I and any interest, including any community property interest, that I may have in any Shares of Seacoast subject to the Agreement shall be irrevocably bound by the Agreement including any voting or other obligations as set forth in the Agreement. I hereby irrevocably appoint my [spouse/domestic partner] as my attorney-in-fact and agent with respect to the exercise of any rights and obligations under the Agreement.

        I agree that, in the event of divorce or the dissolution of my [marriage/partnership] to my present [spouse/domestic partner] or other legal division of property, I will transfer and sell, at the fair market value, to my [spouse/domestic partner] any and all interest I have or may acquire in Seacoast, and I further agree that a court may award such entire interest to my [spouse/domestic partner] as part of any such legal division of property. The foregoing agreement is not intended as a waiver of any community property or other ownership interest I may have in the Shares of Seacoast, but only as an agreement to accept other property or assets of substantially equivalent value as part of any property settlement agreement or other legal division of property upon divorce or the dissolution of my [marriage/partnership].

        I agree not to directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any interest I may have in the Shares of Seacoast or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any interest I may have in the Shares of Seacoast, unless in connection with the above paragraph.

        I agree not to bequeath my interest, if any, in the Shares of Seacoast, by will, trust, or any other testamentary disposition to any person other than my current [spouse/domestic partner]. Further, the residuary clause in my will shall not include my interest, if any, in the Shares of Seacoast.

        This Consent shall be binding on my executors, administrators, heirs, and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this Consent.

        I am aware that the legal, financial, and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent. I consent to the delivery and transmission of this Consent (and the Voting Agreement, as applicable) by facsimile, by electronic mail, or by other electronic transmission, and to the use of portable document format (.pdf) or other electronic or facsimile format for this Consent and the Voting Agreement (as applicable). I

(3)
Note to Draft: To be included only if Shareholder is domiciled in California or other community property state.

agree that I will be legally bound by my Electronic Signature to this Consent (as such term is defined immediately below), and that my Electronic Signature shall be the legal equivalent of my manual signature. The term "Electronic Signature" means (a) my manual signature on this Consent, converted to facsimile or other digital form (such as a ..pdf file) and sent from my customary email address, customary facsimile number, or other authenticated source mutually agreed-upon by me and my [spouse/domestic partner] or the designee of my [spouse/domestic partner]; or (b) my digital signature executed using the process provided by DocuSign Inc.

        I am satisfied with the terms of this Consent and I understand and have received full disclosure of all the rights that I am agreeing to waive.

        I hereby agree that my [spouse/domestic partner] may join in any future amendment, waiver, consent, or modification of the Agreement without any further signature, acknowledgment, agreement, or consent on my part or notice to me.

Dated to be effective on [    •    ], 2020.

[•]

APPENDIX C

August 19, 2020

The Board of Directors
Seacoast Commerce Banc Holdings
11939 Rancho Bernardo Road, Suite 200
San Diego, CA 92128

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Seacoast Commerce Banc Holdings ("Seacoast") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Seacoast with and into Enterprise Financial Services Corp. ("Enterprise"), pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and among Enterprise, Enterprise Bank & Trust, a wholly-owned subsidiary of Enterprise ("Enterprise Bank"), Seacoast, and Seacoast Commerce Bank, a wholly-owned subsidiary of Seacoast ("Seacoast Bank"). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of Enterprise, Seacoast or any shareholder of Seacoast, each share of common stock, no par value per share, of Seacoast ("Seacoast Common Stock") issued and outstanding immediately prior to the Effective Time (excluding (i) shares of Seacoast Common Stock owned directly by Enterprise, Seacoast or any of their respective subsidiaries, as treasury stock or otherwise (other than shares in trust accounts, managed accounts and the like for the benefit of customers) and (ii) Dissenting Shares (as defined in the Agreement)) shall be converted into the right to receive 0.5061 of a share of common stock, $0.01 par value per share, of Enterprise ("Enterprise Common Stock"). The foregoing ratio of 0.5061 of a share of Enterprise Common stock for one share of Seacoast Common Stock is referred to herein as the "Exchange Ratio." The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Agreement further provides that, at such time following the Effective Time as Enterprise shall determine, Seacoast Bank will merge with and into Enterprise Bank, with Enterprise Bank as the surviving entity, pursuant to a plan of bank merger (such transaction, the "Bank Merger").

        KBW has acted as financial advisor to Seacoast and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Seacoast and Enterprise. In addition, as a market maker in securities or otherwise in the ordinary course of business, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Seacoast or Enterprise for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Seacoast (the "Board") in rendering this opinion and will receive a fee from Seacoast for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Seacoast has agreed to indemnify us for certain liabilities arising out of our engagement.

The Board of Directors—Seacoast Commerce Banc Holdings
August 19, 2020

        Other than in connection with this present engagement, KBW has not provided investment banking or financial advisory services to Seacoast during the past two years. In the past two years, KBW has not provided investment banking or financial advisory services to Enterprise. We may in the future provide investment banking and financial advisory services to Seacoast or Enterprise and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Seacoast and Enterprise and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated August 19, 2020 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2019 of Seacoast; (iii) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2020 and June 30, 2020 of Seacoast; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of Enterprise; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020 of Enterprise; (vi) certain regulatory filings of Seacoast and Enterprise and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2019 as well as the quarters ended March 31, 2020 and June 30, 2020; (vii) certain other interim reports and other communications of Seacoast and Enterprise to their respective shareholders or stockholders; and (viii) other financial information concerning the businesses and operations of Seacoast and Enterprise that was furnished to us by Seacoast and Enterprise or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Seacoast and Enterprise; (ii) the assets and liabilities of Seacoast and Enterprise; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Seacoast and Enterprise with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Seacoast that were prepared by, and provided to us and discussed with us by, Seacoast management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus "street estimates" of Enterprise, as well as assumed long-term Enterprise growth rates provided to us by Enterprise management, all of which information was discussed with us by Enterprise management and used and relied upon by us based on such discussions, at the direction of Seacoast management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, Enterprise management and that were used and relied upon by us based on such discussions, at the direction of Seacoast management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Seacoast and Enterprise regarding the past and

The Board of Directors—Seacoast Commerce Banc Holdings
August 19, 2020

current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Seacoast, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Seacoast.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Seacoast as to the reasonableness and achievability of the financial and operating forecasts and projections of Seacoast referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Seacoast, upon Enterprise management as to the reasonableness and achievability of the publicly available consensus "street estimates" of Enterprise, the assumed Enterprise long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Enterprise "street estimates" referred to above that such estimates are consistent with, the best currently available estimates and judgments of Enterprise management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

        It is understood that the portion of the foregoing financial information of Seacoast and Enterprise that was provided to us was not prepared with the expectation of public disclosure. It is further understood that all of the foregoing financial information, including the publicly available consensus "street estimates" of Enterprise referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic), and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Seacoast and Enterprise and with the consent of the Board that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information have assumed that the ongoing COVID-19 pandemic could have a significant adverse impact on Seacoast and Enterprise. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Seacoast or Enterprise since the date of the last financial statements of each such entity that were made available to us. We are not experts in the

The Board of Directors—Seacoast Commerce Banc Holdings
August 19, 2020

independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Seacoast and Enterprise are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Seacoast or Enterprise, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Seacoast or Enterprise under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Seacoast Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Seacoast, Enterprise or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Seacoast that Seacoast has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Seacoast, Enterprise, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Seacoast Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Seacoast, its

The Board of Directors—Seacoast Commerce Banc Holdings
August 19, 2020

shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Seacoast to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Seacoast or the Board; (iii) the fairness of the amount or nature of any compensation to any of Seacoast's officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Seacoast Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Seacoast (other than the holders of Seacoast Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Enterprise or any other party to any transaction contemplated by the Agreement; (v) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion; (vi) the actual value of Enterprise Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Seacoast Common Stock or Enterprise Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Enterprise Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Seacoast, Enterprise, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Seacoast Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such shareholder or stockholder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

The Board of Directors—Seacoast Commerce Banc Holdings
August 19, 2020

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Seacoast Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX D

CALIFORNIA GENERAL CORPORATION LAW
CHAPTER 13: DISSENTERS' RIGHTS

1300.

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares to which all of the following apply:

          (1)   That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

          (2)   That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301.

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152)

within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The following is a summary of relevant provisions of our certificate of incorporation, as amended, and certain provisions of the Delaware General Corporation Law, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, or the SEC, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

        Enterprise is incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL further provides that prior to any indemnification as detailed above, a corporation must authorize each case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. This determination must be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

        The DGCL provides that such indemnification is not exclusive of any other rights to indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise, with respect to an action in the person's official capacity and as to action in another capacity while holding such office.

        Enterprise's certificate of incorporation, as amended, provides that Enterprise shall indemnity all of its directors and officers to the fullest extent permitted by the DGCL and as set forth in the bylaws. Enterprise's amended and restated bylaws provide that Enterprise will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Enterprise or by reason of the fact that such person is or was serving at the request of Enterprise as a director, officer or trustee of another corporation, partnership, joint venture, trust, or other enterprise, against expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under the DGCL. Indemnification under this provision will not be provided to any director, officer or representative that initiates such proceeding, unless such proceeding was authorized or consented to by the board of directors.

        In addition, as permitted by the DGCL, Enterprise's certificate of incorporation, as amended, provides that directors will have no personal liability to Enterprise or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to Enterprise or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 21.    Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of August 20, 2020 between Enterprise Financial Services Corp, Enterprise Bank & Trust, Seacoast Commerce Banc Holdings and Seacoast Commerce Bank.(1)
3.1	Certificate of Incorporation of Enterprise (incorporated herein to Exhibit 3.1 to Enterprise's Registration Statement on Form S-1 filed on December 16, 1996 (File No. 333-14737)).
3.2
Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 4.2 to Enterprise's Registration Statement on Form S-8 filed on July 1, 1999 (File No. 333-82087)).
3.3
Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 3.1 to Enterprise's Quarterly Report on Form 10-Q for the period ending September 30, 1999 (File No. 001-15373)).
3.4	Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 99.2 to Enterprise's Current Report on Form 8-K filed on April 30, 2002 (File No. 001-15373)).
3.5
Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Appendix A to Enterprise's Proxy Statement on Schedule 14A, filed on November 20, 2008 (File No. 001-15373)).
3.6
Certificate of Designations of Registrant for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated December 17, 2008 (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on December 23, 2008 (File No. 001-15373)).
3.7
Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 3.1 to Enterprise's Quarterly Report on Form 10-Q for the period ended June 30, 2014 (File No. 001-15373)).
3.8	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.8 to Registrant's Quarterly Report on Form 10-Q filed on July 26, 2019 (File No. 001-15373)).
3.9	Amended and Restated Bylaws of Enterprise (incorporated herein by reference to Exhibit 3.1 to Enterprise's Current Report on Form 8-K filed on June 12, 2015 (File No. 001-15373)).
5.1	Opinion of Holland & Knight LLP.*
8.1	Tax Opinion of Holland & Knight LLP.*

Exhibit No.	Description of Exhibit
8.2	Tax Opinion of Sheppard, Mullin, Richter & Hampton LLP.*
10.1	Form of Voting Agreement.(2)
21.1	Subsidiaries of Enterprise (incorporated herein by reference to Exhibit 21.1 to Enterprise's Annual Report on Form 10-K filed on February 21, 2020 (File No. 001-15373)).
23.1	Consent of Deloitte & Touche LLP with respect to Enterprise Financial Services Corp.
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1 and 8.1).*
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 8.2).*
24.1	Power of Attorney (included herewith on the signature page).
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Form of Proxy Card for Seacoast Commerce Banc Holdings.*
99.3	Consent of Richard M. Sanborn to be named as a director of Enterprise Financial Services Corp.*

*
To be filed by amendment.

(1)
Included as Appendix A to the proxy statement/prospectus contained in this registration statement. Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and Enterprise agrees to furnish to the SEC a copy of any omitted schedule upon request.

(2)
Included as Appendix B to the proxy statement/prospectus contained in this registration statement.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, in the State of Missouri, on September 11, 2020.

ENTERPRISE FINANCIAL SERVICES CORP
By:	/s/ James B. Lally James B. Lally Chief Executive Officer and Director

POWER OF ATTORNEY

        Each of the undersigned directors and officers of Enterprise Financial Services Corp hereby severally constitutes and appoints James B. Lally, Keene S. Turner, and Troy R. Dumlao, and each of them, as his or her true and lawful attorneys-in-fact and agents, in any and all capacities, with full power of substitution and resubstitution, to sign and file any and all amendments to this registration statement (including post-effective amendments) and any subsequent registration statement filed by Enterprise Financial Services Corp pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James B. Lally James B. Lally	Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2020
/s/ Keene S. Turner Keene S. Turner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 11, 2020
/s/ Troy R. Dumlao Troy R. Dumlao	Chief Accounting Officer (Principal Accounting Officer)	September 11, 2020
/s/ John S. Eulich John S. Eulich	Chairman of the Board of Directors	September 11, 2020

Signature	Title	Date

/s/ Michael A. DeCola Michael A. DeCola	Director	September 11, 2020
/s/ James F. Deutsch James F. Deutsch	Director	September 11, 2020
/s/ Robert E. Guest, Jr. Robert E. Guest, Jr.	Director	September 11, 2020
/s/ James M. Havel James M. Havel	Director	September 11, 2020
/s/ Judith S. Heeter Judith S. Heeter	Director	September 11, 2020
/s/ Michael R. Holmes Michael R. Holmes	Director	September 11, 2020
/s/ Nevada A. Kent, IV Nevada A. Kent, IV	Director	September 11, 2020
/s/ Anthony R. Scavuzzo Anthony R. Scavuzzo	Director	September 11, 2020
/s/ Eloise E. Schmitz Eloise E. Schmitz	Director	September 11, 2020
/s/ Sandra A. Van Trease Sandra A. Van Trease	Director	September 11, 2020